As filed with the Securities and Exchange Commission on June 29, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUGHES NETWORK SYSTEMS, LLC

(Exact name of registrant as specified in its charter)

Delaware	4899	11-3735091
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11717 Exploration Lane

Germantown, MD 20876

(301) 428-5500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

HNS FINANCE CORP.

(Exact name of registrant as specified in its charter)

Delaware	4899	56-2571546
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11717 Exploration Lane

Germantown, MD 20876

(301) 428-5500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

GUARANTORS LISTED ON SCHEDULE A HERETO

Dean A. Manson, Esq.

Hughes Network Systems, LLC

11717 Exploration Lane

Germantown, MD 20876

Telephone: (301) 428-5500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Rosa A. Testani, Esq.

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Telephone: (212) 872-8115

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large Accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per note	Proposed maximum aggregate offering price	Amount of registration fee
9 1/2% Senior Notes due 2014	$150,000,000	90.935%(1)	$136,402,500(2)	$7,612
Guarantees of 9 1/2% Senior Notes due 2014				(3)

(1)	The proposed maximum offering price per note is based on the book value of the notes as of June 29, 2009, in the absence of a public market for the notes, in accordance with Rule 457(f)(2) promulgated under the Securities Act of 1933, as amended.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.

(3)	Pursuant to Rule 457(n), no additional registration fee is payable with respect to the guarantees.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	Primary standard industrial classification code number	IRS employer identification No.	Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices
Advanced Satellite Research, LLC	Delaware	4899	30-0565980	333 South 520 West, Suite 330 Lindon, Utah 84042 (801) 764-9020

Helius, LLC	Utah	4899	87-0547594	333 South 520 West, Suite 330 Lindon, Utah 84042 (801) 764-9020

Helius Acquisition, LLC	Utah	4899	30-0565987	333 South 520 West, Suite 330 Lindon, Utah 84042 (801) 764-9020

HNS Real Estate, LLC	Delaware	4899	20-2712714	11717 Exploration Lane Germantown, MD 20876 (301) 428-5500

HNS-India VSAT, Inc.	Delaware	4899	52-1755631	11717 Exploration Lane Germantown, MD 20876 (301) 428-5500

HNS-Shanghai, Inc.	Delaware	4899	52-1720113	11717 Exploration Lane Germantown, MD 20876 (301) 428-5500

Hughes Network Systems International Service Company	Delaware	4899	52-1691571	11717 Exploration Lane Germantown, MD 20876 (301) 428-5500

The information in this prospectus is not complete and may be changed. We may not complete the Exchange Offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Subject to completion, dated June 29, 2009

Hughes Network Systems, LLC

HNS Finance Corp.

Offer to Exchange

$150,000,000 aggregate principal amount of 9 1/2% Senior Notes due 2014, which have been registered under the Securities Act of 1933,

for

$150,000,000 aggregate principal amount of outstanding 9 1/ 2% Senior Notes due 2014.

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “Exchange Offer”), to exchange up to $150,000,000 aggregate principal amount of our registered 9 1/2% Senior Notes due 2014, which we refer to as the Exchange Notes, for a like principal amount of our outstanding 9 1/2% Senior Notes due 2014, which we refer to as the Old Notes. We refer to the Old Notes and the Exchange Notes collectively as the Notes. The terms of the Exchange Notes are identical to the terms of the Old Notes in all material respects, except for the elimination of some transfer restrictions, registration rights and liquidated damages provisions relating to the Old Notes.

Interest on the Exchange Notes, like the Old Notes, will be a fixed annual rate of 9 1/2% and will be payable semi-annually on April 15 and October 15. Interest on the Exchange Notes will accrue from April 15, 2009 and the first interest payment will be made on October 15, 2009. The Exchange Notes will mature on April 15, 2014. We may redeem some or all of the Exchange Notes at any time after April 15, 2010 at the redemption prices set forth in this prospectus. Prior to April 15, 2010, we may redeem some or all of the Exchange Notes at the “make whole” price set forth in this prospectus.

The Exchange Notes and guarantees thereof, like the Old Notes and guarantees thereof, will be our and the applicable guarantors’ senior unsecured obligations and will rank equally in right of payment to all of our and the applicable guarantors’ existing and future senior unsecured unsubordinated indebtedness ($715.0 million as of March 31, 2009, including the Old Notes), senior in right to all of our and the applicable guarantors’ future subordinated indebtedness, be effectively subordinated in right of payment to all of our and the applicable guarantors’ existing and future secured indebtedness to the extent of the collateral securing such indebtedness ($5.8 million as of March 31, 2009), and be structurally subordinated to all obligations, including trade payables, of each of our and the applicable guarantor’s existing and future subsidiaries that are not guarantors (approximately $47.3 million as of March 31, 2009).

We will exchange any and all Old Notes that are validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on                     , 2009, unless extended.

We have not applied, and do not intend to apply, for listing the notes on any national securities exchange or automated quotation system.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) .. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, if requested in writing by such a broker dealer, for a period of up to 180 days after the consummation of the Exchange Offer, we will make this prospectus, as amended or supplemented, available to any broker dealer for use in connection with any such resale. See “Plan of Distribution.”

You should carefully consider the risk factors beginning on page 19 of this prospectus before participating in this Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2009.

You should rely only on the information contained in this document. We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules of the Securities and Exchange Commission, or the SEC, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

Until                     , 2009 (90 days after the date of this prospectus), all dealers effecting transactions in the Exchange Notes, whether or not participating in the Exchange Offer, may be required to deliver a prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We will be required to file annual and quarterly reports and other information with the SEC after the registration statement described below is declared effective by the SEC. You may read and copy any reports, statements and other information that we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. You may request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

We have filed a registration statement on Form S-4 to register with the SEC the Exchange Notes to be issued in exchange for the Old Notes and guarantees thereof. This prospectus is part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in the prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes estimates of market share and industry data and forecasts that we obtained from industry publications and surveys and internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources, including Frost & Sullivan and Communication Systems Limited, nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

i

SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and may not contain all of the information that is important to you. You should read this prospectus in its entirety, including “Risk Factors” and our financial statements and the related notes. As used in this prospectus, unless the context otherwise requires or as is otherwise indicated, the words “we,” “us,” “our,” “HNS,” the “Company” and words of similar import refer to Hughes Network Systems, LLC and its subsidiaries on a consolidated basis.

Our Company

We are a telecommunications company that provides equipment and services to the broadband communications marketplace. We are a wholly-owned subsidiary of Hughes Communications, Inc (“HCI”). We have extensive technical expertise in satellite, wire line and wireless communications which we utilize in a number of product and service offerings. In particular, we offer broadband equipment and services to the managed services market, which is comprised of enterprises with a requirement to connect a large number of geographically dispersed locations with reliable, scalable, and cost-effective applications, such as credit card verification, inventory tracking and control, and broadcast video. We provide broadband network services and systems to both the international and domestic enterprise markets. We also provide satellite Internet access to North American consumers, which we refer to as the Consumer market. In addition, we provide networking systems to customers for mobile satellite, telematics and wireless backhaul systems. These services are generally provided on a contract or project basis and may involve the use of proprietary products engineered by us.

Business Segments

We divide our operations into four distinct segments—the North America Broadband segment, the International Broadband segment, the Telecom Systems segment and the Corporate segment. The North America Broadband segment consists of the Consumer group, which delivers broadband internet service to consumer customers, and the Enterprise group, which provides satellite, wire line and wireless communication networks and services to enterprises. The International Broadband segment consists of the International Enterprise group, which includes our international service companies. The International Enterprise group provides satellite, wire line and wireless communication networks and services to Enterprise customers worldwide. The Telecom Systems segment consists of the Mobile Satellite Systems group, the Telematics group, and the Terrestrial Microwave group. The Mobile Satellite Systems group provides turnkey satellite ground segment systems to mobile system operators. The Telematics group provides development services and equipment to Hughes Telematics, Inc. (“HTI”), a related party. The Terrestrial Microwave group provides point-to-multipoint microwave radio network systems that enable mobile operators to connect their cell sites and fixed operators to provide wireless broadband services. The Corporate segment includes our corporate offices and assets not specifically related to another business segment. Due to the complementary nature and common architecture of our services and products across our business lines, we are able to leverage our expertise and resources within our various operating units to yield significant cost efficiencies. We generated approximately $1.1 billion of total revenues and approximately $158 million of Adjusted EBITDA (as defined in Note 2 on page 17) for the twelve months ended March 31, 2009.

North America Broadband Segment

Consumer Group

Our Consumer group was launched in 2001. Utilizing our very small aperture terminal (“VSAT”) data networking capabilities, we have developed a consumer service that reaches all 50 states, Puerto Rico and parts of Canada. With the advent of competing low-cost cable modem and Digital Subscriber Line (“DSL”) services, we have focused our marketing and sales efforts on the underserved markets that would be less likely to receive terrestrial broadband service. These markets include rural and suburban areas. We deliver broadband internet service with an accompanying set of internet service provider (“ISP”) services such as e-mail and web hosting and offer various service plans to appeal to particular market segments. As of March 31, 2009, we had a Consumer customer base of approximately 436,200 subscribers.

The user terminal for our consumer customers consists of a 0.74m or 0.98m antenna and radio transceiver located on the roof or side of a home and a satellite modem located indoors near the user’s computer or router. Our third-party contractors install the user terminals for our customers and have developed an extensive set of business processes and systems to maintain the quality and timeliness of our installations. We use the hubs in Germantown, Maryland and Las Vegas, Nevada to communicate with the consumer terminals. From these locations, we connect directly to the public internet and host our ISP services. Our network operations center in Germantown, Maryland, manages the delivery of our service and maintains our quality and performance. The network operations center also provides advanced engineering support to our customer call centers.

Our service package consists of a hardware purchase or hardware lease, as well as a non-cancelable long-term service plan with a monthly service fee that varies depending on the level of service selected and includes the following:

•	satellite-based Internet access;

•	live technical support that is available 24 hours per day, seven days per week;

•	multiple e-mail accounts;

•	professional standard installation; and

•	a commercial-grade antenna.

We modify our service offerings from time to time to increase our sales and to provide packages that are attractive to our customers.

Enterprise Group

We offer managed network services using satellite and terrestrial data communication technology to provide broadband connectivity to one or more fixed locations on the ground. We provide or enable a variety of network equipment and services for uses such as private networking, intranet and Internet access, voice services, connectivity to suppliers, franchisees and customers, credit authorization, inventory management, content delivery and video distribution to enterprises. Our Enterprise group offers complete turnkey solutions to enterprises, including program management, installation, training and support services. We serve large, medium and small enterprises, including Fortune 1000 companies, which have numerous widely dispersed operating units. Our Enterprise customer base includes industry leaders in the automotive, energy, hospitality, retail and services industries. We also offer services to United States civilian and defense governmental agencies, such as the Social Security Administration and the Department of Defense.

We maintain our market leadership position by offering global large enterprises customizable and complete turnkey solutions. Enterprise customers typically enter into non-cancelable contracts with an average duration of two to five years. These contracts typically include commitments for specific levels of service and bandwidth, as well as bundled packages consisting of hardware, services and capacity across our network that are tailored specifically to their needs. In some markets, most notably in North America, we deliver services using not only satellite transport platforms, but also using terrestrial transport platforms such as DSL and frame relay.

Our networking capabilities have attracted a strong franchisee customer base that includes large national chains. We provide these customers with a complete solution to enhance internal sales activities, develop brand-specific IP credit solutions, build secure branded websites and launch successful sales campaigns.

SPACEWAY 3

We launched SPACEWAY 3 in August 2007 and introduced service in North America on the SPACEWAY network in April 2008. SPACEWAY 3 was designed and developed as the next generation Ka-band broadband satellite system with a unique architecture for broadband data communications. Designed for operational flexibility, the system greatly enhances data communication and efficiencies for Enterprise and Consumer customers with the following capabilities:

•	An on-board fast packet switch and processor which enables direct user-to-user communication at broadband speeds;

•	A technologically advanced antenna providing significant frequency re-use with up to 112 uplink spot beams and 784 downlink spot beams;

•	An IP based architecture giving it the capability to integrate seamlessly with terrestrial networks;

•	Up to 10 gigabits per second of gross transmission capacity reducing data transport costs relative to today’s systems; and

•	Operation in the Ka-band, a relatively new band open to satellites, is particularly suited for spot beam, frequency reutilization.

We believe that SPACEWAY 3 allows us to offer our North American Enterprise and Consumer customers faster communication rates, reduce our operating costs in the future, substantially through the reduction of third-party transponder capacity expenses as we utilize the additional capacity of SPACEWAY 3, and significantly improve our margins.

Our approach to the market for SPACEWAY 3 services can be characterized as follows:

•

Significant Expansion in Business from Small and Medium Business (“SMB”) Customers—SPACEWAY 3 delivers a range of cost effective and high quality services, from Internet access to small private networks for these customers, many of whom are in locations underserved by terrestrial broadband technology.

•	Expansion of Consumer Customer Base—Since April 2008, when SPACEWAY 3 was placed in service, the majority of our new consumer customers have been operating over the SPACEWAY network.

•

Expansion of Business Offerings with Large Enterprises—Because SPACEWAY supports higher data rates and offers direct user-to-user network connectivity, we are able to offer faster speeds and specialized services aimed at expanding our offerings to large enterprises, allowing us to compete more effectively in the enterprise wide area networking market.

International Broadband Segment

Enterprise Group

We provide satellite communication networks and services to customers worldwide. Our products and services are particularly well-suited to many of our international markets because of the geographic dispersion of our customers as well as the lack of local infrastructure. We have also shifted our international focus from providing only hardware to also providing shared-hub services, modeled in part on our North American

Enterprise business. Shared-hub services are now available both via our own hubs covering Europe, Brazil, Northern Africa, India and the Middle East and through third-party and joint venture operations.

We lease transponder capacity on satellites from multiple providers for our International Enterprise customers. We also maintain three hub facilities, located in Griesheim, Germany, New Delhi, India and São Paulo, Brazil that provide ground support to our International Enterprise customers.

Our international customers span a wide variety of industries and include state-owned operators as well as private businesses. Our service and product offerings in our International Enterprise group are substantially similar to those in our North American Enterprise group. In addition, we have been successful in providing application solutions that are especially well-suited to emerging markets. Examples include satellite based distance learning and education services in Mexico and India, Internet access centers available to populations in remote areas in India for e-governance and delivery of digitized cinema to movie theaters.

Telecom Systems Segment

The Telecom Systems segment consists of the Mobile Satellite Systems group, the Telematics group and the Terrestrial Microwave group. We believe our Mobile Satellite Systems, Telematics and Terrestrial Microwave groups address strategic markets that have significant advantages. None of these groups require substantial operating cash or working capital and all are low fixed-cost operations.

Mobile Satellite Systems Group

Our Mobile Satellite Systems group provides turnkey satellite ground segment systems to mobile system operators that include Globalstar, Inc. (“Globalstar”), ICO Global Communications Ltd. (“ICO”), Inmarsat plc, SkyTerra, TerreStar Networks, Inc. (“TerreStar”), and Thuraya Satellite Telecommunications Company. As a part of these system solutions, we provide design and development engineering, terminals, Ground Based Beam Forming (“GBBF”) equipment, Base Station solutions, Radio Access Networks (“RAN”) and other subsystems as may be required. These systems provide voice, data and fax services to handheld or transportable terminals. The Mobile Satellite Systems group generally has large, multi-year contracts with its customers.

We will continue to develop and leverage our satellite communication expertise in the Mobile Satellite Systems group on an opportunistic basis. We also have been actively pursuing a number of opportunities in the area of hybrid satellite/terrestrial mobile networks. For example, we are currently under contract with Space Systems/Loral for development and deployment of GBBF equipment for two different satellite systems and with SkyTerra, TerreStar, and ICO for development of satellite base stations. We are also under contract with ICO for development of a vehicular terminal that offers entertainment and emergency communication services and under contract with TerreStar for development of a satellite chipset and platform to enable the utilization of handheld terminals. In addition, we have entered into a contract with Globalstar to provide next generation RANs and user terminal chipset. We believe that the Ancillary Terrestrial Component operator business is a growth area of the mobile satellite industry as it allows sharing of bandwidth between terrestrial and satellite applications.

The Mobile Satellite Systems group has been and will continue to be a complementary part of our core VSAT business. Our VSAT technology and engineering teams support our mobile satellite efforts, which in turn contribute to advancing our technology in the VSAT arena with customer funded programs.

Telematics Group

We have expanded our reach into the automotive telematics market, which we believe offers us the potential for growth not only in our system design services, but also in the design and manufacturing of user terminal equipment. As part of our telematics business, we entered into an agreement with HTI, pursuant to which we are developing an overall automotive telematics system for HTI, comprising the telematics system hub and the Telematics Control Unit (“TCU”), which will serve as the user appliance in the telematics system. The agreement also provides that, subject to certain specified performance conditions, we will serve as the exclusive supplier of TCUs for some of HTI’s customers.

Terrestrial Microwave Group

We have developed a family of broadband products for point-to-multipoint (“PMP”) microwave radio network systems that enable mobile operators to connect their cell sites and fixed operators to provide wireless broadband services quickly, cost-effectively and competitively. Our broadband PMP microwave systems have gained a reputation for technical excellence and have been deployed in North America, South America, Europe, Africa, and Asia by well known operators.

Our current contracts require us to either supply equipment along with support services on a turnkey basis, or simply supply equipment to the end customers or our distributors. Typically, contracts range from one to five years for the supply of equipment with corresponding periods for maintenance services. We do not anticipate significant expansion in the Terrestrial Microwave group; however, we will continue to assess customer opportunities on a project-by-project basis.

Our Strengths

Leading Satellite Internet Access Provider to Underserved Rural Consumer Markets in North America—We focus our marketing and sales efforts on underserved markets that are less likely to receive terrestrial broadband service. We believe that the existing or contemplated terrestrial broadband solutions are not likely to provide access to these customers and SMBs in the foreseeable future given the high costs associated with developing a terrestrial network and the lack of population density in some of these markets. Since we are one of the few satellite broadband service providers to this market, it represents a significant growth opportunity for us.

Leading Provider of Broadband Satellite Network Services and Systems to the Enterprise Market—Over the last 20 years, we have shipped more than 1.9 million VSAT terminals to customers in more than 100 countries. We have maintained our leadership position in this market, which has allowed us to leverage our scale and expertise to offer a broader suite of enhanced managed services to our customers. Our Enterprise customers include blue chip companies and leaders in the retail, energy, financial, hospitality, automotive and services industries. Our customers typically have widely dispersed branches spread over a large geographic area, such as gas service stations (Shell International, ExxonMobil Corporation, BP and Chevron Corporation) and retailers (Wal-Mart Stores, Inc., Lowe’s Companies, Inc. and Sears). Service contracts with these enterprises generally range from two to five years in duration and historically, we have experienced a high rate of renewals. We also have many long term relationships with our customers, some of which exceed 20 years, which have contributed to a significant revenue backlog.

SPACEWAY 3 Provides Significant Additional Capacity and Operating Leverage—SPACEWAY 3 satellite is one of the most technologically advanced satellite broadband services platforms in our industry, optimized for data and designed to provide 10 gigabits per second of capacity and subscriber speeds comparable to DSL. SPACEWAY 3 enables us to more effectively offer bandwidth on demand through its dynamic capacity allocation and on board routing capabilities. In addition, SPACEWAY 3 provides us with significant cost savings by decreasing transponder leasing expenses. We began service on SPACEWAY 3 in April 2008.

Market Leader in Technology and Innovation—We have been a leader in pioneering major advances in satellite data communication technology since we developed the first Ku band VSAT network more than 20 years ago. Through our focused research and development efforts, we have developed industry-leading hardware and software technology that has proven critical to the development of VSAT industry standards. We have designed a common platform for all of our existing VSAT products which reduces costs for research and development, manufacturing, maintenance, customer support and network operations. The common platform also allows us to develop solutions for new and different end markets.

Diversified Revenue Stream—We benefit from a geographically diverse revenue stream that consists of a mix of services and hardware sales. In 2008, we derived approximately 58% of our global revenues from providing services and 42% from hardware sales and leases. We expect service revenues to continue to exceed hardware revenues in the foreseeable future. Within the North America and International Broadband segments, our revenues are well diversified across our customer base and not concentrated in a few large customers.

Experienced Senior Management Team and Strong Controlling Private Equity Stockholder—Our senior management team has extensive experience in the satellite communications industry, with an average industry experience of 30 years. HCI is majority-owned by various investment vehicles that are affiliated with Apollo Management, L.P. (together with its affiliates, “Apollo”). Apollo is a leading private equity investment firm with significant expertise in the satellite sector.

Our Business Strategy

Our business strategy is to continue growing our revenue and cash flow generation capability by capitalizing on the increasing demand for consumer satellite broadband and enterprise solutions, while lowering our costs and utilizing our industry expertise and technology leadership. Our strategy includes the following initiatives:

•	Continue our focus on being the technology leader and the low cost provider to facilitate our growth;

•	Continue to provide high levels of reliable and quality services with a stable Enterprise market characterized by long-term contracts that have a high renewal rate providing the base for us to grow;

•	Continue to expand our broadband and network systems growth through our Consumer group in the North America Broadband segment and our service companies in the International Broadband segment;

•	Expand on the opportunities for growth in the Telecom System segment by extending our reach with our mobile satellite and telematics projects; and

•	Continue to lower our transponder leasing costs substantially and significantly improve our margins through the utilization of SPACEWAY 3.

Consistent with this strategy to grow and improve our financial position, we also review our competitive position on an ongoing basis and, from time to time, consider various acquisitions, strategic alliances, and divestitures, which we believe would be beneficial to our business.

Our Markets by Business Segments

The following chart summarizes the key elements of our markets comprising our business segments, excluding our Corporate segment, each of which is discussed in further detail above:

	North America Broadband Segment		International Broadband Segment	Telecom Systems Segment
	Consumer	Enterprise	Enterprise	Mobile Satellite Systems	Telematics	Terrestrial Microwave

Customer Base	• Subscription services	• Enterprises, government and local government agencies in North America	• Enterprises, Telecom carriers and government agencies located outside of North America	• Mobile satellite-based voice and data service operators	• Telematics service providers	• Cellular mobile operators and local exchange carriers

Revenue for the twelve months ended March 31, 2009 (in millions)	• $383.2	• $293.3	• $237.5	• $98.5	• $32.0	• $18.1

Products/Service Application(s)	• Internet access	• VSAT equipment	• VSAT equipment	• Turnkey mobile network solutions including gateways/terminals	• Telematics development and equipment	• Microwave-based networking equipment

	• ISP services including e-mail	• Intranet/Internet access	• Intranet/Internet access			• Wireless backhaul for cellular service providers

	• IP VPN	• IP VPN	• IP VPN

		• Multicast file delivery/video streaming	• Multicast file delivery/video streaming

		• Customized business solutions	• Customized business solutions

		• Turnkey managed network services	• Turnkey managed network services

		• Program and Installation	• Program and Installation

		• Management	• Management

		• Maintenance	• Maintenance

		• Customer care	• Customer care

		• Inventory management	• Inventory management

		• Content distribution	• Content distribution

		• Online Learning	• Online Learning

		• Satellite and Terrestrial transport	• VoIP

Representative Customers

•   Wal-Mart Stores, Inc., ExxonMobil Corporation, Blockbuster, Inc., GTECH Corporation, Lowe’s, Denny’s, Sonic, BP, Wyndham Worldwide Corporation, Chevron Corporation, Shell, Walgreen Co., Rite Aid, YUM Brands, Social Security Administration

•   Volkswagen AG, Telefonos de Mexico, VISA International Service Association, Telkom South Africa, Telstra Australia, The Ministry of Foreign Affairs of Saudi Arabia, State Bank of India, Camelot Group plc

				• Globalstar, Inc., ICO Global Communications Ltd., Inmarsat Ltd., SkyTerra Communications, Inc., TerreStar Networks, Inc., Thuraya Telecommunications Company	• Hughes Telematics, Inc.	• Nokia Siemens Networks, Vodafone Italy/Portugal/ Greece, Wind Italy/Greece, Vodacom South Africa, PTC Poland, BTC Bulgaria, T-Mobile Czech, Crowley Poland, Covad USA, GTS Central Europe

Recent Development

On June 12, 2009, the Company entered into an agreement with Space Systems/Loral, Inc. (“SS/L”) for the purchase of a next-generation, high throughput geostationary satellite, for approximately $250 million, subject to the satellite maintaining certain performance levels. The satellite will employ a multi-spot beam, bent pipe Ka-band architecture and is designed to deliver over 100 Gbps throughput. The satellite will provide additional capacity for the HughesNet service in North America. The Company anticipates the launch of the satellite in the first quarter 2012. The satellite will be manufactured by SS/L, based on its SS/L 1300 satellite platform.

2006 Senior Notes due 2014

On April 13, 2006, we consummated the sale of $450.0 million principal amount of our 9 1/2% senior notes due 2014 (the “2006 Senior Notes”). Although the terms and covenants with respect to the 2006 Senior Notes are substantially identical to the Notes, the Notes are not additional debt securities under the indenture governing the 2006 Senior Notes, were or will be issued under a new indenture, do not vote together with the 2006 Senior Notes, and do not necessarily trade with the 2006 Senior Notes.

Our Equity Sponsor

We are controlled by various investment vehicles that are affiliated with Apollo Management, L.P. through their ownership interest in HCI. Apollo Management, L.P. is an affiliate of Apollo Global Management, LLC, or Apollo, a leading global alternative asset manager with offices in New York, Los Angeles, London, Singapore, Frankfurt, Luxembourg and Mumbai. Apollo had assets under management of approximately $41 billion as of September 30, 2008, in private equity, distressed debt and mezzanine funds invested across a core group of industries where Apollo has considerable knowledge and resources. Apollo has significant expertise in the satellite sector, having previously or currently invested in Intelsat, Ltd., Sirius Satellite Radio and SkyTerra Communications, Inc. Companies owned or controlled by Apollo and its affiliates or in which Apollo and its affiliates have a significant equity investment include, among others, Affinion Group, Inc., AMC Entertainment, Inc., Berry Plastics Group, CEVA Group plc, Hexion Specialty Chemicals, Inc., Metals USA, Inc., Momentive Performance Materials, Noranda Aluminum, Realogy Corporation, Rexnord Holdings, Inc., Verso Paper Inc., and Harrah’s Entertainment, Inc.

Our Organizational Structure

The following chart summarizes our ownership structure and our as adjusted capital structure as of March 31, 2009, after giving effect to the issuance of the Old Notes. For a description of the indebtedness referred to below, see “Description of the Notes” and our financial statements and the related notes thereto, which are included elsewhere in this prospectus.

Hughes Network Systems, LLC is a Delaware limited liability company. HNS Finance Corp. is a Delaware corporation and exists for the purpose of serving as a co-issuer of the notes. Our principal executive offices are located at 11717 Exploration Lane, Germantown, Maryland 20876 and our telephone number at that address is (301) 428-5500. Our parent, Hughes Communications, Inc.’s website is located at www.hughes.com. The information on our parent’s website is not part of this prospectus.

Summary of the Terms of the Exchange Offer

In connection with the offering of the Old Notes, we and the guarantors of the Old Notes entered into a registration rights agreement with the initial purchaser of the Old Notes. Under that agreement, we agreed to use commercially reasonable efforts to consummate the exchange of Old Notes for Exchange Notes within 360 days after May 27, 2009.

The registration statement of which this prospectus forms a part was filed in compliance with the obligations under this registration rights agreement.

You are entitled to exchange in this Exchange Offer your Old Notes for Exchange Notes which are identical in all material respects to the Old Notes except that:

•	the Exchange Notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

•	the Exchange Notes are not entitled to registration rights which are applicable to the Old Notes under the registration rights agreement; and

•	our obligation to pay liquidated damages on the Old Notes as described in the registration rights agreement does not apply to the Exchange Notes.

For purposes of this and other sections in this prospectus, we refer to the Old Notes and the Exchange Notes together as the “Notes.”

Senior Notes

We are offering to exchange up to $150,000,000 aggregate principal amount of our 9 1/2% Senior Notes due 2014 which have been registered under the Securities Act for up to $150,000,000 aggregate principal amount of our Old Notes which were issued on May 27, 2009. Old Notes may be exchanged only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Resales	Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration provisions of the Securities Act, provided that you

•	are acquiring the Exchange Notes in the ordinary course of business, and

•	have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes.

Each participating broker-dealer that receives Exchange Notes for its own account pursuant to this Exchange Offer in exchange for the Old Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See “Plan of Distribution.”

Any holder of Notes who

•	is our affiliate,

•	does not acquire the Exchange Notes in the ordinary course of business, or

•	tenders in this Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of Exchange Notes cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Exchange Notes.

Expiration; Withdrawal of Tenders	This Exchange Offer will expire at 5:00 p.m., New York City time, , 2009, or such later date and time to which we extend it. We do not currently intend to extend the expiration date. A tender of Old Notes pursuant to this Exchange Offer may be withdrawn at any time prior to the expiration date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of this Exchange Offer.

Delivery of the Exchange Notes	The Exchange Notes issued pursuant to this Exchange Offer will be delivered to the holders who tender Old Notes promptly following the expiration date.

Conditions to this Exchange Offer	This Exchange Offer is subject to customary conditions, some of which we may waive. See “The Exchange Offer—Certain Conditions to this Exchange Offer.”

Procedures for Tendering Old Notes	If you wish to accept this Exchange Offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the Old Notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold Old Notes through The Depository Trust Company (“DTC”) and wish to participate in this Exchange Offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any Exchange Notes that you will receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

•	if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such Exchange Notes; and

•	you are not our “affiliate” as defined in Rule 144 under the Securities Act.

Guaranteed Delivery Procedures	If you wish to tender your Old Notes and your Old Notes are not immediately available or you cannot deliver your Old Notes, the letter of transmittal or any other documents required by the letter of transmittal or if you cannot comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your Old Notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Old Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, this Exchange Offer, we will have fulfilled a covenant contained in the registration rights agreements and, accordingly, liquidated damages on the Old Notes, if any, shall no longer accrue and we will no longer be obligated to pay liquidated damages as described in the registration rights agreement. If you are a holder of Old Notes and do not tender your Old Notes in this Exchange Offer, you will continue to hold such Old Notes and you will be entitled to all the rights and limitations applicable to the Old Notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of this Exchange Offer.

Consequences of Failure to Exchange	All untendered Old Notes will continue to be subject to the restrictions on transfer provided for in the Old Notes and in the indenture governing the Old Notes. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this Exchange Offer, or as otherwise required under certain limited circumstances pursuant to the terms of the registration rights agreement, we do not currently anticipate that we will register the Old Notes under the Securities Act.

Certain United States Federal Income Tax Considerations	The exchange of Old Notes for Exchange Notes in this Exchange Offer will not be a taxable event for United States Federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes in this Exchange Offer.

Exchange Agent	Wells Fargo Bank, National Association is the exchange agent for this Exchange Offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent.”

Summary of the Terms of the Exchange Notes

Issuers	Hughes Network Systems, LLC and HNS Finance Corp., a wholly owned subsidiary of Hughes Network Systems, LLC.

Exchange Notes Offered	$150,000,000 aggregate principal amount of 9 1/2% Senior Notes due 2014.

Maturity Date	April 15, 2014.

Interest Payment Dates	April 15 and October 15 of each year, commencing October 15, 2009. Interest on the Notes will accrue from April 15, 2009.

Guarantees	The Exchange Notes, like the Old Notes, will be guaranteed on a senior unsecured basis by all of our existing and future subsidiaries other than our international subsidiaries and our FCC license subsidiaries. The guarantees will be unsecured senior indebtedness of our subsidiary guarantors and will have the same ranking with respect to indebtedness of our subsidiary guarantors as the notes will have with respect to our indebtedness. For the year ended December 31, 2008, our non-guarantor subsidiaries generated approximately 14% of our total revenues, approximately 31% of our operating income and approximately 16% of our Adjusted EBITDA. For the three months ended March 31, 2009, our non-guarantor subsidiaries generated approximately 12% of our total revenues, approximately 21% of our operating income and approximately 10% of our Adjusted EBITDA.

Ranking

The Exchange Notes, like the Old Notes, will be our and the guarantors’ unsecured senior obligations. They will rank equally in right of payment with all of our and the guarantors’ existing and future senior unsecured unsubordinated indebtedness, and will rank senior to all of our and the guarantors’ future subordinated indebtedness. The Exchange Notes will be effectively subordinated to all of our and the guarantors’ existing and future secured indebtedness to the extent of the collateral securing such indebtedness. They will be structurally junior to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the Exchange Notes. On a pro forma basis after giving effect to the issuance of the Old Notes, on March 31, 2009, we would have had approximately $734.3 million of total indebtedness. Of the $734.3 million, we would have had $715.0 million of senior unsecured indebtedness (consisting of $450.0 million of the 2006 Senior Notes, $115.0 million of indebtedness under our unsecured term loan facility and $150.0 million of the face amount of the Old Notes), approximately $5.8 million of secured indebtedness (consisting of capital lease obligations), $11.5 million of VSAT hardware financing and $2.0 million Indian subsidiary debt. In addition, we would have borrowing capacity under our secured revolving credit facility of approximately $46.4 million (after giving effect to the issuance of approximately $3.6 million of letters of credit). Our non-guarantor subsidiaries would have had approximately $47.3 million of total liabilities (including trade payables but excluding intercompany liabilities), all of which would have been structurally senior to the Notes.

Optional Redemption	Like the Old Notes, we may, at our option, redeem some or all of the Exchange Notes at any time on or after April 15, 2010, at the redemption prices listed under “Description of the Notes—Optional Redemption.”

Like the Old Notes, prior to April 15, 2010, we may, at our option, redeem some or all of the Exchange Notes at the “make-whole” price set forth under “Description of the Notes—Optional Redemption.”

Mandatory Repurchase Offer	If we sell certain assets or experience specific kinds of changes in control, we must offer to repurchase the Exchange Notes at the prices listed under “Description of the Notes—Change of Control” and “—Certain Covenants—Asset Sales.”

Certain Covenants	The indenture governing the Exchange Notes and the Old Notes contains certain covenants that, among other things, restrict the ability of our guarantor subsidiaries to:

•	incur, assume or guarantee additional debt;

•	issue redeemable stock and preferred stock;

•	repurchase capital stock;

•	make other restricted payments including, without limitation, paying dividends and making investments;

•	redeem debt that is junior in right of payment to the notes;

•	create liens without securing the notes;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	enter into agreements that restrict dividends from subsidiaries;

•	merge, consolidate and sell, or otherwise dispose of substantially all our assets;

•	enter into transactions with affiliates;

•	guarantee indebtedness; and

•	enter into new lines of business.

In addition, the indenture will require that we obtain certain satellite insurance subject to certain limitations.

These covenants will be subject to a number of important exceptions and qualifications. For more details, see “Description of the Notes—Certain Covenants.”

Summary Historical Financial Data

The following tables set forth our summary consolidated historical financial data as of and for the three months ended March 31, 2008 and 2009, and for the years ended the December 31, 2006, 2007 and 2008. The summary consolidated financial information for the three months ended March 31, 2008 and 2009 and as of March 31, 2009 has been derived from, and should be read together with our unaudited condensed financial statements and the related notes included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this data. The results for any interim period are not necessarily indicative of the results that may be expected for a full year or any future reporting period. The summary consolidated financial information as of and for the years ended December 31, 2006, 2007 and 2008, have been derived from, and should be read together with our audited consolidated financial statements and the related notes included elsewhere in this prospectus. The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read the following tables together with “Capitalization,” “Selected Historical Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and the related notes included elsewhere in this prospectus.

	Year Ended December 31,			Three Months Ended March 31,
(Dollars in thousands)	2006	2007	2008	2008	2009
Consolidated statements of operations data:
Services	$439,976	$537,115	$610,785	$148,757	$161,904
Hardware sales	418,249	432,960	449,106	88,263	77,850

Total revenues	858,225	970,075	1,059,891	237,020	239,754

Total operating costs and expenses	800,551	880,268	991,757	226,976	231,284

Operating income	57,674	89,807	68,134	10,044	8,470
Interest expense	(46,041)	(43,772)	(51,327)	(9,308)	(13,829)
Other income (expense), net	10,908	9,165	3,156	1,387	227
Income tax (expense) benefit	(3,276)	(5,316)	(7,588)	(629)	668

Net income (loss)	19,265	49,884	12,375	1,494	(4,464)
Net income attributable to noncontrolling interests	(163)	(83)	(279)	(36)	(390)

Net income (loss) attributable to HNS	$19,102	$49,801	$12,096	$1,458	$(4,854)

Consolidated cash flows data:
Net cash provided by operating activities	$91,733	$95,204	$70,165	$18,835	$33,428
Net cash used in investing activities	$(182,634)	$(155,276)	$(92,582)	$(37,110)	$(30,866)
Net cash provided by (used in) financing activities	$77,181	$93,211	$(9,920)	$(2,277)	$(1,645)

	March 31, 2009
(Dollars in thousands)	Actual	As Adjusted(1)
Consolidated balance sheet data:
Cash and cash equivalents	$102,572	$235,637
Property, net	$514,145	$514,145
Total assets	$1,062,346	$1,200,411
Long-term debt	$577,842	$714,245
Total liabilities	$828,044	$966,109
Total equity	$234,302	$234,302

	Year Ended December 31,						Three Months Ended March 31,
(Dollars in thousands)	2006		2007		2008		2008	2009
Other financial data:
Adjusted EBITDA(2)	$126,092		$140,008		$155,410		$30,194	$32,465
Ratio of earnings to fixed charges(3)	1.4	x	1.7	x	1.3	x	—	—
Pro forma total debt (excluding discount on the Old Notes)								$734,274
Pro forma ratio of total debt (excluding discount on the Old Notes) to Adjusted EBITDA								4.7	x

(1)	As Adjusted gives effect to the issuance of Old Notes, net of initial purchaser’s discounts and commissions, the estimated offering expenses and the original issue discount on the Old Notes.

(2)	Adjusted EBITDA is defined as earnings (loss) before interest, income taxes, depreciation, amortization, equity incentive plan compensation, long-term incentive/retention cash plan and restructuring charge, further adjusted to exclude certain adjustments. Adjusted EBITDA is used in calculating covenant compliance under our revolving credit facility, unsecured term loan facility and the indenture governing the 2006 Senior Notes and the indenture governing the Notes. Adjusted EBITDA is not a recognized term under generally accepted accounting principles in the United States (“GAAP”). Adjusted EBITDA does not represent net income or cash flows from operations, as these terms are defined under GAAP, and should not be considered as alternatives to net income as an indicator of operating performance or to cash flows as a measure of liquidity. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow available to management for discretionary use, as such measure does not consider certain cash requirements such as capital expenditures (including expenditures on VSAT operating lease hardware and capitalized software development costs), tax payments, and debt service requirements (including VSAT operating lease hardware). Adjusted EBITDA as presented herein is not necessarily comparable to similarly titled measures reported by other companies. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Adjusted EBITDA is also provided herein because we believe this non-GAAP financial measure provides useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. Internally, we use these non-GAAP measures in our review of the performance of management and in the performance of our business and operations. Management also uses Adjusted EBITDA for purposes of determining the payments to be made in connection with the long-term cash incentive retention program. Externally, we believe that investors may find this non-GAAP financial information useful in their assessment of our operating performance. In addition, we believe that this non-GAAP financial measure provides information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period.

The following table reconciles the differences between our net income (loss) attributable to HNS as determined under GAAP and Adjusted EBITDA:

	Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31,
(Dollars in thousands)	2006	2007	2008	2008	2009	2009
Net income (loss) attributable to HNS	$19,102	$49,801	$12,096	$1,458	$(4,854)	$5,784
Add:
Interest expense	46,041	43,772	51,327	9,308	13,829	55,848
Income tax expense (benefit)	3,276	5,316	7,588	629	(668)	6,291
Depreciation and amortization	48,459	45,860	68,937	10,710	21,860	80,087
Equity incentive plan compensation	785	3,020	5,221	925	1,637	5,933
Long-term incentive/retention cash plan(i)	—	—	13,219	8,520	888	5,587
Restructuring charge(ii)	—	1,211	—	—	—	—
Inventory provision related to shift to Broadband focus(iii)	11,879	—	—	—	—	—
HughesNet branding costs(iv)	1,454	—	—	—	—	—
Benefits/insurance programs sponsored by DIRECTV(v)	2,385	—	—	—	—	—
Legal settlement and related fees— pre-April 2005 Transaction(vi)	586	—	—	—	—	—
Management fee to Hughes Communications, Inc.(vii)	1,000	—	—	—	—	—
Less:
Interest income	(8,875)	(8,972)	(2,978)	(1,356)	(227)	(1,849)

Adjusted EBITDA	$126,092	$140,008	$155,410	$30,194	$32,465	$157,681

(i)	Represents accrual related to the estimated cash payment in April 2009 for a one-time employee retention plan (the “Retention Plan”) established in connection with the 2005 purchase of HNS from The DIRECTV Group, Inc. The liability is based on management’s assessment of the probability of achieving a profitability goal and continued employment by the participants through April 22, 2009 after giving effect to the vesting period. The Company successfully achieved its Adjusted EBITDA goal for 2008. As of March 31, 2009, the Company accrued the maximum payout under the Retention Plan of $14.1 million, which was subsequently paid on April 24, 2009.

(ii)	Represents restructuring charges, primarily severance costs, related to HNS’ Chinese and European operations.

(iii)	Represents charge associated with our decision to shift our primary focus exclusively to the broadband market.

(iv)	Represents cost associated with the launch of our new brand name HughesNet™ in April 2006.

(v)	Represents (a) the elimination of the cost of certain DIRECTV sponsored employee benefit programs that were not continued by us on a stand alone basis and (b) the difference between the corporate allocation of insurance cost from DIRECTV and the actual cost of insurance programs on a stand alone basis.

(vi)	Represents costs and legal fees associated with settling a dispute with a customer in China that arose prior to the April 2005 Transaction (as defined in “Business”).

(vii)	Represents payment from HNS to HCI pursuant to a management and advisory services agreement with HCI entered into in 2006, which was subsequently terminated.

(3)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent net income before income taxes, cumulative effect of accounting change, noncontrolling interests’ share of subsidiary earnings and equity earnings in losses of affiliates plus fixed charges. Fixed charges include interest expense, one-third of rent expense, which is deemed to be representative of interest, and the portion of our revenues generated from VSAT operating lease hardware payments representative of the interest component associated with our VSAT hardware financing. Earnings were insufficient to cover fixed charges by $2.6 million and $5.1 million for the three months ended March 31, 2008 and 2009, respectively.

The following table shows our revenue by end market for the period presented:

	Year Ended December 31,			Three Months Ended March 31,
(Dollars in thousands)	2006	2007	2008	2008	2009
Revenues by end market:
North America Broadband:
Consumer	$292,336	$331,129	$376,055	$91,595	$98,729
Enterprise	281,531	284,587	291,610	65,195	66,879

Total North America Broadband	573,867	615,716	667,665	156,790	165,608

International Broadband:
Enterprise	193,370	214,833	237,188	44,596	44,884

Telecom Systems:
Mobile Satellite Systems	69,772	103,991	105,725	25,658	18,466
Telematics	1,611	22,301	31,065	6,106	7,069
Terrestrial Microwave	19,605	13,234	18,248	3,870	3,727

Total Telecom Systems	90,988	139,526	155,038	35,634	29,262

Total revenues	$858,225	$970,075	$1,059,891	$237,020	$239,754

RISK FACTORS

You should carefully consider the risks described below as well as other information and data included in this prospectus before participating in this Exchange Offer. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also adversely impact our business operations. If any of the events described in the risk factors below occur, our business, financial condition, operating results and prospects could be materially adversely affected, which in turn could adversely affect our ability to pay interest and/or principal on the Notes.

Risks Related to the Notes

Our high level of indebtedness could adversely affect our ability to raise additional capital to fund our operations and could limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the Notes.

We are significantly leveraged. The following chart shows our level of indebtedness as of March 31, 2009, as adjusted, after giving effect to the issuance of the Old Notes.

(Dollars in thousands)	As Adjusted as of March 31, 2009
Revolving credit facility(1)	$—
Unsecured term loan facility	115,000
2006 Senior Notes	450,000
Old Notes (net of discount)	136,403
VSAT hardware financing	11,543
Capital lease	5,751
International debt	1,980

Total debt	$720,677

(1)	As of March 31, 2009, we had $46.4 million of available borrowings under our secured revolving credit facility, after giving effect to $3.6 million of outstanding letters of credit.

Our substantial degree of leverage could have important consequences for you, including the following:

•	it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•

a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including our operations, capital expenditures, investments in new technologies and future business opportunities;

•	the debt service requirements of our other indebtedness could make it more difficult for us to satisfy our financial obligations, including those related to the Notes;

•	our revolving credit facility is at a variable rate of interest, exposing us to the risk of increased interest rates;

•	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt or more financial resources; and

•	we may be vulnerable in a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth.

We may not be able to generate cash to meet our debt service needs.

Our ability to make payments on or to refinance our indebtedness, including the Notes, and to fund our operations will depend on our ability to generate cash in the future, which is subject in part to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under our revolving credit facility or otherwise in amounts sufficient to enable us to service our indebtedness or to fund our other liquidity needs. Our subsidiaries are separate and distinct legal entities and, except for our existing and future subsidiaries that are guarantors of the Notes, they will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. In addition, any guarantee of the Notes is structurally subordinated to all of our guarantors’ existing and future senior secured indebtedness by the amount of the security, including the revolving credit facility.

Payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings. Our subsidiaries’ earnings will depend on their financial and operating performance, which will be affected by prevailing economic and competitive conditions and by financial, business and other factors beyond our control. Our subsidiaries may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Notes. In addition, some of our subsidiaries are, and in the future may be, subject to contractual restrictions in their financing agreements that limit or prohibit their ability to pay us dividends.

If we are unable to service our debt, we will be forced to take actions such as revising or delaying our strategic plans, reducing or delaying capital expenditures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. We may be unable to effect any of these remedies on satisfactory terms, or at all. Each of our revolving credit facility, unsecured term loan facility, the indenture governing the 2006 Senior Notes, and the indenture governing the Notes restrict, our ability to dispose of assets and use the proceeds from such dispositions. We may not be able to consummate those dispositions or to use those proceeds to meet any debt service obligations then due. See “Description of the Notes.”

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	the lenders under our revolving credit facility could terminate their commitments to loan us money and foreclose against the assets securing their borrowings; and

•	we could be forced into bankruptcy or liquidation, which could result in you losing your investment in the Notes.

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks described above.

The terms of each of our revolving credit facility, unsecured term loan facility and the indenture governing the 2006 Senior Notes, and the indenture governing the Notes contain restrictions on our ability and the ability of our subsidiaries to incur additional debt. These restrictions are subject to a number of important qualifications and exceptions and the amount of indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the Notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Company. In addition, we may incur additional indebtedness that is pari passu with the Notes and the guarantees and secured by our assets, which would effectively give the secured lenders priority over you. Any additional indebtedness may have the effect of reducing the amount of proceeds paid to you.

On a pro forma basis after giving effect to the issuance of the Old Notes on March 31, 2009, we would have had approximately $734.3 million of total indebtedness. Of the $734.3 million, we would have had $715.0 million of senior unsecured indebtedness (consisting of $450.0 million of the 2006 Senior Notes, $115.0 million of indebtedness under our unsecured term loan facility and $150.0 million of the face amount of the Old Notes), approximately $5.8 million of secured indebtedness (consisting of capital lease obligations), $11.5 million of VSAT hardware financing and $2.0 million Indian subsidiary debt. In addition, we would have borrowing capacity under our secured revolving credit facility of approximately $46.4 million (after giving effect to the issuance of approximately $3.6 million of letters of credit). If new debt is added to these current debt levels, the related risks that we and our subsidiary guarantors now face could intensify. The subsidiaries that guarantee the Notes are also guarantors under our revolving credit facility, our unsecured term loan facility and the 2006 Senior Notes. See “Description of the Notes.”

Covenants in our debt agreements restrict our business in many ways.

Each of our revolving credit facility, our unsecured term loan facility and the indenture governing the 2006 Senior Notes, and the indenture governing the Notes contain various covenants that limit our ability and/or our restricted subsidiaries’ ability to, among other things:

•	incur, assume or guarantee additional indebtedness;

•	issue redeemable stock and preferred stock;

•	repurchase capital stock;

•	make other restricted payments including, without limitation, paying dividends and making investments;

•	redeem debt that is junior in right of payment to the Notes;

•	create liens without securing the Notes;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	enter into agreements that restrict dividends from subsidiaries;

•	merge, consolidate and sell, or otherwise dispose of substantially all our assets;

•	enter into transactions with affiliates;

•	guarantee indebtedness; and

•	enter into new lines of business.

A breach of any of the covenants under the indentures, the revolving credit facility or the unsecured term loan facility could result in a default under our revolving credit facility, the unsecured term loan facility, the 2006 Senior Notes and/or the Notes. Upon the occurrence of an event of default under our revolving credit facility, the lenders could elect to declare all amounts outstanding under our revolving credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under our revolving credit facility could proceed against the collateral that secures that indebtedness. We have pledged a significant portion of our assets as collateral under our revolving credit facility. If the lenders under our revolving credit facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our revolving credit facility and our other indebtedness, including the Notes.

The Notes are not secured by our assets or those of our guarantors, and the lenders under our revolving credit facility will be entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due to them.

The Notes and the guarantees are not secured by any of our assets and are therefore effectively subordinated to our current and future secured indebtedness to the extent of the value of the assets securing such indebtedness. Our obligations under our revolving credit facility are secured by, among other things, a first priority pledge of all our capital stock, all our domestic subsidiaries’ capital stock, 65% of our first-tier foreign subsidiaries’ capital stock, substantially all our assets and substantially all the assets of the guarantors. Our revolving credit facility, the unsecured term loan facility and the 2006 Senior Notes indenture, and the indenture governing the Notes allow us to incur additional secured indebtedness. If we become insolvent or are liquidated, or if payment under our revolving credit facility or in respect of any other secured indebtedness is accelerated, the lenders under our revolving credit facility or holders of other secured indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law, including foreclosure on the assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the indenture governing the Notes at that time. Upon the occurrence of any default under our revolving credit facility (and even without accelerating the indebtedness under our revolving credit facility), the lenders may be able to prohibit the payment of the Notes and guarantees by limiting our ability to access our cash flow.

The Notes are structurally subordinated to all indebtedness of our subsidiaries and joint venture entities that are not guarantors of the Notes.

The Notes are guaranteed on a senior unsecured basis by all of our existing and future subsidiaries other than our international subsidiaries and our FCC license subsidiaries. You will not have any claim as a creditor against any of our existing subsidiaries and joint venture entities that are not guarantors of the Notes or against any of our future subsidiaries that do not become guarantors of the Notes. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries and joint ventures will be effectively senior to your claims against those subsidiaries. For the year ended December 31, 2008, our non-guarantor subsidiaries generated approximately 14% of our total revenues, approximately 31% of our operating income and approximately 16% of our Adjusted EBITDA. For the three months ended March 31, 2009, our non-guarantor subsidiaries generated approximately 12% of our total revenues, approximately 21% of our operating income and approximately 10% of our Adjusted EBITDA. On a pro forma basis after giving effect to the issuance of the Old Notes, on March 31, 2009 our non-guarantor subsidiaries would have had approximately $47.3 million of total liabilities (including trade payables but excluding intercompany liabilities), all of which would have been structurally senior to the Notes.

In addition, the indenture governing the Notes, subject to some limitations, permits these subsidiaries to incur additional indebtedness, does not contain any limitation on the amount of other liabilities, such as trade payables that may be incurred by these subsidiaries, and does not contain any limitation on any activities of our joint venture entities.

Federal and state fraudulent transfer laws permit a court to void the Notes and the guarantees, and, if that occurs, you may not receive any payments on the Notes.

The issuance of the Notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration for our membership interests (and including the issuance of the Notes) will be a fraudulent conveyance if (1) the consideration was paid with the intent of hindering, delaying or defrauding creditors or (2) we or any of our subsidiary guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the Notes or a guarantee, and, in the case of (2) only, one of the following is also true:

•	we or any of our subsidiary guarantors were or was insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left us or any of our subsidiary guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of our subsidiary guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

If a court were to find that the issuance of the Notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the Notes or such guarantee to presently existing and future indebtedness of ours or such subsidiary guarantor, or require the holders of the Notes to repay any amounts received with respect to the Notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the Notes. Further, the voidance of the Notes could result in an event of default with respect to, and could result in an acceleration of, our other debt and that of our subsidiary guarantors.

Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

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the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the subsidiary guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the Notes and the guarantees would not be subordinated to our or any subsidiary guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the applicable subsidiary guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable subsidiary guarantor’s other debt or take other action detrimental to the holders of the Notes.

You may be adversely affected if you fail to exchange Old Notes.

We will only issue Exchange Notes in exchange for Old Notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Old Notes. If you are eligible to participate in this Exchange Offer and do not tender your Old Notes or if we do not accept your Old Notes because you did not tender your Old Notes properly, then, after we consummate this Exchange Offer, you will continue to hold Old Notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any liquidated damages with respect to the Old Notes. In addition:

•

if you tender your Old Notes for the purpose of participating in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes; and

•

if you are a broker-dealer that receives Exchange Notes for your own account in exchange for Old Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those Exchange Notes.

We have agreed that, for a period of up to 180 days after this Exchange Offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resales of the Exchange Notes.

After this Exchange Offer is consummated, if you continue to hold any Old Notes, you may have difficulty selling them because there will be fewer Old Notes outstanding.

There may be no active trading market for the Notes, and if one develops, it may not be liquid.

The Exchange Notes will constitute a new issue of securities of the same class as the Old Notes for which there is no established public market. We do not intend to list the Exchange Notes on any national securities exchange. Although the initial purchaser has advised us that it intends to make a market in the Old Notes and Exchange Notes, it is not obligated to do so and may discontinue its market-making activities at any time without notice. In addition, market-making activity will be subject to limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Exchange Act, and may be limited during the Exchange Offer and the pendency of any shelf registration. The liquidity of the trading market in the Exchange Notes, and the market price quoted for the Exchange Notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the Exchange Notes. In addition, if a large amount of Old Notes are not tendered or are tendered improperly, the limited amount of Exchange Notes that would be issued and outstanding after we consummate this Exchange Offer would reduce liquidity and could lower the market price of those Exchange Notes.

Future trading prices of the Exchange Notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the Old Notes for the Exchange Notes;

•	the number of Holders of Exchange Notes;

•	the market for similar securities;

•	the interest of securities dealers in making a market; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The market for the Exchange Notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of the Exchange Notes.

We may not be able to repurchase the Notes in the event of a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding Notes at 101% of their principal amount plus accrued and unpaid interest. We may not be able to repurchase the Notes upon a change of control because we may not have sufficient funds. Further, we may be contractually restricted under the terms of our revolving credit facility or other future senior secured indebtedness from repurchasing all of the Notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase your Notes unless we are able to refinance or obtain waivers under our revolving credit facility. Our failure to repurchase the Notes, the 2006 Senior Notes and unsecured term loans outstanding under our unsecured term loan facility upon a change of control would cause a default under the indentures and our unsecured term loan facility, respectively, and a cross-default under the revolving credit facility. Our revolving credit facility also provides that a change of control, as defined in such agreement, will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the Notes, and reducing the practical benefit of the offer-to-purchase provisions to the holders of the Notes. Any of our future debt agreements may contain similar provisions.

In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a “Change of Control” under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “Change of Control” as defined in the indenture that would trigger our obligation to repurchase the Notes. Therefore, if an event occurs that does not constitute a “Change of Control” as defined in the indenture, we will not be required to make an offer to repurchase the Notes and you may be required to continue to hold your notes despite the event. See “Description of the Notes—Change of Control.”

Risks Related to the Nature and Operation of Our Business

The enterprise network communications industry is highly competitive. We may be unsuccessful in competing effectively against other terrestrial and satellite-based network providers in our Enterprise groups.

We operate in a highly competitive enterprise network communications industry in the sale and lease of our products and services. Our industry is characterized by competitive pressures to provide enhanced functionality for the same or lower price with each new generation of technology. As the prices of our products decrease, we will need to sell more products and/or reduce the per-unit costs to improve or maintain our results of operations. Our Enterprise groups face competition from providers of terrestrial-based networks, such as Digital Subscriber Line (“DSL”), cable modem service, Multiprotocol Label Switching and Internet protocol-based virtual private networks, which may have advantages over satellite networks for certain customer applications. Terrestrial-based networks are offered by telecommunications carriers and other large companies, many of which have substantially greater financial resources and greater name recognition than us.

The costs of a satellite network may exceed those of a terrestrial-based network, especially in areas that have experienced significant DSL and cable internet build-out. It may become more difficult for us to compete with terrestrial providers as the number of these areas increase and the cost of their network and hardware services declines. In addition, government agencies are increasingly considering and implementing subsidies for deployment of broadband access in underserved areas. Depending on how the particular programs are structured, these subsidies may favor, or in some cases be limited to, terrestrial-based services. We also compete for Enterprise clients with other satellite network providers, satellite providers that are targeting small and medium businesses and smaller independent systems integrators on procurement projects. In Asia and Latin America, the build-out of terrestrial networks has adversely impacted demand for VSAT services and regulation and inequitable access remain barriers to new business.

The consumer network communications market is highly competitive. We may be unsuccessful in competing effectively against DSL and cable service providers and other satellite broadband providers in our Consumer group.

We face competition in our Consumer group primarily from DSL and cable internet service providers. Also, other satellite and wireless broadband companies have launched or are planning the launch of consumer satellite internet access services in competition with us in North America. Some of these competitors offer consumer services and hardware at lower prices than ours. In addition, terrestrial alternatives do not require our external dish which may limit customer acceptance of our products.

We also may face competition from our former parent, The DIRECTV Group, Inc. (“DIRECTV”). For a description of this risk, see “—DIRECTV may compete with us in certain sectors and subject to certain conditions.” In addition, under the American Recovery and Reinvestment Act of 2009, substantial funds have been earmarked for promoting the deployment of broadband connectivity in rural, unserved and underserved areas. There can be no assurance as to how these funds will be spent or what, if any, impact such spending may have on the competitive landscape we face.

If we are unable to develop, introduce and market new products, applications and services on a cost effective and timely basis, or if we are unable to sell our new products and services to existing and new customers, our business could be adversely affected.

The network communications market is characterized by rapid technological changes, frequent new product introductions and evolving industry standards. If we fail to develop new technology or keep pace with significant industry technological changes, our existing products and technology could be rendered obsolete. Even if we keep up with technological innovation, we may not meet the demands of the network communications market. For example, our large Enterprise customers may only choose to renew services with us at substantially lower prices or for a decreased level of service. Many of our large Enterprise customers have existing networks available to them and may opt to find alternatives to our VSAT services or may renew with us solely as a backup network. If we are unable to respond to technological advances on a cost effective and timely basis, or if our products or applications are not accepted by the market, then our business, financial condition and results of operations would be adversely affected.

Economic factors may result in reduced demand and pricing pressure on our products and services.

To a certain extent, our business depends on the economic health and willingness of our customers and potential customers to make and adhere to capital and financial commitments to purchase our products and services. The United States and world economic markets are undergoing a period of slowdown or recession, and the future economic environment may continue to be less favorable than that of recent years. In addition, the telecommunications industry has been facing significant challenges resulting from excess capacity, new technologies and intense price competition. If the conditions in the United States and world economic markets continue to be volatile or deteriorate further or if the telecommunications industry experiences future weaknesses, we could experience reduced demand for, and pricing pressure on, our products and services, which could lead to a reduction in our revenues and adversely affect our business, financial condition and results of operations.

We face risks associated with our SPACEWAY 3 satellite.

If we are unable to continue to operate SPACEWAY 3 as a result of any of the following risks, we will be unable to realize the anticipated benefits from SPACEWAY 3, and our business, financial condition and results of operations could be adversely affected:

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Business plan—Our SPACEWAY 3 business plan may be unsuccessful, and we may not be able to achieve the cost savings that we expect from SPACEWAY 3. A failure to attract a sufficient number of customers would result in our inability to realize the cost savings that we expect to achieve from the anticipated lower costs of bandwidth associated with the capacity of SPACEWAY 3. In addition, we will continue to incur start-up losses associated with the launch and operation of SPACEWAY 3 until we acquire a sufficient number of customers.

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Regulatory license risk—SPACEWAY 3 is primarily intended to provide services to North America. The SPACEWAY 3 spacecraft operations are subject to compliance with the licensing conditions of the United States Federal Communications Commission (“FCC”) and those of any other government whose International Telecommunication Union filing we may use to operate SPACEWAY 3 in the future. Satellite authorizations granted by the FCC or foreign regulatory agencies are typically subject to conditions imposed by such regulatory agency in addition to such agency’s general authority to modify, cancel or revoke those authorizations. Failure to comply with such requirements, or comply in a timely manner could lead to the loss of authorizations and could have an adverse effect on our business, financial condition and results of operations.

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In-orbit risks—SPACEWAY 3 is subject to similar potential satellite failures or performance degradations as other satellites. In-orbit risks similar to those described below under “—Satellite failures or degradations in satellite performance could affect our business, financial condition and results of operations” apply to SPACEWAY 3. To the extent there is an anomaly or other in-orbit failure with respect to SPACEWAY 3, we do not currently have a replacement satellite or backup transponder capacity and would have to identify and lease alternative transponder capacity that may not be available on economic terms or at all. Additionally, we could be required to reposition the antennas of our customers, which would entail significant cost and could require new or modified licenses from regulatory authorities.

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Insurance—The price, terms and availability of satellite insurance can fluctuate significantly. These policies may not continue to be available on commercially reasonable terms or at all. In addition to higher premiums, insurance policies may provide for higher deductibles, shorter coverage periods and policy exclusions related to satellite health.

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Novel design—SPACEWAY 3 employs a complex and novel design intended for higher-speed data rates and greater bandwidth per network site. If the enhanced features of the satellite design do not function to their specifications, we may not be able to offer the functionality or throughput of transmission service that we expect for SPACEWAY 3.

Satellite failures or degradations in satellite performance could affect our business, financial condition and results of operations.

For most of our customers, we lease satellite transponder capacity from fixed satellite service (“FSS”) providers in order to send and receive data communications to and from our VSAT networks. Beginning on April 3, 2008, we also began providing capacity on our SPACEWAY 3 satellite. Satellites are subject to in-orbit risks including malfunctions, commonly referred to as anomalies, and collisions with meteoroids, decommissioned spacecraft or other space debris. Anomalies occur as a result of various factors, such as satellite manufacturing errors, problems with the power systems or control systems of the satellites and general failures resulting from operating satellites in the harsh space environment.

For risks associated with anomalies affecting SPACEWAY 3, see “—We face risks associated with our SPACEWAY 3 satellite.” Any single anomaly or series of anomalies affecting the satellites on which we lease transponder capacity could materially adversely affect our operations and revenues and our relationships with current customers, as well as our ability to attract new customers for our satellite services. Anomalies may also reduce the expected useful life of a satellite, thereby creating additional expenses due to the need to provide replacement or backup capacity and potentially reduce revenues if service is interrupted on the satellites we utilize. We may not be able to obtain backup capacity at similar prices, or at all. In addition, an increased frequency of anomalies could impact market acceptance of our services.

Any failure on our part to perform our VSAT service contracts or provide satellite broadband access as a result of satellite failures could result in: (i) a loss of revenue despite continued obligations under our leasing arrangements; (ii) possible cancellation of our long-term contracts; (iii) inability to continue with our subscription-based customers; (iv) incurring additional expenses to reposition customer antennas to alternative satellites; and (v) damaging our reputation, which could negatively affect our ability to retain existing customers or to gain new business. The cancellation of long-term contracts due to service disruptions is an exception to the generally non-cancelable nature of our contracts, and such cancellation would reduce our revenue backlog. See “—The failure to adequately anticipate the need for transponder capacity or the inability to obtain transponder capacity could harm our results of operations.”

Our networks and those of our third-party service providers may be vulnerable to security risks.

We expect the secure transmission of confidential information over public networks to continue to be a critical element of our operations. Our networks and those of our third-party service providers and our customers may be vulnerable to unauthorized access, computer viruses and other security problems. Persons who circumvent security measures could wrongfully obtain or use information on the network or cause interruptions, delays or malfunctions in our operations, any of which could have a material adverse effect on our business, financial condition and results of operations. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems, including reputational harm and litigation, caused by any breaches. In addition, our customer contracts, in general, do not contain provisions which would protect us against liability to third-parties with whom our customers conduct business. Although we have implemented and intend to continue to implement industry-standard security measures, these measures may prove to be inadequate and result in system failures and delays that could lower network operations center availability and have a material adverse effect on our business, financial condition and results of operations.

DIRECTV may compete with us in certain sectors and subject to certain conditions.

While we have entered into a non-competition agreement with DIRECTV in connection with our separation from DIRECTV in 2005, DIRECTV has retained the right to compete with us in selling data services to consumers at all times and may compete with us in all areas after the five-year term of the non- competition agreement which commenced on April 22, 2005. In addition, while the non-competition agreement restricts DIRECTV from using the advanced on-board processing capabilities of its two SPACEWAY satellites for data service offerings that would directly compete with us, DIRECTV is not limited in such use if the video capability of its SPACEWAY satellites does not remain capable of commercial operations. Moreover, DIRECTV is not restricted from competing with our business if such data services are incidental to DIRECTV’s provision of a video service to an Enterprise customer and are an integral part of such video service or are available as an optional add-on to such video service. In any event, DIRECTV may compete with us after the non-competition agreement expires on April 22, 2010.

We are dependent upon suppliers of components, manufacturing outsourcing, installation and customer service, and our results of operations may be materially affected if any of these third-party providers fail to appropriately deliver the contracted goods or services.

We are dependent upon third-party services and products provided to us, including the following:

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Components—A limited number of suppliers manufacture some of the key components required to build our VSATs. These key components may not be continually available and we may not be able to forecast our component requirements sufficiently in advance, which may have a detrimental effect on supply. If we are required to change suppliers for any reason, we would experience a delay in manufacturing our products if another supplier is not able to meet our requirements on a timely basis. In addition, if we are unable to obtain the necessary volumes of components on favorable terms or prices on a timely basis, we may be unable to produce our products at competitive prices and we may be unable to satisfy demand from our customers. All of our products contain components whose base raw materials have undergone dramatic cost fluctuations in the last 24 months. Fluctuations in pricing of raw materials have the ability to affect our product costs. Although we have been successful in offsetting or mitigating our exposure to these fluctuations, such changes could have an adverse impact on our product costs.

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Manufacturing outsourcing—While we develop and manufacture prototypes for our products, we use contract manufacturers to produce a significant portion of our hardware. If these contract manufacturers fail to provide products that meet our specifications in a timely manner, then our customer relationships may be harmed.

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Installation and customer support service—Each of our North American and international operations utilize a network of third-party installers to deploy our hardware. In addition, a portion of our customer support and management is provided by offshore call centers. Since we provide customized services for our customers that are essential to their operations, a decline in levels of service or attention to the needs of our customers or the occurrence of negligent and careless acts could adversely affect our reputation, renewal rates and ability to win new business.

The failure to adequately anticipate the need for transponder capacity or the inability to obtain transponder capacity could harm our results of operations.

We have made substantial contractual commitments for transponder capacity based on our existing customer contracts and backlog, as well as anticipated future business, to the extent our existing customers are not expected to utilize our SPACEWAY 3 satellite. If future demand does not meet our expectations, we will be committed to maintain excess transponder capacity for which we will have no or insufficient revenues to cover our costs, which would have a negative impact on our margins and results of operations. Our transponder leases are generally for two to five years, and different leases cover satellites with coverage of different geographical areas or support different applications and features, so we may not be able to quickly or easily adjust our capacity to changes in demand. If we only purchase transponder capacity based on existing contracts and bookings, capacity for certain types of coverage in the future that cannot be readily served by SPACEWAY 3 may be unavailable to us and we may not be able to satisfy certain needs of our customers, which could result in a loss of possible new business and could negatively impact the margins earned for those services. At present, until the launch and operation of additional satellites, there is limited availability of capacity on the Ku-band frequencies in North America. In addition, the FSS industry has seen consolidation in the past decade, and today, the three main FSS providers in North America and a number of smaller regional providers own and operate the current satellites that are available for our capacity needs. The failure of any of these FSS providers or a downturn in their industry as a whole could reduce or interrupt the Ku-band capacity available to us. If we are not able to renew our capacity leases at economically viable rates, or if capacity is not available due to any problems of the FSS providers, our business and results of operations would be adversely affected, to the extent SPACEWAY 3 is unable to satisfy the associated demand.

If our products contain defects, we could be subject to significant costs to correct such defects and our product and network service contracts could be delayed or cancelled, which could expose us to significant liability and adversely affect our revenues.

The products and the networks we deploy are highly complex, and some may contain defects when first introduced or when new versions or enhancements are released, despite extensive testing and our quality control procedures. In addition, many of our products and network services are designed to interface with our customers’ existing networks, each of which has different specifications and utilize multiple protocol standards. Our products and services must interoperate with the other products and services within our customers’ networks, as well as with future products and services that might be added to these networks, to meet our customers’ requirements. Further, in the consumer market, our products are usually installed in residential and other locations where there might be a higher likelihood of product liability claims relating to improper or unsafe products or installations. The occurrence of any defects, errors or failures in our products or network services could result in: (i) additional costs to correct such defects; (ii) cancellation of orders; (iii) a reduction in revenue backlog; (iv) product returns or recalls; (v) diversion of our resources; (vi) legal actions by our customers or our customers’ end users, including for damages caused by a defective product; and (vii) the issuance of credits to customers and other losses to us, our customers or end users. Any of these occurrences could also result in the loss of or delay in market acceptance of our products and services and loss of sales, which would harm our reputation and our business and adversely affect our revenues and profitability. In addition, our insurance would not cover the cost of correcting significant errors, defects, or security problems.

Our failure to develop, obtain or protect our intellectual property rights could adversely affect our future performance and growth.

We rely on a combination of United States and foreign patent, trademark, copyright and trade secret laws as well as licenses, nondisclosure, confidentiality and other contractual agreements or restrictions to protect our proprietary rights to the technologies and inventions used in our services and products, including proprietary VSAT technology and related services and products. We have registered trademarks and patents and have pending trademark and patent applications in the United States and a number of foreign countries. However, our patent and trademark applications may not be allowed by the applicable governmental authorities to issue as patents or register as trademarks at all, or in a form that will be advantageous to us. In addition, in some instances, we may not have registered important patent and trademark rights in these and other countries. If we fail to timely file a patent application in any such country, we may be precluded from doing so at a later date. In addition, the laws of some countries do not protect and do not allow us to enforce our proprietary rights to the same extent as do the laws of the United States. Accordingly, we might not be able to protect our proprietary products and technologies against unauthorized third-party copying or use, which could negatively affect our competitive position.

Furthermore, our intellectual property may prove inadequate to protect our proprietary rights, may be infringed or misappropriated by others or may diminish in value over time. Our competitors may be able to freely make use of our patented technology after our patents expire or may challenge the validity, enforceability or scope of our patents, trademarks or trade secrets. Competitors also may independently develop products or services that are substantially equivalent or superior to our technology. In addition, it may be possible for third-parties to reverse-engineer, otherwise obtain, copy and use information that we regard as proprietary. If we are unable to protect our services and products through the enforcement of our intellectual property rights, our ability to compete based on our current market advantages may be harmed.

We also rely on unpatented proprietary technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. These agreements may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If we fail to prevent substantial unauthorized access to our trade secrets, we risk the loss of those intellectual property rights and whatever competitive advantage they provide us.

Claims that our services and products infringe the intellectual property rights of others could increase our costs and reduce our sales, which would adversely affect our revenue.

We have received, and may in the future receive, communications from third-parties claiming that we or our products infringe upon the intellectual property rights of third-parties. In addition, we may be named in the future as a defendant in lawsuits claiming that our services or products infringe upon the intellectual property rights of third-parties. Litigation may be necessary to determine the validity and scope of third-party rights or to defend against claims of infringement. Litigation may also be necessary to enforce our intellectual property rights or to defend against claims that our intellectual property rights are invalid or unenforceable. Such litigation, regardless of the outcome, could result in substantial costs and diversion of resources, including time and attention of management and other key personnel, and could have a material adverse effect on our business, financial condition and results of operations. We expect to be increasingly subject to such claims as the number of products and competitors in our industry grows.

We may not be aware of all intellectual property rights that our services or products may potentially infringe. Further, without lengthy litigation, it may not be possible to determine definitively whether a claim of infringement is valid. We cannot estimate the extent to which we may be required in the future to obtain intellectual property licenses or the availability and cost of any such licenses. Those costs, and their impact on our earnings, could be material. Damages in patent infringement cases may also include treble damages in certain circumstances. If a third-party holds intellectual property rights, it may not allow us to use our intellectual property at any price, or on terms acceptable to us, which could materially adversely affect our competitive position. To the extent that we are required to pay royalties to third-parties to whom we are not currently making payments, these increased costs of doing business could materially adversely affect our results of operations. In addition, under some of our agreements with customers, we are not permitted to use all or some of the intellectual property developed for that customer for other customers, and in other cases, we have agreed not to provide similar services to such customers’ competitors. Further, our service agreements with our customers generally provide that we will defend and indemnify them for claims against them relating to our alleged infringement of third-party intellectual property rights with respect to services and products we provide. Third-

parties may assert infringement claims against our customers. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonably terms, our customers may be forced to stop using our products.

In addition, our patents, trademarks and other proprietary rights may be subject to various attacks claiming they are invalid or unenforceable. These attacks might invalidate, render unenforceable or otherwise limit the scope of the protection that our patents, trademarks and other rights afford us. If we lose the use of a product name or brand name, our efforts spent on building that brand may be lost, and we will have to rebuild a brand for that product, which we may or may not be able to do, and which would cause us to incur new costs in connection with building such brand name. If we are involved in a patent infringement suit, even if we prevail, there is no assurance that third-parties will not be able to design around our patents, which could harm our competitive position.

If we are unable to license technology from third-parties on satisfactory terms, our developmental costs could increase and we may not be able to deploy our services and products in a timely manner.

We depend, in part, on technology that we license from third-parties on a non-exclusive basis and integrate into our products and service offerings. Licenses for third-party technology that we use in our current products may be terminated or not renewed, and we may be unable to license third-party technology necessary for such products in the future. Furthermore, we may be unable to renegotiate acceptable third-party license terms to reflect changes in our pricing models. Changes to or the loss of a third-party license could lead to an increase in the costs of licensing or inoperability of products or network services. In addition, technology licensed from third-parties may have undetected errors that impair the functionality or prevent the successful integration of our products or services. As a result of any such changes or loss, we may need to incur additional development costs to ensure continued performance of our products or suffer delays until replacement technology, if available, can be obtained and integrated.

Our Parent is majority-owned by various investment vehicles affiliated with Apollo Management, L. P. (together with its affiliates, “Apollo”) and Apollo’s interests as an equity holder may conflict with those of the holders of the Notes.

At March 31, 2009, Apollo owned in the aggregate 12,408,611 shares, or approximately 57.4%, of the issued and outstanding common stock of Hughes Communications, Inc. (“HCI” or “Parent”). Therefore, Apollo has control over HCI’s management and policies, such as the election of its directors, the appointment of new management and the approval of any other action requiring the approval of HCI’s stockholders, including any amendments to its certificate of incorporation and mergers or sales of all or substantially all of its assets. The interests of Apollo may not in all cases be aligned with those of the holders of the Notes. In addition, the level of Apollo’s ownership of HCI’s common stock could have the effect of discouraging or impeding an unsolicited acquisition proposal. Furthermore, Apollo may, in the future, own businesses that directly or indirectly compete with us. Apollo may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Subject to limitations contained in our limited liability company agreement, the indentures governing the 2006 Senior Notes and the Notes, our revolving credit facility and our unsecured term loan facility regarding affiliate transactions, Apollo may cause us to enter into transactions with their affiliates to buy or sell assets.

Our future success depends on our ability to retain our key employees.

We are dependent on the services of HCI’s and our senior management team to remain competitive in our industry. The loss of one or more members of HCI’s or our senior management team could have an adverse effect on us until qualified replacements are found. We may not be able to quickly replace these individuals with persons of equal experience and capabilities. In addition, technological innovation depends, to a significant extent, on the work of technically skilled employees. Competition for executive, managerial and skilled personnel in our industry is intense. We expect to face continued increases in compensation costs in order to attract and retain senior executives, managers and skilled employees, especially if the current job economy improves. We may not be able to retain our existing senior management, fill new positions or vacancies created by expansion or turnover or attract or retain the management and personnel necessary to develop and market our products. We do not maintain key man life insurance on any of these individuals.

We are subject to risks related to recent litigation filed against us.

On May 18, 2009, the Company and HCI received notification of a complaint in the US District Court for the Northern District of California by two consumers on behalf of themselves and other similarly situated persons for, among others, breach of warranties, fraud and negligent misrepresentation. The plaintiffs are seeking to have the case be certified as a class action. The complaint alleges, among other things, that the Company misrepresented the speed of the HughesNet service in its advertising. The Company has not yet had the opportunity to fully evaluate the substance of the claims and its available defenses, and no discovery has occurred.

Risks Related to the Regulation of Our Business

We may face difficulties in obtaining regulatory approvals for our provision of telecommunications services, and we may face changes in regulation, each of which could adversely affect our operations.

In a number of countries where we operate, the provision of telecommunications services is highly regulated. In such countries, we are required to obtain approvals from national and local authorities in connection with most of the services that we provide. In many jurisdictions, we must maintain such approvals through compliance with license conditions or payment of annual regulatory fees.

While the governmental authorizations for our current business generally have not been difficult to obtain in a timely manner, the need to obtain particular authorizations in the future may delay our provision of current and new services. Moreover, the imposition by a governmental entity of conditions on our authorizations, or the failure to obtain authorizations necessary to launch and operate satellites or provide satellite service, could have a material adverse effect on our ability to generate revenue and conduct our business as currently planned. Violations of laws or regulations may result in various sanctions including fines, loss of authorizations and the denial of applications for new authorizations or for the renewal of existing authorizations.

Future changes to the regulations under which we operate could make it difficult for us to obtain or maintain authorizations, increase our costs or make it easier or less expensive for our competitors to compete with us.

We may face difficulties in accurately assessing and collecting contributions towards the Universal Service Fund.

As a provider of telecommunications in the United States, we are presently required to contribute a percentage of our revenues from telecommunications services to universal service support mechanisms that subsidize the provision of services to low-income consumers, high-cost areas, schools, libraries and rural health care providers. This percentage is set each calendar quarter by the FCC. Current FCC rules permit us to pass this universal service contribution onto our customers.

Because our customer contracts often include both telecommunications services, which create such support obligations, and other goods and services, which do not, it can be difficult to determine which portion of our revenues forms the basis for this contribution and the amount that we can recover from our customers. If the FCC, which oversees the support mechanisms, or a court or other governmental entity were to determine that we computed our contribution obligation incorrectly or passed the wrong amount onto our customers, we could become subject to additional assessments, liabilities, or other financial penalties. In addition, the FCC is considering substantial changes to its universal service contribution rules, and these changes could impact our future contribution obligations and those of third-parties that provide communication services to our business. Any such change to the universal service contribution rules could adversely affect our costs of providing service to our customers.

Our international sales and operations are subject to applicable laws relating to trade, export controls and foreign corrupt practices, the violation of which could adversely affect our operations.

We must comply with all applicable export control laws and regulations of the United States and other countries. United States laws and regulations applicable to us include the Arms Export Control Act, the International Traffic in Arms Regulations (“ITAR”), the Export Administration Regulations (“EAR”) and the trade sanctions laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”). The export of certain satellite hardware, services and technical data relating to satellites is regulated by the United States Department of State’s Directorate of Defense Trade Controls under ITAR. Other items are controlled for export by the United States Department of Commerce’s Bureau of Industry and Security under the EAR. We cannot provide services to certain countries subject to United States trade sanctions unless we first obtain the necessary authorizations from OFAC. In addition, we are subject to the Foreign Corrupt Practices Act, that, generally, bars bribes or unreasonable gifts to foreign governments or officials.

Following a voluntary disclosure by DIRECTV and DTV Network Systems, Inc. (“DTV Networks”) in June 2004, DIRECTV and DTV Networks entered into a consent agreement with the U.S. Department of State in January 2005 regarding alleged violations of the ITAR relating to exports by us of VSAT technology, primarily to China. Under the consent agreement, which applies to us, DIRECTV agreed to pay a $4.0 million fine over a period of three years and we were required to establish and maintain an external special compliance official for a period of three years. The external special compliance official was an independent contractor with authority to oversee matters relating to compliance with the ITAR. Pursuant to the consent agreement, the three-year term of the external special compliance official ended in January 2008 whereupon we appointed an internal special compliance official who has the authority to oversee matters relating to compliance with ITAR for a period of two years from January 2008 to January 2010. We have satisfied the requirement in the consent agreement that we spend $1.0 million over a period of three years for certain enhanced remedial compliance measures. As part of the consent agreement, one of our subsidiaries in China was debarred from conducting certain international business, although we may seek reinstatement in the future. The January 2005 consent agreement supplemented another consent agreement of DIRECTV in March 2003, which applies to us and arose out of separate violations of ITAR in which we were a named party.

Violations of these laws or regulations could result in significant additional sanctions including fines, more onerous compliance requirements, more extensive debarments from export privileges or loss of authorizations needed to conduct aspects of our international business. A future violation of ITAR or the other regulations enumerated above could materially adversely affect our business, financial condition and results of operations.

Our foreign operations expose us to regulatory risks and restrictions not present in our domestic operations.

Our operations outside the United States accounted for approximately 25.9% of our revenues for the year ended December 31, 2008 and approximately 22.3% of our revenues for the quarter ended March 31, 2009, and we expect our foreign operations to continue to represent a significant portion of our business. We have operations in Brazil, Germany, India, Indonesia, Italy, Mexico, the Russian Federation, South Africa, the United Arab Emirates and the United Kingdom, among other nations. Over the last 20 years, we have sold products in over 100 countries. Our foreign operations involve varying degrees of risks and uncertainties inherent in doing business abroad. Such risks include:

•	Complications in complying with restrictions on foreign ownership and investment and limitations on repatriation—We may not be permitted to own our operations in some countries and may have to enter into partnership or joint venture relationships. Many foreign legal regimes restrict our repatriation of earnings to the United States from our subsidiaries and joint venture entities. We may also be limited in our ability to distribute or access our assets by the governing documents pertaining to such entities. In such event, we will not have access to the cash flow and assets of our joint ventures.

•

Difficulties in following a variety of foreign laws and regulations, such as those relating to data content retention, privacy and employee welfare—Our international operations are subject to the laws of many different jurisdictions that may differ significantly from United States law. For example, local political or intellectual property law may hold us responsible for the data that is transmitted over our network by our clients. Also, other nations have more stringent employee welfare laws that guarantee perquisites that we must offer. Compliance with these laws may lead to increased operations costs, loss of business opportunities or violations that result in fines or other penalties.

•

We face significant competition in our international markets—Outside North America, we have traditionally competed for VSAT hardware and services sales primarily in Europe, Brazil and India and focused only on hardware sales in other regions. In Europe, we face intense competition which is not expected to abate in the near future.

•

Changes in exchange rates between foreign currencies and the United States dollar—We conduct our business and incur costs in the local currency of a number of the countries in which we operate. Accordingly, our results of operations are reported in the relevant local currency and then translated to United States dollars at the applicable currency exchange rate for inclusion in our financial statements. These fluctuations in currency exchange rates have affected, and may in the future affect, revenue, profits and cash earned on international sales. In addition, we sell our products and services and acquire supplies and components from countries that historically have been, and may continue to be, susceptible to recessions or currency devaluation.

•

Greater exposure to the possibility of economic instability, the disruption of operations from labor and political disturbances, expropriation or war—As we conduct operations throughout the world, we could be subject to regional or national economic downturns or instability, labor or political disturbances or conflicts of various sizes. Any of these disruptions could detrimentally affect our sales in the affected region or country or lead to damage to, or expropriation of, our property or danger to our personnel.

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Competition with large or state-owned enterprises and/or regulations that effectively limit our operations and favor local competitors—Many of the countries in which we conduct business have traditionally had state owned or state granted monopolies on telecommunications services that favor an incumbent service provider. We face competition from these favored and entrenched companies in countries that have not deregulated. The slower pace of deregulation in these countries, particularly in Asia and Latin America, has adversely affected the growth of our business in these regions.

•

Customer credit risks—Customer credit risks are exacerbated in foreign operations because there is often little information available about the credit histories of customers in the foreign countries in which we operate.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words.

You should not place undue reliance on forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based upon our current expectations and various assumptions as of the date on the cover of this prospectus. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we can give no assurance that management’s expectations, beliefs and projections will be achieved. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We do not undertake and specifically decline any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.

In addition, we have identified other important factors that could cause future events to differ from our current expectations and they are described in this prospectus under the caption “Risk Factors” as well as in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, including, without limitation, under the captions “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus.

THE EXCHANGE OFFER

Purpose and Effect of this Exchange Offer

In connection with the offering of the Old Notes, we and the guarantors of the Old Notes entered into a registration rights agreement with the initial purchaser of the Old Notes. Under that agreement, we agreed to use commercially reasonable efforts to consummate the exchange of Old Notes for Exchange Notes within 360 days after May 27, 2009.

The registration statement of which this prospectus forms a part was filed in compliance with the obligations under this registration rights agreement. The Exchange Notes will have terms substantially identical to the Old Notes except the Exchange Notes will not contain terms with respect to transfer restrictions and registration rights and we will not be obligated to pay liquidated damages as described in the registration rights agreement.

Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the Old Notes on or prior to the date that is the later of 360 days after May 27, 2009 and 120 days from the date the obligation to file such shelf registration statement arises due to the following circumstances:

•	we are not required to file the Exchange Offer registration statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy; or

•

any holder of Old Notes notifies us prior to the 20th business day following the consummation of the Exchange Offer that (a) such holder is prohibited by law or SEC policy from participating in the Exchange Offer, (b) such holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer registration statement is not appropriate or available for such resales by such holder, or (c) such holder is a broker-dealer and owns Old Notes acquired directly from us or any of our affiliates.

Each holder of Old Notes that wishes to exchange such Old Notes for transferable Exchange Notes in this Exchange Offer will be required to make the following representations:

•	that it is not an “affiliate,” as defined in Rule 144 under the Securities Act, of ours;

•

that it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes to be issued in the Exchange Offer; and

•	that it is acquiring the Exchange Notes in its ordinary course of business.

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that Exchange Notes issued under this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Exchange Note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 144 under the Securities Act;

•	such Exchange Notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in a distribution of such Exchange Notes.

Any holder who tenders in this Exchange Offer with the intention of participating in any manner in a distribution of the Exchange Notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of Exchange Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the Old Notes as a result of market-making activities or other trading activities may participate in this Exchange Offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. The Notes may not be sold under state securities laws unless the shares have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirement is available. Except as required by the applicable registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of Exchange Notes.

Terms of this Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered and not withdrawn prior to the expiration date. We will issue a like principal amount of Exchange Notes in exchange for the principal amount of Old Notes surrendered under this Exchange Offer.

The form and terms of the Exchange Notes will be substantially identical to the form and terms of the Old Notes except the Exchange Notes will be registered under the Securities Act, will not bear legends restricting their transfer and we will not be obligated to pay liquidated damages as described in the registration rights agreement. The Exchange Notes will evidence the same debt as the Old Notes. The Exchange Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the Old Notes.

This Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

As of the date of this prospectus, $150.0 million aggregate principal amount of the Old Notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in this Exchange Offer.

We intend to conduct this Exchange Offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old Notes that are not tendered for exchange in this Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the Old Notes.

We will be deemed to have accepted for exchange properly tendered Old Notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us and delivering Exchange Notes to such holders.

Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate this Exchange Offer, and not to accept for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Certain Conditions to this Exchange Offer.”

Holders who tender Old Notes in this Exchange Offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Old Notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with this Exchange Offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in this Exchange Offer.

Expiration Date; Extensions; Amendments

This Exchange Offer will expire at 5:00 p.m., New York City time on                     , 2009, unless in our sole discretion, we extend it. The Exchange Notes issued pursuant to this Exchange Offer will be delivered promptly following the expiration date to the holders who validly tender their Old Notes.

In order to extend this Exchange Offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of Old Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our reasonable discretion:

•

to delay accepting for exchange any Old Notes, to extend this Exchange Offer or to terminate this Exchange Offer and to refuse to accept Old Notes not previously accepted if any of the conditions set forth below under “—Certain Conditions to this Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	subject to the terms of the registration rights agreement, to amend the terms of this Exchange Offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of Old Notes. If we amend this Exchange Offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Notes of such amendment and will extend this Exchange Offer to the extent required by law, if necessary. Generally we must keep this Exchange Offer open for at least five business days after a material change. Pursuant to Rule 14e-1(b) under the Exchange Act, if we increase or decrease the percentage of Old Notes being sought, we will extend this Exchange Offer for at least ten business days from the date that notice of such increase or decrease is first published, sent or given by us to holders of the Old Notes. We currently do not intend to decrease the percentage of Old Notes being sought.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of this Exchange Offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to this Exchange Offer

Despite any other term of this Exchange Offer, we will not be required to accept for exchange, or exchange any Exchange Notes for, any Old Notes, and we may terminate this Exchange Offer as provided in this prospectus before accepting any Old Notes for exchange if in our reasonable judgment:

•

the Exchange Notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	this Exchange Offer, or the making of any exchange by a holder of Old Notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to this Exchange Offer that, in our judgment, would reasonably be expected to impair our ability to proceed with this Exchange Offer.

In addition, we will not be obligated to accept for exchange the Old Notes of any holder that prior to the expiration of the Exchange Offer has not made:

•	the representations described under “—Purpose and Effect of this Exchange Offer”, “—Procedures for Tendering” and “Plan of Distribution,” and

•

such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the Exchange Notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the Exchange Offer, to extend the period of time during which this Exchange Offer is open. Consequently, we may delay acceptance of any Old Notes by giving oral or written notice of such extension of the expiration date to the registered holders of the Old Notes in accordance with the notice procedures described in the following paragraph. During any such extensions, all Old Notes previously tendered will remain subject to this Exchange Offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any Old Notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of this Exchange Offer.

We expressly reserve the right to amend or terminate this Exchange Offer on or prior to the scheduled expiration date of the Exchange Offer, and to reject for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions of this Exchange Offer specified above. We will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the Old Notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our reasonable discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times except that all conditions to this Exchange Offer, other than those described in the first sentence of this section, must be satisfied or waived by us at or before the expiration of this Exchange Offer.] If we waive any of these conditions to the Exchange Offer, we expect that such waiver will apply equally to all holders of the Old Notes tendered in the Exchange Offer. If we fail to exercise any of the foregoing rights, that failure in itself will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times except that all conditions to this Exchange Offer, other than those described in the first sentence of this section, must be satisfied or waived by us at or before the expiration of this Exchange Offer. There are no dissenters’ rights of appraisal under Delaware law applicable to this Exchange Offer.

In addition, we will not accept for exchange any Old Notes tendered, and will not issue Exchange Notes in exchange for any such Old Notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

Only a holder of Old Notes may tender such Old Notes in this Exchange Offer. To tender in this Exchange Offer, a holder must:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive Old Notes along with the letter of transmittal; or

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such Old Notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of Old Notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or Old Notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Old Notes, either:

•	make appropriate arrangements to register ownership of the Old Notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of Old Notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Old Notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any Old Notes, such Old Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the Old Notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of this Exchange Offer electronically. They may do so by causing DTC to transfer the Old Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering Old Notes that are the subject of such book-entry confirmation;

•

such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

•	the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes. Our determination will be final and binding. We reserve the absolute right to reject any Old Notes not properly tendered or any Old Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of this Exchange Offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In all cases, we will issue Exchange Notes for Old Notes that we have accepted for exchange under this Exchange Offer only after the exchange agent timely receives:

•	Old Notes or a timely book-entry confirmation of such Old Notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal, each tendering holder of Old Notes will represent that, among other things:

•	that it is not an “affiliate,” as defined in Rule 144 under the Securities Act, of ours;

•

that it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes to be issued in the Exchange Offer; and

•	that it is acquiring the Exchange Notes in its ordinary course of business.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of this Exchange Offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of Old Notes who are unable to deliver confirmation of the book-entry tender of their Old Notes into the exchange agent’s account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their Old Notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their Old Notes but whose Old Notes are not immediately available or who cannot deliver their Old Notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•

prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of such Old Notes and the principal amount of Old Notes tendered;

•	stating that the tender is being made thereby; and

•

guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the Old Notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered Old Notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of Old Notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•

the exchange agent must receive a written notice, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under “—Exchange Agent,” or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the Old Notes to be withdrawn;

•	identify the Old Notes to be withdrawn, including the principal amount of such Old Notes; and

•	where certificates for Old Notes have been transmitted, specify the name in which such Old Notes were registered, if different from that of the withdrawing holder.

If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any Old Notes so withdrawn not to have validity tendered for exchange for purposes of this Exchange Offer. Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such Old Notes will be credited to an account maintained with DTC for Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of this Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as exchange agent for this Exchange Offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

By registered mail or certified mail:	By regular mail or overnight courier:	By Hand:

Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480-1517	Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 Sixth & Marquette Avenue Minneapolis, MN 55479	Wells Fargo Bank, N.A. Corporate Trust Services 608 Second Avenue South Northstar East Building—12th floor Minneapolis, MN 55402

Facsimile (eligible institutions only): (612) 667-6282

Telephone Inquiries: (800) 344-5128

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with this Exchange Offer and will not make any payments to broker-dealers or others soliciting acceptances of this Exchange Offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with this Exchange Offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Old Notes under this Exchange Offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Old Notes tendered;

•	tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Old Notes under this Exchange Offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their Old Notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register Exchange Notes in the name of, or request that Old Notes not tendered or not accepted in this Exchange Offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of Old Notes who do not exchange their Old Notes for Exchange Notes under this Exchange Offer will remain subject to the restrictions on transfer of such Old Notes:

•

as set forth in the legend printed on the Notes as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the applicable offering circular distributed in connection with the private offering of the Old Notes.

In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act. Based on interpretations of the SEC staff, Exchange Notes issued pursuant to this Exchange Offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 144 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the Exchange Notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to a distribution of the Exchange Notes to be acquired in this Exchange Offer. Any holder who tenders in this Exchange Offer for the purpose of participating in a distribution of the Exchange Notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

We will record the Exchange Notes in our accounting records at the same carrying value as the Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with this Exchange Offer. We will capitalize the expenses of this Exchange Offer as deferred financing costs and expense these costs over the life of the Exchange Notes.

Other

Participation in this Exchange Offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Old Notes in the open market or privately negotiated transactions, through subsequent Exchange Offers or otherwise. We have no present plans to acquire any Old Notes that are not tendered in this Exchange Offer or to file a registration statement to permit resales of any untendered Old Notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange Old Notes in like principal amount, which will be canceled and as such will not result in any increase in our indebtedness.

We intend to use the net proceeds from the Old Notes for general corporate purposes, which could include working capital needs, corporate development opportunities (which may include acquisitions), capital expenditures and opportunistic satellite fleet expansion. Pending expenditure of the net proceeds, we intend to invest the net proceeds of this offering in investment-grade and interest-bearing securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and consolidated capitalization as of March 31, 2009, on an actual basis and on an as adjusted basis giving effect to the issuance of the Old Notes. You should read this table in conjunction with “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

	March 31, 2009
(Dollars in thousands)	Actual	As Adjusted(1)
Cash and cash equivalents(2)	$102,572	$235,637

Secured revolving credit facility(3)	$—	$—
Unsecured term loan facility	115,000	115,000
2006 Senior Notes	450,000	450,000
Old Notes (net of discount)(4)	—	136,403
VSAT hardware financing(5)	7,496	7,496
Capital lease(6)	5,346	5,346

Total long-term debt(7)	577,842	714,245
Total equity	234,302	234,302

Total capitalization	$812,144	$948,547

(1)	As Adjusted gives effect to the issuance of the Old Notes, net of initial purchaser’s discounts and commissions, the estimated offering expenses and the original issue discount on the Old Notes.

(2)	Represents our cash and cash equivalents and excludes the cash and cash equivalents held by our parent, HCI, on March 31, 2009, which cash at HCI is not available to us or you as holders of the notes unless HCI voluntarily contributes it to us, which it is under no obligation to do.

(3)	As of March 31, 2009, we had $46.4 million of available borrowings under our revolving credit facility, after giving effect to $3.6 million of outstanding letters of credit.

(4)	The $150.0 million of Old Notes are recorded at their face amount net of original issue discount, with the discount to be accreted over the life of such notes.

(5)	VSAT hardware financing represents equipment financing arrangements relating to VSAT operating lease hardware, which includes $3.6 million related to our foreign subsidiaries. Excludes $4.0 million of the current portion of VSAT hardware financing.

(6)	Represents the net remaining debt balance under the capital lease with 95 West Co., Inc., a related party. Excludes $0.5 million of the current portion of capital lease obligations.

(7)	Excludes $2.0 million of the current portion of our Indian subsidiary debt.

SELECTED HISTORICAL FINANCIAL DATA

Set forth below is our selected historical financial data. The selected historical statement of operations data for the years ended December 31, 2004 through 2008 and the selected historical balance sheet data as of December 31, 2004 through 2008 set forth below are derived from our audited financial statements and the notes thereto. The selected historical consolidated statement of operations data for the three months ended March 31, 2008 and 2009 and the selected historical balance sheet data as of March 31, 2009 are derived from our unaudited financial statements included elsewhere in this prospectus and, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations as of the dates and for the periods indicated. The results for periods of less than a full year are not necessarily indicative of the results to be expected for any interim period or for a full year. You should read this in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and notes thereto included elsewhere in this prospectus.

Pursuant to the Contribution and Membership Interest Purchase Agreement dated December 3, 2004, as amended, DTV Network Systems, Inc., (“DTV Networks”), prepared “carved-out” historical financial statements for its VSAT, mobile satellite and terrestrial microwave businesses and SPACEWAY as if they comprised a separate limited liability company and on the basis of presentation described in Note 1: Organization to the consolidated financial statements. The financial results of the Company for the period January 1, 2005 through April 22, 2005 and for the years ended December 31, 2004 are referred to herein as “Prior Predecessor” results, the financial results for the period from April 23, 2005 through December 31, 2005 are referred to herein as “Predecessor” results, and the financial results for the years ended December 31, 2006, 2007 and 2008 and the three months ended March 31, 2008 and 2009 are referred to herein as “Successor” results. Carryover of DTV Networks’ basis was used to establish the beginning balances of the Company’s accounts.

As of January 1, 2006, we became a wholly-owned subsidiary of Hughes Communications, Inc. (“HCI” or “Parent”). Our financial statements from that date forward are consolidated by HCI and our assets and liabilities have been adjusted to reflect the HCI basis in us in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” and Emerging Issues Task Force Abstract D-97, “Push-Down Accounting”.

	Prior Predecessor		Predecessor	Successor
	Year ended December 31, 2004	January 1, to April 22, 2005	April 23, to December 31, 2005	Year Ended December 31,			Three Months Ended March 31,
(Dollars in thousands)				2006	2007	2008	2008	2009
Consolidated statements of operations data:
Services	$383,519	$121,917	$303,467	$439,976	$537,115	$610,785	$148,757	$161,904
Hardware sales	405,831	101,524	280,001	418,249	432,960	449,106	88,263	77,850

Total revenues	789,350	223,441	583,468	858,225	970,075	1,059,891	237,020	239,754

Total operating costs and expenses	2,221,849	244,520	516,860	800,551	880,268	991,757	226,976	231,284

Operating income	(1,432,499)	(21,079)	66,608	57,674	89,807	68,134	10,044	8,470
Interest expense	(7,466)	(1,631)	(22,744)	(46,041)	(43,772)	(51,327)	(9,308)	(13,829)
Other income (expense), net	6,577	136	3,034	10,908	9,165	3,156	1,387	227
Income tax (expense) benefit	(32)	(180)	(693)	(3,276)	(5,316)	(7,588)	(629)	668

Net income (loss)	(1,433,420)	(22,754)	46,205	19,265	49,884	12,375	1,494	(4,464)
Net (income) loss attributable to noncontrolling interests	(64)	231	366	(163)	(83)	(279)	(36)	(390)

Net income (loss) attributable to HNS	$(1,433,484)	$(22,523)	$46,571	$19,102	$49,801	$12,096	$1,458	$(4,854)

	Prior Predecessor	Combined Predecessor and Prior Predecessor	Successor
	Year ended December 31,					Three Months Ended March 31,
(Dollars in thousands)	2004	2005	2006	2007	2008	2008	2009
Statement of Cash Flows Data:
Net cash provided by operating activities	$87,736	$40,756	$91,733	$95,204	$70,165	$18,835	$33,428
Net cash used in investing activities	$(122,819)	$(108,647)	$(182,634)	$(155,276)	$(92,582)	$(37,110)	$(30,866)
Net cash provided by (used in) financing activities	$7,060	$163,506	$77,181	$93,211	$(9,920)	$(2,277)	$(1,645)

	Prior Predecessor	Predecessor	Successor
	Year ended December 31,					Three Months Ended March 31, 2009
(Dollars in thousands)	2004	2005	2006	2007	2008	Actual	As Adjusted(1)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$14,807	$113,267	$99,098	$129,227	$100,262	$102,572	$235,637
Property, net	$226,744	$259,578	$312,497	$479,976	$507,270	$514,145	$514,145
Total assets	$586,884	$756,524	$912,390	$1,112,008	$1,080,107	$1,062,346	$1,200,411
Long-term debt	$37,465	$342,406	$469,190	$577,761	$578,298	$577,842	$714,245
Total liabilities	$318,058	$585,338	$709,428	$859,188	$844,637	$828,044	$966,109
Total equity	$268,826	$171,186	$202,962	$252,820	$235,470	$234,302	$234,302

(1)	As Adjusted gives effect to the issuance of the Old Notes, net of initial purchaser’s discounts and commissions, the estimated offering expenses and the original issue discount on the Old Notes.

	Prior Predecessor	Combined Predecessor and Prior Predecessor	Successor
	Year ended December 31,					Three Months Ended March 31,
(Dollars in thousands)	2004	2005	2006	2007	2008	2008	2009
Revenues by End Market:
North America Broadband:
Consumer	$202,838	$246,993	$292,336	$331,129	$376,055	$91,595	$98,729
Enterprise	305,266	288,392	281,531	284,587	291,610	65,195	66,879

Total North America Broadband	508,104	535,385	573,867	615,716	667,665	156,790	165,608

International Broadband:
Enterprise	188,589	202,935	193,370	214,833	237,188	44,596	44,884

Telecom Systems:
Mobile Satellite Systems	73,017	48,574	69,772	103,991	105,725	25,658	18,466
Telematics	—	—	1,611	22,301	31,065	6,106	7,069
Terrestrial Microwave	19,640	20,015	19,605	13,234	18,248	3,870	3,727

Total Telecom Systems	92,657	68,589	90,988	139,526	155,038	35,634	29,262

Total revenues	$789,350	$806,909	$858,225	$970,075	$1,059,891	$237,020	$239,754

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of the Company’s financial condition and results of operations are based upon financial statements which have been prepared in accordance with accounting principles generally accepted in the United States of America and should each be read together with our condensed consolidated financial statements and the notes to those condensed consolidated financial statements included elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties, including statements regarding our capital needs, business strategy, expectations and intentions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent our expectations or beliefs concerning future events. We urge you to consider statements that use the terms “believe,” “do not believe,” “anticipate,” “expect,” “plan,” “may,” “estimate,” “strive,” “intend,” “will,” “should,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and because our business is subject to numerous risks, and uncertainties, our actual results could differ materially from those anticipated in the forward-looking statements, including those set forth below under this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” “Special Note Regarding Forward-Looking Statements” and elsewhere in this prospectus. All forward-looking statements speak only as of the date of this prospectus. Actual results will most likely differ from those reflected in these forward-looking statements and the differences could be substantial. We disclaim any obligation to update these forward-looking statements or disclose any difference, except as may be required by securities laws, between our actual results and those reflected in these statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this prospectus are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved.

Overview

Hughes Network Systems, LLC, a Delaware limited liability company, (“HNS,” the “Company,” “we,” “us,” and “our”) is a telecommunications company. The Company is a wholly-owned subsidiary of Hughes Communications, Inc. (“HCI” or “Parent”). We provide equipment and services to the broadband communications marketplace. We have extensive technical expertise in satellite, wire line and wireless communications which we utilize in a number of product and service offerings. In particular, we offer a spectrum of broadband equipment and services to the managed services market comprised of enterprises with a requirement to connect a large number of geographically dispersed locations with reliable, scalable, and cost-effective applications, such as credit card verification, inventory tracking and control, and broadcast video. Our broadband network services and systems are provided to the international and domestic enterprise markets, and our satellite Internet access is provided to North American consumers, which we refer to as the Consumer market. In addition, we provide networking systems to customers for mobile satellite, telematics and wireless backhaul systems. These services are generally provided on a contract or project basis and may involve the use of proprietary products engineered by us.

Strategic Initiatives and Their Impact on Our Results of Operations

For the three months ended March 31, 2009 and 2008, we generated a net loss attributable to HNS of $4.9 million and a net income of $1.5 million, respectively. For the three years ended December 31, 2006, 2007 and 2008, we generated a net income attributable to HNS of $19.1 million, $49.8 million and $12.1 million, respectively. Our net loss for the three months ended March 31, 2009 was impacted by two events that occurred in 2008 which support the retention of employees and our future growth. The first event relates to the effect of a long term employee retention program established in April 2005 (the “Retention Program”), which resulted in the Company recognizing $0.9 million of compensation expense for the three months ended March 31, 2009. When the Company established its earning goals for the Retention Program in March 2008, it recognized $8.5 million of compensation expense earned through March 31, 2008 in the first quarter of 2008. The second event relates to the commencement of services on SPACEWAY 3 in April 2008, for which the Company recognized $6.5 million of depreciation expense for the three months ended March 31, 2009 compared to none for the same period in 2008. Additionally, the Company capitalized $4.8 million of interest expense associated with the construction and launch of the satellite for the three months ended March 31, 2008. We expect our long-term results of operations to improve over time as we add subscribers on the SPACEWAY network.

Consumer Group—We have made significant investments in our Consumer group as we believe there is a large segment of this market that is underserved by terrestrial alternatives such as Digital Subscriber Line (“DSL”) and cable. We continue to review and adjust pricing policies relative to other competitive offerings in the marketplace in connection with our Consumer hardware and service offerings. In September 2008, we began offering customers the option to rent the equipment with a 24 month service contract. We believe that the consumer rental program will expand our customer base while providing customers with an economical alternative to purchasing the equipment. We have incurred and expect to continue to incur significant costs, including subscriber acquisition costs, related to hardware and associated marketing costs in our Consumer group. As of March 31, 2009, we had a consumer customer base of approximately 436,200 subscribers that generated consumer revenues of $98.7 million for the three months ended March 31, 2009.

Technology—We incorporate advances in technology to reduce costs and to increase the functionality and reliability of our products and services. Through the usage of advanced spectrally efficient modulation and coding methodologies, such as DVB-S2, and proprietary software web acceleration and compression techniques, we continue to improve the efficiency of our networks. In addition, we invest in technologies to enhance our system and network management capabilities, specifically our managed services for enterprises. We also continue to invest in next generation technologies that can be applied to our future products and services.

Acquisitions, Strategic Alliances and Divestitures—We continue to focus on expanding the identified markets for our products, services and network solutions in our North America Broadband, International Broadband and Telecom Systems segments. Consistent with this strategy to grow and improve our financial position, we also review our competitive position on an ongoing basis and, from time to time, consider various acquisitions, strategic alliances and divestitures which we believe would be beneficial to our business. The Company, from time to time, considers various alternatives related to the ownership structure of a new satellite, capacity features and other factors that would promote long term growth while meeting the needs of its customers.

In February 2008, we completed the acquisition of Helius, Inc., which was subsequently converted to a limited liability company, Helius, LLC (“Helius”). Helius operates within our North America Broadband segment due to the nature of its business activities, its customer base and similarities with the North America Enterprise group. We believe that the combination of Helius’ internet protocol television solutions and our extensive broadband networking experience and customer base will create synergies that facilitate long-term sales growth. For further discussion of this acquisition, see Note 2—Acquisition of Helius, Inc. to the Company’s unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Key Business Metrics

Business Segments—We divide our operations into four distinct segments—the North America Broadband segment, the International Broadband segment, the Telecom Systems segment and the Corporate segment. The North America Broadband segment consists of the Consumer group, which delivers broadband internet service to consumer customers, and the Enterprise group, which provides satellite, wire line and wireless communication networks and services to enterprises. The International Broadband segment consists of the Enterprise group, which includes our international service companies. The international Enterprise group provides satellite, wire line and wireless communication networks and services to enterprise customers worldwide. The Telecom Systems segment consists of the Mobile Satellite Systems group, the Telematics group, and the Terrestrial Microwave group. The Mobile Satellite Systems group provides turnkey satellite ground segment systems to mobile system operators. The Telematics group provides development services and equipment to Hughes Telematics, Inc. (“HTI”), a related party, and certain of its customers. The Terrestrial Microwave group provides point-to-multipoint microwave radio network systems that enable mobile operators to connect their cell sites and fixed operators to provide wireless broadband services. The Corporate segment includes our corporate offices and assets not specifically related to another business segment. Due to the complementary nature and common architecture of our services and products across our business lines, we are able to leverage our expertise and resources within our various operating units to yield significant cost efficiencies.

Revenues—We generate revenues from the sale and financing of hardware and the provision of services. In our North America and International Broadband segments, we generate revenues from services and hardware. In our Telecom Systems segment, we generate revenues primarily from the development and sale of hardware. Some of our enterprise customers purchase equipment separately and operate their own networks. These customers include large enterprises, incumbent local exchange carriers, governmental agencies and resellers. Contracts for our services vary in length depending on the customers’ requirements.

Services—Our services revenue is varied in nature and includes total turnkey communications services, terminal relocation, maintenance and changes, transponder capacity and multicast or broadcast services. Our services are offered on a contractual basis, which vary in length based on the particular end market. Typically, our large enterprise customers enter into a three- to five-year contract, and our consumer customers enter into a 24-month contract. We bill and recognize service revenues on a monthly per site basis. For enterprise customers who receive services from our network operations, our services include the following:

Service Type	Description
Broadband connectivity	• Provides basic transport, intranet connectivity services and internet service provider services

•     Applications include high-speed internet access, IP VPN, multicast file delivery and streaming, point-of-sale credit transactions, enterprise back-office communications, and satellite backup for frame relay service and other terrestrial networks

Managed network services	• Provides one-stop turnkey suite of bundled services that include terrestrial and satellite networks

•     Includes network design program management, installation management, network and application engineering services, proactive network management, network operations, field maintenance and customer care

ISP services and hosted application	• Provides internet connectivity and hosted customer-owned and managed applications on our network facilities

• Provides the customer application services developed by us or in conjunction with our service partners

• Includes internet access, e-mail services, web hosting and online payments

Digital media services	• Digital content management and delivery including video, online learning and digital signage applications

Customized business solutions	• Provides customized, industry-specific enterprise solutions that can be applied to multiple businesses in a given industry

Our services to enterprise customers are negotiated on a contract-by-contract basis with price varying based on numerous factors, including number of sites, complexity of system and scope of services provided. We have the ability to integrate these service offerings to provide comprehensive solutions for our customers. We also provide managed services to our customers who operate their own dedicated network facilities and charge them a management fee for the operation and support of their networks.

Hardware—We offer our enterprise customers the option to purchase their equipment up front or as part of their service agreement under which payments are made over a fixed term. Our consumer customers have the option to purchase the equipment up front or, beginning in September 2008, to rent the equipment with a 24-month service contract. Prior to September 2008, we offered our consumer customers the option to pay for the purchased equipment over a 24-month period. Hardware revenues of the North American and International Enterprise groups are derived from: 1) network operating centers; 2) radio frequency terminals (earth stations); 3) VSAT components including indoor units, outdoor units, and antennas; 4) voice, video and data appliances; 5) routers and DSL modems; and 6) system integration services to integrate all of the above into a system.

We also provide specialized equipment to our Mobile Satellite Systems, Telematics, and Terrestrial Microwave customers. Through large multi-year contracts, we develop and supply turnkey networking and terminal systems for various operators who offer mobile satellite-based or telematics voice and data services. We also supply microwave-based networking equipment to mobile operators for back-hauling their data from cellular telephone sites to their switching centers. In addition, local exchange carriers use our equipment for broadband access traffic from corporations bypassing local phone companies. The size and scope of these projects vary from year to year and do not follow a pattern that can be reasonably predicted.

Market trends impacting our revenues—The following table presents our revenues by segment for the years ended December 31, 2006, 2007 and 2008 and the three months ended March 31, 2009 and 2008 (in thousands):

	Year Ended December 31,			Three Months Ended March 31,
(Dollars in thousands)	2006	2007	2008	2008	2009
Revenues:
Services revenues	$439,976	$537,115	$610,785	$148,757	$161,904
Hardware sales	418,249	432,960	449,106	88,263	77,850

Total revenues	$858,225	$970,075	$1,059,891	$237,020	$239,754

Revenues by end market:
North America Broadband
Consumer	$292,336	$331,129	$376,055	$91,595	$98,729
Enterprise	281,531	284,587	291,610	65,195	66,879

Total North America Broadband	573,867	615,716	667,665	156,790	165,608

International Broadband Enterprise	193,370	214,833	237,188	44,596	44,884

Telecom Systems:
Mobile Satellite Systems	69,772	103,991	105,725	25,658	18,466
Telematics	1,611	22,301	31,065	6,106	7,069
Terrestrial Microwave	19,605	13,234	18,248	3,870	3,727

Total Telecom Systems	90,988	139,526	155,038	35,634	29,262

Total revenues	$858,225	$970,075	$1,059,891	$237,020	$239,754

The following table presents our subscribers, churn rate, average revenue per unit (“ARPU”), and average monthly gross subscriber additions as of or for the years ended December 31, 2006, 2007 and 2008 and the three months ended March 31, 2008 and 2009:

	Year Ended December 31,			Three Months Ended March 31,
	2006	2007	2008	2008	2009
Churn rate	2.32%	2.26%	2.36%	2.17%	2.29%
ARPU	$60	$62	$65	$67	$68
Average monthly gross subscriber additions	11,000	12,000	14,000	15,600	17,700
Subscribers	327,500	379,900	432,800	401,000	455,100

North America Broadband Segment

Revenue from our Consumer group for the twelve months ended December 31, 2008 increased by 13.6% to $376.1 million compared to the same period in 2007 and increased by 13.3% for the twelve months ended December 31, 2007 to $331.1 million compared to the same period in 2006. Revenue from our Consumer group for the three months ended March 31, 2009 increased by 7.8% to $98.7 million compared to the same period in 2008. The growth in our Consumer group has been driven primarily by three factors: (i) the substantial growth in the number of subscribers arising from increased consumer awareness of our products and services in geographic areas that have historically been underserved by DSL and cable; (ii) targeted service plans, with higher prices coincident with higher broadband capacity to meet the consumer customer’s broadband access requirements; and (iii) value-added services, resulting in an increase in average monthly revenue per subscriber.

As of December 31, 2008, 2007, and 2006, we achieved a total subscription base of 432,800, 379,900, and 327,500, respectively. As of March 31, 2009 and 2008, we achieved a total subscription base of 455,100 and 401,000, respectively, which included 18,900 and 12,400, respectively, subscribers in our small/medium enterprise, and wholesale businesses. ARPU is used to measure average monthly consumer subscription service revenues on a per subscriber basis. For the twelve months ended December 31, 2008, 2007 and 2006, ARPU was $65, $62, and $60, respectively. For the three months ended March 31, 2009, ARPU was $68 compared to $67 for the same period in 2008.

Revenue from our North American Enterprise group for the twelve months ended December 31, 2008 increased by 2.5% to $291.6 million compared to the same period in 2007 and increased by 1.1% for the twelve months ended December 31, 2007 to $284.6 million compared to the same period in 2006. Revenue from our North American Enterprise group for the three months ended March 31, 2009 increased by 2.6% to $66.9 million compared to the same period in 2008. The increase was primarily due to a revenue increase in our managed services business. Enterprise service revenue is generally characterized by long term contracts, and our enterprise backlog continues to increase as a result of new orders for enterprise services.

International Broadband Segment

Revenue from our International Enterprise group for the twelve months ended December 31, 2008 increased by 10.4% to $237.2 million compared to the same period in 2007 and increased by 11.1% for the twelve months ended December 31, 2007 to $214.8 million compared to the same period in 2006. Revenue from our International Enterprise group for the three months ended March 31, 2009 increased slightly to $44.9 million compared to the same period in 2008, primarily due to the expansion of our global services in the Africa/Middle East region and the growth of our Brazil and Europe operations as we continue to offer an expanding array of solutions and services to enterprises and government organizations across emerging markets. The increase in revenue for the three months ended March 31, 2009 compared to the same period in 2008 was substantially offset by $9.7 million resulting from the unfavorable impact of currency exchange due to the appreciation of U.S. dollars. Additionally, we continue to offer terrestrial and satellite access internationally in our managed network service offerings.

Telecom Systems Segment

Revenue from our Telecom Systems segment for the twelve months ended December 31, 2008 increased by 11.1% to $155.0 million compared to the same period in 2007 and increased by 53.3% for the twelve months ended December 31, 2007 to $139.5 million compared to the same period in 2006. Contributing to the growth was increased engineering efforts on new projects involving automotive telematics solutions and for the design, development and supply of user terminals and chipset related development. Revenue from our Telecom Systems segment for the three months ended March 31, 2009 decreased by 17.9% to $29.3 million compared to the same period in 2008. The decrease in revenue was primarily due to the reduction in revenue from our Mobile Satellite group. Our Mobile Satellite group revenues are opportunity driven and are subject to the life cycle of customer contracts as they move from design and development to delivery and maintenance of completed networks. As a result, revenues fluctuate on a quarter to quarter basis.

Revenue Backlog—At December 31, 2008, 2007 and 2006, our total revenue backlog, which we define as our expected future revenue under customer contracts that are non-cancelable and excluding consumer customers, was $840.9 million, $751.8 million and $604.8 million, respectively. We expect to realize our revenue backlog as follows: $331.3 million in 2009, $247.3 million in 2010, $141.2 million in 2011, $35.2 million in 2012 and $85.9 million thereafter. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of the potential risks to our revenue and backlog. Although we have signed contracts with our consumer customers for 24 months, we do not include these contractual commitments in our backlog.

Cost of Services—Our cost of services primarily consist of transponder capacity leases, hub infrastructure, customer care, wire line and wireless capacity, depreciation expense related to network infrastructure and capitalized hardware and software, and the salaries and related employment costs for those employees who manage our network operations and other project areas. These costs are dependent on the number of customers served and have increased relative to our growth. We continue to execute a number of cost containment and efficiency initiatives that were implemented in previous years. In addition, the migration to a single upgraded platform for our North America Broadband segment has enabled us to leverage our satellite bandwidth and network operation facilities to achieve further cost efficiencies. The costs associated with transponder capacity leases for the Consumer group are expected to decline as more customers are added to the SPACEWAY network.

Cost of Hardware Products Sold—We outsource a significant portion of the manufacturing of our hardware for our North America and International Broadband and Telecom Systems segments to third party contract manufacturers. Our cost of hardware products sold relates primarily to direct materials and subsystems (e.g., antennas), salaries and related employment costs for those employees who are directly associated with the procurement and manufacture of our products and other items of indirect overhead incurred in the procurement and production process. Cost of hardware products sold also includes certain engineering and hardware costs related to the design of a particular product for specific customer programs. In addition, certain software development costs are capitalized in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed” and amortized to cost of hardware products sold over their estimated useful lives, not to exceed five years. As we have developed new product offerings, we have reduced product costs due to higher levels of component integration, design improvements and volume increases.

Subscriber acquisition costs (“SAC”) are associated with our Consumer group and are comprised of three elements: (i) the subsidy for the cost of hardware and related installation; (ii) sales and marketing expense; and (iii) dealer and customer service representative commissions on new installations/activations. The subsidy for cost of hardware and related cost of installation is deferred and amortized over the initial contract period or the useful life of the hardware as a component of cost of hardware products sold for hardware related sales or cost of services for activities related to the consumer rental program. The portion of SAC related to sales and marketing is expensed as incurred. Dealer and customer service representative commissions are deferred and amortized over the initial contract period as a component of sales and marketing expense.

Selling, General and Administrative—Selling expenses primarily consist of the salaries, commissions, related benefit costs of our direct sales force and marketing staff, advertising, channel compensations on new activations which are deferred and amortized over the initial consumer contract period, travel, allocation of facilities, and other directly related overhead costs for our domestic and international businesses. General and administrative expenses include bad debt expense and salaries and related employee benefits for employees associated with common supporting functions, such as accounting and finance, risk management, legal, information technology, administration, human resources, and senior management. Selling, general, and administrative costs also include facilities costs, third party service providers’ costs (such as outside tax and legal counsel, and insurance providers), bank fees related to credit card processing charges and depreciation of fixed assets.

Research and Development (“R&D”)—R&D expenses primarily consist of the salaries of certain members of our engineering staff plus an applied overhead charge. R&D expenses also include engineering support for existing platforms and development efforts to build new products and software applications, subcontractors, material purchases and other direct costs in support of product development.

Results of Operations

Three Months Ended March 31, 2009 Compared to Three Months Ended March 31, 2008

Revenues

	Three Months Ended March 31,		Variance
(Dollars in thousands)	2009	2008	Amount	%
Services revenues	$161,904	$148,757	$13,147	8.8%
Hardware sales	77,850	88,263	(10,413)	(11.8)%

Total revenues	$239,754	$237,020	$2,734	1.2%

% of revenue to total revenues:
Services revenues	67.5%	62.8%
Hardware sales	32.5%	37.2%

Services Revenues

Services revenue increased primarily due to a revenue increase of $10.7 million from our Consumer group to $87.2 million for the three months ended March 31, 2009 compared to $76.5 million for the same period in 2008. The increase was primarily due to growth in the consumer subscriber base. Also contributing to the increase in services revenues was revenue growth of $5.1 million from our North America Enterprise group to $41.2 million for the three months ended March 31, 2009 compared to $36.1 million for the same period in 2008, mainly reflecting an increase in our managed services business, new contracts awarded in 2008 that provided incremental service revenue in the first quarter of 2009 and the growth in our small/medium and wholesale subscriber base.

The increase in services revenue was partially offset by a revenue decrease of $3.2 million from our International Broadband segment to $26.1 million for the three months ended March 31, 2009 from $29.3 million for the same period in 2008, primarily due to a reduction in revenue from our European operations as a result of the completion of legacy service contracts as well as the unfavorable impact of currency exchange due to the appreciation of U.S. dollars of $6.7 million for the three months ended March 31, 2009.

Hardware Sales

Hardware sales decreased mainly due to a revenue decrease of $7.0 million from our North America Broadband segment to $37.2 million for the three months ended March 31, 2009 compared to $44.2 million for the same period in 2008. Despite the growth in the subscriber base, hardware sales in the Consumer group decreased by $3.6 million to $11.5 million for the three months ended March 31, 2009 compared to $15.1 million for the same period in 2008 as a result of changes in consumer plans in response to competitive pressures and the election by customers to utilize the new consumer rental plan. Revenue from our North America Enterprise group also decreased by $3.4 million to $25.7 million for the three months ended March 31, 2009 compared to $29.1 million for the same period in 2008 as a result of changes in the product mix where the emphasis on managed services has led to lower upfront hardware revenue and an increase in recurring service revenues.

In addition, hardware sales from our Telecom Systems segment decreased $6.9 million to $21.9 million for the three months ended March 31, 2009 compared to $28.8 million for the same period in 2008. The decrease was mainly due to several development contracts reaching their completion stage.

Partially offsetting the decrease in hardware sales was a revenue increase of $3.5 million from our International Broadband segment to $18.8 million for the three months ended March 31, 2009 compared to $15.3 million for the same period in 2008. The increase was primarily due to the rollout of terminal shipments on a multi-year contract for a large lottery operator in the United Kingdom and an increase in the volume of shipments to our enterprise customers across Europe. The increase in the International Broadband segment revenue was partially offset by the unfavorable impact of currency exchange due to the appreciation of U.S. dollars of $3.0 million for the three months ended March 31, 2009.

Cost of Revenues

	Three Months Ended March 31,		Variance
(Dollars in thousands)	2009	2008	Amount	%
Cost of services	$106,546	$94,203	$12,343	13.1%
Cost of hardware products sold	74,205	76,798	(2,593)	(3.4)%

Total cost of revenues	$180,751	$171,001	$9,750	5.7%

Services cost as a % of services revenues	65.8%	63.3%
Hardware cost as a % of hardware revenues	95.3%	87.0%

Cost of Services

Cost of services increased mainly due to higher fixed expenses of $9.3 million from our North American Enterprise group related to the commencement of SPACEWAY services, which began in April 2008 and primarily consisted of SPACEWAY related depreciation, as well as related network operations center and support, operation of Traffic Off-load Gateways, and in-orbit insurance. These costs are generally fixed in nature and are expected to be absorbed in the coming quarters as additional consumer customers are added to the SPACEWAY network. In addition, other support costs including customer service, wire line and wireless costs and depreciation expense increased by $6.0 million. The increase in cost of services were partially offset by lower transponder capacity lease expense of $2.2 million for the three months ended March 31, 2009 compared to the same period in 2008, mainly resulting from reduction in transponder capacity lease expense for the Consumer group as new consumer customers were added to the SPACEWAY network. We expect transponder capacity lease expense for the Consumer group to continue to decrease as more customers are placed on the SPACEWAY network.

Cost of Hardware Products Sold

Cost of hardware products sold decreased mainly due to reduction of $5.7 million in costs from our Telecom Systems segment resulting from lower sales in the Mobile Satellite group. The decrease was partially offset by the increase of $3.9 million in costs from our International Broadband segment to $12.8 million for the three months ended March 31, 2009 compared to $8.9 million for the same period in 2008 as a result of the increase in hardware sales.

Selling, General and Administrative (SG&A) Expense

	Three Months Ended March 31,		Variance
(Dollars in thousands)	2009	2008	Amount	%
Selling, general and administrative expense	$43,797	$48,291	$(4,494)	(9.3)%
% of revenue	18.3%	20.4%

SG&A expense decreased mainly due to lower compensation expense of $7.6 million related to the Retention Program and general and administrative costs of $1.6 million from our foreign subsidiaries. The decrease in SG&A expense was partially offset by higher marketing costs of $4.4 million, primarily in our North America operations as we increased targeted spending for our consumer business.

Research and Development

	Three Months Ended March 31,		Variance
(Dollars in thousands)	2009	2008	Amount	%
Research and development	$5,351	$6,076	$(725)	(11.9)%
% of revenue	2.2%	2.6%

Research and development decreased due to a reduction in development activities in our North America Broadband segment.

Amortization of Intangible Assets

	Three Months Ended March 31,		Variance
(Dollars in thousands)	2009	2008	Amount	%
Amortization of intangible assets	$1,385	$1,608	$(223)	(13.9)%
% of revenue	0.6%	0.7%

Amortization of intangible assets decreased due to the impact of adjustments to our intangible assets to reflect the reversal of valuation allowances against deferred tax assets associated with our United Kingdom and German subsidiaries pursuant to the application of SFAS No. 109, “Accounting for Income Taxes.”

Operating Income

	Three Months Ended March 31,		Variance
(Dollars in thousands)	2009	2008	Amount	%
Operating income	$8,470	$10,044	$(1,574)	(15.7)%
% of revenue	3.5%	4.2%

The decrease in operating income was attributable to the increase in operating costs associated with the increase in revenues. Additionally, two events, which occurred in 2008, affected the comparability for the three months ended March 31, 2009 and 2008. The first event relates to the effect of the Retention Program, which resulted in the Company recognizing $0.9 million of compensation expense for the three months ended March 31, 2009 compared to $8.5 million for the comparable period in 2008. The second event relates to the commencement of services on SPACEWAY 3 in April 2008, for which the Company recognized $6.5 million of depreciation expense for the three months ended March 31, 2009 compared to none for the same period in 2008.

Interest Expense

	Three Months Ended March 31,		Variance
(Dollars in thousands)	2009	2008	Amount	%
Interest expense	$13,829	$9,308	$4,521	48.6%

Interest expense primarily relates to interest accrued on the $450 million unsecured senior notes and the $115 million borrowing under the term loan facility. The increase in interest expense was mainly due to the discontinuation of capitalized interest associated with the construction of SPACEWAY 3 after the satellite was placed into service in April 2008. For the three months ended March 31, 2008, the Company capitalized $4.8 million of interest expense associated with the construction and launch of the satellite.

Interest and Other Income, Net

	Three Months Ended March 31,		Variance
(Dollars in thousands)	2009	2008	Amount	%
Interest income	$227	$1,356	$(1,129)	(83.3)%
Other income, net	—	31	(31)	(100.0)%

Total interest and other income, net	$227	$1,387	$(1,160)	(83.6)%

The decrease in total interest and other income, net was primarily due to lower rates of return on our investments for the three months ended March 31, 2009 compared to the same period in 2008 as we invested our cash in secure but lower yielding investments such as money market funds.

Income Tax (Expense) Benefit

	Three Months Ended March 31,		Variance
(Dollars in thousands)	2009	2008	Amount	%
Income tax (expense) benefit	$668	$(629)	$1,297	206.2%

Changes in income tax (expense) benefit are generally attributable to state income taxes and income earned from our foreign subsidiaries. For the three months ended March 31, 2009, our income tax expense was offset by the income tax benefit generated by our Indian subsidiary as a result of being engaged in telecommunications infrastructure development. Indian tax law provides for a deduction of 100% of profits and gains derived from qualifying infrastructure businesses for ten consecutive assessment years. This benefit is available to us through the tax assessment year of 2015/2016.

Year Ended December 31, 2008 Compared to Year End December 31, 2007

Revenues

	Year Ended December 31,		Variance
(Dollars in thousands)	2008	2007	Amount	%
Services	$610,785	$537,115	$73,670	13.7%
Hardware sales	449,106	432,960	16,146	3.7%

Total revenues	$1,059,891	$970,075	$89,816	9.3%

% of revenue to total revenues:
Services	57.6%	55.4%
Hardware sales	42.4%	44.6%

Services Revenues

The largest contributor to the increase in services revenues was revenue growth from the Consumer group of $55.8 million, or 20.9%, to $322.9 million for the year ended December 31, 2008 compared to $267.1 million for the same period in 2007. The increase was primarily due to an increase in the subscriber base of approximately 52,900 subscribers to approximately 432,800 subscribers at December 31, 2008 and an increase in ARPU of 4.8% to $65 for 2008. Also contributing to the increase in services revenues was revenue growth from our North America Equipment and Services group of $16.2 million to $153.4 million for the year ended December 31, 2008 compared to $137.2 million for the same period in 2007, mainly due to increase in our managed services business as well as new contracts awarded in 2007 and 2008 that provided incremental service revenue in 2008.

The increase in services revenue was also driven by an increase in revenue from our Telecom Systems segment of $9.0 million to $32.0 million for the year ended December 31, 2008 compared to $23.0 million for the same period in 2007, which primarily resulted from an increase in design and development engineering services provided by our Telematics group.

Services revenue from our International Broadband segment decreased by $7.3 million to $102.5 million for the year ended December 31, 2008 from $109.8 million for the same period in 2007, mainly resulting from a reduction in revenue from our European operations as a result of the completion of legacy service contracts.

Hardware Sales

Hardware sales increased mainly due to revenue growth from our International Broadband segment of $29.7 million, or 28.3%, to $134.7 million for the year ended December 31, 2008 compared to $105.0 million for the same period in 2007. The increase was primarily due to the continued rollout of terminal shipments on a new, multi-year contract for a large lottery operator in the United Kingdom, partially offset by delays in U.S. sourced new orders from enterprise customers.

Hardware sales from our Telecom Systems segment for the year ended December 31, 2008 increased $6.5 million to $123.0 million compared to $116.5 million for the same period in 2007. The increase resulted from higher hardware sales from the Terrestrial Microwave group, primarily due to orders from new and existing customers in Europe and Africa.

Partially offsetting the increase in hardware sales was a reduction in revenue from our North America Broadband segment of $20.0 million to $191.4 million for the year ended December 31, 2008 compared to $211.4 million for the same period in 2007. The decrease was primarily due to a revenue reduction of $9.2 million in our North America Enterprise group as a result of a change in the product mix where the emphasis on managed services has led to lower upfront hardware revenue and an increase in recurring service revenues. In addition, despite the growth in the subscriber base, hardware sales in the Consumer group decreased by $10.8 million to $53.2 million in 2008, resulting from increasing popularity of the equipment rental program, as well as changes in pricing plans in response to competitive pressures.

Costs of Revenues

	Year Ended December 31,		Variance
(Dollars in thousands)	2008	2007	Amount	%
Cost of services	$406,673	$356,232	$50,441	14.2%
Cost of hardware products sold	378,264	355,475	22,789	6.4%

Total cost of revenues	$784,937	$711,707	$73,230	10.3%

Services cost as a % of services revenues	66.6%	66.3%
Hardware cost as a % of hardware revenues	84.2%	82.1%

Cost of Services

Cost of services increased mainly as a result of revenue growth from our North American Enterprise group. The increase was partly due to $24.7 million of fixed expenses related to the commencement of SPACEWAY services, which primarily consisted of SPACEWAY related depreciation, as well as related network operations center and support, operation of Traffic Off-load Gateways, and in-orbit insurance. These costs are generally fixed in nature and are expected to be absorbed in the coming quarters as additional consumer customers are added to the SPACEWAY network. The increase in cost of services was also due to higher transponder capacity lease expense of $4.7 million in 2008 compared to 2007, mainly resulting from additional space capacity acquired to support the growth in the enterprise service business from the North America Equipment and Services group. The increase in additional space capacity for the enterprise services business was partially offset by a reduction in transponder capacity lease expense for the Consumer group as new consumer customers were added to the SPACEWAY network. We expect transponder capacity lease expense for the Consumer group to continue to decrease as more customers are placed on the SPACEWAY network. In addition, other support costs including customer service, network operations, field services and backhaul costs and depreciation expense increased by $12.6 million.

Cost of Hardware Products Sold

Cost of hardware products sold increased in conjunction with the growth in hardware sales. The increase was mainly attributable to higher cost of hardware products sold from our International Broadband segment of $16.9 million to $86.3 million for the year ended December 31, 2008 compared to $69.4 million for the same period in 2007. The increase was primarily due to the continued rollout of terminal shipments on a new, multi-year contract for a large lottery operator in the United Kingdom, partially offset by a decrease in U.S. sourced shipments to our international enterprise customers.

In addition, cost of hardware products sold from the Telecom System segment increased by $6.3 million to $94.0 million for the year ended December 31, 2008 compared to $87.7 million for the same period in 2007. The increase was due to engineering and manufacturing costs related to the design and manufacturing of user terminals and chipset related development, as well as, product costs associated with the sale of point-to-multipoint equipment from the Terrestrial Microwave group.

Cost of hardware products sold from the North America Broadband segment remained flat for 2008 compared to 2007. As a result of the commencement of SPACEWAY services and changes in consumer pricing plans implemented in 2007, cost of hardware products sold from the Consumer group increased slightly. However, the increase in cost of hardware product sold in the Consumer group was offset by the reduction in cost of hardware products sold in the North America Network Equipment and Service group due to lower hardware revenues.

Selling, General and Administrative (“SG&A”) Expense

	Year Ended December 31,		Variance
(Dollars in thousands)	2008	2007	Amount	%
Selling, general and administrative expense	$173,568	$145,381	$28,187	19.4%
% of revenue	16.4%	15.0%

SG&A expense increased primarily due to higher costs of $13.2 million related to a one-time retention program (the “Retention Program”) in connection with the April 22, 2005 transaction between DIRECTV and SkyTerra. Further contributing to the increase in SG&A expense was additional domestic selling, advertising and customer service costs of $8.0 million as well as additional SG&A expense from Helius, which we acquired in February 2008. For further discussion of the Retention Program, see Note 18—Other Benefits—Long-Term Cash Incentive Retention Program to the Company’s consolidated financial statements included elsewhere in this prospectus.

Research and Development

	Year Ended December 31,		Variance
(Dollars in thousands)	2008	2007	Amount	%
Research and development	$26,833	$17,036	$9,797	57.5%
% of revenue	2.5%	1.8%

The increase in research and development was primarily due to continued development in our North America Broadband segment in connection with our HughesNet and SPACEWAY platforms and from our Helius subsidiary that we acquired in February 2008.

Amortization of Intangibles

	Year Ended December 31,		Variance
(Dollars in thousands)	2008	2007	Amount	%
Amortization of intangibles	$6,419	$6,144	$275	4.5%
% of revenue	0.6%	0.6%

Amortization of intangible assets increased due to additional amortization related to the acquisition of Helius. The increase was partially offset by adjustments to our intangible assets to reflect the reversal of valuation allowances associated with our United Kingdom and German subsidiaries. See Note 10—Intangible Assets, Net to the Company’s consolidated financial statements included elsewhere in this prospectus.

Operating Income

	Year Ended December 31,		Variance
(Dollars in thousands)	2008	2007	Amount	%
Operating income	$68,134	$89,807	$(21,673)	(24.1)%
% of revenue	6.4%	9.3%

The decrease in operating income was attributable to the increase in operating costs associated with the increase in revenues. In 2008, there were two initiatives related to our operations that did not exist in 2007, which were the recognition of $19.6 million of depreciation expense associated with the commencement of SPACEWAY services in April 2008 and $13.2 million of compensation expense related to the Retention Program. Further contributing to higher operating costs was the increase in SG&A and R&D as described above.

Interest Expense

	Year Ended December 31,		Variance
(Dollars in thousands)	2008	2007	Amount	%
Interest expense	$51,327	$43,772	$7,555	17.3%

Interest expense primarily relates to interest paid on the $450.0 million unsecured senior notes (the “2006 Senior Notes”) and the $115.0 million term loan facility (the “Term Loan Facility”) less the capitalized interest associated with the construction and launch of SPACEWAY 3. The increase in interest expense was due to the interest capitalization associated with SPACEWAY 3 which was discontinued after the satellite was placed into service in April 2008. In addition, interest expense on the Term Loan Facility for 2008 was incurred over a 12-month period compared to a 10-month period in 2007. Partially offsetting the increase in interest expense is a decrease in lease interest due to the expiration of leases associated with our North American Equipment and Services Group in 2008.

Interest and Other Income, Net

	Year Ended December 31,		Variance
(Dollars in thousands)	2008	2007	Amount	%
Interest income	$2,978	$8,972	$(5,994)	(66.8)%
Other income, net	178	193	(15)	(7.8)%

Total interest and other income, net	$3,156	$9,165	$(6,009)	(65.6)%

The decrease in total interest and other income, net was primarily due to lower average cash balances and lower rates of return for 2008 compared to 2007.

Income Tax Expense

	Year Ended December 31,		Variance
(Dollars in thousands)	2008	2007	Amount	%
Income tax expense	$7,588	$5,316	$2,272	42.7%

The increase in income tax expense was primarily attributable to increases in income earned from our foreign subsidiaries and in state income taxes.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Revenues

	Year Ended December 31,		Variance
(Dollars in thousands)	2007	2006	Amount	%
Services	$537,115	$439,976	$97,139	22.1%
Hardware sales	432,960	418,249	14,711	3.5%

Total revenues	$970,075	$858,225	$111,850	13.0%

% of revenue to total revenues:
Services	55.4%	51.3%
Hardware sales	44.6%	48.7%

Services Revenues

Our services revenue is primarily generated by our North America Broadband segment. The growth in services revenues was attributable to a revenue increase in the Consumer group of $48.8 million to $267.1 million in 2007 compared to $218.3 million in 2006, primarily as a result of increases in the subscriber base. At December 31, 2007, the total subscriber base increased by approximately 52,400 subscribers to approximately 379,900 subscribers compared to 327,500 at December 31, 2006. ARPU increased by 3.3% to $62 for the year ended December 31, 2007 from $60 for the year ended December 31, 2006. In addition, services revenue from our International Broadband segment increased by $28.7 million to $109.8 million in 2007 from $81.1 million in 2006, mainly resulting from higher revenues of: (i) $7.9 million from our Brazil operations as the number of sites under service increased to approximately 7,000 as of December 31, 2007 from approximately 4,700 as of December 31, 2006; (ii) $5.3 million from enterprise customers in India; and (iii) $17.3 million from our European operations as a result of the launch of HUGHESNET® Managed Network Services in late 2006 and the commencement of services on a new, multi-year contract for a large lottery operator in the United Kingdom. Partially offsetting the increase in services revenue from our International Broadband segment was a $1.5 million reduction in U.S. source services provided directly to our international customers. The increase in services revenue was also driven by an increase in revenue from our Telecom Systems segment of $20.7 million to $23.0 million in 2007 compared to $2.3 million in 2006, which primarily resulted from an increase in design and development engineering services provided by our Telematics group.

Hardware Sales

The increase in hardware sales was mainly driven by an increase in hardware sales from our Telecom Systems segment of $27.8 million to $116.5 million in 2007 compared to $88.7 million in 2006. The increase resulted from higher hardware sales in the Mobile Satellite System group of: (i) $16.2 million in engineering activities related to the design and development of a secondary gateway and high-speed packet data network for a large mobile satellite operator in the United Arab Emirates; (ii) $12.8 million in connection with contracts for the design, development and supply of satellite base stations and the integration of ground based beam forming projects; and (iii) $5.2 million in engineering activities related to a new contract with a mobile satellite operator for the design of a terrestrial baseband chipset. Offsetting the increase in hardware sales was a reduction of $6.4 million from the Terrestrial Microwave group, primarily due to the completion of a development contract for a major telecommunications company in 2006.

Offsetting the increase in hardware sales was a reduction in revenue from our North America Broadband segment of $5.8 million to $211.4 million in 2007 compared to $217.2 million in 2006. Despite the growth in the subscriber base, hardware sales in the Consumer group decreased by $10.0 million to $64.0 million in 2007 compared to $74.0 million in 2006, resulting from changes in pricing plans in response to competitive pressures. The decrease in hardware sales was offset by a revenue increase of $4.2 million related to enterprise and government contracts from our North American Enterprise group as a result of successful efforts to develop this market.

Further offsetting the increase was a decrease in hardware sales from our International Broadband segment of $7.3 million to $105.0 million in 2007 compared to $112.3 million in 2006. The decrease was primarily due to a reduction of $12.4 million in sales to the Latin America region as a result of the completion of terminal deliveries on a large, e-education program in Mexico, offset by a $5.1 million increase in shipments to enterprise and HughesNet Fusion customers in India.

Costs of Revenues

	Year Ended December 31,		Variance
(Dollars in thousands)	2007	2006	Amount	%
Cost of services	$356,232	$309,583	$46,649	15.1%
Cost of hardware products sold	355,475	327,708	27,767	8.5%

Total cost of revenues	$711,707	$637,291	$74,416	11.7%

Services cost as a % of services revenues	66.3%	70.4%
Hardware cost as a % of hardware revenues	82.1%	78.4%

Cost of Services

The increase in cost of services resulted from higher costs associated with the growth of the subscriber base in the Consumer group and an increase in bandwidth usage per customer which increased transponder capacity lease expense by $23.8 million in 2007 compared to 2006. In addition, our costs of services increased by: (i) $11.5 million across our international service businesses in Europe, India, and Brazil due to an increase in the number of sites under service; (ii) $12.6 million in engineering service costs to support development activities provided to HTI; and (iii) $2.1 million in higher depreciation and amortization expense. Offsetting the increase in cost of services was a reduction of $4.0 million associated with the wind-down and completion of the SPACEWAY services agreement with DIRECTV.

Cost of Hardware Products Sold

The increase in cost of hardware products sold was mainly due to an increase in costs incurred from our Telecom Systems segment of $28.1 million to $87.7 million in 2007 compared to $59.6 million in 2006, corresponding with the increase in hardware products sold in 2007. The increase was primarily due to higher engineering and production costs of $30.8 million related to contracts in the Mobile Satellite Systems group, which was offset by a decrease in cost of hardware products sold of $1.9 million in our Terrestrial Microwave group.

Offsetting the increase in cost of hardware products sold was a small net reduction of $0.3 million in 2007 from our North America and International Broadband segments to $267.8 million in 2007 compared to $268.1 million in 2006. Total terminals shipped at December 31, 2007 increased by approximately 12,000 terminals to approximately 295,000 compared to approximately 283,000 terminals at December 31, 2006, resulting in higher cost of sales for hardware and higher installation activity and installation support of $3.1 million. Shipments of our broadband satellite systems in 2007 also increased as the launch of the HUGHES® HX System in late 2006 resulted in an increase of 25 Network Operations Centers shipped to small-to-medium-size enterprises in our International Enterprise group. In addition, SFAS No. 86 software amortization costs increased by $1.4 million due to additional amortization for software projects previously completed. The increase in cost of hardware products sold were offset by a charge of $10.5 million recorded in June 2006 to reduce the net book value of our narrowband products to their net realizable value in connection with our decision to shift our primary focus exclusively to the broadband market and a decrease in hardware revenue.

Selling, General and Administrative Expense

	Year Ended December 31,		Variance
(Dollars in thousands)	2007	2006	Amount	%
Selling, general and administrative expense	$145,381	$134,058	$11,323	8.4%
% of revenue	15.0%	15.6%

SG&A expense increased primarily due to higher costs of $3.8 million related to marketing expense and $3.7 million related to our international subsidiaries. In addition, the increase was also attributable to a $2.8 million cost reduction related to the settlement of a purchase commitment for external software services in 2006.

Research and Development

	Year Ended December 31,		Variance
(Dollars in thousands)	2007	2006	Amount	%
Research and development	$17,036	$23,058	$(6,022)	(26.1)%
% of revenue	1.8%	2.7%

The decrease in R&D was due to the assignment of engineers to non-R&D activities such as customer funded programs and to other software projects, which costs are capitalized under SFAS No. 86 or as internally developed software.

Operating Income

	Year Ended December 31,		Variance
(Dollars in thousands)	2007	2006	Amount	%
Operating income	$89,807	$57,674	$32,133	55.7%
% of revenue	9.3%	6.7%

Operating income improved as a result of an increase in 2007 revenues of $111.9 million, with gains primarily in the Consumer group and the Mobile Satellite Systems group. The increase in revenues was partially offset by higher operating costs of $79.7 million in 2007, primarily attributable to an increase in costs of sales to correspond with increase in revenues.

Interest Expense

	Year Ended December 31,		Variance
(Dollars in thousands)	2007	2006	Amount	%
Interest expense	$43,772	$46,041	$(2,269)	(4.9)%

Interest expense primarily relates to the 2006 Senior Notes, VSAT hardware financing and various borrowings by our foreign subsidiaries. The decrease in interest expense was attributable to increased capitalization of interest related to the increased construction in process associated with the SPACEWAY program in 2007, a prepayment penalty associated with the April 2006 refinancing, and lower lease interest expense associated with our North American Equipment and Services group in 2007. Partially offsetting the decrease in interest expense was higher interest expense due to the incurrence of a full year of interest on the 2006 Senior Notes in 2007, the interest on the Term Loan Facility and higher interest costs associated with our foreign subsidiaries in 2007 compared to the same period in 2006.

Interest and Other Income, Net

	Year Ended December 31,		Variance
(Dollars in thousands)	2007	2006	Amount	%
Interest income	$8,972	$8,875	$97	1.1%
Other income, net	193	2,033	(1,840)	(90.5)%

Total interest and other income, net	$9,165	$10,908	$(1,743)	(16.0)%

The decrease in total interest and other income, net was primarily due to a reduction in other income, net of $1.8 million, primarily related to a gain in connection with a non-operating settlement of an exchange of equity related to an Indian subsidiary in 2006.

Income Tax Expense

	Year Ended December 31,		Variance
(Dollars in thousands)	2007	2006	Amount	%
Income tax expense	$5,316	$3,276	$2,040	62.3%

The increase in income tax expense was due to income growth from our foreign subsidiaries, primarily in Brazil, India and Europe.

Liquidity and Capital Resources

Three Months Ended March 31, 2009 Compared to Three Months Ended March 31, 2008

	Three Months Ended March 31,		Variance
(Dollars in thousands)	2009	2008	Amount	%
Net cash provided by (used in):
Operating activities	$33,428	$18,835	$14,593	77.5%
Investing activities	$(30,866)	$(37,110)	$(6,244)	(16.8)%
Financing activities	$(1,645)	$(2,277)	$(632)	(27.8)%

Net Cash Flows from Operating Activities

The increase in net cash provided by operating activities for the three months ended March 31, 2009 was primarily due to changes of $9.2 million in our operating assets and liabilities and an increase of $5.2 million in our net income prior to depreciation and amortization expense.

Net Cash Flows from Investing Activities

The decrease in net cash used in investing activities for the three months ended March 31, 2009 was primarily due to the Helius acquisition which occurred in February of 2008. There was no acquisition activity during the three months ended March 31, 2009. Partially offsetting the decrease in net cash used in investing activities was the increase in capital expenditures of $4.7 million as set forth in the table below.

Capital expenditures for the three months ended March 31, 2009 and 2008 are shown as follows (in thousands):

	Three Months Ended March 31,		Variance
	2009	2008
Capital expenditures:
Capital expenditures—VSAT	$23,510	$5,413	$18,097
Capitalized software	4,391	3,382	1,009
Capital expenditures—other	2,490	2,448	42
SPACEWAY program	548	13,748	(13,200)
VSAT operating lease hardware	77	1,339	(1,262)

Total capital expenditures	$31,016	$26,330	$4,686

Net Cash Flows from Financing Activities

The decrease in net cash used in financing activities for the three months ended March 31, 2009 was due to lower net debt repayments of $1.6 million for the three months ended March 31, 2009 compared to $2.3 million for the same period in 2008.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

	Year Ended December 31,		Variance
(Dollars in thousands)	2008	2007	Amount	%
Net cash provided by (used in):
Operating activities	$70,165	$95,204	$(25,039)	(26.3)%
Investing activities	$(92,582)	$(155,276)	$(62,694)	(40.4)%
Financing activities	$(9,920)	$93,211	$(103,131)	(110.6)%

Net Cash Flows from Operating Activities

The decrease in net cash provided by operating activities for the year ended December 31, 2008 was primarily due to the decrease in net income attributable to HNS of $37.7 million for the year ended December 31, 2008 compared to the same period in 2007. In addition, changes of $10.8 million in operating assets and liabilities further contributed to the decrease in net cash provided by operating activities, primarily related to a one-time retention program. The decrease in net cash provided by operating activities was partially offset by a $23.6 million increase in depreciation and amortization expense.

Net Cash Flows from Investing Activities

The decrease in net cash used in investing activities for the year ended December 31, 2008 was primarily due to a decrease of $151.9 million in capital expenditures, as set forth in the table below. The decrease was partially offset by the reduction in sales of marketable securities in 2008.

Capital expenditures for the years ended December 31, 2008 and 2007 are shown as follows (in thousands):

	Year Ended December 31,		Variance
	2008	2007
Capital expenditures:
Other capital expenditures—VSAT	$41,314	$30,330	$10,984
SPACEWAY program	27,211	190,057	(162,846)
Capitalized software	14,564	14,228	336
Capital expenditures—other	11,318	13,565	(2,247)
VSAT operating lease hardware	1,826	—	1,826

Total capital expenditures	$96,233	$248,180	$(151,947)

Net Cash Flows from Financing Activities

For the year ended December 31, 2008, net cash used in financing activities was mainly related to debt repayments, which was partially offset by additional borrowings in 2008. For the year ended December 31, 2007, net cash provided by financing activities was mainly related to the borrowing of the $115 million Term Loan Facility in 2007

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

	Year Ended December 31,		Variance
(Dollars in thousands)	2007	2006	Amount	%
Net cash provided by (used in):
Operating activities	$95,204	$91,733	$3,471	3.8%
Investing activities	$(155,276)	$(182,634)	$(27,358)	(15.0)%
Financing activities	$93,211	$77,181	$16,030	20.8%

Net Cash Flows from Operating Activities

The increase in net cash provided by operating activities for the year ended December 31, 2007 was primarily due to the increase in net income attributable to HNS of $30.7 million for 2007 compared to 2006. The improvement in net cash provided by operating activities was offset by a $2.7 million reduction in depreciation and amortization and a decrease of $26.7 million resulting from changes in operating assets and liabilities and deferred income taxes. Additionally, there was a $1.8 million increase due to a gain on receipt of investment by a subsidiary in 2006.

Net Cash Flows from Investing Activities

The decrease in net cash used in investing activities for the year ended December 31, 2007 was primarily due to an increase in net sales of marketable securities of $181.3 million, offset by increases in capital expenditures as set forth in the table below.

Capital expenditures for the years ended December 31, 2007 and 2006 are shown as follows (in thousands):

	Year Ended December 31,		Variance
	2007	2006
Capital expenditures:
SPACEWAY program	$190,057	$46,773	$143,284
Other capital expenditures—VSAT	30,330	22,932	7,398
Capitalized software	14,228	16,416	(2,188)
Capital expenditures—other	13,565	7,486	6,079

Total capital expenditures	$248,180	$93,607	$154,573

Net Cash Flows from Financing Activities

The increase in net cash provided from financing activities of $16.0 million was primarily the result of the net decrease in debt as a result of the Company borrowing of $115 million under the Term Loan Facility in February 2007 compared to the borrowing of $450 million in connection with the 2006 Senior Notes in April 2006. This reduction in new borrowings was offset by the repayment of debt of the $325 million first and second lien loans in 2006 and net reduction in VSAT hardware financing and other term loan facilities of approximately $16.4 million in 2007 compared to 2006. Additionally there was a net decrease in funds used in connection with debt issuance of $9.6 million between the periods.

Future Liquidity Requirements

As of March 31, 2009, our Cash and cash equivalents was $102.6 million and our total debt was $584.3 million. We are significantly leveraged as a result of our indebtedness.

Our $450 million of 9.50% senior notes maturing on April 15, 2014 (the “2006 Senior Notes”) are guaranteed on a senior unsecured basis by us and each of our current and future domestic subsidiaries that guarantee any of our indebtedness or indebtedness of our other subsidiary guarantors. Interest on the 2006 Senior Notes is paid semi-annually in arrears on April 15 and October 15. At March 31, 2009 and 2008, interest accrued on the 2006 Senior Notes was $19.7 million. The 2006 Senior Notes are currently rated B1 and B by Moody’s and Standard & Poor (“S&P”) respectively.

The Company has a secured $50 million revolving credit facility (the “Revolving Credit Facility”), which matures on April 22, 2011. The interest rate with respect to the Revolving Credit Facility, if any, is based on, at our option, the ABR rate (as defined in the Revolving Credit Facility) plus 1.50% or Adjusted LIBOR plus 2.50%. The Revolving Credit Facility is guaranteed by, subject to certain exceptions, our direct and indirect wholly-owned domestic subsidiaries and is secured by substantially all of our domestic tangible and intangible assets. For outstanding letters of credit issued under the Revolving Credit Facility, we pay a participation fee of 2.50% per annum and an issuance fee of 0.25% per annum. In addition, we are charged a commitment fee of 0.50% per annum for any unused portion of the Revolving Credit Facility. As of March 31, 2009, the total outstanding letters of credit under the Revolving Credit Facility was $3.6 million. As a result, the available borrowing capacity under the Revolving Credit Facility as of March 31, 2009 was $46.4 million. The Revolving Credit Facility is currently rated Ba1 and BB- by Moody’s and S&P, respectively.

In February 2007, we borrowed $115 million from a syndicate of banks pursuant to a senior unsecured credit agreement (the “Term Loan Facility”), which matures on April 15, 2014. The Term Loan Facility is guaranteed, on a senior unsecured basis, by all of our existing and future subsidiaries that guarantee our 2006 Senior Notes and the Revolving Credit Facility. The interest on the Term Loan Facility is paid quarterly at

Adjusted LIBOR (as defined in the Term Loan Facility and the existing Revolving Credit Facility) plus 2.50%. To mitigate the variable interest rate risk associated with the Term Loan Facility, we entered into an agreement to swap the Adjusted LIBOR for a fixed rate of 5.12% per annum (the “Swap Agreement”). As a result, the Term Loan Facility has a fixed interest rate of 7.62% per annum. The Term Loan Facility is subject to certain mandatory and optional prepayment provisions and contains negative covenants and events of default, in each case, substantially similar to those provisions contained in the indenture governing the 2006 Senior Notes. The net interest payments based on the Swap Agreement and the Term Loan Facility are estimated to be approximately $8.8 million for each of the years ending December 31, 2009 through 2013 and $3.3 million for the year ending December 31, 2014. The Term Loan is currently rated B1 and B by Moody’s and S&P, respectively.

On May 27, 2009, we, along with our subsidiary HNS Finance Corp. as co-issuer, issued the Old Notes in a private placement. The Old Notes are guaranteed on a senior unsecured basis by each of our current and future domestic subsidiaries that guarantee any of our indebtedness or indebtedness of other subsidiary guarantors, including the indebtedness under our Revolving Credit Facility and Term Loan Facility.

The indenture governing the 2006 Senior Notes, the indenture governing the Notes, the agreement governing the amended Revolving Credit Facility and the agreement governing the Term Loan Facility require us to comply with certain affirmative and negative covenants: (i) in the case of the indentures, for so long as any 2006 Senior Notes or Notes are outstanding, as the case may be, (ii) in the case of the amended Revolving Credit Facility, for so long as the amended Revolving Credit Facility is in effect, and (iii) in the case of the Term Loan Facility, for so long as the Term Loan Facility remains outstanding. Negative covenants contained in these agreements include limitations on our ability and/or certain of our subsidiaries’ ability to incur additional indebtedness; issue redeemable stock and subsidiary preferred stock; incur liens; pay dividends or distributions or redeem or repurchase capital stock; prepay, redeem or repurchase debt; make loans and investments; enter into agreements that restrict distributions from our subsidiaries; sell assets and capital stock of our subsidiaries; enter into certain transactions with affiliates; consolidate or merge with or into, or sell substantially all of our assets to, another person; and enter into new lines of business. In addition to these negative covenants, the amended Revolving Credit Facility, the indenture governing the 2006 Senior Notes, the indenture governing the Notes and/or the agreement governing the Term Loan Facility contain affirmative covenants that require us to: (i) preserve our businesses and properties; (ii) maintain insurance over our assets; (iii) pay and discharge all material taxes when due; and (iv) furnish the lenders’ administrative agent our financial statements for each fiscal quarter and fiscal year, certificates from a financial officer certifying that no Event of Default or Default has occurred during the fiscal period being reported, litigation and other notices, compliance with laws, maintenance of records and other such customary covenants. Management believes that HNS was in compliance with all of our debt covenants at March 31, 2009.

Our subsidiaries primarily meet their working capital requirements through their respective operations or the utilization of local credit facilities. Occasionally, the subsidiaries utilize temporary advances to/from us to meet temporary cash requirements. Our Indian subsidiary, HCIL, maintains various revolving and term loans funded by local banks in Indian Rupees. The balances outstanding at March 31, 2009 and December 31, 2008 were $2.0 million and $2.6 million, respectively. HCIL may be restricted from paying dividends to us under the terms of these loans.

The Company and its subsidiaries are separate and distinct legal entities and, except for our existing and future subsidiaries that are guarantors of the 2006 Senior Notes, the Notes, the Term Loan Facility and the Revolving Credit Facility, they will have no obligation, contingent or otherwise, to pay amounts due under the 2006 Senior Notes, the Notes, Term Loan Facility and the Revolving Credit Facility, or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment.

On February 4, 2008, our Parent, HCI, completed the acquisition of Helius, Inc. in connection with the merger agreement that HCI entered into on December 21, 2007 (the “Merger Agreement”) with Helius, Inc., Utah Acquisition Corp., a wholly-owned subsidiary of the Company and The Canopy Group, Inc. and Canopy Ventures I, L.P., the primary shareholders of Helius, Inc. Pursuant to the Merger Agreement, HCI paid $10.5 million after certain adjustments at the closing of the acquisition. Immediately after the acquisition, Helius, Inc. was converted to a limited liability company, Helius, LLC (“Helius”). As part of the Merger Agreement, we have a remaining contractual obligation for contingent consideration of up to $20.0 million as additional purchase price, if any, to be payable in April 2010 by us or Helius, as the surviving corporation, subject to Helius achieving certain post-closing performance goals.

In July 2006, the Company entered into an agreement with 95 West Co., Inc. (“95 West Co.”) and its parent, Miraxis License Holdings, LLC (“MLH”), pursuant to which 95 West Co. and MLH agreed to provide a series of coordination agreements allowing the Company to operate SPACEWAY 3 at the 95° West Longitude orbital slot where 95 West Co. and MLH have higher priority rights. Our remaining obligations with 95 West Co. at March 31, 2009 are subject to conditions in the agreement including our ability to operate SPACEWAY 3, and are as follows: $0.75 million for each of the years ending December 31, 2009 through 2010 and $1.0 million for each of the years ending December 31, 2011 through 2016.

Based on our current and anticipated levels of operations and conditions in our markets and industry, we believe that our cash on hand, cash flow from operations and availability under our Revolving Credit Facility will enable us to meet our requirements for working capital, capital expenditures, debt service, research and development, remaining ground infrastructure expenditures for SPACEWAY 3, new acquisitions, initial milestone payments for development of a potential new satellite and, to a lesser extent, other on-going capital and operating expenditures. However, our ability to fund these needs and to comply with the financial covenants under our debt agreements depends on our future operating performance and cash flow, which are subject to prevailing economic conditions, the level of spending by our customers and other factors, many of which are beyond our control. Any future acquisitions, joint ventures, acquisition of a satellite, or other similar transactions will likely require additional capital and there can be no assurance that any such capital will be available to us on acceptable terms, if at all.

Contractual Obligations

The following table summarizes our contractual obligations at December 31, 2008 after giving effect to the offering of the Old Notes as if it had occurred on December 31, 2008 and the effect such obligations are expected to have on our liquidity and cash flow in future periods (in thousands):

	Due in
	2009	2010	2011	2012	2013	Thereafter	Total
2006 Senior Notes	$—	$—	$—	$—	$—	$450,000	$450,000
Old Notes	—	—	—	—	—	150,000	150,000
Term loans	206	—	—	—	—	115,000	115,206
VSAT hardware financing obligations(1)	4,864	3,190	2,667	1,866	315	—	12,902
Orbital slot commitment(2)	750	750	1,000	1,000	1,000	3,000	7,500
Revolving loans	2,432	—	—	—	—	—	2,432
Estimated interest payments(3)	66,893	66,471	66,203	66,027	65,901	28,851	360,346
Transponder lease obligations	125,050	73,953	30,700	10,569	9,821	24,296	274,389
Leases and other commitment	10,727	7,370	5,717	4,618	983	226	29,641
Retention Program(4)	14,100	—	—	—	—	—	14,100
Due to affiliates	2,619	—	—	—	—	—	2,619

Total	$227,641	$151,734	$106,287	$84,080	$78,020	$771,373	$1,419,135

(1)	Amount represents our VSAT hardware financing obligations that were funded by third-party financial institutions.

(2)	Amount represents a commitment to a related party for certain rights in connection with a satellite orbital slot for SPACEWAY 3.

(3)	Amount includes interests calculated on the 2006 Senior Notes and the Old Notes, VSAT hardware financing obligations, and the Term Loans Facility.

(4)	Relates to the Long-Term Cash Incentive Retention Program.

Commitments and Contingencies

For a discussion of commitments and contingencies, see Note 16—Commitments and Contingencies to the Company’s unaudited condensed consolidated financial statements and Note 21—Commitments and Contingencies to the Company’s audited consolidated financial statements included in elsewhere in this prospectus.

Off-Balance Sheet Arrangements

The Company is required to issue standby letters of credit and bonds primarily to support certain sales of its equipment to international government customers. These letters of credit are either bid bonds to support contract bids, or to support advance payments made by customers upon contract execution and prior to equipment being shipped, or guarantees of performance issued in support of its warranty obligations. Bid bonds typically expire upon the issue of the award by the customer. Advance payment bonds expire upon receipt by the customer of equipment, and performance bonds typically expire when the warranty expires, generally one year after the installation of the equipment.

As of March 31, 2009, we had $18.6 million of contractual obligations to customers and other statutory/governmental agencies, which were secured by letters of credit issued through us and our subsidiaries’ credit facilities. Of this amount, $3.6 million were issued under the Revolving Credit Facility; $1.5 million were secured by restricted cash; $0.9 million related to insurance bonds; and $12.6 million were secured by letters of credit issued under credit arrangements available to our Indian and Brazilian subsidiaries. Certain letters of credit issued by our Indian subsidiaries are secured by those entities’ assets.

Seasonality

Like many communications infrastructure equipment vendors, a significant amount of our hardware sales occur in the second half of the year due to our customers’ annual procurement and budget cycles. Large enterprises and operators usually allocate their capital expenditure budgets at the beginning of their fiscal year (which often coincides with the calendar year). The typical sales cycle for large complex system procurements is 6 to 12 months, which often results in the customer expenditure occurring towards the end of the year. Customers often seek to expend the budgeted funds prior to the end of the year and the next budget cycle. As a result, interim results are not indicative of the results to be expected for the full year.

Inflation

Historically, inflation has not had a material effect on our results of operations.

Quantitative and Qualitative Disclosures About Market Risk

The following discussion and the estimated amounts generated from the sensitivity analyses referred to below include forward-looking statements of market risk which assume for analytical purposes that certain adverse market conditions may occur. Actual future market conditions may differ materially from such assumptions because the amounts noted below are the result of analyses used for the purpose of assessing possible risks and the mitigation thereof. Accordingly, you should not consider the forward-looking statements as projections by us of future events or losses.

General

The Company’s cash flows and earnings are subject to fluctuations resulting from changes in foreign currency exchange rates, interest rates and changes in the market value of its equity investments. The Company manages its exposure to those market risks through internally established policies and procedures and, when deemed appropriate, through the use of derivative financial instruments. The Company enters into derivative instruments only to the extent considered necessary to meet its risk management objectives and does not enter into derivative contracts for speculative purposes.

Foreign Currency Risk

The Company generally conducts its business in United States dollars. However, as its international business is conducted in a variety of foreign currencies, it is exposed to fluctuations in foreign currency exchange rates. The Company’s objective in managing its exposure to foreign currency changes is to reduce earnings and cash flow volatility associated with foreign exchange rate fluctuations. Accordingly, we may enter into foreign exchange contracts to mitigate risks associated with foreign currency denominated assets, liabilities, commitments and anticipated foreign currency transactions. At March 31, 2009, the Company and its foreign subsidiaries had an estimated $15.2 million of foreign currency denominated receivables and payables outstanding, of which $6.5 million had hedge contracts in place to partially mitigate foreign currency risk. The differences between the face amount of the foreign exchange contracts and their estimated fair values were not material at March 31, 2009.

Marketable Securities Risk

We have established an investment policy which governs our investment strategy and stipulates that we diversify investments among United States Treasury securities and other high credit quality debt instruments that we believe to be low risk. The Company is averse to principal loss and seeks to preserve its invested funds by limiting default risk and market risk. As a result of the current adverse market conditions, we preserve our cash value by holding it in money market funds invested in the U.S. Government Treasury and Agency Securities. At March 31, 2009, we did not have any investment in marketable securities.

Interest Rate Risk

The 2006 Senior Notes issued on April 13, 2006, the Notes and outstanding borrowings related to very small aperture terminal hardware financing arrangements are not subject to interest rate fluctuations because the interest rate is fixed for the term of the instrument. The Old Notes are not subject to interest rate fluctuations because the interest rate is fixed for the term of the instrument. However, pursuant to the terms of the registration rights agreement we entered into in connection with the offering of the Old Notes, we are required to file a registration statement with the SEC and complete a registered exchange offer within 360 days after the May 27, 2009 closing of the offering. If we are unable to comply with the 360 day requirement, we would be subject to liquidated damages of 0.25% per annum for the first 90-day period following such failure to comply. Thereafter, the amount of liquidated damages would increase by an additional 0.25% per annum with respect to each subsequent 90-day period until the registered exchange offer is completed up to a maximum amount of liquidated damages of 1.0% per annum.

The Company is subject to variable interest rates on certain other debt including the secured $50 million revolving credit facility (the “Revolving Credit Facility”). To the extent that the Company draws against the credit facility, increases in interest rates would have an adverse impact on the Company’s results of operations. Additionally, the Company is subject to variable interest rates on the $115.0 million term loan facility (the “Term Loan Facility”), which closed in February 2007. The interest on the Term Loan Facility was at Adjusted LIBOR (as defined in the Term Loan Facility and existing Revolving Credit Facility) plus 2.50% per annum.

To mitigate the variable interest rate risk associated with the Term Loan Facility, the Company entered into the Swap Agreement with Bear Stearns Capital Markets, Inc. (“Bear Stearns”), which was acquired by J.P. Morgan Chase & Co. (“JPM”) in May 2008, to swap the Adjusted LIBOR for a fixed interest rate of 5.12% per annum. The Swap Agreement is effective February 28, 2007 and has a termination date of April 15, 2014, which is the maturity date of the Term Loan Facility. The net interest payments based on the Swap Agreement and the Term Loan Facility are paid quarterly and are estimated to be approximately $8.8 million for each of the years ended December 31, 2009 through 2013 and $3.3 million for the year ended December 31, 2014. The security for our interest obligation under the Swap Agreement is the same as the security for the Revolving Credit Facility described in Note 7 to the Company’s unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Market Concentration and Credit Risk

The Company provides services and extends credit to a number of communications equipment customers, service providers, and a large number of consumers, both in the United States and around the world. The Company monitors its exposure to credit losses and maintains, as necessary, allowances for anticipated losses. No single customer accounted for more than 5% of total annual revenues in any of the periods presented. Financial instruments which potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents and marketable investments. Although the Company maintains cash balances at financial institutions that exceed federally insured limits, these balances are placed with high credit quality financial institutions.

Commodity Price Risk

All of our products contain components whose base raw materials have undergone dramatic cost fluctuations in the last 24 months. Fluctuations in pricing of raw materials have the ability to affect our product costs. Although we have been successful in offsetting or mitigating our exposure to these fluctuations, such changes could have an adverse impact on our product costs. We are unable to predict the possible impact of changes in commodity prices.

New Accounting Pronouncements

For a discussion of new accounting pronouncements, see Note 1—Organization, Basis of Presentation and Summary of Significant Accounting Policies to the Company’s unaudited condensed consolidated financial statements and Note 3—Basis of Presentation and Summary of Significant Accounting Policies to the Company’s audited consolidated financial statements included elsewhere in this prospectus.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our condensed consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. We evaluate these estimates and assumptions on an ongoing basis. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates under different assumptions and conditions.

Revenue Recognition

Service revenues and hardware sales, excluding lease revenues described below, are recognized when services are rendered or products are installed or shipped to third-party installers and as title passes to those customers. In situations where customer offerings represent a bundled arrangement for both services and hardware, revenue elements are separated into their relevant components (services or hardware) for revenue recognition purposes. The Company offers a rebate to qualifying new consumer subscribers and records a reduction in revenue in the same period the related sale occurs based on an estimate of the number of rebates that will be redeemed. This estimate is based on historical experience and actual sales during the promotion.

In addition to providing standard product and service offerings, the Company also enters into contracts to design, develop and deliver telecommunication networks to customers. These contracts for telecommunication networks require significant effort to develop and construct the network, over an extended time period. Revenues are also earned from long-term contracts for the sale of mobile satellite communications systems. Sales under these long-term contracts are recognized using the percentage-of-completion (cost-to-cost) method of accounting. Under this method, sales are recorded equivalent to costs incurred plus a portion of the profit expected to be realized, determined based on the ratio of costs incurred to estimated total costs at completion. Profits expected to be realized on long-term contracts are based on estimates of total sales value and costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profits resulting from such revisions are recorded in the accounting period in which the revisions are made. Estimated losses on contracts are recorded in the period in which they are identified.

Business Combinations and Intangible Assets

The Company has participated in several significant transactions since April 2005 which have impacted the Company’s financial statements. The Company accounts for business combinations in accordance SFAS No. 141R, “Business Combinations.” The acquisition of businesses is an element of the Company’s strategy. Under the purchase method, the Company is required to record the net assets acquired at the estimated fair value at the date of acquisition. The determination of the fair value of the assets acquired and liabilities assumed requires the Company to make estimates and assumptions that affect the Company’s financial statements. Intangible assets acquired in connection with business combinations which have definite lives are amortized over their estimated useful lives. The estimated useful lives are based on estimates of the period during which the assets are expected to generate revenue. Intangible assets with definite lives are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may no longer be recoverable.

Income Taxes

The Company is a limited liability company and has elected to be treated as a partnership for income tax purposes. As such, U.S. federal and state income taxes (in the states which tax limited liability companies as partnerships) are the direct responsibility of our members. Our Parent holds 100% of our Class “A” membership interests. Thus, our activity is reported on our Parent’s tax returns. Under the terms of the December 2004 Agreement, DIRECTV retained the tax benefits from our net operating losses occurring prior to April 23, 2005 and has responsibility for all of the pre-closing domestic and foreign income tax liabilities of DTV Networks. We have recorded a liability in the balance sheet for the estimated amount we may be required to pay to DIRECTV resulting from prepaid taxes exceeding tax liabilities as of April 22, 2005. Our income tax expense represents taxes associated with our foreign subsidiaries and state taxes in the states that recognize limited liability companies as taxable corporations.

Subscriber Acquisition Costs (“SAC”)

The Company’s Consumer group, included in the North America Broadband segment, offers internet and data networking services to consumers and small-medium businesses in North America. The products and services are sold to customers using a variety of competitive service packages, through an extensive independent nationwide network of distributors, dealers, sales agents and retail companies. SAC is an important component of our cost to acquire new consumer subscribers. SAC consists of dealer and customer service representative commissions on new installations, and, in certain cases, the cost of hardware and installation provided to customers at the inception of service or cost of services for activities related to the consumer rental program. SAC is deferred when a customer commits to a service agreement, and the deferred SAC is amortized over the commitment period as the related service revenue is earned. Prior to 2007, service agreements were 12 to 15 months in duration. In May 2007, the Company began to offer only 24-month service agreements. Customers who receive hardware and installation under these service agreements have a higher monthly service rate than is charged to customers who purchase their equipment outright at the inception of service. The Company monitors the recoverability of subscriber acquisition costs and is entitled to an early termination fee (secured by customer credit card information) if the subscriber cancels service prior to the end of the commitment period. The recoverability of deferred subscriber acquisition costs is reasonably assured through the increased monthly service fee charged to customers, the ability to recover the equipment, and/or the ability to charge an early termination fee.

BUSINESS

Overview

Hughes Network Systems, LLC, a Delaware limited liability company, is a telecommunications company formed on November 12, 2004. The Company is a wholly-owned subsidiary of Hughes Communications, Inc. (“HCI” or “Parent”). We are the world’s leading provider of broadband satellite network services and systems to the enterprise market. We are also the largest satellite Internet access provider to North American consumers and small and medium sized businesses, such as small office and home office users, which we refer to as the Consumer market. In addition, we provide managed services to large enterprises that combine the use of satellite and terrestrial alternatives, thus offering solutions that are tailored and cost optimized to the specific customer requirements.

Since our deployment of the first very small aperture terminal (“VSAT”) network in 1983, we have been a leader in commercial digital satellite communications and have achieved extensive depth and experience in the development, manufacturing and operation of satellite-based data, voice and video networks. Leveraging this expertise, we provide highly reliable, end-to-end communications with guaranteed quality of service to our enterprise customers regardless of the number of fixed or mobile sites or their geographic location. We started in this business as an equipment and system supplier. During 1988, we became a service provider to medium and large enterprises, including Fortune 1000 companies. In the early part of this decade, we leveraged our experience with our enterprise customers to expand our business into other growing market areas such as providing broadband Internet service to the Consumer market. In addition, we have strategically used our technology base and expertise in satellite communication to provide turnkey satellite ground systems and user terminal equipment to mobile system operators as well as expand our business to the automotive telematics market, which we believe offers us the potential for growth not only in our system design services, but also in the design and manufacturing of user terminal equipment.

In August 2007, we launched our SPACEWAYTM 3 satellite (“SPACEWAY 3”) to support the market growth in our North American enterprise and consumer businesses, and in April 2008, we introduced service in North America on the SPACEWAY system. The commencement of service on the SPACEWAY system enables us to expand our business by increasing our addressable markets in North America.

Significant Transactions

On April 22, 2005, we consummated the transactions contemplated by the Contribution and Membership Interest Purchase Agreement dated December 3, 2004, as amended (the “December 2004 Agreement”), among the Company, SkyTerra Communications, Inc. (“SkyTerra”), The DIRECTV Group, Inc. (“DIRECTV”) and DTV Network Systems, Inc. (“DTV Networks”). Pursuant to the terms of the December 2004 Agreement, DTV Networks contributed to us substantially all of the assets and certain liabilities of its VSAT, mobile satellite and terrestrial microwave businesses along with certain portions of its investment in SPACEWAY, a satellite-based broadband network system that was under development, certain network operations center facilities, certain other ground facilities and equipment and intellectual property rights. In return, we paid DTV Networks approximately $200.7 million, including certain adjustments related to the value of our working capital (as defined in the December 2004 Agreement).

To finance, among other things, the initial $190.7 million payment made to DTV Networks, on April 22, 2005, we issued $325.0 million of term indebtedness and obtained a secured $50.0 million revolving credit facility. Immediately following the payment, SkyTerra acquired 50% of our Class A membership interests from DTV Networks for $50.0 million in cash and 300,000 shares of SkyTerra’s common stock. The events of April 22, 2005 are collectively referred to herein as the “April 2005 Transaction.”

On November 10, 2005, HCI, then a wholly-owned subsidiary of SkyTerra, entered into the Membership Interest Purchase Agreement (the “November 2005 Agreement”) with DIRECTV to acquire the remaining 50% of our Class A membership interests for $100.0 million in cash. The closing of this transaction occurred on January 1, 2006 (the “January 2006 Transaction”). On December 31, 2005, SkyTerra contributed to HCI SkyTerra’s ownership of our 50% Class A membership interests, and we became a wholly-owned subsidiary of HCI.

Industry Overview

The emergence of VSATs in the 1980s marked the beginning of a new era in satellite communication. The use of smaller antennas meant that the benefits of satellite-based communication could be made commercially viable in a wide range of applications, whereas previous uses were generally limited to government and large commercial installations. A VSAT network operates by connecting multiple, geographically-dispersed communication sites through a satellite to a single point (the network hub) and from there to the customer’s data center. VSAT operators typically lease transponder capacity from a third-party fixed satellite service provider. VSAT networks can operate independently or as a complete overlay to terrestrial networks and can, therefore, provide a single source solution for a particular customer’s communication requirements. Other benefits include a highly secure and reliable network and service availability across a single or multiple regions. In addition, due to the shared nature of the satellite communications resource, VSATs provide attractive economics for multi-site applications that have various levels of traffic requirements at any one site. VSAT networks can support a full spectrum of capabilities and customer applications including email, Internet-based virtual private networks, video/voice, Internet access, Internet telephony, distance learning, content distribution and financial transactions.

VSAT networks allow every site in a network to have access to consistent service levels, sometimes with a guaranteed minimum level of quality, compared with terrestrial networks in which service levels across areas may differ both within a single network and across different networks. In addition, VSAT networks have multiple layers of redundancy, including multiple network operation centers and arrangements to shift loads to backup satellites or transponders in the event of a particular satellite and/or transponder’s failure. Another advantage of VSAT satellite solutions is that due to their wireless nature, they are able to be deployed more rapidly than terrestrial services. The VSAT solution provides users with the ability to multicast and broadcast under the same economic model that has enabled the rapid growth in direct-to-home satellite television. As a result, tasks such as the distribution of training videos are achieved efficiently and economically via a VSAT satellite solution.

Business Segments

We currently operate in four business segments—the North America Broadband segment, the International Broadband segment, the Telecom Systems segment and the Corporate segment. The North America Broadband segment consists of the Consumer group and the Enterprise group. The International Broadband segment consists of the Enterprise group, which includes our international service companies. The Telecom Systems segment consists of the Mobile Satellite Systems group, the Telematics group, and the Terrestrial Microwave group. The Corporate segment consists of our corporate offices and assets not specifically related to another business segment. Due to the complementary nature and common architecture of our services and products across our business lines, we are able to leverage our expertise and resources within our various operating units to yield significant cost efficiencies.

See Note 19—Segment Data and Geographic Data to the Company’s audited consolidated financial statements included elsewhere in this prospectus for financial information by operating segment and by geographic location.

The following chart summarizes the key elements of our markets comprising our business segments, excluding our Corporate segment, each of which is discussed in further detail below:

	North America Broadband Segment		International Broadband Segment	Telecom Systems Segment
	Consumer	Enterprise	Enterprise	Mobile Satellite Systems	Telematics	Terrestrial Microwave
Customer Base	• Subscription services	• Enterprises, government and local government agencies in North America	• Enterprises, Telecom carriers and government agencies located outside of North America	• Mobile satellite- based voice and data service operators	• Telematics service providers	• Cellular mobile operators and local exchange carriers

2008 Revenues (in millions)	• $376	• $292	• $237	• $106	• $31	• $18

Products/Service Application(s)	• Internet access	• VSAT equipment	• VSAT equipment	• Turnkey mobile network solutions including gateways/terminals	• Telematics development and equipment	• Microwave-based networking equipment
	• ISP services including e-mail	• Intranet/Internet access	• Intranet/Internet access			• Wireless backhaul for cellular service providers
	• IP VPN	• IP VPN	• IP VPN
		• Multicast file delivery/video streaming	• Multicast file delivery/video streaming
		• Customized business solutions	• Customized business solutions
		• Turnkey managed network services	• Turnkey managed network services
		• Program and Installation	• Program and Installation
		• Management	• Management
		• Maintenance	• Maintenance
		• Customer care	• Customer care
		• Inventory management	• Inventory management
		• Content distribution	• Content distribution
		• Online Learning	• Online Learning
		• Satellite and Terrestrial transport	• VoIP

Representative Customers

•  Wal-Mart Stores, Inc., ExxonMobil Corporation, Blockbuster, Inc., GTECH Corporation, Lowe’s, Wendy’s International, BP, Wyndham Worldwide Corporation, Chevron Corporation, Shell, Walgreen Co., Rite Aid, YUM Brands, Social Security Administration

•  Volkswagen AG, Tesco, Telefonos de Mexico, VISA International Service Association, Telkom South Africa, Telstra Australia, the Ministry of Foreign Affairs of Saudi Arabia, State Bank of India, Camelot Group plc

				• Globalstar, Inc., ICO Global Communications Ltd., Inmarsat Ltd., SkyTerra Communications, Inc., TerreStar Networks, Inc., Thuraya Telecommunications Company	• Hughes Telematics, Inc.	• Nokia Siemens Networks, Vodafone Italy/Portugal/Greece, Wind Italy/Greece, Vodacom South Africa, PTC Poland, BTC Bulgaria, T-Mobile Czech, Crowley Poland, Covad USA, GTS Central Europe

North America Broadband Segment

Business Overview

Consumer Group

Our Consumer group was launched in 2001. Utilizing our VSAT data networking capabilities, we have developed a consumer service that reaches all 50 states, Puerto Rico and parts of Canada. With the advent of competing low-cost cable modem and Digital Subscriber Line (“DSL”) services, we have focused our marketing and sales efforts on the underserved markets that would be less likely to receive terrestrial broadband service. These markets include rural and suburban areas. We deliver broadband internet service with an accompanying set of internet service provider (“ISP”) services such as e-mail and web hosting and offer various service plans to appeal to particular market segments.

The user terminal for our consumer customers consists of a 0.74m or 0.98m antenna and radio transceiver located on the roof or side of a home and a satellite modem located indoors near the user’s computer or router. Our third-party contractors install the user terminals for our customers and have developed an extensive set of business processes and systems to maintain the quality and timeliness of our installations. We use the hubs in Germantown, Maryland and Las Vegas, Nevada to communicate with the consumer terminals. From these locations, we connect directly to the public internet and host our ISP services. Our network operations center in Germantown, Maryland, manages the delivery of our service and maintains our quality and performance. The network operations center also provides advanced engineering support to our customer call centers.

Our service package consists of a hardware purchase, as well as a non-cancelable long-term service plan with a monthly service fee that varies depending on the level of service selected and includes the following:

•	satellite-based Internet access;

•	live technical support that is available 24 hours per day, seven days per week;

•	multiple e-mail accounts;

•	professional standard installation; and

•	a commercial-grade antenna.

We modify our service offerings from time to time to increase our sales and to provide packages that are attractive to our customers. We also offer a deferred hardware purchase plan that allows our customers to defer the cost of the equipment and installation over a period of up to two years.

Enterprise Group

A VSAT system uses satellite data communication technology to provide broadband connectivity to one or more fixed locations on the ground. We provide or enable a variety of network equipment and services for uses such as private networking, intranet and Internet access, voice services, connectivity to suppliers, franchisees and customers, credit authorization, inventory management, content delivery and video distribution to enterprises. Our Enterprise group offers complete turnkey solutions to enterprises, including program management, installation, training and support services. We currently serve more than 200 companies, including Fortune 1000 companies, which have numerous widely dispersed operating units. Our enterprise customer base includes industry leaders in the automotive, energy, hospitality, retail and services industries.

We maintain our market leadership position by offering global large enterprises customizable and complete turnkey solutions. Enterprise customers typically enter into non-cancelable contracts with an average duration of two to five years. These contracts typically include commitments for specific levels of service and bandwidth, as well as bundled packages consisting of hardware, services and capacity across our network that are tailored specifically to their needs. In some markets, most notably in North America, we deliver services using not only satellite transport platforms, but also using terrestrial transport platforms such as DSL and frame relay.

Our networking capabilities have attracted a strong franchisee customer base that includes large national chains. We provide these customers with a complete solution to enhance internal sales activities, develop brand-specific IP credit solutions, build secure branded websites and launch successful sales campaigns.

SPACEWAY

We launched SPACEWAY 3 in August 2007 and introduced service in North America on the SPACEWAY network in April 2008. SPACEWAY 3 was designed and developed as the next generation Ka-band broadband satellite system with a unique architecture for broadband data communications. Designed for operational flexibility, the system greatly enhances data communication and efficiencies for enterprise and consumer customers with the following capabilities:

•	An on-board fast packet switch and processor which enables direct user-to-user communication at broadband speeds;

•	A technologically advanced antenna providing significant frequency re-use with up to 112 uplink spot beams and 784 downlink spot beams;

•	An IP based architecture giving it the capability to integrate seamlessly with terrestrial networks;

•	Up to 10 gigabits per second of gross transmission capacity reducing data transport costs relative to today’s systems; and

•	Operation in the Ka-band, a relatively new band open to satellites, is particularly suited for spot beam, frequency reutilization;

We believe that SPACEWAY 3 allows us to offer our North American enterprise and consumer customers faster communication rates, reduce our operating costs in the future, substantially through the reduction of third-party transponder capacity expenses as we utilize the additional capacity of SPACEWAY 3, and significantly improve our margins. However, we have incurred fixed costs associated with the operation of SPACEWAY 3 that has reduced and will continue to reduce our earnings until we acquire a sufficient number of customers to offset those costs.

Our approach to the market for SPACEWAY 3 services can be characterized as follows:

•

Significant Expansion in Business from Small and Medium Business (“SMB”) Customers—SPACEWAY 3 delivers a range of cost effective and high quality services, from Internet access to small private networks for these customers, many of whom are in locations underserved by terrestrial broadband technology.

•	Expansion of Consumer Customer Base—Since April 2008, when SPACEWAY 3 was placed in service, the majority of our new consumer customers have been operating over the SPACEWAY network.

•

Expansion of Business Offerings with Large Enterprises—Because SPACEWAY supports higher data rates and offers direct user-to-user network connectivity, we are able to offer faster speeds and specialized services aimed at expanding our offerings to large enterprises, allowing us to compete more effectively in the enterprise wide area networking market.

Sales, Marketing and Distribution

Our distribution strategy is designed around a core sales team that has developed an extensive knowledge of our customers’ needs. For our Equipment and Services group, the market coverage by our direct sales force is supplemented by additional distribution channels, including resellers, retail, and direct marketing, in order to maximize our potential customer base. For our Consumer group, we have an extensive independent nationwide retail distribution network consisting of distributors, dealers, sales agents and major retailers, such as Best Buy and Walmart. Our distribution channels reach across North America. Our distributors recruit and support dealers throughout the territory in their efforts to sell our services and also coordinate installation of the equipment for all our customers. Our sales and marketing operations are based at our corporate headquarters in Germantown, Maryland. We also maintain other regional sales offices in North America. We will continue to grow our direct and indirect marketing and distribution channels through direct mail, television advertising, dealers, sales agents and value added resellers.

Installation and Technical Support

We rely extensively on a third-party installation network covering all 50 U.S. states, Canada and Puerto Rico. Our network of installation teams are trained and certified by us and are required to meet installation guidelines that we monitor. The installation services are managed and tracked on a web-based work order management system that provides the visibility and accountability to manage a customer’s installation and trouble resolution. Our installers and service contractors must complete a certification program and their work is subject to quality control audits.

We provide our customers with comprehensive support services, which may include a sales team that consists of a program manager, engineers and account team members. We also provide our customers with a customer care web portal, which allows them to open trouble tickets and track problems or failures from start to resolution. Our maintenance support services are provided by a third-party that has many service sites throughout the U.S., including Alaska and Hawaii, Puerto Rico and Canada. These sites are staffed with technicians trained in accordance with standards that we establish. Additionally, our help desk and network operations center provide 24-hour technical support. The customer service representatives at these call centers are also trained in accordance with standards that we establish. Our call center operations currently utilize both in-house and outsourced support.

We have engaged several companies to provide call center support for our customers. Such companies are organized to handle calls from our retail customers regarding service, billing and installation support, and they provide deep support to our wholesale customers. These centers are supervised by our customer service organization, and they process most customer calls. We have a staff of technical support personnel that assist these centers with difficult or unusual problems.

International Broadband Segment

Business Overview

Enterprise Group

We provide satellite communication networks and services to customers worldwide. Our products and services are particularly well-suited to many of our international markets because of the geographic dispersion of our customers as well as the lack of local infrastructure. We have also shifted our international focus from providing only hardware to also providing shared-hub services, modeled in part on our North American enterprise business. Shared-hub services are now available both via our own hubs covering Europe, Brazil, Northern Africa, India and the Middle East and through third-party and joint venture operations.

We lease transponder capacity on satellites from multiple providers for our Enterprise customers. We also maintain three hub facilities, located in Griesheim, Germany, New Delhi, India and Sao Paulo, Brazil that provide ground support to our international enterprise customers.

Our international customers span a wide variety of industries and include state-owned operators as well as private businesses. Our service and product offerings in our International Enterprise group are substantially similar to those in our North American Enterprise group. In addition, we have been successful in providing application solutions that are especially well-suited to emerging markets. Examples include satellite based distance learning and education services in Mexico and India, Internet access centers available to populations in remote areas in India for e-governance and delivery of digitized cinema to movie theaters.

Sales, Marketing and Distribution

Our equipment sales and marketing activities are performed directly through our sales offices in the United States and other parts of the world. We currently have sales offices in Germantown, Maryland; Miami, Florida; Milton Keynes, United Kingdom; Griesheim, Germany; Rome, Italy; Sao Paulo, Brazil; Mexico City, Mexico; New Delhi, Mumbai and Bangalore in India; Dubai, United Arab Emirates; Moscow, Russia; and Jakarta, Indonesia. In addition, depending on the need, we appoint sales representatives in various countries who are compensated on a commission basis. In other areas, notably Africa, the Middle East, China, Japan, the Russian Federation, Australia, Indonesia and Malaysia, we provide our infrastructure equipment to independent service providers that in turn provide the satellite communications services to enterprise customers using our equipment. We also pursue dedicated systems sales using a combination of our own sales staff and our sales representative channels.

We have established subsidiaries in Europe, India and Brazil that provide end-to-end communication services to customers in those regions. These subsidiaries are fully staffed with local sales, marketing, support, administrative and management staff. Periodic training is provided to our sales staff and channels through regional seminars and training sessions at our Germantown, Maryland headquarters.

Installation and Technical Support

Our European, Indian and Brazilian operations provide VSAT installation services for our customers through a network of third-party installers, similar to our North American installation operations. In certain limited circumstances, we provide installation services ourselves. In regions that are not covered by our services, our customers provide their own installation services. In all instances, hub equipment installation services are provided by our Germantown, Maryland or India installation teams.

We provide hardware and software maintenance services through annual customer assistance center maintenance agreements. On-site repair of VSATs and maintenance services are provided in Europe, India and Brazil through subcontractors. In other areas, our customers provide their own repair services to the end-users. Our customer assistance center maintenance offerings include a customer assistance center that is operated 24 hours per day, 365 days per year, and is available to our customers worldwide, as well as assistance through regional support centers in India, Europe and Brazil. In addition, an on-line trouble reporting and tracking system, functionally similar to our North American counterpart, is made available to our customers around the world.

Telecom Systems Segment

Business Overview

The Telecom Systems segment consists of the Mobile Satellite Systems group, the Telematics group, and the Terrestrial Microwave group. We believe our Mobile Satellite Systems, Telematics and Terrestrial Microwave groups address strategic markets that have significant advantages. None of these groups require substantial operating cash or working capital and all are low fixed-cost operations.

Mobile Satellite Systems Group

Our Mobile Satellite Systems group provides turnkey satellite ground segment systems to mobile system operators that include Globalstar, Inc. (“Globalstar”), ICO Global Communications Ltd. (“ICO”), Inmarsat plc, SkyTerra, TerreStar Networks, Inc. (“TerreStar”), and Thuraya Satellite Telecommunications Company. As a

part of these system solutions, we provide design and development engineering, terminals, Ground Based Beam Forming (“GBBF”) equipment, Base Station solutions, Radio Access Networks (“RAN”) and other subsystems as may be required. These systems provide voice, data and fax services to handheld or transportable terminals. The Mobile Satellite Systems group generally has large, multi-year contracts with its customers.

We will continue to develop and leverage our satellite communication expertise in the Mobile Satellite Systems group on an opportunistic basis. We also have been actively pursuing a number of opportunities in the area of hybrid satellite/terrestrial mobile networks. For example, we are currently under contract with Space Systems/Loral for development and deployment of GBBF equipment for two different satellite systems and with SkyTerra, TerreStar, and ICO for development of satellite base stations. We are also under contract with ICO for development of a vehicular terminal that offers entertainment and emergency communication services and under contract with TerreStar for development of a satellite chipset and platform to enable the utilization of handheld terminals. In addition, we have entered into a contract with Globalstar to provide next generation RANs and user terminal chipset. We believe that the Ancillary Terrestrial Component operator business is a growth area of the mobile satellite industry as it allows sharing of bandwidth between terrestrial and satellite applications.

The Mobile Satellite Systems group has been and will continue to be a complementary part of our core VSAT business. Our VSAT technology and engineering teams support our mobile satellite efforts, which in turn contribute to advancing our technology in the VSAT arena with customer funded programs.

Telematics Group

We have expanded our reach into the automotive telematics market, which we believe offers us the potential for growth not only in our system design services, but also in the design and manufacturing of user terminal equipment. As part of our telematics business, we entered into an agreement with Hughes Telematics, Inc. (“HTI”), pursuant to which we are developing an overall automotive telematics system for HTI, comprising the telematics system hub and the Telematics Control Unit (“TCU”), which will serve as the user appliance in the telematics system. The agreement also provides that, subject to certain specified performance conditions, we will serve as the exclusive supplier of TCUs for some of HTI’s customers.

Terrestrial Microwave Group

We have developed a family of broadband products for point-to-multipoint (“PMP”) microwave radio network systems that enable mobile operators to connect their cell sites and fixed operators to provide wireless broadband services quickly, cost-effectively and competitively. Our broadband PMP microwave systems have gained a reputation for technical excellence and have been deployed in North America, South America, Europe, Africa, and Asia by well known operators.

Our current contracts require us to either supply equipment along with support services on a turnkey basis, or simply supply equipment to the end customers or our distributors. Typically, contracts range from one to five years for the supply of equipment with corresponding periods for maintenance services. We do not anticipate significant expansion in the Terrestrial Microwave group; however, we will continue to assess customer opportunities on a project-by-project basis.

Corporate Segment

The Corporate segment consists of our corporate offices and assets not related to another business segment.

Our Strengths

Our strengths include the following:

Leading Satellite Internet Access Provider to Underserved Rural Consumer Markets in North America—We focus our marketing and sales efforts on underserved markets that are less likely to receive terrestrial broadband service. We believe that the existing or contemplated terrestrial broadband solutions are not likely to provide access to these customers and SMBs in the foreseeable future given the high costs associated with developing a terrestrial network and the lack of population density in some of these markets. Since we are one of the few satellite broadband service providers to this market, it represents a significant growth opportunity for us.

Leading Provider of Broadband Satellite Network Services and Systems to the Enterprise Market—Over the last 20 years, we have shipped more than 1.9 million VSAT terminals to customers in more than 100 countries. We have maintained our leadership position in this market, which has allowed us to leverage our scale and expertise to offer a broader suite of enhanced managed services to our customers. Our Enterprise customers include blue chip companies and leaders in the retail, energy, financial, hospitality, automotive and services industries. Our customers typically have widely dispersed branches spread over a large geographic area, such as gas service stations (Shell International, ExxonMobil Corporation, BP and Chevron Corporation) and retailers (Wal-Mart Stores, Inc., Lowe’s Companies, Inc. and Sears). Service contracts with these enterprises generally range from two to five years in duration and historically, we have experienced a high rate of renewals. We also have many long term relationships with our customers, some of which exceed 20 years, which have contributed to a significant revenue backlog.

SPACEWAY 3 Provides Significant Additional Capacity and Operating Leverage—SPACEWAY 3 satellite is one of the most technologically advanced satellite broadband services platforms in our industry, optimized for data and designed to provide 10 gigabits per second of capacity and subscriber speeds comparable to DSL. SPACEWAY 3 enables us to more effectively offer bandwidth on demand through its dynamic capacity allocation and on board routing capabilities. In addition, SPACEWAY 3 provides us with significant cost savings by decreasing transponder leasing expenses. We began service on SPACEWAY 3 in April 2008.

Market Leader in Technology and Innovation—We have been a leader in pioneering major advances in satellite data communication technology since we developed the first Ku band VSAT network more than 20 years ago. Through our focused research and development efforts, we have developed industry-leading hardware and software technology that has proven critical to the development of VSAT industry standards. We have designed a common platform for all of our existing VSAT products which reduces costs for research and development, manufacturing, maintenance, customer support and network operations. The common platform also allows us to develop solutions for new and different end markets.

Diversified Revenue Stream—We benefit from a geographically diverse revenue stream that consists of a mix of services and hardware sales. In 2008, we derived approximately 58% of our global revenues from providing services and 42% from hardware sales and leases. We expect service revenues to continue to exceed hardware revenues in the foreseeable future. Within the North America and International Broadband segments, our revenues are well diversified across our customer base and not concentrated in a few large customers.

Experienced Senior Management Team and Strong Controlling Private Equity Stockholder—Our senior management team has extensive experience in the satellite communications industry, with an average industry experience of 30 years. HCI is majority-owned by various investment vehicles that are affiliated with Apollo Management, L.P. (together with its affiliates, “Apollo”). Apollo is a leading private equity investment firm with significant expertise in the satellite sector.

Our Business Strategy

Our business strategy is to continue growing our revenue and cash flow generation capability by capitalizing on the increasing demand for consumer satellite broadband and enterprise solutions, while lowering our costs and utilizing our industry expertise and technology leadership. Our strategy includes the following initiatives:

•	Continue our focus on being the technology leader and the low cost provider to facilitate our growth;

•	Continue to provide high levels of reliable and quality services with a stable enterprise market characterized by long-term contracts that have a high renewal rate providing the base for us to grow;

•	Continue to expand our VSAT growth through our Consumer group in the North America Broadband segment and our service companies in the International Broadband segment;

•	Expand on the opportunities for growth in the Telecom System segment by extending our reach with our mobile satellite and telematics projects; and

•	Lower our transponder leasing costs substantially and significantly improve our margins through the utilization of SPACEWAY 3.

Consistent with this strategy to grow the Company and improve our financial position, we also review our competitive position on an ongoing basis and, from time to time, consider various acquisitions, strategic alliances, and divestitures, which we believe would be beneficial to our business.

Competition

The network communications industry is highly competitive. As a provider of data network products and services in the United States and internationally, we compete with a large number of telecommunications service providers. This increasingly competitive environment has put pressure on prices and margins. To compete effectively, we emphasize our network quality, our customization capability, our offering of networks as a turnkey managed service rather than as an equipment sale, our position as a single point of contact for products and services and our competitive prices.

We have encountered competition in our Enterprise groups from major established carriers such as AT&T Corp., Verizon, Sprint Corporation, British Telecommunications plc, France Télécom, Deutsche Telekom AG and the global consortia of telecom operators and other major carriers, which provide international telephone, private line and private network services using their national telephone networks and those of other carriers.

Our VSAT networks generally have an advantage over terrestrial networks where the network must reach many locations over large distances, where the customer has a “last mile” or congestion problem that cannot be solved easily with terrestrial facilities and where there is a need for transmission to remote locations or emerging markets. By comparison, ground-based facilities (e.g., fiber optic cables) often have an advantage for carrying large amounts of bulk traffic between a small numbers of fixed locations. However, because of a customer’s particular circumstances, the pricing offered by suppliers and the effectiveness of the marketing efforts of the competing suppliers also play a key role in this competitive environment.

Our principal competitors in our Enterprise groups for the supply of VSAT satellite networks are Gilat Satellite Networks Ltd. (“Gilat”), ViaSat, Inc. (“ViaSat”) and iDirect Technologies (“iDirect”). Unlike Gilat, which offers a full line of VSAT products and services, ViaSat and iDirect only offer VSAT products. In competing with Gilat, ViaSat and iDirect, we emphasize particular technological features of our products and services, our ability to customize networks and perform desired development work, the quality of our customer service and our willingness to be flexible in structuring arrangements for the customer. We are aware of other emerging competitors that supply networks, equipment and services. We also face competition from resellers and numerous local companies who purchase equipment and sell services to local customers.

The satellite market currently has two open technology standards for VSAT equipment: (i) Internet Protocol over Satellite (“IPoS”), which is our own standard and is recognized by the European Telecommunications Standards Institute (“ETSI”), in Europe, the Telecommunications Industry Association in the United States and the International Telecommunication Union (“ITU”) and (ii) Digital Video Broadcast-Return Channel by Satellite (“DVB-RCS”), which is also recognized by the ETSI and the ITU. There are several manufacturers providing and supporting DVB-RCS and some manufacturers are considering providing and supporting IPoS.

We face competition in our Consumer group primarily from telecommunications and other DSL and cable internet service providers. In addition, other satellite broadband companies, such as WildBlue Communications, Inc. and StarBand Communications Inc., have launched consumer satellite Internet access services that compete with us in North America.

Government Regulation

The provision of telecommunications is highly regulated. We are required to comply with the laws and regulations of, and often obtain approvals from, national and local authorities in connection with most of the services that we provide. As a provider of communications services in the United States, we are subject to the regulatory authority of the United States, primarily the Federal Communications Commission (“FCC”). We are also subject to the export control laws and regulations and trade and economic sanctions laws and regulations of the United States with respect to the export of telecommunications equipment and services. Certain aspects of our business are subject to state and local regulation. The FCC has preempted many state and local regulations that impair the installation and use of VSATs. However, our business nonetheless may be adversely affected by state and local regulation, including zoning regulations that impair the ability to install VSATs. In addition, we are subject to regulation by the national communications regulatory authorities of other countries in which we, and under certain circumstances our resellers and distributors, provide service.

Regulation by the FCC

All commercial entities that use radio frequencies to provide communications services in the United States are subject to the jurisdiction of the FCC under the Communications Act of 1934, as amended. The Communications Act prohibits the operation of certain satellite earth station facilities, such as those operated by us and certain of our customers, except under licenses issued by the FCC. Changes in our FCC-licensed earth station operations require license modifications that generally must be approved by the FCC in advance. The earth station licenses we hold are granted for ten to fifteen year terms. The FCC also has granted periodic requests by us for special temporary authorizations and experimental authorizations to operate new or modified facilities on a temporary basis. The FCC generally renews satellite earth station licenses routinely.

As a provider of telecommunications in the United States, we are presently required to contribute a percentage of our revenues from telecommunications services to universal service support mechanisms that subsidize the provision of services to low-income consumers, high-cost areas, schools, libraries and rural health care providers. This percentage is set each calendar quarter by the FCC. Current FCC rules permit us to pass this universal service contribution through to our customers.

The FCC also requires broadband Internet access and Internet telephony service providers to comply with the requirements of the Federal Communications Assistance for Law Enforcement Act (“CALEA”). CALEA requires telecommunications carriers, including satellite-based carriers, to ensure that law enforcement agencies are able to conduct lawfully-authorized surveillance of users of their services.

FCC Licensing of SPACEWAY 3

We currently hold a license issued by the FCC to operate SPACEWAY 3 at 95° West Longitude. We also hold authorizations through the Office of Communications in the United Kingdom to operate satellites at certain locations on the geostationary arc, which we may use for SPACEWAY 3 or any future satellite we acquire.

Our spacecraft operations are subject to the licensing jurisdiction of, and conditions imposed by, the FCC and any other government whose ITU filing we use to operate the satellite. Such conditions may include, for example, that we implement the satellite system in a manner consistent with certain milestones (such as for the satellite design and construction, ground segment procurement, and launch and implementation of service), that the satellite control center be located in national territory, that a license be obtained prior to launching or operating the satellite or that a license be obtained before interconnecting with the local switched telephone network.

ITU Frequency Registration

The orbital location and frequencies for SPACEWAY 3 and any additional satellites we may acquire in the future are subject to the frequency registration and coordination process of the ITU. The ITU Radio Regulations define the international rules and rights for a satellite to use specific radio frequencies at a specific orbital location. We have made filings with the ITU for SPACEWAY 3 and other potential satellites.

International Regulation

We must comply with the applicable laws and regulations and, where required, obtain the approval of the regulatory authority of each country in which we, or under certain circumstances our resellers, provide services or operate earth stations. The laws and regulatory requirements regulating access to satellite systems vary from country to country. In certain countries, a license is required to provide our services and to operate satellite earth stations. The application procedure can be time-consuming and costly in some countries, and the terms of licenses vary for different countries. In some countries, there may be restrictions on our ability to interconnect with the local switched telephone network. In addition, in certain countries, there are limitations on the fees that can be charged for the services we provide.

Many countries permit competition in the provision of voice, data or video services, the ownership of the equipment needed to provide telecommunications services and the provision of transponder capacity to that country. We believe that this trend should continue due to commitments by many countries to open their satellite markets to competition. In other countries, however, a single entity, often the government-owned telecommunications authority, may hold a monopoly on the ownership and operation of telecommunications facilities or on the provision of telecommunications to, from or within the country. In those cases, we may be required to negotiate for access to service or equipment provided by that monopoly entity, and we may not be able to obtain favorable rates or other terms.

Export Control Requirements and Sanctions Regulations

In the operation of our business, we must comply with all applicable export control and economic sanctions laws and regulations of the United States and other countries. Applicable United States laws and regulations include the Arms Export Control Act, the International Traffic in Arms Regulations (“ITAR”), the Export Administration Regulations and the trade sanctions laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”).

The export of certain hardware, technical data and services relating to satellites to non-United States persons is regulated by the United States Department of State’s Directorate of Defense Trade Controls, under the ITAR. Other items are controlled for export by the United States Department of Commerce’s Bureau of Industry and Security (“BIS”), under the Export Administration Regulations. For example, BIS regulates our export of equipment for earth stations in ground networks located outside of the United States. In addition, we cannot provide certain equipment or services to certain countries subject to United States trade sanctions unless we first obtain the necessary authorizations from OFAC. We are also subject to the Foreign Corrupt Practices Act that prohibits payment of bribes or giving anything of value to foreign government officials for the purpose of obtaining or retaining business or gaining a competitive advantage.

Following a voluntary disclosure by DIRECTV and DTV Networks in June 2004, DIRECTV and DTV Networks entered into a consent agreement (the “Consent Agreement”) with the U.S. Department of State in January 2005 regarding alleged violations of ITAR relating to exports by us of VSAT technology, primarily to China. As part of the Consent Agreement, which applies to us, one of our subsidiaries was debarred from conducting certain international business, although we may seek reinstatement in the future. In addition, we were required to enhance our export compliance program to avoid future infractions.

Intellectual Property

We currently rely on a combination of patent, trade secret, copyright and trademark law, together with licenses, non-disclosure and confidentiality agreements and technical measures, to establish and protect proprietary rights in our products. We hold United States patents covering various aspects of our products and services, including patents covering technologies that we believe will enable the production of lower cost satellite terminals and provide for significant acceleration of communication speeds and enhancement of throughput. By federal statute, the duration of each of our patents is 20 years from the earliest filing date. In connection with the April 2005 Transaction, DIRECTV assigned to us a large number of patents and patent applications subject to a royalty-free, perpetual license-back to DIRECTV and previous licenses or other rights granted in the course of business or in connection with prior divestitures by DIRECTV. DIRECTV also licensed to us, on a royalty free, perpetual basis, many of the patents originating from DTV Networks that it retained as a result of the April 2005 Transaction, and covenanted not to assert or bring claims against us based on any intellectual property owned or controlled by DIRECTV and related to our business as of the closing date of the April 2005 Transaction. In addition, we have granted licenses to use our trademarks and service-marks to resellers worldwide, and we typically retain the right to monitor the use of those marks and impose significant restrictions on their use in efforts to ensure a consistent brand identity. We protect our proprietary rights in our software through software licenses that, among other things, require that the software source code be maintained as confidential information and prohibit any reverse-engineering of that code.

We believe that our patents are important to our business. We also believe that, in some areas, the improvement of existing products and the development of new products, as well as reliance upon trade secrets and unpatented proprietary know-how, are important in establishing and maintaining a competitive advantage. We believe, to a certain extent, that the value of our products and services are dependent upon our proprietary software, hardware and other technology, remaining “trade secrets” or subject to copyright protection. Generally, we enter into non-disclosure and invention assignment agreements with our employees, subcontractors and certain customers and other business partners.

Research and Development, Engineering and Manufacturing

We have a skilled and multi-disciplined engineering organization that develops our products and services. Our in-house technological capability includes the complete set of skills required to develop the hardware, software and firmware required in our products and services. In addition to our product development skills, over the past 30 years, we have pioneered numerous advances in the area of wireless communication techniques and methodologies. This 30-year history has resulted in the grant of over 500 patents to us and our predecessors, and the adoption of our techniques in numerous communication standards in both satellite and terrestrial systems. Of these patents, we currently own over 230 patents. The remaining patents are subject to either a royalty-free perpetual license or a covenant not to assert from DIRECTV.

With respect to hardware development, our skill-set includes complex digital designs, radio frequency and intermediate frequency analog designs, advanced application-specific integrated circuit designs and sophisticated consumer and system level packaging designs. We also have extensive experience in developing products for high-volume, low-cost manufacturing for the consumer industry, including satellite TV set-top receivers and dual mode satellite and cellular handsets.

As a complement to our hardware development, we have developed extensive experience in designing reliable software systems as part of our telecommunication systems and services offerings. For example, our VSAT product line for the enterprise market supports an extensive range of protocols for data communications. Our software engineers have also developed many large turnkey systems for our customers by designing the overall solution, implementing the various subsystems, deploying the entire network and user terminals, integrating and verifying the operational system and ultimately training the customers’ technicians and operators.

Our products are designed, manufactured and tested primarily at our facilities in Maryland; however, we outsource a significant portion of the manufacturing of our products to third-parties. Our manufacturing facilities, together with our third-party arrangements, have sufficient capacity to handle current demand. We continuously adjust our capacity based on our production requirements. We also work with third-party vendors for the development and manufacture of components that are integrated into our products. We develop dual sourcing capabilities for critical parts when practical and we evaluate outsourced subcontract vendors on a periodic basis. We have implemented a multifaceted strategy focused on meeting customer demand for our products and reducing production costs. Our operations group, together with our research and development group, work with our vendors and subcontractors to reduce development costs and to increase production efficiency in order to obtain components at lower prices.

Subsidiaries

We own a number of subsidiaries and have entered into certain joint ventures, one of which provides marketing and sales support to sell our VSAT products or to provide related services. A complete list of our subsidiaries is filed as Exhibit 21.1 to this prospectus.

Environmental

We are subject to various federal, state and local laws relating to the protection of the environment, most significantly the Resource Conservation and Recovery Act (“RCRA”) and the Emergency Planning and Community Right-to-Know Act (“EPCRA”). Our Safety, Health and Environmental Affairs department manages our compliance with all applicable federal and state environmental laws and regulations.

Under the RCRA, the Company is considered a small quantity generator. As such, we perform weekly inspections of any waste storage areas to ensure that their integrity has not been breached and to ensure that the waste receptacles are intact. We also label all hazardous waste containers with appropriate signage identifying both the contents and the date the waste was generated, and we use a third-party waste hauler to transport and dispose of such waste. Hazardous and other waste is manifested and shipped in accordance with Environmental Protection Agency, Department of Transportation and relevant state regulations.

As required by the EPCRA, we file periodic reports with regulators covering four areas: Emergency Planning, Emergency Release, Hazardous Chemical Storage and Toxic Chemical Release. We maintain small quantities of hazardous materials on our premises and, therefore, have relatively modest reporting requirements under the EPCRA.

Our environmental compliance costs to date have not been material, and we currently have no reason to believe that such costs will become material in the foreseeable future.

Employees and Labor Relations

As of December 31, 2008, we had 1,951 employees. Other than 51 of our employees located in Italy and Brazil, none are represented by a union. We believe that our relations with our employees are good.

Generally, our employees are retained on an at-will basis. However, we have entered into employment and non-competition agreements with our Chief Executive Officer, Chief Financial Officer and each of our Executive

Vice Presidents. We require all at-will employees to sign at-will employee agreements which contain a confidentiality agreement and an agreement not to compete with the Company during their employment with us and for a period of two years following the termination of their employment.

Properties

Our principal executive offices are located at 11717 Exploration Lane, Germantown, Maryland 20876. Our properties consist of design centers, service facilities and sales and marketing offices and are located in the United States, Latin America, Europe, Asia and Africa. Substantially all of our properties are used to support our North America and International Broadband segments. The following table sets forth our owned and leased properties as of December 31, 2008.

Location	Owned/ Leased	Square Footage	Function
Germantown, Maryland*	Owned	311,000	Corporate headquarters—office and engineering lab, network operations, shared hubs
Gaithersburg, Maryland	Leased	107,500	Manufacturing, test
Gaithersburg, Maryland	Leased	77,800	Engineering, office space
Gurgaon, India*	Leased	52,300	Corporate headquarters (India), shared hub, operations, warehouse
Las Vegas, Nevada*	Leased	37,100	Shared hub, backup network operation and control center SPACEWAY
Griesheim, Germany*	Leased	29,200	Office space, shared hub, operations, warehouse
San Diego, California	Leased	20,900	Engineering, sales
Milton Keynes, United Kingdom	Leased	18,000	Corporate headquarters and operations (Europe)
Barueri, Brazil*	Leased	16,400	Warehouse, shared hub
Southfield, Michigan*	Leased	15,000	Shared hub
Kolkata, India	Leased	9,300	Warehouse
Delhi, India	Leased	8,500	Warehouse, office space
Sao Paulo, Brazil	Leased	6,700	Office space
Alexandria, Virginia	Leased	6,500	Warehouse
Mumbai, India	Leased	5,600	Warehouse, office space
Bangalore, India	Leased	4,300	Warehouse
Gaithersburg, Maryland	Leased	3,800	Warehouse, garage
Rome, Italy	Leased	2,700	Sales, marketing
Chicago, Illinois	Leased	2,700	Sales, marketing
Jakarta, Indonesia	Leased	1,100	Sales, marketing, operations
Moscow, Russia	Leased	1,100	Sales, marketing
Dubai, United Arab Emirates	Leased	500	Sales
Lomas de Chaputepec, Mexico	Leased	450	Sales, marketing, operations
Spokane, Washington	Leased	280	Gateway
Englewood, Colorado	Leased	250	Gateway
Albuquerque, New Mexico	Leased	250	Gateway
Seattle, Washington	Leased	250	Gateway
Salt Lake City, Utah	Leased	200	Gateway
Boise, Idaho	Leased	160	Gateway
Fort Lauderdale, Florida	Leased	160	Sales
Miami, Florida	Leased	110	Sales

*	We perform network services and customer support functions 24 hours a day, 7 days a week, 365 days a year at these locations.

Legal Proceedings

The Company is periodically involved in litigation in the ordinary course of its business involving claims regarding intellectual property infringement, product liability, property damage, personal injury, contracts, employment and worker’s compensation. We do not believe that there are any such pending or threatened legal proceedings, including ordinary litigation incidental to the conduct of our business and the ownership of our properties that, if adversely determined, would have a material adverse effect on our business, financial condition, results of operations or liquidity.

In March 2009, we received an arbitral award against Sea Launch Limited Partnership and Sea Launch Company, LLC (collectively, “Sea Launch”) entitling the Company to a refund of $44.4 million in payments made to Sea Launch, in addition to interest of 10% per annum on the $44.4 million from July 10, 2007 until payment in full of the $44.4 million. This award resulted from an arbitration proceeding initiated by the Company on June 28, 2007 relating to our SPACEWAY 3 satellite. Because of the material failure of a Sea Launch rocket that occurred on January 30, 2007, the launch of our SPACEWAY 3 satellite, scheduled for May 2007, was substantially delayed. We made alternative arrangements with another launch services provider to launch SPACEWAY 3 in August 2007 and in accordance with the Launch Service Agreement (“LSA”) we sent a notice of termination to Sea Launch. Under the LSA we were entitled to terminate due to the launch delay and receive a refund of the $44.4 million in payments made to Sea Launch in anticipation of the SPACEWAY 3 launch. Sea Launch refused to refund our payments and alleged that we had breached the LSA. The arbitration hearings were completed during the third quarter of 2008, and in March 2009, the arbitration panel rendered its decision in our favor.

On June 22, 2009, Sea Launch filed a voluntary petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. As a result of this filing, our efforts to pursue collection of the arbitral award against Sea Launch have been stayed by the bankruptcy laws. While we still intend to pursue collection of our arbitral award vigorously, we will have to do so as part of Sea Launch’s bankruptcy process and timetable. As a result of the Sea Launch bankruptcy filing, the Company concluded that it is likely that the value of the previously-recorded deposit has been impaired. At this time, it is not possible to estimate the extent of such impairment, our ultimate recovery in the bankruptcy given the claims of Sea Launch’s other creditors and uncertainties regarding the value of the assets Sea Launch has to meet its obligations, or the amount of cash expenditures that we may incur in pursuing recovery of the amounts owed.

On May 18, 2009, the Company and HCI received notice of a complaint filed in the U.S. District Court for the Northern District of California by two California subscribers to the HughesNet service. The plaintiffs complain about the speed of the HughesNet service, the Fair Access Policy, early termination fees and certain terms and conditions of the HughesNet subscriber agreement. Plaintiffs seek to pursue their claims as a class action on behalf of other California subscribers. On June 4, 2009, the Company and HCI received notice of a similar complaint filed by another HughesNet subscriber in the Superior Court of San Diego County, California. The plaintiff in this case also seeks to pursue his claims as a class action on behalf of other California subscribers. Based on the Company’s investigation, the Company believes that the allegations in both complaints are not meritorious and the Company intends to vigorously defend these matters.

MANAGEMENT

Set forth below is certain information concerning our executive officers and members of our Board of Managers. Our Board of Managers is composed of four members. Each manager is elected for a one-year term or until such person’s successor is duly elected or qualified.

Name	Age	Position
Pradman P. Kaul	62	Chief Executive Officer, President and Chairman of the Board of Managers
Grant A. Barber	50	Executive Vice President and Chief Financial Officer
T. Paul Gaske	55	Executive Vice President, North American Division
Adrian Morris	55	Executive Vice President, Engineering
Bahram Pourmand	62	Executive Vice President, International Division
Bob Buschman	59	Senior Vice President, Telematics
George Choquette	51	Senior Vice President, Engineering
Mike Cook	55	Senior Vice President, North America Sales and Marketing
John Corrigan	55	Senior Vice President, Engineering
Estil Hoversten	72	Senior Vice President
Tom Hsu	64	Senior Vice President, Terrestrial Microwave
Robert Kepley	51	Senior Vice President, Engineering
Sandi Kerentoff	55	Senior Vice President, Administration and Human Resources
Dean A. Manson	42	Senior Vice President, General Counsel and Secretary
Thomas J. McElroy	53	Senior Vice President and Controller
John McEwan	57	Senior Vice President, Operations
Ashok Mehta	54	Senior Vice President, Business Information Technology Services
Vinod Shukla	61	Senior Vice President, International Division
David Zatloukal	51	Senior Vice President, North American Operations
Deepak V. Dutt	64	Vice President and Treasurer
Andrew D. Africk	43	Member of the Board of Managers
Jeffrey A. Leddy	54	Member of the Board of Managers
Aaron J. Stone	36	Member of the Board of Managers

Pradman P. Kaul—Chief Executive Officer, President and Chairman of the Board of Managers. Mr. Kaul has been our Chief Executive Officer and President since 2000. Mr. Kaul has served on and been the Chairman of our Board of Managers since April 22, 2005 and has been with us since 1973. Previously, Mr. Kaul served as our Chief Operating Officer, Executive Vice President and Director of Engineering. Mr. Kaul has also been the Chief Executive Officer and President as well as a director of our Parent, Hughes Communications, Inc. (“HCI”), since February 3, 2006. Before joining us, Mr. Kaul worked at COMSAT Laboratories in Clarksburg, Maryland. Mr. Kaul received a Bachelor of Science degree in Electrical Engineering from The George Washington University and a Master of Science degree in Electrical Engineering from the University of California at Berkeley. He holds numerous patents and has published articles and papers on a variety of technical topics concerning satellite communications. Mr. Kaul is a member of the National Academy of Engineering and serves on the Board of Directors of Primus Telecom in the United States.

Grant A. Barber—Executive Vice President and Chief Financial Officer. Mr. Barber has been our Executive Vice President and Chief Financial Officer (“CFO”) since January 2006. Mr. Barber has also served as the Executive Vice President and CFO of HCI since February 2006. From 2003 to 2006, Mr. Barber served first as Controller and then as Executive Vice President and Chief Financial Officer for Acterna, Inc., a global manufacturer of test and measurement equipment for the Telco and Cable markets located in Germantown, Maryland. From 1984 through 2002, Mr. Barber served in various senior financial positions with Nortel Networks in the United States, Canada, France and England. Mr. Barber received his Bachelor degree in Business Administration from Wilfrid Laurier University and is a Canadian chartered accountant.

T. Paul Gaske—Executive Vice President, North American Division. Mr. Gaske has been our Executive Vice President, North American Division since 1999 and has also served as an Executive Vice President of HCI since 2006. Mr. Gaske joined us in 1977. Mr. Gaske has held a variety of engineering, marketing, and business management positions throughout his career. Mr. Gaske holds a Bachelor of Science degree in Electrical Engineering from the University of Maryland and a Master of Science degree in Computer Science from Johns Hopkins University in Baltimore, Maryland. He is a member of the Institute of Electrical and Electronics Engineering (IEEE), a published author on satellite networking technologies and markets and the holder of numerous patents in satellite communications and broadband networking.

Adrian Morris—Executive Vice President, Engineering. Mr. Morris has been our Executive Vice President, Engineering since February 2006 and also has served as an Executive Vice President of HCI since 2006. Prior to that, Mr. Morris had been Senior Vice President of Engineering since 1996. His career began with us in 1982 as a hardware design engineer and he has held a variety of technical and management positions throughout his career. Mr. Morris received a Bachelor of Science degree from Trinity College Dublin and a Master of Science degree in Digital Techniques from Heriot Watt University, Edinburgh. Prior to joining us, he worked for Ferranti Electronics and Electro Optics Division. Mr. Morris is a co-inventor for a number of patents in digital communications and has authored several published papers. He is also a member of the IEEE.

Bahram Pourmand—Executive Vice President, International Division. Mr. Pourmand has been our Executive Vice President, International Division since 1993 and has also served as an Executive Vice President of HCI since February 2006. Mr. Pourmand joined us in 1979 and is currently responsible for all aspects of our international operations, including oversight of profit and loss, marketing, product development and strategic direction for our global activities. He is also a member of our Executive Committee, which oversees the overall management of the Company. Prior to joining us, Mr. Pourmand was a director with Rockwell International in Dallas, Texas. Mr. Pourmand has a Bachelor of Science degree in Electrical Engineering from Texas Tech University and a Master of Science degree in Electrical Engineering from Southern Methodist University.

Bob Buschman—Senior Vice President, Telematics. Mr. Buschman has been our Senior Vice President, Telematics since August 2007. From 1998 to 2007, Mr. Buschman has been responsible for the development of the SPACEWAY System including the procurement of the SPACEWAY satellite. Mr. Buschman joined us in 1975 as a hardware designer and has held a variety of engineering and program management positions involving digital transmission over satellite and cellular systems. Mr. Buschman received a Bachelor of Science degree in Electrical Engineering from the University of Maryland and a Master of Science degree in Computer Science from George Washington University. He is also co-inventor on two patents in digital communications.

George Choquette—Senior Vice President, Engineering. Mr. Choquette has been our Senior Vice President, Engineering since October 2005. Mr. Choquette has engineering development responsibility for SPACEWAY and oversight of certain mobile satellite, Ku VSAT and government projects. Mr. Choquette joined us in 1981 and has held various positions prior to his present position. Mr. Choquette has a Bachelor of Science degree in Computer Science from Virginia Tech, and a Masters degree in Business Administration from The George Washington University.

Mike Cook—Senior Vice President, North American Sales and Marketing. Mr. Cook has been Senior Vice President, North American Sales and Marketing since March 2002. Mr. Cook is responsible for sales and marketing activities for all of our market sectors including our Enterprise and Consumer groups. He joined us in 1991 as Sales and Marketing Director for one of our subsidiaries, HNS Ltd, and was responsible for starting up our VSAT service businesses in Europe, becoming managing director of our European VSAT service business from 1994 to 1999. In addition, he was appointed Vice President of HNS Europe in 1998 and is currently a member of the board of directors of HNS Europe. Prior to joining us, Mr. Cook ran the U.K. data systems division of Alcatel Business Systems. Mr. Cook has a first class Bachelor of Science degree in Mathematics from Exeter University in England.

John Corrigan—Senior Vice President, Engineering. Mr. Corrigan has been our Senior Vice President, Engineering for Very Large Scale Integration (“VLSI”) and Wireless Networks since June 1996. He is responsible for the design and implementation of technologies and custom VLSI for our products and for the development of mobile satellite infrastructure and chipsets. Mr. Corrigan was the engineering manager and one of the principal architects of the AIReach™ wireless infrastructure product line, and the GMH-2000 wireless infrastructure for fixed and mobile networks. He began his career with us in 1978, when he developed concepts for local distribution of voice and data. Mr. Corrigan received a Bachelor of Science Degree in Electrical Engineering from the University of Michigan and a Master of Science Degree in Electrical Engineering from Johns Hopkins University. He holds 14 U.S. patents in the field of wireless communications and is a member of IEEE.

Estil Hoversten—Senior Vice President. Dr. Hoversten has been our Senior Vice President since May 1992. He has been an officer of the Company and its predecessor organizations since 1978 with responsibilities at various times for business management, product development, strategic planning and new business development. Before joining us, Dr. Hoversten worked at COMSAT Corporation in Clarksburg, Maryland. Dr. Hoversten received his Bachelor of Science degree, Master of Science degree and his PhD in Electrical Engineering from Iowa State University and is a noted author on satellite communications technology.

Tom Hsu—Senior Vice President, Terrestrial Microwave Group. Mr. Hsu has been our Senior Vice President, Terrestrial Microwave Group since 1999. Mr. Hsu oversees profit and loss, product strategy, product design and development, product marketing and sales, business development, field deployment, and after-sales support. Prior to this, Mr. Hsu held a variety of engineering, marketing and business management positions throughout his career with us, including Vice President of Software Engineering and Vice President of Business Development for our Wireless Network Division. Mr. Hsu has a Master of Science degree in Computer Science from the University of Massachusetts, a Master of Science degree in Mathematics from the University of East Texas State and a Bachelor of Science degree in Mathematics from Chung Yuan University in Taiwan.

Robert Kepley—Senior Vice President, Engineering. Mr. Kepley has been our Senior Vice President, Engineering since July 2006. Mr. Kepley joined us in 1981 as a Member of the Technical Staff in our Corporate Research Center. Since 1985, he has held a variety of technical and management positions within Engineering including: Engineering Manager of Settop Box development from 1994 to 2002, Manager of VSAT Hardware Engineering, and is currently leading Telematics Design Engineering. Mr. Kepley received his Bachelor of Science and Master of Science degrees in Electrical Engineering from North Carolina State University in Raleigh, North Carolina. He is co-inventor for a number of patents in electronics and communications systems and has authored several published technical papers.

Sandi Kerentoff—Senior Vice President, Administration and Human Resources. Ms. Kerentoff has been our Senior Vice President, Administration and Human Resources since April 2000 and also serves as our Ethics Officer. Ms. Kerentoff’s responsibilities include human resources, facilities, security, travel and corporate services. Ms. Kerentoff joined us in 1977 and, from 1977 to 2000, held various positions. She received her Bachelor of Science degree in Finance from Michigan State University.

Dean A. Manson—Senior Vice President, General Counsel and Secretary. Mr. Manson has been our and HCI’s Senior Vice President, General Counsel and Secretary since August 2007, prior to which he was our Vice President, General Counsel and Secretary since November 2004 and HCI’s Vice President, General Counsel and Secretary since February 2006. Mr. Manson also serves as a director or officer for several of our subsidiaries. Before joining us in June 2000 as an Assistant Vice President, Legal Mr. Manson was associated with the law firm of Milbank, Tweed, Hadley & McCloy LLP. Mr. Manson earned a Bachelor of Science degree in Engineering from Princeton University and a Juris Doctorate degree from Columbia University School of Law.

Thomas J. McElroy—Senior Vice President and Controller. Mr. McElroy has been our Senior Vice President and Controller since August 2007. He is responsible for all financial accounting and reporting matters for our global consolidated operations. From June 2006 to September 2007, Mr. McElroy served as our Vice President and Controller. Prior to joining us in January 1988 as a Director of Finance, Mr. McElroy was a Senior Manager in the audit group for Price Waterhouse & Co. in Washington, D.C. from 1977 to 1988. He received his Bachelor of Science degree in Accounting from St. Francis University.

John McEwan—Senior Vice President, Operations. Mr. McEwan has been our Senior Vice President of Manufacturing Operations since March 2001. Mr. McEwan joined us in 1995 as an Assistant Vice President with responsibility for the Materials Management function of the Company. In 1999, he was promoted to Vice President. In 2000, Mr. McEwan assumed responsibility for the management of all operations and support functions for manufacturing. In 2001, he was promoted to Senior Vice President. Prior to joining us, Mr. McEwan held various management positions at SCI Systems, Inc. and Burroughs. Mr. McEwan has over 30 years of experience in procurement, materials management and manufacturing operations in Europe and North America.

Ashok Mehta—Senior Vice President, Business Information Technology Services (“BITS”). Mr. Mehta has been our Senior Vice President of the BITS division since August 2007. Mr. Mehta joined HNS in 1982 and has held a variety of engineering and information technology positions throughout his career. Mr. Mehta holds a Master of Science degree in Electrical Engineering from Northwestern University and a Master of Business Administration degree from Loyola University. He is a member of Institute of Electrical and Electronic Engineering (IEEE) and inventor of several patents in wireless communications.

Vinod Shukla—Senior Vice President, International Division. Mr. Shukla has served as Senior Vice President, International Division since 1999. Mr. Shukla is responsible for general management of the international business and, in particular, for the profit and loss management of network and VSAT equipment sales internationally. From 1990 to 1998, Dr. Shukla was responsible for establishing joint venture companies worldwide to facilitate HNS’ revenue growth through service companies. Before joining us in 1980, Dr. Shukla held engineering management positions in ground segment and satellite communication payload development at Rockwell International, Richardson, Texas, and RCA, Ltd, Montreal, Canada, respectively. Dr. Shukla received his Bachelor of Science degree in Electrical Engineering in 1967 from the Indian Institute of Science in India, a Master of Science degree in Electrical Engineering from Nova Scotia Technical College in Canada in 1968 and his Ph.D. in Electrical Engineering degree in 1971 from Southern Methodist University in Dallas, Texas. Dr. Shukla has authored several publications in the satellite communications area and is a member of the IEEE.

David Zatloukal—Senior Vice President, North American Operations. Mr. Zatloukal has been our Senior Vice President, North American Operations since 2005. Mr. Zatloukal is responsible for North American Service Delivery including: customer service, program and project management, billing, service management, network engineering and integration, application certification, as well as the operation of HughesNet’s broadband and narrowband services in the consumer, small business, government and enterprise markets. Mr. Zatloukal joined us in December 1996 to support the launch of the consumer internet service business and, from 1996 to 2005, held various positions. Prior to joining us, Mr. Zatloukal spent 14 years with AT&T in various assignments including directing a nationwide operations organization of more than 700 employees supporting the long distance network. Mr. Zatloukal received a Bachelor of Science degree in Information Science from Western Illinois University. He also has participated in multiple executive management programs, including the Northwestern’s Kellogg School of Business.

Deepak V. Dutt—Vice President and Treasurer. Mr. Dutt has been our Vice President and Treasurer since January 2001and our Investor Relations Officer since February 2008. Mr. Dutt has served as Vice President, Treasurer and Investor Relations Officer for HCI since March 2007. Mr. Dutt joined us in July 1993 and has held various positions in finance since then, including corporate planning, international finance, treasury and an international assignment as Chief Financial Officer of a subsidiary of our company where he played a lead role in its start-up and in taking it public. Prior to joining our Company, Mr. Dutt served in various positions in the U.S. and overseas at IBM Corporation in sales, marketing and finance. He received a Bachelor of Science degree in Engineering from the University of Poona, India.

Andrew D. Africk—Member of the Board of Managers. Mr. Africk has served on our Board of Managers since April 22, 2005. Mr. Africk is a senior partner of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of the Apollo Investment Funds, a series of private securities investment funds, where he has worked since 1992. Mr. Africk also serves on the boards of directors of Hughes Telematics, SOURCECORP, Incorporated and HCI. Mr. Africk also serves as the chairman of Nominating and Corporate Governance Committee and Compensation Committee of HCI.

Jeffrey A. Leddy—Member of the Board of Managers. Mr. Leddy has served on our Board of Managers since April 22, 2005. Mr. Leddy is also a director of HCI. Mr. Leddy is currently the Chief Executive Officer of Hughes Telematics. He previously served as SkyTerra’s Chief Executive Officer and President from April 2003 through December 2006, having served as its President and Chief Operating Officer since October 2002 and its Senior Vice President of Operations since June 2002. From September 1980 to December 2001, Mr. Leddy worked for EMS Technologies, most recently as a Vice President. Mr. Leddy also currently serves on the Board of Directors of Hughes Telematics, Mobile Satellite Ventures LP, SkyTerra Communications and Hughes Systique Corporation.

Aaron J. Stone—Member of the Board of Managers. Mr. Stone has served on our Board of Managers since April 22, 2005. Mr. Stone is a senior partner of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of the Apollo Investment Funds, a series of private securities investment funds, where he has worked since 1997. Mr. Stone also serves on the board of directors of AMC Entertainment Inc., Connections Academy, LLC and HCI. Mr. Stone also serves on the Nominating and Corporate Governance Committee and the Compensation Committee of HCI.

Composition of the Board of Managers and Committees

Our Board of Managers currently consists of four members. The individuals currently serving on the board are Pradman P. Kaul, Jeffrey A. Leddy, Andrew D. Africk and Aaron J. Stone. The chairman of the Board of Managers is Pradman P. Kaul. Our Board of Managers is elected annually, and each member holds office for a one-year term.

Our Board of Managers has the authority to appoint committees to perform certain management and administration functions. Our Board of Managers currently has an audit committee which consists of Jeffrey A. Leddy and Aaron J. Stone. Our audit committee selects, on behalf of our Board of Managers, an independent public accounting firm to be engaged to audit our financial statements, discusses with the independent auditors their independence, reviews and discusses the audited financial statements with the independent auditors and management and recommends to our Board of Managers whether the audited financial statements should be included in our Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). Our Board of Managers has not designated an audit committee financial expert.

The Company does not have a standing nominating committee or a committee performing a similar function. Pursuant to our Second Amended and Restated Limited Liability Company Agreement, members of our Board of Managers are elected by the holders of our Class A membership interests. Our parent, HCI, is currently the holder of all of our Class A membership interests and the Board of Directors of HCI nominates and elects the members of our Board of Managers.

The Company does not have a compensation committee. The Compensation Committee of the Board of Directors of HCI, our parent, is responsible for establishing, implementing and continually monitoring the compensation of our executive officers.

Executive Compensation

Compensation Discussion and Analysis

Overview of Compensation Program

The Company is a wholly-owned subsidiary of Hughes Communications, Inc. (“HCI” or “Parent”). The Compensation Committee of the Board of Directors of HCI, which we refer to as the Compensation Committee, is responsible for establishing, implementing and continually monitoring the Company’s executive compensation program, including the compensation of our Chief Executive Officer (Pradman Kaul), Chief Financial Officer (Grant Barber), and our three other most highly compensated executive officers (Paul Gaske, Bahram Pourmand and Adrian Morris). We refer to these executives as our named executive officers. Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to other officers of the Company. All of our named executive officers are officers and employees of HCI and also provide services to the Company. All compensation earned by our named executive officers is paid by HCI which in turn bills the Company 98% of the base salaries and all other compensation of our named executive officers plus a 2% service fee. The remaining 2% of the base salaries and other compensation paid to our named executive officers is expensed by, and for services to, HCI.

Compensation Objectives and Philosophy

The primary objective of our executive compensation program is to closely align the compensation paid to executive officers, including our named executive officers, with the short-term and long-term performance of the Company and to allow the Company to attract, retain and motivate key executives with talent critical to drive long-term success and create value to the Company. The Compensation Committee seeks to achieve this objective by linking a substantial portion of the executive’s total compensation to the achievement of the Company’s financial and operational goals. Our executive compensation program is designed to provide for both guaranteed and incentive compensation based on the Company’s performance, to motivate our executives to achieve the business goals set by the Company and to reward the executives for achieving these goals. Guaranteed compensation consists primarily of base salary. Incentive compensation consists of annual performance bonuses and equity compensation.

The Compensation Committee evaluates individual and Company performance with a goal of setting compensation at levels that the Compensation Committee believes are competitive with executives in companies of similar size and industry while also reviewing internal comparisons (including performance and levels of responsibility). The Compensation Committee believes that base salaries should be competitive to attract and retain qualified executive officers, that executive officers should be provided with Company ownership opportunities to align their interests with those of the Company’s interest holders and that incentive compensation should be based primarily on the accomplishment of the Company’s performance goals in the interest of building a cohesive management team. We believe that our current executive compensation program provides an overall level of target compensation and compensation opportunity that is appropriate as a relatively new public company. The Compensation Committee’s long term goal is for total compensation for our named executive officers to be at or slightly above market of our peer group companies, however if a particular officer is far above or below the market, the committee’s goal is to bring that individual in line with the market over time.

Elements of Compensation

Our executive compensation program consists of the following key elements:

•	base salary

•	annual performance bonuses

•	equity compensation

•	perquisites and other compensation

Our executive officers also participate in the Company’s and HCI’s other benefit plans on the same terms as other employees. Our benefit plans include medical and dental coverage, long and short term disability coverage and basic life insurance equal to two times annual base salary. In addition, Pradman Kaul, our Chief Executive Officer, receives enhanced medical coverage for which he has no premium payment and no co-payments. This benefit was in place prior to the assumption of his employment agreement by HCI and HCI has agreed to continue to provide this benefit.

Base Salary—Base salaries for our named executive officers are established at the beginning of the term of each executive’s employment agreement based on the executive’s responsibilities and a comparison to competitive market levels for the executive’s job function. The base salaries of our named executive officers are reviewed on an annual basis by the Compensation Committee and at the time of a promotion or a significant change in responsibility. Factors considered for salary increases, although informally applied, are: individual and corporate performance, individual level of responsibility, inflation, and contributions to the Company’s overall success. Based on these factors, the Compensation Committee granted salary increases for 2008 equal to 5% of each named executive officer’s 2007 base salary. The Compensation Committee has not yet determined if salary increases will be granted to our named executive officers for 2009.

Annual Performance Bonuses—The Annual Incentive Plan (the “AIP”) is an annual performance bonus program adopted by the Compensation Committee under the HCI 2006 Equity and Incentive Plan. The AIP is designed to provide cash awards to our executive officers for achieving the Company’s financial and operational goals. The Compensation Committee believes that as an executive’s level of seniority and responsibility within the Company increases, a greater percentage of the executive’s compensation should be tied to the Company’s performance. Our named executive officers and other officers of the Company and HCI participate in the AIP. Annual performance bonuses awarded under the AIP are reviewed and approved by the Compensation Committee and are paid in cash in a lump sum in the first quarter following the completion of each fiscal year. Annual performance bonuses for 2008 were awarded to all of our named executive officers. Pursuant to his employment agreement and the AIP, each executive officer is eligible to receive an annual performance bonus up to an amount equal to a specified percentage of the executive’s annual base salary, which we refer to as the executive’s bonus target. For 2008, based on seniority and level of responsibility, the Compensation Committee set the bonus targets for each of our named executive officers at 100% for Pradman Kaul, 70% for Paul Gaske, and 60% for each of Adrian Morris, Grant Barber and Bahram Pourmand.

The Compensation Committee annually determines a bonus pool for the year based on each executive’s target bonus amount and competitive market levels among the Company’s peer group (as discussed under “Targeted Compensation”) and makes awards under the AIP based on the level to which the Company’s performance targets that are set by the Compensation Committee are met. The Compensation Committee may increase the annual performance bonus paid to the executive up to an additional 50% of the executive’s target bonus amount if the Company’s performance targets are exceeded. The Company performance targets to be used are established at the beginning of each fiscal year. For 2008, the performance target components were our revenue of $1,075 million, adjusted EBITDA of $150 million and cash balance of $75.7 million (which we refer to collectively as the Company Performance Targets) and a subjective factor to be determined by the Compensation Committee. If the Company achieves the annual budgeted amount for each of the Company Performance Targets, the Compensation Committee will award 100% of the bonus pool to the executives that participate in the AIP, with our revenue, adjusted EBITDA, cash balance and the subjective factor (based on overall Company performance) weighted at 30%, 40%, 15%, and 15%, respectively. If any of the Company Performance Targets fall below 90% of the budgeted amount, no weight will be awarded for that target. For 2008, the Compensation Committee awarded the following percentages of each executive officer’s 2008 base salary under the AIP: 112% to Pradman Kaul, 68% to Grant Barber, 78% to Paul Gaske, 68% to Bahram Pourmand, and 68% to Adrian Morris. The actual 2008 AIP amounts awarded to each of our named executive officers are shown in the Summary Compensation Table. The following table sets forth the percentage of the bonus pool that the Compensation Committee would award based on the targets established by the Compensation Committee for 2008 AIP awards:

	Percentage of Budget Amount Achieved
	90%	95%	100%	110%
Revenue	12%	21%	30%	45%
Adjusted EBITDA(1)	0%	30%	40%	60%
Cash balance	9%	12%	15%	22.5%
Subjective	0%	8%	15%	22.5%

Total	21%	71%	100%	150%

(1)	Adjusted EBITDA is defined as earnings (losses) before interest, income taxes, depreciation, amortization, equity incentive plan compensation and other adjustments permitted by the debt instruments of HNS. For the fiscal year ended December 31, 2008, Adjusted EBITDA excludes from GAAP net income the effects of interest, income taxes, depreciation, amortization, equity incentive compensation, and long-term cash retention compensation. Adjusted EBITDA is calculated from our audited financial statements by beginning with GAAP net income and (i) adding back interest expense; income tax expense; depreciation and amortization; equity plan compensation expense; and long-term cash retention compensation; then (ii) subtracting interest income. Interest expense and income tax expense appear as line items on the Consolidated Statement of Operations. Depreciation and amortization appear as line items on the Consolidated Statement of Cash Flows. The long-term cash retention compensation ($13.2 million for the year ended December, 31, 2008) and equity plan compensation expense ($5.2 million for the year ended December 31, 2008) appear on the Consolidated Statement of Operations as part of general and administrative expense.

The following table sets forth the actual performance by the Company for each of the Company Performance Targets established by the Compensation Committee for 2008 AIP awards and the corresponding AIP payout associated with each target (dollars in millions):

	Actual Performance	Performance %	Payout
Revenue	$1,059.9	99%	27%
Adjusted EBITDA	$155.4	104%	47%
Cash balance	$100.3	132%	23%
Subjective			15%

Total			112%

Equity Compensation—Our equity compensation is entirely incentive based compensation and is designed to serve as a retention tool and to provide a long-term incentive to employees directly related to the success of the Company. Our named executive officers are eligible to participate in the HCI 2006 Equity and Incentive Plan which provides for equity awards including restricted stock, stock options, stock appreciation rights and other equity based awards of HCI. Each named executive officer is reviewed annually by the Compensation Committee to determine if an equity award is appropriate and the level of any such award, however, the Compensation Committee does not anticipate making awards of equity compensation each year.

On April 24, 2008 each of our named executive officers were awarded options to purchase HCI’s common stock under the HCI 2006 Equity and Incentive Plan. Mr. Kaul was awarded 100,000 options and each of Messrs. Barber, Gaske, Pourmand and Morris were awarded 25,000 options. These options are subject to time vesting restrictions and vest 50% on April 24, 2010, 25% on April 24, 2011, and 25% on April 24, 2012. The options have an exercise price of $54.00, the closing price of HCI’s common stock on April 24, 2008, the grant date of the options.

In addition to equity compensation that may be granted under the HCI 2006 Equity and Incentive Plan, pursuant to their employment agreements, each of our named executive officers was granted awards of our Class B membership interests. Each of Messrs. Kaul, Gaske, Pourmand, and Morris were granted Class B membership interests upon the original execution of their employment agreements with the Company in 2005 and Mr. Barber was granted Class B membership interests upon the execution of his employment agreement with HCI in 2006.

Perquisites and Other Compensation—HCI provides our named executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with the Company’s overall executive compensation program to better enable the Company to attract and retain superior employees for key positions. The Compensation Committee annually reviews the levels of perquisites and other personal benefits provided to our named executive officers. Our named executive officers are provided with the following perquisites, which include, without limitation:

•	Car allowance in the amount of $15,702 per year for Mr. Kaul and $13,438 per year for each of Messrs. Barber, Gaske, Pourmand, and Morris.

•

Financial planning services are provided to Mr. Kaul and Mr. Gaske. These services were in place prior to the assumption of their employment agreements by HCI and HCI has agreed to continue to provide these services.

•

Enhanced medical coverage is provided to Mr. Kaul, for which he has no premium payment and no co-payments. This benefit was in place prior to the assumption of Mr. Kaul’s employment agreement by HCI and HCI has agreed to continue to provide this benefit.

Common Stock Ownership Guidelines

We believe that broad-based share ownership by our employees, including our named executive officers, is the most effective method to deliver superior stockholder returns by increasing the alignment between the interests of our employees and our shareholders. We do not, however, have a formal requirement for share ownership by any group of employees.

Targeted Compensation

Target total compensation for each named executive officer is established by the Compensation Committee primarily based on peer group data. Members of management do not play a role in establishing the target compensation for our named executive officers, however management recommends to the Compensation Committee the Company Performance Targets that are used to determine the annual performance bonus payments under the AIP. The Compensation Committee may, in its discretion, use or modify the Company Performance Targets recommended by management. Beginning in 2007, the Company utilized Equilar, a market leader for benchmarking executive and director compensation to create reports showing the percentile position of each named executive officer compared to the selected peer group for base salary, total cash compensation and total direct compensation. Equilar is an on-line tool used by consultants and companies to obtain competitive information from proxy data. The peer group used for the Equilar benchmarking tool includes: American Tower Corp, CenturyTel, Earthlink, Frontier Communications, Gemstar, Global Crossing, Loral Space & Communications, Mediacom Communications, Primus Telecommunications, RCN Corp, SAVVIS, TW Telecom, ViaSat, and XO Holdings. The peer group used consists of companies against which management and the Compensation Committee believe the Company competes for executive talent and stockholder investment. In making compensation decisions, the Compensation Committee reviews the reports generated by Equilar and compares each element of total compensation against the peer group companies with the goal of setting compensation for our named executive officers at levels similar to that of the peer group companies. The Equilar report for 2008 showed the following results when we were compared to the peer group companies:

Position	Executive	Officer Comparison	HNS Compared to Competitive Market – Proxy Data
			Base Salary Percentile	Total Cash Compensation Percentile	Total Direct Compensation Percentile(1)
Chairman & Chief Executive Officer	Pradman Kaul	CEO	23rd	32nd	33rd
Executive Vice President	T. Paul Gaske	2nd highest paid	18th	41st	39th
Executive Vice President	Bahram Pourmand	3rd highest paid	67th	71st	48th
Executive Vice President	Adrian Morris	4th highest paid	71st	69th	57th
Chief Financial Officer	Grant Barber	CFO	47th	53rd	36th

(1)	Includes intrinsic annualized value of each named executive officer’s interest in the Company through their Class B membership interests. Also includes all compensation received by the executive, including awards under the HCI 2006 Equity and Incentive Plan, averaged over the vesting period.

The Compensation Committee believes that as an executive’s level of seniority and responsibility within the Company increases, a greater percentage of the executive’s compensation should be tied to the Company’s performance. Accordingly, the Compensation Committee set total compensation targets for 2008 as the following:

	Base Salary as a % of Total Compensation	Bonus Target as a % of Total Compensation	Equity Target as a % of Total Compensation(1)
Chief Executive Officer	23%	23%	54%
Chief Financial Officer—Executive Vice President	36%	22%	42%
Executive Vice Presidents	32%	21%	47%

(1)	Includes intrinsic annualized value of each named executive officer’s interest in the Company through their Class B membership interests. Also includes all compensation received by the executive, including awards under the HCI 2006 Equity and Incentive Plan, averaged over the vesting period.

Termination and Change of Control Benefits

The Compensation Committee has determined the appropriate levels of payments to be made to our named executive officers upon the termination of their employment, including a termination of employment in connection with a change in control of the Company, to provide the executive officer with adequate income during the period that the executive may not compete with the Company, pursuant to the provisions of his employment agreement, and while seeking other employment. The Company does not make any payments to our named executive officers, or accelerate the vesting of any equity compensation awards granted to such officers solely on the basis of a change in control of the Company. Payments are triggered only if the executive is terminated within one year following a change in control of the Company. See “—Potential Payments upon Termination and Change in Control.”

Section 162(m)

Under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), as interpreted by IRS Notice 2007-49 a public company generally may not deduct compensation in excess of $1.0 million paid to its chief executive officer and the three most highly compensated executive officers (other than the chief executive officer and the chief financial officer). Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. While Section 162(m) of the Code is not applicable to the Company, it is applicable to HCI.

The Compensation Committee generally structures the Company’s and HCI’s compensation programs, where feasible, to minimize or eliminate the impact of the limitations of Section 162(m) of the Code. However, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) of the Code when it believes that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance. With respect to awards intended to qualify as performance-based compensation under Section 162(m) of the Code, no payment may be made under our compensation program prior to certification by the Compensation Committee that the applicable performance goals have been attained. The Company believes that the compensation paid under our compensation program in 2008 is fully deductible for federal income tax purposes.

Summary Compensation Table

The following table sets forth, for the year ended December 31, 2008, 2007 and 2006 the compensation for services in all capacities earned by our named executive officers. All of our named executive officers are officers and employees of HCI and provide services to the Company. All compensation reflected in this section was paid or awarded directly by HCI, which in turn bills HNS for 98% of the base salaries and all other compensation of our named executive officers plus a 2% service fee. The remaining 2% of the base salaries and all other compensation paid to our named executive officers is expensed by, and for service to, HCI. The compensation reflected in the Summary Compensation Table below is for service to the Company and HCI.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Pradman Kaul(6) CEO and Chairman of the Board	2008	$637,370	$94,000	$49,986	$366,450	$602,000	$—	$127,183	$1,876,989
	2007	$607,589	$67,000	$219,450	$—	$483,000	$—	$114,658	$1,491,697
	2006	$576,493	$84,400	$169,464	$—	$363,600	$—	$109,721	$1,303,678

Grant Barber(7) Chief Financial Officer	2008	382,351	35,000	68,958	91,613	223,000	—	52,341	853,263
	2007	360,850	30,000	73,000	—	218,000	—	47,465	729,315
	2006	335,266	149,000	60,000	420,000	151,000	—	26,579	1,141,845

Paul Gaske(8) Executive Vice President	2008	437,656	45,000	49,986	91,613	290,000	—	71,391	985,646
	2007	406,640	37,000	219,450	—	267,000	—	79,484	1,009,574
	2006	392,116	46,600	169,464	—	200,400	—	70,616	879,196

Bahram Pourmand(9) Executive Vice President	2008	426,754	39,000	49,986	91,613	249,000	—	62,435	918,788
	2007	407,115	32,000	219,450	—	229,000	—	54,833	942,398
	2006	417,340	42,000	169,464	—	181,000	—	53,367	863,171

Adrian Morris(10) Executive Vice President	2008	367,203	34,000	49,986	91,613	214,000	—	49,287	806,089
	2007	361,143	32,000	219,450	—	229,000	—	44,205	885,798
	2006	337,546	40,000	169,464	—	172,000	—	44,565	763,575

Total	2008	$2,251,334	$247,000	$268,902	$732,902	$1,578,000	$—	$362,637	$5,440,775
Compensation	2007	$2,143,337	$198,000	$950,800	$—	$1,426,000	$—	$340,645	$5,058,782
	2006	$2,058,761	$362,000	$737,856	$420,000	$1,068,000	$—	$304,848	$4,951,465

(1)	The Company awards one bonus to each named executive officer under the AIP that consists of amounts awarded in connection with the achievement of the Company Performance Targets and the subjective factor collectively. The amounts reflected in the Bonus column include the portion of the AIP award paid to each named executive officer based on the subjective factor. Amounts paid in connection with the achievement of the Company Performance Targets are reflected in the Non-Equity Incentive Plan Compensation column. All bonuses are paid in the year following the year it is earned. Mr. Barber’s bonus amount for 2006 includes a $100,000 sign-on bonus per his employment agreement.

(2)	Messrs. Kaul, Gaske, Pourmand, and Morris purchased Class B membership interests in the Company on April 22, 2005 at $0.01 per unit. The fair market value of the membership interests at the grant date is determined by the appreciation of the Company from the point the majority owners invested in the Company. As of the grant date, there was no appreciation, so the Class B membership interests grant date fair market value is $0.00. Therefore, the portion vested during 2008, 2007 and 2006, has no value to report. On March 24, 2006 each of Messrs. Kaul, Gaske, Pourmand, and Morris were awarded 14,000 restricted shares of HCI’s common stock under the HCI 2006 Equity and Incentive Plan. These restricted shares vested on March 24, 2008, however they are expensed over the two year period from the grant date to the vesting date and the amount expensed in 2008, 2007 and 2006 is listed.

(3)	On February 2, 2006, Mr. Barber purchased 500 Class B membership interests in the Company at $0.01 per unit. The fair market value of the membership interests at the grant date is determined by the appreciation of the Company from the point the majority owners invested in the Company. At the grant date, there was appreciation of $69,000,000, so the total 500 Class B membership interests value was $346,212 (0.5% of total appreciation). The amount provided represents the value of the membership interests expensed in 2008, 2007 and 2006. See Note 17—Employee Share-Based Payments to the Company’s audited consolidated financial statements included elsewhere in this prospectus for a discussion of the assumptions made in the valuation of our stock awards.

(4)	There were stock options awarded on April 24, 2008. Mr. Kaul received 100,000 options and Messrs. Barber, Gaske, Pourmand and Morris all received 25,000 options each. The amount listed is the expense reported utilizing the Black Scholes Model resulting in a single option value of $24.43. There were no stock options awarded during 2007. Mr. Barber was awarded an option to purchase 20,000 restricted shares of HCI’s common stock on March 24, 2006, which immediately vested and expired on December 31, 2006. The amount included for 2006 represents the expense to the Company in 2006. See Note 17—Employee Share-Based Payments to the Company’s audited consolidated financial statements included elsewhere in this prospectus for a discussion of the assumptions made in the valuation of our option awards.

(5)	The Company awards one bonus to each named executive officer under the AIP that consists of amounts awarded in connection with the achievement of the Company Performance Targets and the subjective factor collectively. The amounts reflected in the Non-Equity Incentive Plan Compensation column include the portion of the AIP award paid to each named executive officer based on achievement of the Company Performance Targets. Amounts paid based on the subjective factor are reflected in the Bonus column. All non-equity incentive plan compensation is paid in the year following the year it is earned.

(6)	For 2008, Mr. Kaul’s salary includes his salary earned of $620,110 plus $17,260 accrued, but unused paid time off (PTO). For 2007, Mr. Kaul’s salary includes his salary earned of $590,554 plus $17,035 accrued, but unused, paid time off (PTO). For 2006, Mr. Kaul’s salary includes his salary earned of $562,432 plus $14,061 accrued, but unused, PTO. Mr. Kaul’s all other compensation includes the Company matching contributions to our qualified 401(k) plan of $13,800 (for 2008), $13,500 (for 2007) and $13,200 (for 2006) and our non-qualified excess benefit plan of $57,769 (for 2008), $48,748 (for 2007) and $45,156 (for 2006); a car allowance of $15,702 (for 2008), $15,120 (for each of 2007 and 2006); executive medical coverage of $16,757 (for 2008) and $15,008 (for 2007); financial planning services in the amount of $11,089 (for 2008, of which $169 of expense was incurred in 2007 but paid in 2008), $10,500 (for 2007) and $11,046 (for 2006); and a 50% PTO cashout payment in the amount of $5,962.80 (for 2008) and $10,816 (for 2006) for PTO accrued in prior years. Other items (below $10,000/year) include group term life insurance coverage over $50,000, excess medical coverage, personal liability insurance reimbursement, and a credit for long term disability insurance and excess medical coverage (for 2006 only).

(7)	For 2008, Mr. Barber’s salary includes his salary earned of $382,200 plus $151 accrued, but unused paid time off (PTO). For 2007, Mr. Barber’s salary includes his salary earned of $359,800 plus $1,050 accrued, but unused, PTO. For 2006, Mr. Barber’s salary includes his salary earned of $327,117 (partial year) plus $8,149 accrued, but unused, PTO. Mr. Barber’s all other compensation includes the Company matching to the non-qualified excess benefit plan of $24,852 (for 2008) and $18,384 (for 2007); a car allowance of $13,438 (for 2008), $12,940 (for 2007) and $11,945 (partial year for 2006); and Company matching contributions to our qualified 401(k) plan of $12,650 (for 2008) and $12,375 (for 2007). Other items (below $10,000/year) include reimbursement for a management physical (2007 only), the Company’s matching contributions to our qualified 401(k) plan (for 2006 only) and to our non-qualified excess benefit plan (for 2006 only), group term life insurance coverage over $50,000 and a credit for long term disability insurance.

(8)	For 2008, Mr. Gaske’s salary includes his salary earned of $427,003 plus $10,652 accrued, but unused PTO. For 2007, Mr. Gaske’s salary includes his salary earned of $406,640. Mr. Gaske used all of his PTO earned in 2007. For 2006, Mr. Gaske’s salary includes his salary earned of $387,275 plus $4,841 accrued but unused PTO. Mr. Gaske’s all other compensation includes the Company’s matching contributions to our qualified 401(k) plan of $13,800 (for 2008), $13,500 (for 2007) and $13,056 (for 2006) and to our non-qualified excess benefit plan of $30,999 (for 2008), $38,511 (for 2007) and $23,622 (for 2006); a car allowance of $13,438 (for 2008) and $12,940 (for each of 2007 and 2006); and financial planning services in the amount of $11,089 (for 2008, of which $169 of expense was incurred in 2007 but paid in 2008), $10,651 (for 2007) and $10,719 (for 2006). Other items (below $10,000/year) include reimbursement for a management physical (for 2008 and 2007), a 50% PTO cashout payment for PTO accrued in prior years (for 2006 only), group term life insurance coverage over $50,000, a credit for long term disability insurance and a patent award (for 2006 only).

(9)	For 2008, Mr. Pourmand’s salary includes his salary earned of $426,754. For 2007, Mr. Pourmand’s salary includes his salary earned of $406,411 plus $10,746 accrued but unused PTO ($5,090 of which was used in 2008). For 2006, Mr. Pourmand’s salary includes his salary earned of $394,576 plus $22,764 accrued but unused PTO. Mr. Pourmand’s all other compensation includes the Company’s matching contributions to our qualified 401(k) plan of $13,800 (for 2008), $13,500 (for 2007) and $13,200 (for 2006) and our non-qualified excess benefit plan of $28,403 (for 2008), $24,238 (for 2007) and $22,740 (for 2006) and a car allowance of $13,438 (for 2008) and $12,940 (for each of 2007 and 2006). Other items (below $10,000/year) include group term life insurance coverage over $50,000, reimbursement for a medical physical exam (in 2008, incurred in 2007, and 2006) and a credit for long term disability insurance.

(10)	For 2008, Mr. Morris’ salary includes his salary earned of $367,203. For 2007, Mr. Morris’ salary includes his salary earned of $349,710 plus $11,433 accrued but unused PTO ($6,039 of which was used in 2008). For 2006, Mr. Morris’ salary includes his salary earned of $336,253 plus $1,293 accrued but unused PTO. Mr. Morris’ all other compensation includes the Company’s matching contributions to our non-qualified excess benefit plan of $24,699 (for 2008), $20,171 (for 2007) and $17,521 (for 2006) and a car allowance of $13,438 (for 2008) and $12,940 (for each of 2007 and 2006). Other items (below $10,000/year) include a 50% PTO cashout payment for PTO accrued in prior years (for 2006 only), the matching contributions to our qualified 401(k) plan, group term life insurance coverage over $50,000 and a credit for long term disability insurance.

Employment Agreements

Pradman P. Kaul

The employment agreement between Mr. Kaul and the Company originally was entered into as of April 22, 2005. Mr. Kaul serves as our Chief Executive Officer and Chairman of our Board of Managers and the Chief Executive Officer and President of HCI. HCI assumed Mr. Kaul’s employment agreement effective as of February 3, 2006. Mr. Kaul’s employment agreement provides for a two-year term and is subject to automatic one-year renewals if not terminated by Mr. Kaul or HCI at least 90 days (but not more than 120 days) prior to the expiration of the original or a renewal term. Any termination of Mr. Kaul’s employment with HCI would also constitute a termination of his employment with the Company. The agreement provides for an annual base salary ($620,090 for 2008) and a cash bonus target in the amount of a percentage of his annual base salary (100% for 2008), subject to an increase of up to 50% of the target bonus amount if the objective performance criteria established by the Compensation Committee are exceeded.

Pursuant to Mr. Kaul’s employment agreement and his restricted unit purchase agreement, effective as of April 22, 2005, Mr. Kaul purchased 1,500 Class B membership interests of the Company at $0.01 per unit. Of the 1,500 Class B membership interests, 750 are subject to time vesting, with 75 of the Class B membership interests vesting on November 1, 2005 and the remaining 675 membership interests vesting in 54 equal monthly installments commencing on December 1, 2005, subject to Mr. Kaul’s continued employment with us. If Mr. Kaul is employed by us on the date that HCI (or its successors or assigns) holds less than 20% of the aggregate equity interests (measured by vote and value) in the Company (excluding certain specified transactions), then all of his time vesting Class B membership interests will vest on the first anniversary of the date on which HCI’s (or its successors’ or assigns’) aggregate equity interests in the Company fall below 20%. The remaining 750 Class B membership interests owned by Mr. Kaul are subject to performance vesting with 375 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control (as defined below ), liquidation, dissolution or winding up of the Company, HCI has received a cumulative total return of at least 3.0 times on its investment in the Company, and all 750 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control, liquidation, dissolution or winding up of the Company, HCI has received a cumulative total return of at least 5.0 times on its investment in the Company.

The employment agreements of each of our named executive officers, including Mr. Kaul, define “change in control” as (i) the acquisition of the Company by any individual or group not affiliated with the Company, HCI or its owners immediately prior to such acquisition of beneficial ownership of more than 50%, directly or indirectly, of the vote of the Company or HCI; or (ii) the consummation of an amalgamation, a merger or consolidation of the Company or HCI or any direct or indirect subsidiary of the Company or HCI with any other entity or a sale or other disposition of all or substantially all of the assets of the Company or HCI following which the voting securities of the Company or HCI that are outstanding immediately prior to such transaction cease to represent at least 50% of the combined voting power of the securities of the Company or HCI or, if the Company or HCI is not the surviving entity, such surviving entity or any parent or other affiliate of such surviving entity, outstanding immediately after such transaction.

Mr. Kaul’s employment agreement restricts him from competing with us by providing services to, serving in any capacity for or owning certain interests in our competitors while he is employed by us and for a period of one year following the termination of his employment. The agreement also provides that Mr. Kaul must not solicit any of our employees or customers during his employment and for one year thereafter, and he must not divulge at any time any of our confidential information.

Grant Barber

The employment agreement between Mr. Barber and HCI was entered into as of February 23, 2006. Mr. Barber serves as our Chief Financial Officer and as Executive Vice President and Chief Financial Officer of HCI. The employment agreement provides for a two-year term and is subject to automatic one-year renewals if not terminated by Mr. Barber or HCI at least 90 days (but not more than 120 days) prior to the expiration of the original or a renewal term. Any termination of Mr. Barber’s employment with HCI would also constitute a termination of his employment with the Company. The agreement with Mr. Barber provides for an annual base salary ($382,200 for 2008) and a cash bonus target in the amount of a percentage of his annual base salary (60% for 2008), subject to an increase of up to 50% of the target bonus amount if the objective performance criteria established by the Compensation Committee are exceeded.

Pursuant to Mr. Barber’s employment agreement and his restricted unit purchase agreement, effective as of February 2, 2006, he purchased 500 Class B membership interests of the Company at $0.01 per unit. Of the 500 Class B membership interests, 250 are subject to time vesting, with 25 of the Class B membership interests vesting on August 1, 2006 and the remaining 225 membership interests vesting in 54 equal monthly installments commencing on September 1, 2006, subject to Mr. Barber’s continued employment with us. If Mr. Barber is employed by us on the date that HCI (or its successors or assigns) holds less than 20% of the aggregate equity interests (measured by vote and value) in the Company (excluding certain specified transactions), then all of his time vesting Class B membership interests will vest on the first anniversary of the date on which HCI’s (or its successors’ or assigns’) aggregate equity interest in the Company falls below 20%. The remaining 250 Class B membership interests are subject to performance vesting with 125 Class B membership interests vesting on the earlier of January 24, 2011 or a change of control (as defined above), liquidation, dissolution or winding up of the Company if, following the earlier of April 23, 2010 or a change of control, liquidation, dissolution or winding up of the Company, HCI has received a cumulative total return of at least 3.0 times on its investment in the Company, and all 250 Class B membership interests vesting on the earlier of January 24, 2011 or a change of control, liquidation, dissolution or winding up of the Company if, following the earlier of April 23, 2010 or a change of control, liquidation, dissolution or winding up of the Company, HCI has received a cumulative total return of at least 5.0 times on its investment in the Company.

Mr. Barber’s employment agreement restricts him from competing with us by providing services to, serving in any capacity for or owning certain interests in our competitors while he is employed by us and for a period of one year following the termination of his employment. The agreement also provides that Mr. Barber must not solicit any of our employees or customers during his employment and for one year thereafter, and he must not divulge at any time any of our confidential information.

T. Paul Gaske

The employment agreement between Mr. Gaske and the Company originally was entered into as of April 22, 2005. Mr. Gaske serves as our Executive Vice President, North America and as an Executive Vice President of HCI. HCI assumed Mr. Gaske’s employment agreement effective as of February 3, 2006. The employment agreement provides for a two-year term and is subject to automatic one-year renewals if not terminated by Mr. Gaske or HCI at least 90 days (but not more than 120 days) prior to the expiration of the original or a renewal term. Any termination of Mr. Gaske’s employment with HCI would also constitute a termination of his employment with the Company. The agreement with Mr. Gaske provides for an annual base salary ($426,983 for 2008) and a cash bonus target in the amount of a percentage of his annual base salary (70% for 2008), subject to an increase of up to 50% of the target bonus amount if the objective performance criteria established by the Compensation Committee are exceeded.

Pursuant to Mr. Gaske’s employment agreement and his restricted unit purchase agreement, effective as of April 22, 2005, he purchased 650 Class B membership interests of the Company at $0.01 per unit. Of the 650 Class B membership interests, 325 are subject to time vesting, with 32.5 of the Class B membership interests vesting on November 1, 2005 and the remaining 292.5 membership interests vesting in 54 equal monthly installments commencing on December 1, 2005, subject to Mr. Gaske’s continued employment with us. If Mr. Gaske is employed by us on the date that HCI (or its successors or assigns) holds less than 20% of the aggregate equity interests (measured by vote and value) in the Company (excluding certain specified transactions), then all of his time vesting Class B membership interests will vest on the first anniversary of the date on which HCI’s (or its successors’ or assigns’) aggregate equity interests in the Company fall below 20%. The remaining 325 Class B membership interests are subject to performance vesting with 162.5 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control (as defined above), liquidation, dissolution or winding up of the Company, HCI has received a cumulative total return of at least 3.0 times on its investment in the Company, and all 325 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control, liquidation, dissolution or winding up of the Company, HCI has received a cumulative total return of at least 5.0 times on its investment in the Company.

Mr. Gaske’s employment agreement restricts him from competing with us by providing services to, serving in any capacity for or owning certain interests in our competitors while he is employed by us and for a period of one year following the termination of his employment. The agreement also provides that Mr. Gaske must not solicit any of our employees or customers during his employment and for one year thereafter, and he must not divulge at any time any of our confidential information.

Bahram Pourmand

The employment agreement between Mr. Pourmand and the Company originally was entered into as of April 22, 2005. Mr. Pourmand serves as our Executive Vice President, International and as an Executive Vice President of HCI. HCI assumed Mr. Pourmand’s employment agreement effective as of February 3, 2006. The employment agreement provides for a two-year term and is subject to automatic one-year renewals if not terminated by Mr. Pourmand or HCI at least 90 days (but not more than 120 days) prior to the expiration of the original or a renewal term. Any termination of Mr. Pourmand’s employment with HCI would also constitute a termination of his employment with the Company. The agreement with Mr. Pourmand provides for an annual base salary ($426,733 for 2008) and a cash bonus target in the amount of a percentage of his annual base salary (60% for 2008), subject to an increase of up to 50% of the target bonus amount if the objective performance criteria established by the Compensation Committee are exceeded.

Pursuant to Mr. Pourmand’s employment agreement and his restricted unit purchase agreement, effective as of April 22, 2005, he purchased 500 Class B membership interests of the Company at $0.01 per unit. Of the 500 Class B membership interests, 250 are subject to time vesting, with 25 of the Class B membership interests vesting on November 1, 2005 and the remaining 225 membership interests vesting in 54 equal monthly installments commencing on December 1, 2005, subject to Mr. Pourmand’s continued employment with us. If Mr. Pourmand is employed by us on the date that HCI (or its successors or assigns) holds less than 20% of the aggregate equity interests (measured by vote and value) in the Company (excluding certain specified transactions), then all of his time vesting Class B membership interests will vest on the first anniversary of the date on which HCI’s (or its successors’ or assigns’) aggregate equity interests in the Company fall below 20%. The remaining 250 Class B membership interests are subject to performance vesting with 125 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control (as defined above), liquidation, dissolution or winding up of the Company , HCI has received a cumulative total return of at least 3.0 times on its investment in the Company, and all 250 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control, liquidation, dissolution or winding up of the Company, HCI has received a cumulative total return of at least 5.0 times on its investment in the Company.

Mr. Pourmand’s employment agreement restricts him from competing with us by providing services to, serving in any capacity for or owning certain interests in our competitors while he is employed by us and for a period of one year following the termination of his employment. The agreement also provides that Mr. Pourmand must not solicit any of our employees or customers during his employment and for one year thereafter, and he must not divulge at any time any of our confidential information.

Adrian Morris

The employment agreement between Mr. Morris and the Company originally was entered into as of April 22, 2005. Mr. Morris serves as our Executive Vice President, Engineering and as an Executive Vice President of HCI. HCI assumed Mr. Morris’ employment agreement effective as of February 3, 2006. The employment agreement provides for a two-year term and is subject to automatic one-year renewals if not terminated by Mr. Morris or HCI at least 90 days (but not more than 120 days) prior to the expiration of the original or a renewal term. Any termination of Mr. Morris’ employment with HCI would also constitute a termination of his employment with the Company. The agreement with Mr. Morris provides for an annual base salary ($367,183 for 2008) and a cash bonus target in the amount of a percentage of his annual base salary (60% for 2008), subject to an increase of up to 50% of the target bonus amount if the objective performance criteria established by the Compensation Committee are exceeded.

Pursuant to Mr. Morris’ employment agreement and his restricted unit purchase agreement, effective as of April 22, 2005, he purchased 500 Class B membership interests of the Company at $0.01 per unit. Of the 500 Class B membership interests, 250 are subject to time vesting, with 25 of the Class B membership interests vesting on November 1, 2005 and the remaining 225 membership interests vesting in 54 equal monthly installments commencing on December 1, 2005, subject to Mr. Morris’ continued employment with us. If Mr. Morris is employed by us on the date that HCI (or its successors or assigns) holds less than 20% of the aggregate equity interests (measured by vote and value) in the Company (excluding certain specified transactions), then all of his time vesting Class B membership interests will vest on the first anniversary of the date on which HCI’S (or its successors’ or assigns’) aggregate equity interests in the Company fall below 20%. The remaining 250 Class B membership interests are subject to performance vesting with 125 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control (as defined above), liquidation, dissolution or winding up of the Company, HCI has received a cumulative total return of at least 3.0 times on its investment in the Company, and all 250 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control, liquidation, dissolution or winding up of the Company, HCI has received a cumulative total return of at least 5.0 times on its investment in the Company.

Mr. Morris’ employment agreement restricts him from competing with us by providing services to, serving in any capacity for or owning certain interests in our competitors while he is employed by us and for a period of one year following the termination of his employment. The agreement also provides that Mr. Morris must not solicit any of our employees or customers during his employment and for one year thereafter, and he must not divulge at any time any of our confidential information.

Grants of Plan Based Awards

The Compensation Committee approved awards under the HCI 2006 Equity and Incentive Plan (the “Plan”) to each of our named executive officers in 2008. Set forth below is information regarding stock options granted during 2008 under the Plan and information regarding target and maximum bonus awards our named executive officers could earn in 2008 under the AIP.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Shares or Units (#)	All Other Option Awards: Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Pradman Kaul		$131,000	$527,000	$791,000	—	—	—	—	100,000	$54.00	$2,443,000
Grant Barber		$49,000	$195,000	$293,000	—	—	—	—	25,000	$54.00	$610,750
Paul Gaske		$63,000	$254,000	$381,000	—	—	—	—	25,000	$54.00	$610,750
Bahram Pourmand		$54,000	$218,000	$327,000	—	—	—	—	25,000	$54.00	$610,750
Adrian Morris		$47,000	$187,000	$281,000	—	—	—	—	25,000	$54.00	$610,750

(1)	Estimated Future Payout Under Non-Equity Incentive Plans describes the threshold, target and maximum amounts payable under the AIP with respect to the achievement of the Company Performance Targets (i.e. it does not include payments in connection with the subjective factor under the AIP).

(2)	Options to purchase HCI common stock were awarded on April 24, 2008 to each of our named executive officers. Mr. Kaul received 100,000 options and Messrs. Barber, Gaske, Pourmand and Morris each received 25,000 options. The amount listed in Grant Date Fair Value of Stock and Option Awards reflects the value of the options ($24.43) as computed by the Black Scholes Model.

HCI 2006 Equity and Incentive Plan

Our named executive officers are eligible to participate in the HCI 2006 Equity and Incentive Plan, referred to as the Plan. The Plan provides for the grant of equity-based awards, including restricted common stock, restricted stock units, stock options, stock appreciation rights and other equity-based awards of HCI, as well as cash bonuses and long-term cash awards to our officers and other employees, advisors and consultants who are selected by our Compensation Committee for participation in the Plan. Unless earlier terminated by HCI’s Board of Directors, the Plan will expire on January 30, 2016. HCI’s Board of Directors may amend the Plan at any time. Termination of the Plan and amendments to the Plan are not intended to adversely affect any award that is then outstanding without the award holder’s consent, and HCI must obtain stockholder approval of a Plan amendment if stockholder approval is required to comply with any applicable law, regulation or NASDAQ rules.

Administration of the Plan

The Plan is administered by the Compensation Committee, which has the authority, among other things, to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to determine who will be granted awards and the types of awards that may be granted. The Compensation Committee may, in its sole discretion, without amendment to the Plan: (i) accelerate the date on which any option granted under the Plan becomes exercisable, waive or amend the operation of Plan provisions respecting exercise after termination of employment or otherwise adjust any of the terms of the option and (ii) accelerate the vesting date, or waive any condition imposed under the Plan, with respect to any restricted stock or other award, or otherwise adjust any of the terms applicable to any such award.

Equity Incentive Program

A maximum of 2,700,000 shares (subject to adjustment) of HCI’s common stock have been reserved for grants pursuant to the equity incentive program under the Plan, and a maximum of 1,350,000 shares (subject to adjustment) may be issued pursuant to the exercise of incentive stock options granted under the Plan. Under the Plan, no more than 600,000 shares (subject to adjustment) of HCI’s common stock may be made subject to awards granted to a single individual in a single Plan year. In the event that the Compensation Committee determines that any corporate event, such as a stock split, reorganization, merger, consolidation, repurchase or share exchange, affects the HCI common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Plan participants, then the Compensation Committee will make those adjustments as it deems necessary or appropriate to any or all of:

•	the number and kind of shares of common stock or other securities that may thereafter be issued in connection with future awards;

•	the number and kind of shares of common stock, securities or other property issued or issuable in respect of outstanding awards;

•	the exercise price, grant price or purchase price relating to any award; and/or

•	the maximum number of shares subject to awards which may be awarded to any employee during any tax year of the Company;

provided, that, with respect to incentive stock options, any such adjustment will be made in accordance with Section 424 of the Code.

In the event the outstanding shares of HCI’s common stock will be changed into or exchanged for any other class or series of capital stock or cash, securities or other property pursuant to a re-capitalization, reclassification, merger, consolidation, combination or similar transaction, then, unless otherwise determined by the Compensation Committee: (i) each stock option will thereafter generally become exercisable for the number and/or kind of capital stock, and/or the amount of cash, securities or other property so distributed, into which the shares of common stock subject to the stock option would have been changed or exchanged had the option been exercised in full prior to such transaction and (ii) each award that is not a stock option and that is not automatically changed in connection with the transaction will represent the number and/or kind of shares of capital stock, and/or the amount of cash, securities or other property so distributed, into which the number of shares of common stock covered by the award would have been changed or exchanged had they been held by a stockholder.

The Plan provides that, unless otherwise determined by the Compensation Committee, if on or within one year following a change in control (as defined in the Plan), a participant’s employment is terminated by HCI or the Company other than for cause (as defined in the Plan) or by the participant for good reason (as defined in the Plan): (i) any award that is subject to time vesting that was not previously vested will become fully vested and (ii) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any other award will lapse and the award will become fully vested, except that any award subject to performance vesting will not become fully vested as a result of the termination following a change in control, but any vesting or other determinations required under the awards to determine whether performance goals have been fully achieved will occur at the time of such termination.

Equity-based Awards—The Compensation Committee will determine all of the terms and conditions of equity-based awards granted under the Plan, including whether the vesting or payment of an award will be subject to the attainment of performance goals. The performance goals that may be applied to awards under the equity incentive program under the Plan are the same as those discussed below under “—Cash Incentive Programs.”

Stock Options and Stock Appreciation Awards—The terms and conditions of stock options and stock appreciation rights granted under the Plan are determined by the Compensation Committee and set forth in an agreement between HCI and the Plan participant. Stock options granted under the Plan may be “incentive stock options” within the meaning of Section 422 of the Code or non-qualified stock options. Pursuant to the Plan, a stock appreciation right confers on the participant the right to receive an amount, in cash or shares of HCI’s common stock (in the discretion of the Compensation Committee), equal to the excess of the fair market value of a share of our common stock on the date of exercise over the exercise price of the stock appreciation right, and may be granted alone or in tandem with another award. No stock appreciation rights have been granted under the Plan. The exercise price of an option granted under the Plan will not be less than the fair market value of the common stock on the date of grant, unless otherwise provided by the Compensation Committee. The vesting of a stock option or stock appreciation right will be subject to conditions as determined by the Compensation Committee, which may include the attainment of performance goals.

Restricted Stock Awards—The terms and conditions of awards of restricted stock granted under the Plan are determined by the Compensation Committee and set forth in an agreement between HCI and the Plan participant. These awards are subject to restrictions on transferability which may lapse under circumstances as determined by the Compensation Committee, which may include the attainment of performance goals. Unless otherwise provided in the agreement, the holder of restricted stock will have the right to receive dividends on the restricted stock, which dividends will be subject to the same restrictions as the underlying award of restricted stock.

The Plan also provides for other equity-based awards, the form and terms of which will be as determined by the Compensation Committee, consistent with the purposes of the Plan. The vesting or payment of these awards may be made subject to the attainment of performance goals.

Cash Incentive Programs

The Plan provides for the grant of annual and long-term cash awards to Plan participants, including our named executive officers, selected by the Compensation Committee. The AIP, under which our executive officers are awarded annual performance bonuses, was developed by the Compensation Committee under the

Plan. In general, with respect to cash awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the maximum value of the total cash payment that any Plan participant may receive under the Plan’s annual cash incentive program for any year is $2.5 million, and the maximum value of the total cash payment that any Plan participant may receive under the Plan’s long-term cash incentive program for any one year of a long-term performance period is $2.5 million.

Payment of awards granted under the cash incentive programs may be made subject to the attainment of performance goals to be determined by the Compensation Committee in its discretion. With respect to awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the Compensation Committee may base performance goals on one or more of the following business criteria, determined in accordance with generally accepted accounting principles, where applicable: return on equity, earnings per share, net income (before or after taxes), earnings before all or any of interest, taxes, depreciation and/or amortization; operating income; cash flow; return on assets; market share; cost reduction goals or levels of expenses, costs or liabilities; earnings from continuing operations; or any combination of one or more of the foregoing over a specified period. Such qualified performance-based goals may be expressed in terms of attaining a specified level of the particular criterion, an increase or decrease in the particular criterion, or a comparison of our performance, one of our subsidiaries, a business unit, a product line or any combination thereof relative to a market index or peer group, or any combination thereof. The Compensation Committee has the authority to make appropriate adjustments to such qualified performance goals to reflect the impact of extraordinary items (as defined in the Plan) not reflected in such goals.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity award holdings of our named executive officers as of December 31, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Vested ($)
Pradman Kaul(4)	—	100,000	—	$54.00	4/24/2018	213	$475,575	750	$1,678,500
Grant Barber(5)	—	25,000	—	$54.00	4/24/2018	108	$242,450	250	$559,500
T. Paul Gaske(6)	—	25,000	—	$54.00	4/24/2018	92	$205,730	325	$727,350
Bahram Pourmand(7)	—	25,000	—	$54.00	4/24/2018	71	$158,525	250	$559,500
Adrian Morris(8)	—	25,000	—	$54.00	4/24/2018	71	$158,525	250	$559,500

(1)	On April 24, 2008 each of Messrs. Kaul, Barber, Gaske, Pourmand, and Morris were awarded stock options of HCI’s common stock under the HCI 2006 Equity and Incentive Plan. These options are subject to time vesting restrictions and vest 50% on April 24, 2010, 25% on April 24, 2011, and 25% on April 24, 2012. The options have an exercise price of $54.00, the closing price of HCI’s common stock on the option grant date.

(2)	The Class B membership interests are subject to certain vesting requirements, with 50% of the Class B membership interests subject to time vesting over five years and the other 50% subject to vesting based upon the achievement of certain performance milestones. The amounts reflected in the Number of Shares or Units of Stock that Have Not Vested column includes the portion of each named executive officer’s membership interests that are subject to time vesting.

(3)

The Class B membership interests are subject to certain vesting requirements, with 50% of the Class B membership interests subject to time vesting over five years and the other 50% subject to vesting based upon the achievement of certain performance milestones. The amounts reflected in the Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested column includes the portion of each named executive officer’s membership interests that are subject to the achievement of performance milestones.

(4)	On April 22, 2005, Mr. Kaul purchased 1500 Class B membership interests in HNS at $0.01 per unit. As of December 31, 2008, Mr. Kaul had 213 time vesting membership interests that had not vested and 750 performance vesting membership interests that had not vested. The fair market value at year end 2008 is determined by the appreciation of HNS from the point the majority owners invested in the Company.

(5)	On February 2, 2006, Mr. Barber purchased 500 Class B membership interests in HNS at $0.01 per unit. As of December 31, 2008, Mr. Barber had 108 time vesting membership interests that had not vested and 250 performance vesting membership interests that had not vested. The fair market value at year end 2008 is determined by the appreciation of HNS from the point the majority owners invested in the Company.

(6)	On April 22, 2005, Mr. Gaske purchased 650 Class B membership interests in HNS at $0.01 per unit. As of December 31, 2008, Mr. Gaske had 92 time vesting membership interests that had not vested and 325 performance vesting membership interests that had not vested. The fair market value at year end 2008 is determined by the appreciation of HNS from the point the majority owners invested in the Company.

(7)	On April 22, 2005, Mr. Pourmand purchased 500 Class B membership interests in HNS at $0.01 per unit. As of December 31, 2008, Mr. Pourmand had 71 time vesting membership interests that had not vested and 250 performance vesting membership interests that had not vested. The fair market value at year end 2008 is determined by the appreciation of HNS from the point the majority owners invested in the Company.

(8)	On April 22, 2005, Mr. Morris purchased 500 Class B membership interests in HNS at $0.01 per unit. As of December 31, 2008, Mr. Morris had 71 time vesting membership interests that had not vested and 250 performance vesting membership interests that had not vested. The fair market value at year end 2008 is determined by the appreciation of HNS from the point the majority owners invested in the Company.

Class B Membership Interests

Our second amended and restated limited liability agreement allows for the issuance of the Company’s Class B membership interests which are entitled to receive a pro rata share of any distributions once the capital contributions of the Class A membership interest holders have been paid in full. As of December 31, 2008, a total of 4,650 Class B membership interests have been issued at par value to certain of our current and former directors and executive officers of the Company and HCI, including our named executive officers, entitling the holders to approximately 4% of any capital distributions resulting from a qualifying transaction. The value of the Class B membership interests is reflected in the Outstanding Equity Awards at Fiscal Year-End Table. The Class B membership interests are subject to certain vesting requirements, with 50% of the Class B membership interests subject to time vesting over five years and the other 50% subject to vesting based upon the achievement of certain performance milestones. At the holders’ election, vested Class B membership interests can be exchanged for HCI’s common stock. The number of shares of HCI’s common stock to be issued upon the exchange would be based upon the fair market value of the vested Class B membership interest divided by the average closing trading price of HCI’s common stock for the 20 business days immediately preceding the date of the exchange. The issuance of the shares of HCI’s common stock is subject to the authorization of HCI’s Board of Directors and compliance with applicable securities laws. On May 28, 2008, 994 vested Class B membership interests held by our named executive officers were exchanged for 170,083 shares of HCI common stock.

HCI Restricted Stock Grants in 2006

In March 2006, each of our named executive officers was provided with a choice of equity-based award to be granted under the HCI 2006 Equity and Incentive Plan. Each executive could choose to receive either (i) 14,000 restricted shares of our common stock or (ii) 20,000 options to purchase shares of our common stock, with an exercise price of $10.35 and an expiration date of December 31, 2006. The Compensation Committee determined that the value of each alternative was equivalent and provided each named executive officer with the opportunity to choose the appropriate equity-based award based on the executive’s specific circumstances. Each of Messrs. Kaul,

Gaske, Pourmand and Morris chose to receive the 14,000 shares of restricted stock and were granted such shares in March 2006. These awards vested on March 24, 2008, the second anniversary of the grant date and are no longer subject to any risk of forfeiture.

Option Exercises and Stock Vested

On March 24, 2008, the 14,000 shares of HCI restricted stock granted to each of Messrs. Kaul, Gaske, Pourmand and Morris, vested pursuant to the terms of the HCI 2006 Equity and Incentive Plan. There were no exercises of stock options by our named executive officers during the year ended December 31, 2008. The following table summarizes the vesting of HNS Class B Membership Interests and HCI restricted stock held by each of our named executive officers during the year ended December 31, 2008.

		Option Awards		Stock Awards
Name	Share Type	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting(1)(2) (#)	Value Realized on Vesting(3) ($)
Pradman Kaul	Restricted Stock			14,000	$674,800
	Class B membership interests			150	$1,017,975

Grant Barber	Class B membership interests			50	$339,325

T. Paul Gaske	Restricted Stock			14,000	$674,800
	Class B membership interests			65	$440,368

Bahram Pourmand	Restricted Stock			14,000	$674,800
	Class B membership interests			50	$339,325

Adrian Morris	Restricted Stock			14,000	$674,800
	Class B membership interests			50	$339,325

(1)	Messrs. Kaul, Gaske, Pourmand, and Morris purchased Class B membership interests in HNS on April 22, 2005 for $0.01 per unit. On February 2, 2005, Mr. Barber purchased 500 Class B membership interests in HNS for $0.01 per unit. The portion vested in 2008 were 150 membership interests for Mr. Kaul, 65 membership interests for Mr. Gaske and 50 membership interests for Messrs Barber, Pourmand and Morris.

(2)	On March 24, 2006 each of Messrs. Kaul, Gaske, Pourmand, and Morris were awarded 14,000 restricted shares of HCI’s common stock under the HCI 2006 Equity and Incentive Plan. These restricted shares vested on March 24, 2008, the full value realized on the date of vesting is listed under Value Realized on Vesting.

(3)	The fair market value at year end 2008 is determined by the appreciation of HNS from the point the majority owners invested in the Company. Pursuant to the terms of the Class B membership interests, the realization of value of the membership interests is deferred until the membership interests are converted into HCI common stock. As such, Messrs Kaul, Gaske, Pourmand and Morris do not realize the value shown on the membership interests they hold until such conversion.

Pension Benefits

None of our named executive officers participates in or has an account balance in qualified or non-qualified defined benefit pension plans sponsored by the Company or HCI.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The following table summarizes non-qualified deferred compensation earned, or contributed by, or on behalf of, each of our named executive officers under our Excess Benefit Plan during the year ended December 31, 2008:

Name	Executive Contributions in 2008 ($)	Registrant Contributions in 2008 ($)	Aggregate Earnings in 2008(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/08 ($)
Pradman Kaul	$86,654	$57,769	$(192,851)	$—	$278,655
Grant Barber	$37,278	$24,852	$(33,456)	$—	$88,063
T. Paul Gaske	$46,498	$30,999	$(90,688)	$—	$173,211
Bahram Pourmand	$75,742	$28,403	$(107,584)	$—	$262,627
Adrian Morris	$65,865	$24,699	$(66,496)	$—	$233,303

(1)	Aggregate earnings are dependent on the investment decisions made by the executive. All earnings are market earnings, and none are preferential or set by the Company or HCI.

Excess Benefit Plan

The Company maintains a non-qualified Excess Benefit Plan for the benefit of a select group of officers and highly compensated employees of the Company and HCI whose benefits under our 401(k) plan are limited by the Code. Employees who are assistant vice presidents and above, including our named executive officers, are eligible to participate in the Excess Benefit Plan and may elect to contribute up to 16% of their annual compensation into the plan on a pre-tax basis each payroll period. We make matching contributions into the plan in an amount equal to (i) 100% of the participant’s contributions up to 3% of the participant’s compensation and (ii) 50% of the participant’s contributions up to an additional 6% of the participant’s compensation. Participants are always 100% vested in the contributions they make into the plan and become 100% vested in the matching contributions that we make into the plan after completing three years of service. If a participant’s employment is terminated before he or she completes three years of service, the participant will not be vested in the matching contributions that were made to his or her account and, therefore, will forfeit these amounts. Upon the occurrence of a change of control (as defined in the plan), participants will become fully vested in the full amount of their account balances, including the matching contributions, even if they have not completed three years of service. In general, a participant’s vested account balance is payable following a participant’s termination of employment, however, if a participant is a “specified employee” (within the meaning of Section 409A of the Code), the participant’s vested account balance will be payable as soon as practicable on or after the first day of the seventh calendar month following termination of employment.

401(k) Plan

The Company maintains a 401(k) plan intended to permit HCI’s and our employees to save on a tax-favorable basis for their retirement. Eligible employees may elect to contribute up to 25% (16% for highly compensated employees) of their eligible compensation into the plan on a pre-tax basis each payroll period, subject to certain Internal Revenue Service limits ($15,500 in 2008). Participants who are age 50 or older may elect to make additional contributions, called catch-up contributions, into the plan. Up to $5,000 of catch-up contributions may be made in 2008. We make matching contributions into the plan in an amount equal to (i) 100% of participant contributions up to 3% of eligible compensation and (ii) 50% of participant contributions up to an additional 6% of eligible compensation. We do not match catch-up contributions. Participants become 100% vested in their matching contributions after completing three years of service. Participants are always 100% vested in the contributions they make into the plan. The plan also permits participants to elect to make contributions on an after-tax basis. Our executive officers, including our named executive officers, are eligible to participate in the 401(k) plan on the same terms as all other employees.

Potential Payments upon Termination and Change in Control

The Compensation Committee has determined the appropriate levels of payments to be made to our named executive officers upon the termination of their employment, including a termination of employment in connection with a change in control of the Company to provide the executive officer with adequate income during the period that the executive may not compete with the Company, pursuant to the provisions of his employment agreement, and while seeking other employment. The Company does not make any payments to our named executive officers, or accelerate the vesting of any equity compensation awards granted to such officers solely on the basis of a change in control of the Company. Payments are triggered only if the executive is terminated within one year following a change in control of the Company.

The following paragraphs set forth the potential payments payable to our named executive officers in such circumstances under their current employment agreements and our other compensation programs. The Compensation Committee may, in its discretion, add to these benefits or payments if it deems advisable. All cash payments, including accrued but unused paid time off but not including annual performance bonuses, to be made upon the termination of the employment of any executive officer are paid in a lump sum at the time of termination. Annual performance bonuses, if earned and unpaid at the time of termination, are paid in a lump sum in the first quarter following the fiscal year in which the executive officer is terminated. All payments made to our executive officers upon termination or change in control are paid by HCI, which is in turn is reimbursed by the Company for these amounts.

For purposes of the following discussion, the employment agreement of each of our named executive officers provides the following definitions:

•

Cause. Includes any of the following: (i) the executive’s failure to perform materially his duties under his employment agreement (other than by reason of illness or disability); (ii) the executive’s commission of any felony, or his commission of any other crime involving moral turpitude or his commission of a material dishonest act or fraud against the Company or any of its affiliates; (iii) the executive’s use or sale of illegal drugs; (iv) any act or omission by the executive that (a) is the result of his misconduct or gross negligence that is, or may reasonably be expected to be, materially injurious to the financial condition, business or reputation of the Company or any of its affiliates or (b) is the result of his willful, reckless or grossly negligent act or omission during the executive’s employment that results in a violation of any international trade law; or (v) the executive’s breach of any material provision of his employment agreement or other agreements the executive has with the Company.

•

Good Reason. Includes any of the following conditions or events without the executive’s prior consent: (i) a material diminution of the executive’s position or responsibilities that is inconsistent with the executive’s title, provided that (a) any change in the executive’s position or responsibilities that occurs as a result of the sale of HCI or its significant assets or (b) any change in the executive’s position or responsibilities pursuant to an internal reorganization, in each case, following which, the executive’s level of position at the Company is not materially diminished shall not give rise to good reason under (i) or (ii); (ii) a material and willful breach by HCI of the employment agreement, (iii) a reduction in the executive’s base salary or the percentage of his base salary eligible as a target bonus; or (iv) a relocation of the executive’s principal place of business more than 50 miles away from the original location.

•	Change in Control. See “—Summary Compensation Table—Employment Agreements—Pradman P. Kaul” for the definition of change in control.

Pradman P. Kaul

Pursuant to his employment agreement, if Mr. Kaul’s employment is terminated by us for cause (as defined in his employment agreement), Mr. Kaul will receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies) through the date of termination. In the event that Mr. Kaul’s employment is terminated by us without cause or by him for good reason subject to his execution of a waiver and release of claims in favor of HCI and its affiliates, Mr. Kaul would receive: (i) any earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies); (ii) one year of base salary plus the bonus that would have been payable for the calendar year in which such termination occurs as if he were employed by the Company at the end of such year; (iii) six (6) months of vesting for his time vesting Class B membership interests (provided that if his employment is terminated by us without cause within one year following a change of control, all of his Class B membership interests subject to time vesting will become fully vested on the date of termination); (iv) vesting of the performance based Class B membership interests to the extent that within 180 days of such termination, the cumulative total return goals are met, (v) continuation of health and medical plans for twelve (12) months following the termination; and (vi) reasonable outplacement benefits. Mr. Kaul is also entitled to receive these payments and benefits in the event that we provide him with notice of non-renewal of his employment agreement. If Mr. Kaul provides us with notice of non-renewal of his employment agreement or terminates his employment without good reason, he will only be entitled to his earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies). In general, following a termination of Mr. Kaul’s employment, we have a right to repurchase his vested Class B membership interests at fair market value.

Mr. Kaul’s employment agreement also provides that if Mr. Kaul should become permanently disabled and be terminated by us, or die during the term of his employment agreement, Mr. Kaul or his estate would receive, his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies) through the date of such event. Any time vesting Class B membership interests that have not vested as of the date of such an event would vest. Performance vesting Class B membership interests would remain outstanding and subject to vesting for 180 days to determine if the cumulative total return goals were met.

Assuming that Mr. Kaul’s employment was terminated under each of the above circumstances on December 31, 2008, such payments and benefits have an estimated value of:

Circumstances	Cash Severance ($)	Bonus ($)	Medical Continuation ($)	Accelerated Equity and Performance Awards and Excess Benefit Plan Accounts ($)	Outplacement Benefits ($)
For cause	$—	$621,000	$—	$—	$—
Without cause, for good reason or non-renewal of agreement by us	$620,090	$621,000	$16,757	$167,850	$10,000
Without good reason non-renewal of agreement by executive	$—	$—	$—	$—	$—
Disability or death	$—	$621,000	$—	$475,575	$—
Change in control	$—	$—	$—	$167,850	$—

Grant Barber

Pursuant to his employment agreement, if Mr. Barber’s employment is terminated by us for cause (as defined in his employment agreement), Mr. Barber will receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies) through the date of termination. In the event that Mr. Barber’s employment is terminated by us without cause or by him for good reason subject to his execution of a waiver and release of claims in favor of HCI and its affiliates, Mr. Barber would receive: (i) any earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies); (ii) one year of base salary plus the bonus that would have been payable for the calendar year in which such termination occurs as if he were employed by the Company at the end of such year; (iii) six (6) months of vesting for his time vesting Class B membership interests (provided that if his employment is terminated by us without cause within one year following a change of control, all of his Class B membership interests subject to time vesting will become fully vested on the date of termination); (iv) vesting of the performance based Class B membership interests to the extent that within 180 days of such termination, the cumulative total return goals are met; (v) continuation of health and medical plans for twelve (12) months following the termination; and (vi) reasonable outplacement benefits. Mr. Barber is also entitled to receive these payments and benefits in the event that we provide him with notice of non-renewal of his employment agreement. If Mr. Barber provides us with notice of non-renewal of his employment agreement or terminates his employment without good reason, he will only be entitled to his earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies). In general, following a termination of Mr. Barber’s employment, we have a right to repurchase his vested Class B membership interests at fair market value.

Mr. Barber’s employment agreement also provides that if Mr. Barber should become permanently disabled and be terminated by us, or die during the term of his employment agreement, Mr. Barber or his estate would receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies) through the date of such event. Any time vesting Class B membership interests that have not vested as of the date of such an event would vest. Performance vesting Class B membership interests would remain outstanding and subject to vesting for 180 days to determine if the cumulative total return goals were met. Assuming that Mr. Barber’s employment was terminated under each of the above circumstances on December 31, 2008, such payments and benefits have an estimated value of:

Circumstances	Cash Severance ($)	Bonus ($)	Medical Continuation ($)	Value of Accelerated Equity and Performance Awards and Excess Benefit Plan Accounts(1) ($)	Outplacement Benefits ($)
For cause	$—	$230,000	$—	$—	$—
Without cause, for good reason or non-renewal of agreement by us	$382,200	$230,000	$13,440	$55,950	$10,000
Without good reason non-renewal of agreement by executive	$—	$—	$—	$—	$—
Disability or death	$—	$230,000	$—	$242,450	$—
Change in control	$—	$—	$—	$91,469	$—

(1)	Value of Accelerated Equity was based on the fair market value as of December 31, 2008 for the Class B membership interests. Under Change in Control, Mr. Barber would also vest $35,519 under the Excess Benefit Plan.

T. Paul Gaske

Pursuant to his employment agreement, if Mr. Gaske’s employment is terminated by us for cause (as defined in his employment agreement), Mr. Gaske will receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies) through the date of termination. In the event that Mr. Gaske’s employment is terminated by us without cause or by him for good reason subject to his execution of a waiver and release of claims in favor of HCI and its affiliates, Mr. Gaske would receive: (i) any earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies); (ii) one year of base salary plus the bonus that would have been payable for the calendar year in which such termination occurs as if he were employed by the Company at the end of such year; (iii) six (6) months of vesting for his time vesting Class B membership interests (provided that if his employment is terminated by us without cause within one year following a change of control, all of his Class B membership interests subject to time vesting will become fully vested on the date of termination); (iv) vesting of the performance based Class B membership interests to the extent that within 180 days of such termination, the cumulative total return goals are met; (v) continuation of health and medical plans for twelve (12) months following the termination; and (vi) reasonable outplacement benefits. Mr. Gaske is also entitled to receive these payments and benefits in the event that we provide him with notice of non-renewal of his employment agreement. If Mr. Gaske provides us with notice of non-renewal of his employment agreement or terminates his employment without good reason, he will only be entitled to his earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies). In general, following a termination of Mr. Gaske’s employment, we have a right to repurchase his vested Class B membership interests at fair market value.

Mr. Gaske’s employment agreement also provides that if Mr. Gaske should become permanently disabled and be terminated by us, or die during the term of his employment agreement, Mr. Gaske or his estate would receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies) through the date of such event. Any time vesting Class B membership interests that have not vested as of the date of such an event would vest. Performance vesting Class B membership interests would remain outstanding and subject to vesting for 180 days to determine if the cumulative total return goals were met.

Assuming that Mr. Gaske’s employment was terminated under each of the above circumstances on December 31, 2008, such payments and benefits have an estimated value of:

Circumstances	Cash Severance ($)	Bonus ($)	Medical Continuation ($)	Value of Accelerated Equity and Performance Awards and Excess Benefit Plan Accounts ($)	Outplacement Benefits ($)
For cause	$—	$299,000	$—	$—	$—
Without cause, for good reason or non-renewal of agreement by us	$426,983	$299,000	$13,379	$72,611	$10,000
Without good reason non-renewal of agreement by executive	$—	$—	$—	$—	$—
Disability or death	$—	$299,000	$—	$205,730	$—
Change in control	$—	$—	$—	$72,611	$—

Bahram Pourmand

Pursuant to his employment agreement, if Mr. Pourmand’s employment is terminated by us for cause (as defined in his employment agreement), Mr. Pourmand will receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off and (iv) unreimbursed business expenses (subject to company policies) through the date of termination. In the event that Mr. Pourmand’s employment is terminated by us without cause or by him for good reason subject to his execution of a waiver and release of claims in favor of HCI and its affiliates, Mr. Pourmand would receive (i) any earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies); (ii) one year of base salary plus the bonus that would have been payable for the calendar year in which such termination occurs as if he were employed by the Company at the end of such year; (iii) six (6) months of vesting for his time vesting Class B membership interests (provided that if his employment is terminated by us without cause within one year following a change of control, all of his Class B membership interests subject to time vesting will become fully vested on the date of termination); (iv) vesting of the performance based Class B membership interests to the extent that within 180 days of such termination, the cumulative total return goals are met; (v) continuation of health and medical plans for twelve (12) months following the termination; and (vi) reasonable outplacement benefits. Mr. Pourmand is also entitled to receive these payments and benefits in the event that we provide him with notice of non-renewal of his employment agreement. If Mr. Pourmand provides us with notice of non-renewal of his employment agreement or terminates his employment without good reason, he will only be entitled to his earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies). In general, following a termination of Mr. Pourmand’s employment, we have a right to repurchase his vested Class B membership interests at fair market value.

Mr. Pourmand’s employment agreement also provides that if he should become permanently disabled and be terminated by us, or die during the term of his employment agreement, Mr. Pourmand or his estate would receive his (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies) through the date of such event. Any time vesting Class B membership interests that have not vested as of the date of such an event would vest. Performance vesting Class B membership interests would remain outstanding and subject to vesting for 180 days to determine if the cumulative total return goals were met.

Assuming that Mr. Pourmand’s employment was terminated under each of the above circumstances on December 31, 2008, such payments and benefits have an estimated value of:

Circumstances	Cash Severance ($)	Bonus ($)	Medical Continuation ($)	Value of Accelerated Equity and Performance Awards and Excess Benefit Plan Accounts ($)	Outplacement Benefits ($)
For cause	$—	$257,000	$—	$—	$—
Without cause, for good reason or non-renewal of agreement by us	$426,733	$257,000	$13,440	$55,950	$10,000
Without good reason non-renewal of agreement by executive	$—	$—	$—	$—	$—
Disability or death	$—	$257,000	$—	$158,525	$—
Change in control	$—	$—	$—	$55,950	$—

Adrian Morris

Pursuant to his employment agreement, if Mr. Morris’ employment is terminated by us for cause (as defined in his employment agreement), Mr. Morris will receive his (i) earned but unpaid base salary, (ii) earned but unpaid bonus, (iii) accrued but unused paid time off and (iv) unreimbursed business expenses (subject to company policies) through the date of termination. In the event that Mr. Morris’ employment is terminated by us without cause or by him for good reason subject to his execution of a waiver and release of claims in favor of HCI and its affiliates, Mr. Morris would receive (i) any earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies); (ii) one year of base salary plus the bonus that would have been payable for the calendar year in which such termination occurs as if he were employed by the Company at the end of such year; (iii) six (6) months of vesting for his time vesting Class B membership interests (provided that if his employment is terminated by us without cause within one year following a change of control, all of his Class B membership interests subject to time vesting will become fully vested on the date of termination); (iv) vesting of the performance based Class B membership interests to the extent that within 180 days of such termination, the cumulative total return goals are met, (v) continuation of health and medical plans for twelve (12) months following the termination; and (vi) reasonable outplacement benefits. Mr. Morris is also entitled to receive these payments and benefits in the event that we provide him with notice of non-renewal of his employment agreement. If Mr. Morris provides us with notice of non-renewal of his employment agreement or terminates his employment without good reason, he will only be entitled to his earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies). In general, following a termination of Mr. Morris’ employment, we have a right to repurchase his vested Class B membership interests at fair market value.

Mr. Morris’ employment agreement also provides that if Mr. Morris should become permanently disabled and be terminated by us, or die during the term of his employment agreement, Mr. Morris or his estate would receive, his (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off and (iv) unreimbursed business expenses (subject to company policies) through the date of such event. Any time vesting Class B membership interests that have not vested as of the date of such an event would vest. Performance vesting Class B membership interests would remain outstanding and subject to vesting for 180 days to determine if the cumulative total return goals were met.

Assuming that Mr. Morris’ employment was terminated under each of the above circumstances on December 31, 2008, such payments and benefits have an estimated value of:

Circumstances	Cash Severance ($)	Bonus ($)	Medical Continuation ($)	Value of Accelerated Equity and Performance Awards and Excess Benefit Plan Accounts ($)	Outplacement Benefits ($)
For cause	$—	$221,000	$—	$—	$—
Without cause, for good reason or non-renewal of agreement by us	$367,183	$221,000	$6,658	$55,950	$10,000
Without good reason non-renewal of agreement by executive	$—	$—	$—	$—	$—
Disability or death	$—	$221,000	$—	$158,525	$—
Change in control	$—	$—	$—	$55,950	$—

Board of Managers Compensation

The members of our Board of Managers receive no compensation for their services to us in their capacity as managers. Three members of our Board of Managers, Andrew Africk, Jeffrey Leddy and Aaron Stone, serve on HCI’s Board of Directors and receive compensation as members of the Board of Directors of HCI. Mr. Kaul is Chairman and Chief Executive Officer of HNS and Chief Executive Officer and President of HCI and receives his compensation as an employee of HCI.

Compensation Committee Interlocks and Insider Participation

The Board of Managers of the Company does not have a compensation committee. The Compensation Committee of the Board of Directors of HCI, our parent, is responsible for establishing, implementing and continually monitoring the compensation of our executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

Our Limited Liability Company Agreement, as amended provides for two classes of membership interests. The Class A membership interests, which have voting rights, are purchased by investors in the Company. The Class B membership interests, which do not have voting rights, are available for grant to employees, officers, directors, and consultants of the Company in exchange for the performance of services. All of our Class A membership interests are owned by Hughes Communications, Inc. (“HCI” or “Parent”). The following table sets forth information regarding the beneficial ownership as of June 19, 2009 of Hughes Network Systems, LLC (“HNS”) Class B membership interests of: (i) each of our executive officers; (ii) each member of our Board of Managers; and (iii) all of our executive officers and members of our Board of Managers as a group. As of June 19, 2009, there were 3,656 Class B membership interests issued and outstanding.

Title of Class	Name of Beneficial Owner	Number of Units	Percentage of Class
HNS Class B membership interests	Pradman P. Kaul(1)	1,073	29.35%
HNS Class B membership interests	Grant Barber(2)	400	10.94%
HNS Class B membership interests	T. Paul Gaske(3)	465	12.72%
HNS Class B membership interests	Adrian Morris(4)	359	9.82%
HNS Class B membership interests	Bahram Pourmand(5)	359	9.82%
HNS Class B membership interests	Jeffrey A. Leddy(6)	600	16.41%

HNS Class B membership interests	Members of the board of managers and executive officers as a group (6 persons)	3,256	89.06%

(1)	Consists of 1,073 of our Class B membership interests which are subject to time or performance vesting requirements as set forth in Mr. Kaul’s employment agreement. Mr. Kaul also owns 8,969 shares, net of shares withheld for the payment of taxes, of HCI common stock granted as restricted stock that vested on March 24, 2008 under the HCI 2006 Equity and Incentive Plan (the “Plan”) and 63 shares of HCI common stock received upon the exchange of Class B membership interests on May 28, 2008.

(2)	Consists of 400 of our Class B membership interests which are subject to time or performance vesting requirements as set forth in Mr. Barber’s employment agreement. Mr. Barber also owns 15,000 shares of HCI common stock granted as options he exercised under the Plan and 111 shares of HCI common stock received upon the exchange of Class B membership interests on May 28, 2008.

(3)	Consists of 465 of our Class B membership interests which are subject to time or performance vesting requirements as set forth in Mr. Gaske’s employment agreement. Mr. Gaske also owns 9,351 shares, net of shares withheld for the payment of taxes, of HCI common stock granted as restricted stock that vested on March 24, 2008 under the Plan and 55 shares of HCI common stock received upon the exchange of Class B membership interests on May 28, 2008.

(4)	Consists of 359 of our Class B membership interests which are subject to time or performance vesting requirements as set forth in Mr. Morris’ employment agreement. Mr. Morris also owns 9,351 shares, net of shares withheld for the payment of taxes, of HCI common stock granted as restricted stock that vested on March 24, 2008 under the Plan and 126 shares of HCI common stock received upon the exchange of Class B membership interests on May 28, 2008.

(5)	Consists of 359 of our Class B membership interests which are subject to time or performance vesting requirements as set forth in Mr. Pourmand’s employment agreement. Mr. Pourmand also owns 9,351 shares, net of shares withheld for the payment of taxes, of HCI common stock granted as restricted stock that vested on March 24, 2008 under the Plan and 126 shares of HCI common stock received upon the exchange of Class B membership interests on May 28, 2008.

(6)	Consists of 600 of our Class B membership interests which are subject to time or performance vesting requirements as set forth in a restricted unit purchase agreement between Mr. Leddy and us. Mr. Leddy also owns 100,000 shares of HCI common stock including vested options to purchase 20,000 shares of HCI common stock and 15,000 shares of HCI common stock granted as restricted stock under the Plan.

Our executive officers and members of our Board of Managers also own shares of the common stock of our Parent. The following table sets forth information regarding the beneficial ownership as of June 19, 2009 of HCI’s common stock of (i) each of our executive officers, (ii) each member of our Board of Managers and (iii) all of our executive officers and members of our Board of Managers as a group. As of June 19, 2009, there were 21,602,505 shares of HCI’s common stock issued and outstanding.

Title of Class	Name of Beneficial Owner	Number of Shares	Percentage of Class
HCI Common Stock	Pradman P. Kaul(1)	9,032	*
HCI Common Stock	Grant Barber(2)	15,111	*
HCI Common Stock	T. Paul Gaske(3)	9,406	*
HCI Common Stock	Adrian Morris(4)	9,477	*
HCI Common Stock	Bahram Pourmand(5)	9,477	*
HCI Common Stock	Andrew Africk(6)	50,000	*
HCI Common Stock	Aaron Stone(7)	37,500	*
HCI Common Stock	Jeffrey A. Leddy(8)	100,000	*

HCI Common Stock	Members of the board of managers and executive officers as a group (8 persons)	240,003	1.1%

*	Indicates beneficial ownership of less than 1%.

(1)	Consists of 8,969 shares, net of shares withheld for taxes payment, of HCI common stock granted as restricted stock under the Plan and 63 shares of HCI common stock received upon the exchange of Class B membership interests on May 28, 2008. Mr. Kaul also owns 1,073 HNS Class B membership interests, which are subject to time or performance vesting requirements as set forth in his employment agreement with us.

(2)	Consists of 15,000 shares of HCI’ common stock granted as options he exercised under the HCI Plan and 111 shares of HCI common stock received upon the exchange of Class B membership interests on May 28, 2008. Mr. Barber also owns 400 HNS Class B membership interests, which are subject to time vesting requirements as set forth in his employment agreement with us.

(3)	Consists of 9,351 shares, net of shares withheld for the payment of taxes, of HCI common stock granted as restricted stock that vested on March 24, 2008 under the Plan and 55 shares of HCI common stock received upon the exchange of Class B membership interests on May 28, 2008. Mr. Gaske also owns 465 HNS Class B membership interests, which are subject to time or performance vesting requirements as set forth in his employment agreement with us.

(4)	Consists of 9,351 shares, net of shares withheld for the payment of taxes, of HCI common stock granted as restricted stock that vested on March 24, 2008 under the Plan and 126 shares of HCI common stock received upon the exchange of Class B membership interests on May 28, 2008. Mr. Morris also owns 359 HNS Class B membership interests, which are subject to time or performance vesting requirements as set forth in his employment agreement with us.

(5)	Consists of 9,351 shares, net of shares withheld for the payment of taxes, of HCI common stock granted as restricted stock that vested on March 24, 2008 under the Plan and 126 shares of HCI common stock received upon the exchange of Class B membership interests on May 28, 2008. Mr. Pourmand also owns 359 HNS Class B membership interests, which are subject to time or performance vesting requirements as set forth in his employment agreement with us.

(6)	Includes options to purchase 3,750 shares of HCI’s common stock, which are currently exercisable, and 25,000 shares of restricted stock granted under the HCI Plan. Andrew Africk is a principal of Apollo Advisors IV, L.P., which together with an affiliated investment manager, serves as the manager of Apollo, the controlling stockholder of HCI. Mr. Africk disclaims beneficial ownership of the 12,408,611 shares of HCI common stock that are beneficially owned by Apollo.

(7)	Includes options to purchase 12,500 shares of our common stock which are currently exercisable and 25,000 shares of restricted stock granted under the Plan. Aaron Stone is a principal of Apollo Advisors IV, L.P., which together with an affiliated investment manager, serves as the manager of Apollo, the controlling stockholder of HCI. Mr. Africk disclaims beneficial ownership of the 12,408,611 shares of HCI common stock that are beneficially owned by Apollo.

(8)	Includes options to purchase 20,000 shares of HCI’s common stock that are currently exercisable and 15,000 shares of HCI common stock granted as restricted stock under the Plan.

The amounts and percentages of voting membership interests beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (the “SEC”) governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of certain relationships and related transactions.

Hughes Communications, Inc.

On March 27, 2006, we entered into a management and advisory services agreement with our parent company, Hughes Communications, Inc. (“HCI”). Under this agreement, HCI provides us, through its officers and employees, with general support, advisory and consulting services in relation to our business. Under the agreement, we paid a quarterly fee of $250,000 for these services. In addition, we reimbursed HCI for its out of pocket costs and expenses incurred in connection with the services, including an amount equal to 98% of the compensation of certain executives plus a 2% service fee. We amended the management and advisory services agreement, effective from January 1, 2007, to eliminate the quarterly fee of $250,000 that we paid to HCI for the services. All other terms and conditions of the management and advisory services agreement remained unchanged.

On March 12, 2009, the Company sold $13 million of receivables that were owed to the Company from Hughes Telematics Inc. to HCI for $13 million in cash.

Sponsor Investment

Prior to February 4, 2008, Apollo Management, L.P. and its affiliates (collectively “Apollo”) owned, directly or indirectly, 23% of Intelsat Holdings Limited (“Intelsat”), which owns 100% of Intelsat, Ltd. We lease satellite transponder capacity from Intelsat. In addition, our Italian subsidiary, Hughes Network Systems, S.r.L., entered into a cooperation agreement with Intelsat, Telespazio and Telecom Italia. Under this agreement, the parties are cooperating to provide broadband satellite services for Italian businesses operating in Eastern Europe and North Africa. Effective February 4, 2008, Apollo divested its entire ownership interest in Intelsat; therefore, Intelsat is no longer related to us as of that date.

As of December 31, 2008, Apollo owned, directly or indirectly 95% of Smart & Final. We provide VSAT products and services to Smart & Final. For the year ended December 31, 2008, Smart & Final paid $1.0 million to us for these services.

Agreements with Hughes Systique Corporation

On October 12, 2005, we granted a limited license to Hughes Systique Corporation (“Hughes Systique”). The license is limited in that Hughes Systique may use the HUGHES trademark only in connection with its business of software development and associated consulting, licensing, sales, support, maintenance and hardware, and only in combination with the SYSTIQUE name. The license is non-exclusive, non-transferable, non-sublicensable, worldwide and royalty-free. In addition to other standard termination provisions (i.e., in the event of default or bankruptcy), we may terminate the license agreement in our reasonable business discretion, or in the event that HCI (or any affiliate thereof to which HCI transfers its ownership interest in Hughes Systique) ceases to maintain an ownership interest in Hughes Systique.

On December 22, 2005, we entered into a master software development agreement with Hughes Systique, allowing us to issue mutually agreed statements of work to Hughes Systique for software development services. For the year ended December 31, 2008, we paid $9.0 million to Hughes Systique for their services.

The founders of Hughes Systique include our Chief Executive Officer (“CEO”) and President and certain former employees of the HCI, including Pradeep Kaul, who is the CEO and President of Hughes Systique, our former Executive Vice President and the brother of our CEO and President. On January 9, 2008, HCI invested an additional $1.5 million in the common equity of Hughes Systique. As a result, at December 31, 2008, on an undiluted basis, HCI owned approximately 31.8% of the outstanding shares of Hughes Systique and our CEO and President and Pradeep Kaul owned an aggregate of approximately 17.3% of the outstanding shares of Hughes Systique. In addition, our CEO and President and a member of our Board of Managers and HCI’s Board of Directors, Jeffrey A. Leddy, serve on the board of directors of Hughes Systique.

On February 8, 2008, HCI and another significant shareholder of Hughes Systique agreed to make available to Hughes Systique a term loan facility of up to $3.0 million. Under that facility Hughes Systique may make borrowing requests of at least $1.0 million to be funded equally by HCI and the other shareholder. The loan bears interest at 6%, payable annually, and is convertible into shares of Hughes Systique upon non-payment or an event of default. On February 11, 2008, Hughes Systique made an initial draw of $1.0 million, and HCI funded its share of the initial draw in the amount of $0.5 million. Effective March 11, 2009, HCI and Hughes Systique amended the term loan facility to remove the other shareholder as a lender, and on March 26, 2009, HCI funded the remaining $1.0 million of its $1.5 million commitment under the loan.

Agreement with 95 West Co. Inc.

In July 2006, we entered into an agreement with 95 West Co. Inc. (“95 West Co.”) and its parent, Miraxis License Holdings, LLC., (“MLH”), pursuant to which 95 West Co. and MLH agreed to provide a series of coordination agreements which allow us to operate our SPACEWAY 3 satellite at the 95° West Longitude orbital slot where 95 West Co. and MLH have higher priority rights. MLH owns a controlling interest in 95 West Co. MLH is controlled by an affiliate of Apollo, HCI’s controlling stockholder. Jeffrey Leddy, a member of our Board of Managers and a member of the HCI board of directors, is a director and the general manager of MLH, the CEO and President of 95 West Co., and also owns a small interest in each of 95 West Co. and MLH. Andrew Africk, a member of our Board of Managers and a member of the HCI’s Board of Directors, is also a director of MLH. As part of the agreement, we agreed to pay 95 West Co. $9.3 million in annual installments of $0.3 million in 2006, $0.75 million in each of 2007 through 2010 and $1.0 million in each of 2011 through 2016 for the use of the orbital positions, subject to conditions in the agreement, which include our ability to operate SPACEWAY 3. During 2008, we paid 95 West Co. $0.75 million.

Agreement with Hughes Telematics Inc.

In July 2006, we granted a limited license to Hughes Telematics Inc. (“HTI”), allowing HTI to use the HUGHES trademark. The license is limited in that HTI may use the HUGHES mark only in connection with its business of automotive telematics, and only in combination with the TELEMATICS name. As partial consideration for the license, the agreement provides that we will be HTI’s preferred engineering services provider. The license is royalty-free, except that HTI has agreed to commence paying a royalty to us in the event HTI no longer has a commercial or affiliated relationship with us. As contemplated by the license terms, we have commenced providing development services and equipment to HTI.

In October 2007, we entered into an agreement with HTI and a customer of HTI, whereby it agreed to assume the rights and performance obligations of HTI under that agreement in the event that HTI fails to perform its obligations due to a fundamental cause such as bankruptcy or the cessation of its telematics business. In connection with that agreement, the Company and HTI have entered into a letter agreement pursuant to which HTI has agreed to take certain actions to enable us to assume HTI’s obligations in the event that such action is required.

In January 2008, we entered into an agreement with HTI, pursuant to which we are developing an overall automotive telematics system for HTI, comprising the telematics system hub and the Telematics Control Unit (“TCU”), which will serve as the user appliance in the telematics system. The agreement also provides that, subject to certain specified performance conditions, we shall serve as the exclusive manufacturer and supplier of TCUs for HTI. The total development phase of the agreement is currently valued at approximately $38.5 million. During the year ended December 31, 2008, we received $26.9 million from HTI for development services and equipment.

On March 12, 2009, HCI invested $13.0 million in the convertible preferred stock of HTI (“HTI Preferred Stock”) as part of a $50.0 million private placement of HTI Preferred Stock. In connection with the merger of HTI with Polaris Acquisition Corp. (the “Merger”), which occurred on March 31, 2009, wherein HTI became a publicly traded company, HCI’s outstanding HTI Preferred Stock converted into HTI common stock, subject to a six-month lock-up. As a result of the Merger, HCI’s investment represents approximately 5.4% of HTI’s outstanding common stock, before giving effect to the “earn-out” discussed below. In connection with the Merger, HCI also received certain additional common shares of HTI that are subject to achievement of certain “earn-out” targets by HTI over five years. If the full earn-out is achieved, HCI’s investment could represent approximately 3.8% of HTI’s outstanding, unrestricted common stock. In addition to the risk and valuation fluctuations associated with the “earn-out” target, the carrying value of the investment in HTI may be subject to fair value adjustments in future reporting periods.

HTI is controlled by an Apollo affiliate. Apollo owns a controlling interest in our parent. Jeffrey A. Leddy, a member of our Board of Managers and HCI’s Board of Directors, is the CEO and a director of HTI and owned approximately 1.0% of the equity of HTI as of December 31, 2008. In addition, Andrew Africk, a member of our Board of Managers and HCI’s Board of Directors, is a director of HTI and a senior partner of Apollo.

DESCRIPTION OF THE NOTES

General

Capitalized terms used in this “Description of the Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.” As used in this “Description of the Notes” section, the “Company” means Hughes Network Systems, LLC, and not any of its Subsidiaries and the “Issuers” means collectively the Company and HNS Finance Corp.

On May 27, 2009, the Issuers issued $150,000,000 in aggregate principal amount of Old Notes under an indenture (the “Indenture”) dated as of May 27, 2009, among the Issuers, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Exchange Notes will be issued under the Indenture. The terms of the Exchange Notes are identical in all material respects to the Old Notes, except that the Exchange Notes will not contain transfer restrictions and holders of Exchange Notes will no longer have any registration rights and we will not be obligated to pay liquidated damages as described in the registration rights agreement. Wells Fargo, National Association, as trustee of the Old Notes, will authenticate and deliver Exchange Notes for original issue only in exchange for a like principal amount of Old Notes. Any Old Notes that remain outstanding after the consummation of this Exchange Offer, together with the Exchange Notes, will be treated as a single class of securities under the Indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount of outstanding Notes shall be deemed to mean, at any time after this Exchange Offer is consummated, such percentage in aggregate principal amount of the Old Notes and the Exchange Notes outstanding. For purposes of this section we refer to the Old Notes and Exchange Notes together as the “Notes.”

The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. The Indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

The Issuers may issue additional Notes (the “Additional Notes”) from time to time after the offering of the Old Notes without notice or the consent of holders of Notes. Any offering of Additional Notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuers as specified in the Indenture (which initially shall be the principal corporate trust office of the Trustee), except that, at the option of the Issuers, payment of interest may be made by check mailed to the holders at their registered addresses.

The Notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

The Notes will be unsecured senior obligations of the Issuers. The Notes will not be entitled to the benefit of any mandatory sinking fund.

Liquidated Damages are payable with respect to the Notes in certain circumstances if the Issuers do not consummate the Exchange Offer (or shelf registration, if applicable) as further described under the caption “—Registration Rights; Liquidated Damages.”

The Notes will mature on April 15, 2014, at their principal amount, plus accrued and unpaid interest to, but not including, the maturity date. Interest on the Notes will accrue at the rate per annum shown on the front cover of this prospectus and will be payable semi-annually in arrears on April 15 and October 15, commencing on October 15, 2009. Interest on the Notes will accrue from April 15, 2009. The Issuers will make each interest payment to the holders of record of the Notes on the immediately preceding April 1 and October 1. Interest on the Notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from and including April 15, 2009 and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

On and after April 15, 2010, the Issuers may redeem the Notes, at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15 of the years set forth below:

Period	Redemption Price
2010	104.750%
2011	102.375%
2012 and thereafter	100.000%

In addition, prior to April 15, 2010, the Issuers may redeem the Notes, at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Selection

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or if the Notes are not so listed, on a pro rata basis to the extent practicable; provided that no Notes of $2,000 or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest and Liquidated Damages (if any) on, the Notes to be redeemed.

The Issuers, their Subsidiaries or any Affiliates of the Issuers may at any time and from time to time purchase Notes in the open market or otherwise.

Ranking

The Indebtedness evidenced by the Notes will be unsecured senior Indebtedness of the Issuers, will rank pari passu in right of payment with all existing and future senior Indebtedness of the Issuers and will be senior in right of payment to all existing and future Subordinated Indebtedness of the Issuers. The Notes will also be effectively subordinated to any Secured Indebtedness of the Company to the extent of the value of the assets securing such Secured Indebtedness.

The Indebtedness evidenced by the Guarantees will be unsecured senior Indebtedness of each Guarantor, will rank pari passu in right of payment with all existing and future senior Indebtedness of such Guarantor and will be senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor. The Guarantees will also be effectively subordinated to any Secured Indebtedness of each Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

At March 31, 2009, after giving effect to the Offering of the Old Notes,

(1) The Issuers and the Subsidiary Guarantors would have had approximately $727.4 million aggregate principal amount of Indebtedness ranking pari passu with the Notes and Guarantees outstanding, consisting of $450.0 million aggregate principal amount of the 2006 Notes, $115.0 million of unsecured term loans under the Term Loan Agreement, $150.0 million of the face amount of the Notes, $5.8 million of Secured Indebtedness consisting of Capitalized Lease Obligation and $6.6 million of VSAT hardware financing Indebtedness, and the Issuers and the Subsidiary Guarantors would have had borrowing capacity under the Credit Agreement of approximately $46.4 million (after giving effect to the issuance of approximately $3.6 million of letters of credit);

(2) the Issuers and the Subsidiary Guarantors would not have any Subordinated Indebtedness outstanding; and

(3) the Subsidiaries that will not be Guarantors would have had approximately $47.3 million of outstanding total liabilities, including trade payables, but excluding intercompany liabilities.

Although the Indenture will contain limitations on the amount of additional Indebtedness that the Issuers and the Restricted Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Secured Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.”

A portion of the operations of the Company are conducted through its Subsidiaries. Unless the Subsidiary will be a Guarantor, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the Notes. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Company that will not be Guarantors. Although the Indenture will limit the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of the Company’s Subsidiaries, such limitation is subject to a number of significant qualifications. For the year ended December 31, 2008, the Company’s non-Guarantor Subsidiaries generated approximately 14% of total revenues, approximately 31% of operating income and approximately 16% of Adjusted EBITDA. For the three months ended March 31, 2009, the Company’s non-Guarantor Subsidiaries generated approximately 12% of total revenues, approximately 21% of operating income and approximately 10% of Adjusted EBITDA.

Guarantees

On the Issue Date, each of the Company’s direct and indirect Restricted Subsidiaries that guarantees Indebtedness under the Credit Agreement will jointly and severally irrevocably and unconditionally guarantee on an unsecured senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest or Liquidated Damages on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Subsidiary Guarantors being herein called the “Guaranteed Obligations”). The Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Guarantees.

Each Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering the Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance, financial assistance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Issue Date, the Issuers will cause each future Restricted Subsidiary that guarantees certain Indebtedness to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Notes on an unsecured senior basis. See “—Certain Covenants—Future Guarantors.” The Issuers do not anticipate that their License Subsidiaries will at any time guarantee the Notes.

Each Guarantee will be a continuing guarantee and, subject to the next succeeding paragraph, shall:

(1) remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2) be binding upon each such Subsidiary Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Guarantee of a Subsidiary Guarantor will be automatically released and discharged upon:

(1) (a) the sale, disposition or other transfer (including through merger, amalgamation or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which an applicable Subsidiary Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Subsidiary Guarantor if such sale, disposition or other transfer is made in compliance with the Indenture, or

(b) the Issuers designating a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary,” or

(c) in the case of any Restricted Subsidiary which after the Issue Date, is required to guarantee the Notes pursuant to the covenant described under “—Certain Covenants—Future Guarantors,” the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Issuers or any Restricted Subsidiary of the Issuers or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes, or

(d) the Issuers’ exercise of the legal defeasance option or covenant defeasance option as described under “—Defeasance,” or if the Issuers’ obligations under the Indenture are discharged in accordance with the terms of the Indenture; and

(2) in the case of clause (1)(a) above, such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Issuers or any Restricted Subsidiary of the Company.

A Guarantee also will be automatically released upon the applicable Subsidiary Guarantor ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof.

On the Issue Date, the Subsidiary Guarantors will be Hughes Network Systems International Service Company, HNS Real Estate LLC, HNS-India VSAT, Inc., HNS-Shanghai, Inc, Helius, LLC, Helius Acquisition, LLC and Advanced Satellite Research, LLC.

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require the Company to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Company has previously elected to redeem Notes as described under “—Optional Redemption”:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Company or any Parent of the Company; or

(3) the first day on which the Board of Directors of the Parent shall cease to consist of a majority of directors who (i) were members of the Board of Directors of the Company or the Parent on the Issue Date or (ii) were either (x) nominated for election by the Board of Directors of the Company or the Parent, a majority of whom were directors on the Issue Date or whose election or nomination for election was previously approved by a majority of directors nominated for election pursuant to this clause (x) or who were designated or appointed pursuant to clause (y) below, or (y) designated or appointed by a Permitted Holder (each of the directors selected pursuant to clauses (i) and (ii), a “Continuing Director”).

Notwithstanding the foregoing, a Specified Merger/Transfer Transaction shall not constitute a Change of Control.

Within 30 days following any Change of Control, except to the extent that the Issuers have exercised their right to redeem the Notes as described under “—Optional Redemption,” the Company shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Company, consistent with this covenant, that a holder must follow in order to have its Notes purchased.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Company and the Initial Purchaser. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure or credit ratings of the Company or any of its Affiliates.

The occurrence of events that would constitute a Change of Control would constitute a default under the Credit Agreement. Future indebtedness of the Company may contain prohibitions on certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase the Notes in the event of a change of control.”

The definition of “Change of Control” includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” under New York law, which governs the Indenture, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

The Indenture will contain provisions in respect of certain covenants including, among others, those summarized below:

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Indenture will provide that:

(1) the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) the Company will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Debt to Adjusted EBITDA Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would be less than or equal to 5.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the foregoing by Non-Guarantor Restricted Subsidiaries shall not exceed $40.0 million at any one time outstanding (the “Non-Guarantor Exception”).

The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(a) the Incurrence by the Company or its Restricted Subsidiaries of Indebtedness under any Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in aggregate principal amount not to exceed the greater of (x) $50.0 million and (y) the amount of the Borrowing Base as of the date of such Incurrence;

(b) the Incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (excluding any Additional Notes) and the Guarantees, as applicable (and any exchange notes and guarantees thereof);

(c) Indebtedness of the Company and its Restricted Subsidiaries existing on the Issue Date (other than Indebtedness described in clauses (a) and (b)), including, without limitation, the 2006 Notes and outstanding Indebtedness under the Term Loan Agreement;

(d)(1) Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries, Disqualified Stock issued by the Company or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Company to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) and (2) any Acquired Indebtedness; provided however, that the aggregate principal amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock incurred pursuant to this clause (d), when aggregated with the principal amount of all other Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock then outstanding that was Incurred pursuant to this clause (d), does not exceed the greater of (x) $25.0 million and (y) 3.5% of Total Assets of the Company at the time of Incurrence;

(e) Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to drawn letters of credit and drawn bank guarantees issued in the ordinary course of business, including without limitation drawn letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or the disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness is subordinated in right of payment to the obligations of the Company under the Indenture; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness, and such Indebtedness is owed to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except (x) to the Company or another Restricted Subsidiary or (y) a pledge of Indebtedness referred to in this clause (i) shall be deemed to be held by the pledgor and shall not be deemed a transfer until the pledgee commences actions to foreclose on such Indebtedness) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding or (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges;

(k) Indebtedness (including reimbursement obligations with respect to drawn letters of credit and bank guarantees) in respect of drawn performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(l) Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary of the Company and Preferred Stock of any Restricted Subsidiary of the Company not otherwise permitted hereunder in an aggregate principal amount which, when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (l), does not exceed $40.0 million at any one time outstanding;

(m) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other Obligations by the Company or such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such guarantor with respect to such Indebtedness shall be subordinated in right of payment to the Notes or such Guarantor’s Guarantee, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable;

(n) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Company which serves to refund, refinance or defease any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (n), (o), (r) and (s) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay

premiums and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced;

(2) has a Stated Maturity which is no earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) at least 91 days later than the maturity date of the Notes;

(3) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing;

(5) shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Restricted Subsidiary of the Company that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that is a Subsidiary Guarantor, or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(6) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (s), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (s), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (s), and provided, further, that subclauses (1) and (2) of this clause (n) will not apply to any refunding, refinancing or defeasance of (A) the Notes or (B) any Secured Indebtedness;

(o) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged or amalgamated into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that such Indebtedness, Disqualified Stock or Preferred Stock is not Incurred in contemplation of such acquisition, merger or amalgamation; provided, further, however, that after giving effect to such acquisition, merger or amalgamation:

(1) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in the first paragraph of this covenant; or

(2) the Debt to Adjusted EBITDA Ratio of the Company would be less than or equal to such ratio immediately prior to such acquisition;

(p) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(q) Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(r) Contribution Indebtedness;

(s) Indebtedness of Non-Guarantor Restricted Subsidiaries Incurred for working capital purposes and any refinancings of such Indebtedness; provided, however, that the aggregate principal amount of

Indebtedness Incurred under this clause (s), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (s), does not exceed $25.0 million;

(t) Indebtedness of the Company or its Restricted Subsidiaries pursuant to the Equipment Financing Agreements;

(u) Indebtedness Incurred by the Company or any of its Restricted Subsidiaries under Capitalized Lease Obligations with respect to no more than three Satellites at any time; and

(v) Subordinated Indebtedness Incurred by the Company or any of the Guarantors to finance the purchase, design, lease, construction, launch, launch insurance, in-orbit insurance or improvement of one or more Satellites (other than SPACEWAY 3) following the Issue Date; provided, however, that the aggregate amount of Subordinated Indebtedness Incurred under this clause (v), when aggregated with the principal amount of all other Subordinated Indebtedness then outstanding and Incurred pursuant to this clause (v), does not exceed $200.0 million.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of one or more of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (a) through (v) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock in any manner that complies with this covenant and such item of Indebtedness, Disqualified Stock or Preferred Stock will be treated as having been Incurred pursuant to one or more of such clauses or pursuant to the first paragraph hereof. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date (if any) will be deemed to have been incurred on such date in reliance on the exception provided by clause (a) above and the Company shall not be permitted to reclassify all or any portion of such Indebtedness outstanding on the Issue Date. Accrual of interest, the accretion of accreted value, amortization or original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Limitation on Restricted Payments

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment with respect to such Equity Interests made in connection with any merger, amalgamation or consolidation involving the Company (other than (A) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase or otherwise acquire or retire for value any Equity Interests of the Company or any Parent of the Company, including in connection with any merger or consolidation;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Company or any Restricted Subsidiary (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after April 13, 2006 (including Restricted Payments permitted by clauses (1), (4), (6) and (7) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the difference between (i) the Cumulative Credit and (ii) 1.4 times Cumulative Interest Expense.

As of March 31, 2009, the amount available for Restricted Payments pursuant to clause (c) above would have been approximately $239.1 million.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)(a) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Company or any Parent of the Company or Subordinated Indebtedness of the Company, any Parent of the Company or any Subsidiary Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale (other than the Cash Contribution Amount or the sale of any Disqualified Stock or Designated Preferred Stock, or any Equity Interests sold to a Restricted Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Equity Interests of the Company or any Parent of the Company or contributions to the equity capital of the Company (collectively, including any such contributions, “Refunding Capital Stock”) and

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale (or as promptly as practicable after giving any requisite notice to the holders of such Subordinated Indebtedness) of, new Indebtedness of the Company or any Subsidiary Guarantor which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(a) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),

(b) such Indebtedness is Incurred by the Company, or by a Subsidiary Guarantor in respect of refinanced Indebtedness of a Subsidiary Guarantor, and, in each case, is subordinated to the Notes, or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(c) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) at least 91 days later than the maturity date of the Notes, and

(d) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) the repurchase, retirement or other acquisition (or dividends to any Parent of the Company to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Company or any Parent of the Company held by any future, present or former employee, director or consultant of the Company, any Parent of the Company or any Subsidiary of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $7.5 million in any calendar year (with unused amounts in any calendar year, commencing with 2006, being permitted to be carried over to succeeding calendar years subject to a maximum payment (without giving effect to the following proviso) of $15.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock or Designated Preferred Stock) of the Company to members of management, directors or consultants of the Company, any Parent of the Company and Restricted Subsidiaries of the Company (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b) the cash proceeds of key man life insurance policies received by the Company, any Parent of the Company (to the extent contributed to the Company) or the Restricted Subsidiaries of the Company after April 13, 2006; less

(c) the amount of any Restricted Payments previously made pursuant to subclauses (a) and (b) of this second proviso of clause (4);

provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by subclauses (a) and (b) above in any calendar year;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(6) the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and (b) to any Parent of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any Parent of the Company issued after the Issue Date; provided, however, that (A) in the case of subclause (a) and (b) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (B) the aggregate amount of dividends declared and paid pursuant to subclause (a) and (b) of this clause (6) does not exceed the net cash proceeds actually received by the Company, or contributed to the Company by any Parent, from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7) the payment of dividends on the Company’s common Capital Stock (or the payment of dividends to any Parent of the Company to fund the payment by such Parent of the Company of dividends on such entity’s common Capital Stock) of up to 6.0% per annum of the net cash proceeds received by or contributed to the Company from any public offering of common Capital Stock after April 13, 2006, other than public offerings with respect to common Capital Stock of the Company or any Parent of the Company registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(8) Investments that are made with Excluded Contributions;

(9) other Restricted Payments in an aggregate amount not to exceed $30.0 million;

(10) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries (other than to the extent such Investments were made pursuant to clause (9) above or pursuant to clauses (9) or (10) of the definition of Permitted Investments);

(11)(a) for so long as the Company is a Flow Through Entity, payment of dividends or other distributions to any member of the Company in an amount, with respect to any period after the Issue Date, (i) not to exceed the tax amount that the Company is required to distribute to its members pursuant to Section 6.3.4 of the Second Amended and Restated Limited Liability Company Agreement as in effect on the Issue Date with respect to the Company for such period or (ii) in the event that Section 6.3.4 of the Second Amended and Restated Limited Liability Company Agreement is no longer operable, equal to (A) the product of the amount of aggregate net taxable income allocated by the Company to such member of the Company for such period multiplied by the Presumed Tax Rate for such period less (B) the amount of dividends or other distributions, if any, received by such member from the Company during such period; and (b) if the Company is not a Flow Through Entity, payment of dividends or other distributions to any direct or indirect parent of the Company that files a consolidated U.S. federal tax return that includes the Company and its subsidiaries in an amount not to exceed the amount that the Company and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes, as the case may be, in respect of such year if the Company and its Restricted Subsidiaries had paid such taxes directly as a stand-alone taxpayer or stand-alone group;

(12) the declaration and payment of dividends to, or the making of loans to, any Parent of the Company (a) in amounts required for such entity to pay general corporate overhead expenses (including salaries, bonuses and benefits paid to management and employees of any Parent, directors’ and officers’ insurance premiums, audit fees and other costs associated with any Parent being a public company with a class of equity securities registered under the Exchange Act and professional and administrative expenses) for any direct or indirect parent entity of the Company to the extent such expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries and (b) in amounts required for any Parent of the Company to pay interest and/or principal on Indebtedness that satisfies each of the following: (i) the proceeds of which were contributed to the Company or any of its Restricted Subsidiaries, (ii) that has been guaranteed by, or is otherwise considered Indebtedness of, the Company Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (iii) that was incurred (A) to refund, refinance or defease Indebtedness of such Parent of the Company or the Company and (B) pursuant to the first paragraph or clause (n) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(13) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(14) payments to Permitted Holders for management, consulting, monitoring and advisory services in an aggregate amount not to exceed $1.0 million in any fiscal year, plus out of pocket costs and expenses incurred in connection with such services; and

(15) the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Company and its Restricted Subsidiaries pursuant to provisions similar to those described under “—Change of Control” and “—Certain Covenants—Asset Sales;” provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Notes as a result of such Change of Control or Asset Sale, as the case may be, and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), (7), (9), (10) and (15), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined in good faith by senior management or the Board of Directors of the Company.

As of the Issue Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if Restricted Payments or Permitted Investments in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)(i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement, the other Senior Credit Documents, the 2006 Indenture and the Term Loan Agreement;

(2) the Indenture and the Notes (and any exchange notes and guarantees thereof);

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) contracts or agreements for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements (including customary provisions in agreements relating to any Joint Venture);

(9) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10) customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11) other Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary of the Company or Preferred Stock of any Restricted Subsidiary of the Company that is Incurred subsequent to the Issue Date and permitted pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Company’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by senior management or the Board of Directors of the Company);

(12) restrictions pursuant to the Equipment Financing Agreements; and

(13) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of senior management or the Board of Directors of the Company, no more restrictive as a whole with respect to such encumbrances and restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common Capital Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Company or a Restricted Subsidiary of the Company to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Company or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Board of Directors of the Company) of the assets sold or otherwise disposed of and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary of the Company (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and from which the Company or any Restricted Subsidiary are released in writing,

(b) any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary of the Company from such transferee that are converted by the Company or such Restricted Subsidiary of the Company into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Board of Directors of the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 5.0% of Total Assets of the Company at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the receipt by the Company or any Restricted Subsidiary of the Company of the Net Proceeds of any Asset Sale (or Event of Loss Proceeds), the Company or such Restricted Subsidiary of the Company may apply the Net Proceeds from such Asset Sale (together with any Event of Loss Proceeds), at its option:

(1) to permanently reduce Obligations under Secured Indebtedness or Pari Passu Indebtedness (provided that if the Company or any Guarantor shall so reduce Obligations under Pari Passu Indebtedness (other than Pari Passu Indebtedness that is Secured Indebtedness), the Company will equally and ratably reduce Obligations under the Notes if the Notes are then prepayable or, if the Notes may not then be prepaid, by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, the pro rata principal amount of Notes that would otherwise be prepaid) or Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to the Company or an Affiliate of the Company,

(2) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), or capital expenditures or assets, in each case used or useful in a Similar Business, and/or

(3) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), properties or assets that replace the properties and assets that are the subject of such Asset Sale or Event of Loss;

provided that in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment and, in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Company or such Restricted Subsidiary enters into another binding commitment within nine months of such cancellation or termination of the prior binding commitment; provided, further, that any such binding commitment to invest shall be subject to only customary conditions (other than financing).

Pending the final application of any such Net Proceeds (or Event of Loss Proceeds), the Company or such Restricted Subsidiary of the Company may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds (or Event of Loss Proceeds) in Cash Equivalents or Investment Grade Securities. The Indenture will provide that any Net Proceeds from any Asset Sale (or Event of Loss Proceeds) that are not applied as provided and within the time period set forth in the first sentence of the second paragraph of this covenant (it being understood that any portion of such Net Proceeds (or Event of Loss Proceeds) used to make an offer to purchase Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company shall make an offer to all holders of Notes (and, at the option of the Company, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such Pari Passu Indebtedness) that is an integral multiple of $2,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and Liquidated Damages, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $15.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose that is not prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes (and such Pari Passu Indebtedness) to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

If more Notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Company is required to purchase, the principal amount of the Notes (and Pari Passu Indebtedness) to be purchased will be determined pro rata based on the principal amounts so tendered and the selection of the actual Notes of each series for purchase will be made by the Trustee on a pro rata basis to the extent practicable; provided, however, that no Notes of $2,000 or less shall be purchased in part.

Notice of an Asset Sale Offer shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new Note in principal amount equal to the unpurchased portion of any Note purchased in part will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the purchase date, unless the Company defaults in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

Transactions with Affiliates

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $2.0 million, unless:

(a) such Affiliate Transaction is on terms that are not less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Company and/or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Investments under the definition of “Permitted Investments;”

(3) the entering into of any agreement to pay, and the payment of, (i) management, consulting, monitoring and advisory fees and expenses to the Permitted Holders in an aggregate amount in any fiscal year not to exceed $1.0 million and (ii) expense reimbursement, in each case made pursuant to any agreement, or any agreement contemplated by such agreement;

(4) the payment of reasonable and customary fees to, and indemnity provided on behalf of officers, directors, employees or consultants of the Company, any Parent of the Company or any Restricted Subsidiary of the Company;

(5) payments by the Company or any of its Restricted Subsidiaries to the Permitted Holders made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) approved by a majority of the Board of Directors of the Company in good faith or (y) made pursuant to any agreement, or any agreement contemplated by such agreement;

(6) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans (or cancellation of loans) to employees or consultants that are (x) approved by a majority of the Board of Directors of the Company in good faith, (y) made in compliance with applicable law and (z) otherwise permitted under the Indenture;

(8) any agreement as in effect as of the Issue Date and any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date as determined in good faith by senior management or the Board of Directors of the Company) or any transaction contemplated thereby;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Company, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(10) if otherwise permitted under the Indenture, the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder or to any director, officer, employee or consultant of the Company or any Parent of the Company;

(11) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or of a Restricted Subsidiary of the Company, as appropriate, in good faith;

(12) any contribution to the capital of the Company;

(13) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets;”

(14) transactions between the Company or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Company or any direct or indirect parent company of the Company, provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent company, as the case may be, on any matter involving such other Person;

(15) pledges of Equity Interests of Unrestricted Subsidiaries;

(16) any agreement entered into in compliance with Section 7.8 of the Second Amended and Restated Limited Liability Company Agreement; and

(17) any employment agreements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business.

Liens

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) that secures any obligations under Indebtedness of the Company or any Subsidiary Guarantor against or on any asset or property now owned or hereafter acquired by the Company or any such Subsidiary Guarantor, or any income or profits therefrom, unless:

(1) in the case of Liens securing Indebtedness that is Subordinated Indebtedness, the Notes or such Guarantee of such Subsidiary Guarantor is secured by a Lien on such property or assets that is senior in priority to such Liens; and

(2) in all other cases, the Notes or such Guarantee of such Subsidiary Guarantor is equally and ratably secured;

provided that any Lien which is granted to secure the Notes or such Guarantee under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Guarantee under this covenant.

Reports and Other Information

The Indenture will provide that notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will file (a) with the SEC (unless the SEC will not accept such a filing), and (b) provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files (or attempts to file) them with the SEC,

(1) within the time periods specified by the Exchange Act, an annual report on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form);

(2) within the time periods specified by the Exchange Act, a quarterly report on Form 10-Q (or any successor or comparable form); and

(3) all current reports that would be required to be filed with the SEC on Form 8-K.

In addition, the Company will make such information available to prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, it will furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Trustee and the holders if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, such requirements shall be deemed satisfied prior to the commencement of the Exchange Offer contemplated by the registration rights agreement relating to the Notes or the effectiveness of the shelf registration statement by the filing with the SEC of the Exchange Offer registration statement and/or shelf registration statement in accordance with the provisions of such registration rights agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of this covenant.

In addition, if at any time any Parent of the Company becomes a Guarantor (there being no obligation of any Parent to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Company or of any direct or indirect parent corporation of the Company (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to this covenant may, at the option of the Company, be filed by and be those of such Parent rather than the Company.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by this covenant shall include a reasonably detailed presentation in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and the Restricted Subsidiaries of the Company.

Future Guarantors

The Company will cause each Restricted Subsidiary that Guarantees any Indebtedness of the Company or any of its Guarantors (excluding a Guarantee of Indebtedness of a Non-Guarantor Restricted Subsidiary issued by a Non-Guarantor Restricted Subsidiary) to execute and deliver to the Trustee a Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes on a senior basis and all other obligations under the Indenture. Notwithstanding the foregoing, in the event any Guarantor is released and discharged in full from all of its obligations under Guarantees of (1) each Credit Agreement and (2) all other Indebtedness of the Company and its Restricted Subsidiaries, then the Guarantee of such Guarantor shall be automatically and unconditionally released or discharged; provided that such Restricted Subsidiary has not incurred any Indebtedness or issued any Preferred Stock in reliance on its status as a Guarantor under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” unless such Guarantor’s obligations under such Indebtedness or Preferred Stock, as the case may be, so incurred are satisfied in full and discharged or are otherwise permitted under one of the exceptions available at the time of such release to Restricted Subsidiaries under the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall be released in accordance with the provisions of the Indenture described under “—Guarantees.”

Maintenance of Insurance

The Company will, and will cause each Restricted Subsidiary to, obtain, maintain and keep in full force and effect at all times (i) with respect to each Satellite procured by the Company or any Restricted Subsidiary for which the risk of loss passes to the Company or such Restricted Subsidiary at or before launch, launch insurance with respect to each such Satellite covering the launch of such Satellite and a period of time thereafter and (ii) at all times subsequent to the initial completion of in-orbit testing, in each case with respect to each Satellite it then owns or for which it has risk of loss (or portion, as applicable), In-Orbit Insurance; provided that the insurance coverage specified in clauses (i) and (ii) above will only be required to the extent, if at all, and on such terms (including coverage period, exclusions, limitations on coverage, co-insurance, deductibles and coverage amount) as is determined by the Board of Directors of the Company to be in the best interests of the Company as evidenced by a resolution of the Board of Directors.

Insurance policies required by the foregoing paragraph, shall:

(i) contain no exclusions other than

(A) Acceptable Exclusions, and

(B) such specific exclusions applicable to the performance of the Satellite (or portion, as applicable) being insured as are reasonably acceptable to the Board of Directors of the Company in order to obtain insurance for a price that is, and on other terms and conditions that are, commercially reasonable; and

(ii) provide coverage for all risks of loss of and damage to the Satellite.

The insurance required by this covenant shall name the Company or the applicable Restricted Subsidiary as the named insured.

In the event that the Company or any of its Restricted Subsidiaries receives any Event of Loss Proceeds in respect of an Event of Loss, such Event of Loss Proceeds shall be applied in the manner provided for under “—Asset Sales.”

Limitation on Lines of Business

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Similar Business.

Restrictions on Activities of HNS Finance Corp.

Other than in connection with or incident to its obligations relating to the Notes and the 2006 Notes (including Additional Notes and Additional 2006 Notes, if any) under the Indenture and the 2006 Indenture and its existence, HNS Finance Corp. will not hold any assets, become liable for any obligations or engage in any business activities, including, without limitation, any business activities that would be the subject of the covenants set forth in the Indenture; provided, however, that HNS Finance Corp. may be a co-obligor (or a guarantor) with respect to Indebtedness permitted to be Incurred by the Indenture if the Company is a primary obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Company or one or more of the Company’s Subsidiaries other than HNS Finance Corp., including without limitation, Indebtedness under the Credit Agreement. At any time after the Company or a Successor Company is a corporation, HNS Finance Corp. may consolidate or merge with or into the Company or any Restricted Subsidiary.

Payments for Consent

The Issuers will not, and will not permit any of the Subsidiaries of the Company to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The Indenture will provide that the Company may not consolidate, amalgamate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1) the Company is a surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Company or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under the Indenture and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(a) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” or

(b) the Debt to Adjusted EBITDA Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or less than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the Notes;

(6) if the Successor Company is not organized as a corporation after such transaction, HNS Finance Corp. or a successor corporation which is a Subsidiary of the Successor Company shall continue to be co-obligor of the Notes and shall have by supplemental indenture confirmed its obligations under the Indenture and the Notes; and

(7) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures (if any) comply with the Indenture.

The Successor Company (if other than the Company) will succeed to, and be substituted for, the Company under the Indenture and the Notes, and the Company will automatically be released and discharged from its obligations under the Indenture and the Notes, but in the case of a lease of all or substantially all of its assets, the Company will not be released from the obligations to pay the principal of and interest on the Notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate or amalgamate with, merge into, sell, assign or transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Company or to another Restricted Subsidiary and (b) the Company may merge, amalgamate or consolidate with an Affiliate incorporated or organized solely for the purpose of incorporating or organizing the Company in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby (any transaction described in this sentence a “Specified Merger/Transfer Transaction”). This “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and its Restricted Subsidiaries.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Although there is a limited body of case law interpreting the phrase “substantially all,” under New York law, which governs the Indenture, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

The Indenture will further provide that subject to certain limitations in the Indenture governing release of a Guarantee upon the sale or disposition of a Restricted Subsidiary of the Company that is a Subsidiary Guarantor, each Subsidiary Guarantor will not, and the Company will not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1) such Subsidiary Guarantor is a surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Guarantor) or to which such sale,

assignment, transfer, lease, conveyance or other disposition is made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(2) the Successor Guarantor (if other than such Subsidiary Guarantor) expressly assumes all the obligations of such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(4) the Successor Guarantor (if other than such Subsidiary Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Guarantor will succeed to, and be substituted for, such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s Guarantee, and such Subsidiary Guarantor will automatically be released and discharged from its obligations under the Indenture and such Subsidiary Guarantor’s guarantee. Notwithstanding the foregoing, (i) a Subsidiary Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated or organized solely for the purpose of incorporating or organizing such Subsidiary Guarantor in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Subsidiary Guarantor is not increased thereby and (ii) a Subsidiary Guarantor may merge, amalgamate or consolidate with another Subsidiary Guarantor or the Company.

Defaults

An Event of Default will be defined in the Indenture as:

(1) a default in any payment of interest on any Note when due continues for 30 days,

(2) a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3) the failure by the Issuers or any of the Restricted Subsidiaries of the Company to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture,

(4) the failure by the Company or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to a Restricted Subsidiary of the Company) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million or its foreign currency equivalent (the “cross-acceleration provision”),

(5) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”),

(6) failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”), or

(7) any Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor that qualifies as a Significant Subsidiary denies or disaffirms its obligations under the Indenture or any Guarantee and such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (3) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding Notes notify the Issuers of the default and the Issuers do not cure such default within the time specified in clause (3) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes by notice to the Issuers may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing,

(2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of Notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the Issuers are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers also are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Issuers are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1) reduce the amount of Notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or change the Stated Maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions described above under “—Optional Redemption”);

(4) make any Note payable in money other than that stated in such Note;

(5) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(6) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(7) expressly subordinate the Notes or any Guarantee to any other Indebtedness of the Company or any Guarantor; or

(8) modify the Guarantees in any manner adverse to the holders.

Notwithstanding the preceding, without the consent of any holder, the Issuers and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a Successor Company of the obligations of the Company under the Indenture and the Notes, to provide for the assumption by a Successor Guarantor of the obligations of a Subsidiary Guarantor under the Indenture and its Guarantee, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Issuers for the benefit of the holders or to surrender any right or power conferred upon the Issuers, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA, to effect any provision of the Indenture or to make certain changes to the Indenture to provide for the issuance of Additional Notes (subject to compliance with the covenants set forth in the Indenture).

The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Company is required to mail to the noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Managers, Officers, Employees and Stockholders

No director, manager, officer, employee, incorporator or holder of any Equity Interests in the Issuers, as such, will have any liability for any obligations of the Issuers under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) if redeemable at the option of the Issuers, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuers and/or the Guarantors have paid all other sums payable under the Indenture; and

(3) the Issuers have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

The Issuers at any time may terminate all their obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuers at any time may terminate their obligations under certain covenants that are described in the Indenture, including the covenants described under “—Certain Covenants,” the operation of the cross-acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” and the undertakings and covenants contained under “—Change of Control” and “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”). If the Issuers exercise their legal or covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee.

The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5) (with respect only to Significant Subsidiaries), (6) or (7) under “—Defaults” or because of the failure of the Issuers to comply with the undertakings and covenants contained under “—Change of Control” or “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers.

Registration Rights; Liquidated Damages

The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. The Issuers urge you to read the proposed form of registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of these Notes. See “—Additional Information.”

The Issuers, the Guarantors and the Initial Purchaser will enter into the registration rights agreement on or prior to the closing of this offering. Pursuant to the registration rights agreement, the Issuers and the Guarantors will agree to file with the SEC the Exchange Offer Registration Statement (as defined in the registration rights agreement) on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Issuers and the Guarantors will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer (as defined in the registration rights agreement) who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes.

If:

(1) the Issuers and the Guarantors are not

(a) required to file the Exchange Offer Registration Statement; or

(b) permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy; or

(2) any holder of Transfer Restricted Securities notifies the Issuers prior to the 20th business day following consummation of the Exchange Offer that:

(a) it is prohibited by law or SEC policy from participating in the Exchange Offer;

(b) it may not resell the exchange notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

(c) it is a broker-dealer and owns Notes acquired directly from the Issuers or an affiliate of the Issuers,

the Issuers and the Guarantors will file with the SEC a Shelf Registration Statement (as defined in the registration rights agreement) to cover resales of the Notes by the holders of the Notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

For purposes of the preceding, “Transfer Restricted Securities” means each Note until the earliest to occur of:

(1) the date on which such Note has been exchanged by a Person other than a broker-dealer for an exchange note in the Exchange Offer;

(2) following the exchange by a broker-dealer in the Exchange Offer of a Note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

(3) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

(4) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act; provided that on or prior to such date either (x) the Exchange Offer has been consummated or (y) a Shelf Registration Statement has been declared effective by the SEC.

The registration rights agreement will provide that:

(1) the Issuers and the Guarantors will use all commercially reasonable efforts to complete the Exchange Offer on or prior to 360 days after May 27, 2009;

(2) unless the Exchange Offer would not be permitted by applicable law or SEC policy, the Issuers and the Guarantors will:

(a) commence the Exchange Offer; and

(b) use all commercially reasonable efforts to issue on or prior to 30 Business Days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, exchange notes in exchange for all Notes tendered prior thereto in the Exchange Offer; and

(3) if obligated to file the Shelf Registration Statement, the Issuers and the Guarantors will use all commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective by the SEC on or prior to the date that is the later of 360 days after May 27, 2009 and 120 days from that date of such obligation.

If (1) the Issuers and the Guarantors fail to consummate the Exchange Offer within 360 days after May 27, 2009; (2) the Shelf Registration Statement, if required, is not declared effective within the later of 360 days after the closing of this offering and the date that is 120 days from that date such obligation to file the Shelf Registration Statement arises; or (3) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (3) above, a “Registration Default”), then the Issuers and the Guarantors will pay Liquidated Damages to each holder of Transfer Restricted Securities.

Upon the occurrence of a first Registration Default, Liquidated Damages will be paid in an amount equal to 0.25% per annum of the principal amount of Transfer Restricted Securities. The amount of the Liquidated Damages will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of 1.0% per annum of the principal amount of Transfer Restricted Securities.

All accrued Liquidated Damages will be paid by the Issuers and the Guarantors on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

Holders of Notes will be required to make certain representations to the Issuers (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify the Issuers and the Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of Notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Issuers.

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee under the Indenture and has been appointed by the Issuers as registrar and a paying agent with regard to the Notes.

Additional Information

Copies of the Indenture and registration rights agreement are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

Governing Law

The Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“2006 Indenture” means the indenture among the Issuers, the Guarantors and the Trustee dated April 13, 2006, as amended as of the Issue Date and from time to time, pursuant to which the 2006 Notes were issued.

“2006 Notes” means the 9  1/2% Senior Notes due 2014 issued by the Issuers on April 13, 2006.

“2006 Offering Memorandum” means the offering memorandum, dated April 6, 2006, prepared by the Issuers in connection with the resale of the 2006 Notes.

“Acceptable Exclusions” means

(1) war, invasion or hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending or expected attack by:

(a) any government or sovereign power (de jure or de facto),

(b) any authority maintaining or using a military, naval or air force,

(c) a military, naval or air force, or

(d) any agent of any such government, power, authority or force;

(2) any anti-satellite device, or device employing atomic or nuclear fission or fusion, or device employing laser or directed energy beams;

(3) insurrection, strikes, labor disturbances, riots, civil commotion, rebellion, revolution, civil war, usurpation, or action taken by a government authority in hindering, combating or defending against such an occurrence, whether there be declaration of war or not;

(4) confiscation, nationalization, seizure, restraint, detention, appropriation, requisition for title or use by or under the order of any government or governmental authority or agent (whether secret or otherwise or whether civil, military or de facto) or public or local authority or agency;

(5) nuclear reaction, nuclear radiation, or radioactive contamination of any nature, whether such loss or damage be direct or indirect, except for radiation naturally occurring in the space environment;

(6) electromagnetic or radio frequency interference, except for physical damage to the Satellite directly resulting from such interference;

(7) willful or intentional acts of the directors or officers of the named insured, acting within the scope of their duties, designed to cause loss or failure of the Satellite;

(8) an act of one or more individuals, whether or not agents of a sovereign power, for political or terrorist purposes and whether the loss, damage or failure resulting therefrom is accidental or intentional;

(9) any unlawful seizure or wrongful exercise of control of the Satellite made by any individual or individuals acting for political or terrorist purposes;

(10) loss of revenue, incidental damages or consequential loss;

(11) extra expenses, other than the expenses insured under such policy;

(12) third party liability;

(13) loss of a redundant component(s) that does not cause a transponder failure; and

(14) such other similar exclusions or modifications to the foregoing exclusions as may be customary for policies of such type as of the date of issuance or renewal of such coverage.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or becomes a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Added Historical Adjustment” means, for purposes of calculating Adjusted EBITDA, (i) the writeoff of certain accounts receivable and capitalized software, (ii) insurance program costs, and (iii) certain legal expenses, in each case, in the amounts set forth in and as further described in the 2006 Offering Memorandum, but only to the extent such writeoff, insurance program costs, and legal expenses in such amount occurred in the consecutive four quarter period referred to in the definition of Debt to Adjusted EBITDA Ratio.

“Added Projected Adjustment” means with respect to any Person, without duplication and solely to the extent the calculation of Adjusted EBITDA includes any period commencing January 1, 2004 and ending on March 31, 2005, the sum of (x) payroll and benefits costs associated with employees terminated (voluntarily or involuntarily) in connection with the SPACEWAY program realignment and other restructuring initiatives as if such employees had been terminated on January 1, 2004, plus (y) the sum of (A) an assumed rate of cost recovery to the Company and its Restricted Subsidiaries equal to $3.0 million per calendar quarter less the actual rate of cost recovery to the Company and its Restricted Subsidiaries (to be calculated on a pro rata basis for any period less than one quarter) from DIRECTV for services performed under the SPACEWAY Services Agreement and (B) reduced non-labor direct costs from realignment of the SPACEWAY program, in each case as if the SPACEWAY Services Agreement had been executed and the realignment of the SPACEWAY program had been implemented on January 1, 2004; provided that in the event the definition of Debt to Adjusted EBITDA Ratio requires a calculation of Adjusted EBITDA for the consecutive four quarter period commencing January 1, 2004 or January 1, 2005, the Added Projected Adjustment shall equal $16,042,000 or $4,542,000, respectively. The calculation of Added Projected Adjustment shall be performed in good faith by a responsible financial or accounting Officer of the Company in a manner consistent with the presentation of “Assumed Net Reduction of SPACEWAY Operating Costs” set forth in the 2006 Offering Memorandum and such calculation shall be set forth in an Officers’ Certificate signed by the Company’s chief financial officer and another Officer.

“Additional 2006 Notes” means additional 2006 Notes issued under, and in accordance with, the 2006 Indenture.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; plus

(3) Consolidated Non-cash Charges; plus

(4) the amount of any restructuring charges or expenses (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs or excess pension charges); plus

(5) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Permitted Holders (or any accruals relating to such fees and related expenses) during such period; provided that such amount shall not exceed in any four quarter period $1.0 million; plus

(6) Added Historical Adjustment; plus

(7) Added Projected Adjustment;

less, without duplication,

(8) non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period); less

(9) Subtracted Historical Adjustment.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Alpine” means Alpine Capital Corporation and any successor.

“Applicable Premium” means with respect to any Note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of such Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of such Note at April 15, 2010 (such redemption price being set forth in the table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on such Note through April 15, 2010,

(excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of such Note.

“April 2005 Acquisition” means the acquisition on April 22, 2005 whereby, SkyTerra Communications, Inc. completed the acquisition of 50% of the Company’s Class A membership interests from DTV Network Systems, Inc. for $50.0 million in cash and 300,000 shares of SkyTerra Communications, Inc.’s common stock.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Company or any Restricted Subsidiary of the Company (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals) of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary of the Company) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c) for purposes of “—Certain Covenants—Asset Sales” only, any Restricted Payment or Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents or Investment Grade Securities by the Company or its Restricted Subsidiaries) that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments;”

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate Fair Market Value of less than $7.5 million;

(e) any disposition of property or assets or the issuance of securities by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to a Restricted Subsidiary of the Company;

(f) any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Similar Business of comparable or greater market value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by the Board of Directors of the Company, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $10.0 million shall be evidenced by an Officers’ Certificate, and (2) $25.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Company;

(g) any foreclosures on assets or property of the Company or its Subsidiaries;

(h) any sale of equipment or other assets in the ordinary course of business;

(i) any grant in the ordinary course of business of any license of patents, trademarks, know-how and any other intellectual property;

(j) any Event of Loss (except that any proceeds thereof shall be applied in the manner set forth in “Certain Covenants—Asset Sales”);

(k) any sale of assets pursuant to the Equipment Financing Agreements;

(l) any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clauses (9) or (10) of the definition of Permitted Investments or clause (9) of the second paragraph of “—Certain Covenants—Limitation on Restricted Payments”);

(m) any swap of owned or leased satellite transponder capacity for other satellite transponder capacity of comparable or greater value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by senior management or the Board of Directors of the Company, which in the event of a swap with a Fair Market Value in excess of (1) $10.0 million shall be evidenced by an Officers’ Certificate and (2) $25.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Company; and

(n) any swap of assets in exchange for services in the ordinary course of business of comparable or greater value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by senior management or the Board of Directors of the Company, which in the event of a swap with a Fair Market Value in excess of (1) $10.0 million shall be evidenced by an Officers’ Certificate and (2) $25.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Company.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement or the other Senior Credit Documents, as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Borrowing Base” means, as of any date, an amount equal to:

(1) 85% of the face amount of all accounts receivable owned by the Company and its Restricted Subsidiaries as reported in accordance with GAAP on the Company’s consolidated balance sheet (or notes thereto) as of the end of the most recent fiscal quarter preceding such determination date, excluding any accounts receivable that were more than 90 days past due as of such balance sheet date; plus

(2) 65% of the book value of all inventory, net of reserves, owned by the Company and its Restricted Subsidiaries as reported in accordance with GAAP on the Company’s consolidated balance sheet (or notes thereto) as of the end of the most recent fiscal quarter preceding such determination date.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means:

(1) in the case of a corporation or a company, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Company or any Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, national currency of any participating member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof, in each case with maturities not exceeding two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Permitted Holders or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees, expensing of any bridge or other financing fees and any interest under Satellite Purchase Agreements); and

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

less interest income for such period;

provided, that for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under Statement of Financial Accounting Standards No. 133 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

“Consolidated Net Income” means, without duplication, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, that:

(1) any net after-tax extraordinary or nonrecurring or unusual gains or losses (less all fees and expenses relating thereto), or income or expense or charge (including, without limitation, any severance, relocation or other restructuring costs and transition expenses Incurred as a direct result of the transition of the Company to an independent operating company in connection with the Transactions) and fees, expenses or charges related to any offering of equity interests of such Person, Investment, acquisition or Indebtedness permitted to be Incurred by the Indenture (in each case, whether or not successful), including any such fees, expenses or charges related to the Transactions, in each case, shall be excluded;

(2) any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with any acquisition that is consummated after April 13, 2006 shall be excluded;

(3) the cumulative effect of a change in accounting principles during such period shall be excluded;

(4) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by senior management or the Board of Directors of the Company (except that no such determination shall be required for the asset dispositions comprising the Subtracted Historical Adjustment)) shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount of Cumulative Credit, the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its equityholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived (provided that this clause (8) shall not apply with respect to the Net Income of Hughes Escorts Communications Limited); provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person or a Restricted Subsidiary of such Person (subject to the provisions of this clause (8)), to the extent not already included therein;

(9) any non-cash impairment charge or asset write-off resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141, shall be excluded;

(10) any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(11) any one-time non-cash compensation charges shall be excluded;

(12) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded; and

(13) the effects of purchase accounting as a result of the January 2006 Acquisition shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from the calculation of Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary of the Company in respect of or that originally constituted Restricted Investments to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (4) or (5) of the definition of “Cumulative Credit.”

For purposes of calculating the amount of Restricted Payments permitted pursuant to clause 4(c)(i) of “Certain Covenants—Limitation on Restricted Payments”, the amount of Consolidated Net Income shall be reduced, without duplication, by amounts dividended to Parent for taxes pursuant to clause (11) of the second paragraph of “Certain Covenants—Limitation on Restricted Payments” (such calculation to be made on a quarterly basis).

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization, impairment, non-cash compensation, non-cash rent and other non-cash expenses of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding (i) any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period and (ii) the non-cash impact of recording the change in fair value of any embedded derivatives under Statement of Financial Accounting Standards No. 133 and related interpretations as a result of the terms of any agreement or instrument to which such Consolidated Non-cash Charges relate.

“Consolidated Taxes” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes, and including an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any parent of such Person in respect of such period in accordance with clause (11) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments,” which shall be included as though such amounts had been paid as income taxes directly by such Person.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and the Restricted Subsidiaries and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and all Disqualified Stock and

Preferred Stock of Restricted Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock or Preferred Stock, such Fair Market Value shall be determined reasonably and in good faith by senior management or the Board of Directors of the Company.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Company or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions and amounts applied to make a Restricted Payment in accordance with clause (2) of the second paragraph of “—Certain Covenants—Limitation on Restricted Payments”) made to the capital of the Company or such Guarantor after the Issue Date; provided that (1) if the aggregate principal amount of such Contribution Indebtedness is greater than the aggregate amount of such cash contributions to the capital of the Company or such Guarantor, as applicable, the amount in excess shall be Indebtedness (other than Secured Indebtedness) that ranks subordinate to the Notes with a Stated Maturity at least 91 days later than the Stated Maturity of the Notes, and (2) such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the date of Incurrence thereof.

“Credit Agreement” means (i) the Credit Agreement dated as of April 22, 2005, as amended and restated as of June 27, 2005 and as further amended and restated as of April 13, 2006, among the Company, the financial institutions named therein and JPMorgan Chase Bank, N.A. (or an affiliate thereof or any successor thereto), as administrative agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any one or more agreements or indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Cumulative Credit” means the sum of (without duplication):

(1) cumulative Adjusted EBITDA of the Company for the period (taken as one accounting period) from and after April 1, 2006 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Adjusted EBITDA for such period is a negative, minus the amount by which cumulative Adjusted EBITDA is less than zero), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Company after April 13, 2006 from the issue or sale of Equity Interests of the Company or any Parent of the Company (excluding (without duplication) Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount) including Equity Interests (other than Refunding Capital Stock, Disqualified Stock or Designated Preferred Stock) issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries), plus

(3) 100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after April 13, 2006 (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock, the Cash Contribution Amount and contributions by a Restricted Subsidiary), plus

(4) 100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Company or any Restricted Subsidiary after April 13, 2006 from:

(a) the sale or other disposition (other than to the Company or a Restricted Subsidiary of the Company or to an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) of Restricted Investments made by the Company and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Restricted Subsidiaries or to an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (9) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments”),

(b) the sale (other than to the Company or a Restricted Subsidiary of the Company or to an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) of the Capital Stock of an Unrestricted Subsidiary (other than an Unrestricted Subsidiary to the extent the investments in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (9) of the second paragraph of “—Certain Covenants—Limitation on Restricted Payments” or to the extent such Investment constituted a Permitted Investment) or,

(c) a distribution, dividend or other payment from an Unrestricted Subsidiary, plus

(5) in the event any Unrestricted Subsidiary of the Company has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company after April 13, 2006, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investments of the Company in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (9) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (2), (3), (4) and (5) above shall be determined in good faith by the Board of Directors of the Company and

(1) in the event of property with a Fair Market Value in excess of $10.0 million, shall be set forth in an Officers’ Certificate or

(2) in the event of property with a Fair Market Value in excess of $25.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Company.

“Cumulative Interest Expense” means, in respect of any Restricted Payment, the sum of the aggregate amount of Consolidated Interest Expense of the Company and the Restricted Subsidiaries for the period from and after April 1, 2006 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available and immediately preceding the proposed Restricted Payment.

“Debt to Adjusted EBITDA Ratio” means, with respect to any Person for any period, the ratio of (i) Consolidated Total Indebtedness as of the date of calculation (the “Calculation Date”) to (ii) Adjusted EBITDA of such Person for the four consecutive fiscal quarters immediately preceding such Calculation Date for which internal financial statements are available. In the event that the Company or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Debt to Adjusted EBITDA Ratio is being calculated but prior to the Calculation Date, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers or consolidations (as determined in accordance with GAAP) that have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Consolidated Total Indebtedness obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that have been realized or for which substantially all the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such transaction, including, but not limited to, the execution or termination of any contracts, the reduction of costs related to administrative functions or the termination of any personnel, as applicable; provided that, in either case, such adjustments are set forth in an Officers’ Certificate signed by the Company’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any Parent of the Company (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in the definition of “Cumulative Credit.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable, putable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise,

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the Notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that (x) if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (y) such Capital Stock shall not constitute Disqualified Stock if such Capital Stock matures or is mandatorily redeemable or is redeemable at the option of the holders thereof as a result of a change of control or asset sale so long as the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto); provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Earth Station” shall mean any earth station of the Company or any of its Subsidiaries that is the subject of a license granted by the Federal Communications Commission.

“Equipment Financing Agreements” means (A)(1) the Master Purchase Agreement dated April 27, 1998, between the Company and Alpine, (2) the Master Equipment Lease dated April 21, 1998, between the Company and Alpine and (3) the Assignment Agreement dated April 27, 1998, between the Company and Alpine, (B) the equipment financing arrangements pursuant to the Master Performance and Counter-Indemnity between the Company and certain of its Subsidiaries and Barclays Technology Finance Limited, Barclays Technology Finance GmbH, Alpine Capital (Europe) Limited and Alpine Capital (Europe) Limited GmbH and related agreements, (C) the Master Purchase Agreement dated as of September 23, 2005 between the Company and Alpine, (D) any and all assignment agreements entered into by the Company and its Restricted Subsidiaries in the ordinary course of business as contemplated by clauses (A)(1) through (3), (B) and (C) of this definition, in each case, as the same may be refinanced, amended, modified, restated, renewed, supplemented or replaced, and (E) any agreements between the Company or any of its Restricted Subsidiaries and any third-party relating generally to the subject matter of the agreements set forth in clause (A), (B), (C) or (D) of this definition; provided that any agreements specified in clauses (D) or (E) of this definition are entered into on terms consistent with then prevailing market conditions.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Loss” means any event that results in the Company or its Restricted Subsidiaries receiving proceeds from any insurance covering any Satellite, or in the event that the Company or any of its Restricted Subsidiaries receives proceeds from any insurance maintained for it by any Satellite Manufacturer or any launch provider covering any of such Satellites.

“Event of Loss Proceeds” means, with respect to any proceeds from any Event of Loss, all Satellite insurance proceeds received by the Company or any of the Restricted Subsidiaries in connection with such Event of Loss, after

(1) provision for all income or other taxes measured by or resulting from such Event of Loss,

(2) payment of all reasonable legal, accounting and other reasonable fees and expenses related to such Event of Loss,

(3) payment of amounts required to be applied to the repayment of Indebtedness secured by a Lien on the Satellite that is the subject of such Event of Loss,

(4) provision for payments to Persons who own an interest in the Satellite (including any transponder thereon) in accordance with the terms of the agreement(s) governing the ownership of such interest by such Person (other than provision for payments to insurance carriers required to be made based on projected future revenues expected to be generated from such Satellite in the good faith determination of the Company as evidenced by an Officers’ Certificate), and

(5) deduction of appropriate amounts to be provided by the Company or such Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the Satellite that was the subject of the Event of Loss.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Company) received by the Company from:

(1) contributions to its common Capital Stock, and

(2) the sale (other than to a Subsidiary of the Company or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any of its Subsidiaries or any employee stock ownership plan or trust established by the Company or any of its Subsidiaries) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Company, which are excluded from the calculation set forth in the definition of the term “Cumulative Credit.”

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length transaction between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FCC Licenses” shall mean all authorizations, licenses and permits, including experimental authorizations, issued by the Federal Communications Commission or any governmental authority substituted therefor to the Company or any of its Subsidiaries, under which the Company or any of its Subsidiaries is authorized to launch and operate any of its Satellites or to operate any of its Earth Stations (other than authorizations, orders, licenses or permits that are no longer in effect).

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on April 13, 2006. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Issuers under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.

“Guarantor” means any Person that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with the Indenture, such Person ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange or interest rate swap agreements, cap agreements and collar agreements; and

(2) other agreements or arrangements designed to manage exposure or protect such Person against fluctuations in currency exchange or interest rates.

“holder” or “noteholder” means the Person in whose name a Note is registered on the registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money (including obligations in connection with Equipment Financing Agreements), (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a current account payable, trade payable or similar obligation Incurred, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) obligations to make payments to one or more insurers under satellite insurance policies in respect of premiums or the requirement to remit to such insurer(s) a portion of the future revenue generated by a satellite which has been declared a constructive total loss, in each case in accordance with the terms of the insurance policies relating thereto; (5) any obligations to make progress or incentive payments or risk money payments under any satellite manufacturing contract or to make payments under satellite launch contracts in respect of launch services provided thereunder, in each case, to the extent not overdue by more than 90 days; or (6) the financing of insurance premiums with the carrier of such insurance or take or pay obligations contained in supply agreements, in each case entered into in the ordinary course of business.

Notwithstanding anything in the Indenture, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of the Board of Directors of the Company, qualified to perform the task for which it has been engaged.

“Initial Purchaser” means J.P. Morgan Securities Inc.

“In-Orbit Insurance” means, with respect to any Satellite (or, if the entire Satellite is not owned by the Company or any Restricted Subsidiary, as the case may be, the portion of the Satellite it owns or for which it has risk of loss), insurance or other contractual arrangement providing for coverage against the risk of loss of or damage to such Satellite (or portion, as applicable) attaching upon the expiration of the launch insurance therefor (or, if launch insurance is not procured, upon the initial completion of in-orbit testing) and attaching, during the commercial in-orbit service of such Satellite (or portion, as applicable), upon the expiration of the immediately preceding corresponding policy or other contractual arrangement, as the case may be, subject to the terms and conditions set forth in the Indenture.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB-(or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among the Company and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments:”

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by senior management or the Board of Directors of the Company.

“Issue Date” means May 27, 2009, the date on which the Notes are originally issued.

“January 2006 Acquisition” means the acquisition whereby Hughes Communications, Inc. acquired 100% of the Company’s Class A membership interests pursuant to two transactions on December 31, 2005 and January 1, 2006, respectively.

“Joint Venture” means any Person, other than an individual or a Subsidiary of the Company, (i) in which the Company or a Restricted Subsidiary of the Company holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) and (ii) which is engaged in a Similar Business.

“License Subsidiary” shall mean one or more wholly-owned Restricted Subsidiaries of the Company (i) that holds, was formed for the purpose of holding or is designated to hold FCC Licenses and (ii) all of the shares of Capital Stock and other ownership interests of which are held directly by the Company or a Subsidiary Guarantor.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest and any filing of or agreement to give any financing statement under the Uniform Commercial Code or equivalent statutes of any jurisdiction); provided that in no event shall an agreement to sell or an operating lease be deemed to constitute a Lien.

“Liquidated Damages” means all liquidated damages then owing pursuant to the registration rights agreement.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second or third paragraphs of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction (including to obtain any consent therefor), any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and any distributions and the payments required to be made to noncontrolling interest holders in Subsidiaries or Joint Ventures as a result of such Asset Sale.

“Non-Guarantor Restricted Subsidiary” means any Subsidiary of the Company that is not a Subsidiary Guarantor.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or any of the Company’s Restricted Subsidiaries.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company or any of the Company’s Restricted Subsidiaries, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company or any of the Company’s Restricted Subsidiaries, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Parent” means, with respect to any Person, any direct or indirect parent company of such Person whose only material assets consist of the common Capital Stock of such Person.

“Pari Passu Indebtedness” means:

(1) with respect to the Company, the Notes and any Indebtedness which ranks pari passu in right of payment with the Notes; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment with such Guarantor’s Guarantee.

“Permitted Holders” means Hughes Communications, Inc. and its Affiliates. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Company or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date and any Investments made pursuant to binding commitments in effect on the Issue Date;

(6) advances to employees not in excess of $5.0 million outstanding at any one time in the aggregate; provided that advances that are forgiven shall continue to be deemed outstanding;

(7) any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of the second paragraph of “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(9) any Investment by the Company or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding (after giving effect to the sale of Investments made pursuant to this clause (9) to the extent the proceeds of such sale received by the Company and its Restricted Subsidiaries consists of cash and Cash Equivalents), not to exceed $20.0 million, at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by the Company or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding (after giving effect to the sale of Investments made pursuant to this clause (10) to the extent the proceeds of such sale received by the Company and its Restricted Subsidiaries consists of cash and Cash Equivalents), not to exceed the greater of (x) $40.0 million and (y) 7.0% of Total Assets of the Company at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving and relocation expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests of the Company or any Parent of the Company (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under the calculation set forth in the definition of the term “Cumulative Credit;”

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants— Transactions with Affiliates” (except transactions described in clauses (2), (6), (7), (8), (9), (13) and (14) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees not prohibited by or required pursuant to, as the case may be, the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and“—Certain Covenants—Future Guarantors;”

(16) any Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of the Company;

(17) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business;

(18) additional Investments in Joint Ventures of the Company or any of its Restricted Subsidiaries existing on the Issue Date in an aggregate amount not to exceed $15.0 million outstanding at any one time;

(19) Investments of a Restricted Subsidiary of the Company acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of the Company in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(20) any Investment in the Notes.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued at the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)(A) Liens securing an aggregate principal amount of Pari Passu Indebtedness not to exceed the greater of (x) the aggregate principal amount of Pari Passu Indebtedness permitted to be Incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) the maximum principal amount of Indebtedness that, as of such date, and after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Company to exceed 1.50 to 1.00 and (B) Liens securing Indebtedness permitted to be Incurred pursuant to the Non-Guarantor Exception and clauses (b), (d) (provided that such Liens do not extend to any property or assets that are not property being purchased, leased, constructed or improved with the proceeds of such Indebtedness being Incurred pursuant to clause (d)), (s) or (u) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto and income and profits arising therefrom and except for customary cross collateral arrangements with respect to property or equipment financed by the same financing source pursuant to the same financing scheme); provided, further, that in the case of the Non-Guarantor Exception and clause (s), such Lien does not extend to the property or assets of the Company or any Subsidiary of the Company other than a Restricted Subsidiary that is not a Guarantor;

(7) Liens existing on the Issue Date (other than with respect to Obligations in respect of the Credit Agreement);

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary of the Company;

(9) Liens on assets or property at the time the Company or a Restricted Subsidiary of the Company acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary of the Company; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets or property owned by the Company or any Restricted Subsidiary of the Company;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary of the Company permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(11) Liens securing Hedging Obligations permitted to be Incurred under clause (j) of the second paragraph of the covenant described under“—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property granted to others in the ordinary course of business that do not (i) materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries or (ii) secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Company or any Guarantor;

(16) Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s customer at the site at which such equipment is located;

(17) Liens or deposits made in the ordinary course of business in connection with insurance maintained by the Company and its Subsidiaries;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) grants of software and other licenses in the ordinary course of business;

(20) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8) and (9); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(21) other Liens securing obligations Incurred in the ordinary course of business which obligations do not exceed $5.0 million at any one time outstanding;

(22) Liens incurred pursuant to the Equipment Financing Agreements;

(23) Liens arising out of consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; and

(24) Liens securing insurance premiums financing arrangements, provided that such Liens are limited to the applicable unearned insurance premiums.

“Person” means any individual, corporation, partnership, limited liability company, Joint Venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Presumed Tax Rate” means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company or any Parent of the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of the Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary of the Company or between Restricted Subsidiaries of the Company.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Satellite” means any satellite owned by the Company or any of its Restricted Subsidiaries and any satellite purchased by the Company or any of its Restricted Subsidiaries pursuant to the terms of a Satellite Purchase Agreement, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

“Satellite Manufacturer” means, with respect to any Satellite, the prime contractor and manufacturer of such Satellite.

“Satellite Purchase Agreement” means, with respect to any Satellite, the agreement between the applicable Satellite Purchaser and the applicable Satellite Manufacturer relating to the manufacture, testing and delivery of such Satellite.

“Satellite Purchaser” means the Company or any Restricted Subsidiary that is a party to a Satellite Purchase Agreement.

“SEC” means the Securities and Exchange Commission.

“Second Amended and Restated Limited Liability Company Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company dated as of February 28, 2006, as amended, modified or supplemented from time to time, in each case, in a manner not materially adverse to the holders of the Notes.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) Adjusted EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Company or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period. The provisions applicable to pro forma transactions and Indebtedness set forth in the second paragraph of the definition of “Debt to Adjusted EBITDA Ratio” will apply for purposes of making the computation referred to in this paragraph.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented or otherwise modified from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC or any successor provision.

“Similar Business” means any business or activity of the Company or any of its Subsidiaries currently conducted or proposed as of the Issue Date, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof, or is complementary, incidental, ancillary or related thereto.

“SPACEWAY Services Agreement” means that certain services agreement, dated as of April 22, 2005 between DIRECTV, Inc. and the Company.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Subsidiary Guarantor” means each Subsidiary of the Company that is a Guarantor.

“Subtracted Historical Adjustment” means the gain on sale of real estate for purposes of calculating Adjusted EBITDA, in the amount set forth in and as further described in the 2006 Offering Memorandum, but only to the extent the adjustment for such gain occurred in the consecutive four quarter period referred to in the definition of Debt to Adjusted EBITDA Ratio.

“Term Loan Agreement” means the unsecured credit agreement dated as of February 23, 2007, among the Issuers, as co-borrowers, the lenders party thereto, Bear Stearns Corporate Lending Inc. and Bear Stearns & Co., Inc.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture.

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent balance sheet.

“Transactions” means the April 2005 Acquisition, the January 2006 Acquisition, the amendment of the Credit Agreement on April 13, 2006 and the offering of the 2006 Notes and the application of the proceeds therefrom.

“Treasury Rate” means with respect to the Notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 15, 2010; provided, however, that if the period from such redemption date to April 15, 2010, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the respective party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated); provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries (other than Equity Interests of Unrestricted Subsidiaries); provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)(1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test described in the first paragraph under “—Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Debt to Adjusted EBITDA Ratio for the Company and its Restricted Subsidiaries would be less than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

Except as set forth below, the Exchange Notes will each initially be issued in the form of one or more fully registered notes in global form without coupons. Each global note shall be deposited with the trustee, as custodian for, and registered in the name of DTC or a nominee thereof. The Old Notes to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the applicable global note.

Except as set forth below, a global note may be transferred, in whole but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in a global note may not be exchanged for notes in certificated form except in the limited circumstances described below.

The Global Notes

We expect that pursuant to procedures established by DTC:

•

upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount of notes of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary, and

•	ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through:

•	records maintained by DTC or its nominee with respect to interests of persons who have accounts with DTC “participants” and

•	the records of participants with respect to interests of persons other than participants.

So long as DTC, or its nominee, is the registered owner or holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, premium, if any, and interest on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest on the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated note for any reason, including to sell notes to persons in states that require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in the global notes, in accordance with the normal procedures of DTC and with the procedures set forth in the applicable indenture. Consequently, the ability to transfer notes or to pledge notes as collateral will be limited to such extent.

Notes that are issued as described below under “—Certificated Notes,” will be issued in registered definitive form without coupons (each, a “Certificated Note”). Upon the transfer of Certificated Notes, such certificated notes may, unless the global note has previously been exchanged for certificated notes, be exchanged for an interest in the applicable global note representing the principal amount of notes being transferred.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the applicable global notes for certificated notes, which it will distribute to its participants.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the laws of the State of New York,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures and such procedures may be discontinued at any time. Neither we nor the trustees will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

If (1) we notify the trustee in writing that DTC is no longer willing or able to act as a depository and we are unable to locate a qualified successor within 90 days or (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of Exchange Notes in definitive form under the indenture, then, upon surrender by DTC of the applicable global note, certificated securities will be issued to each person that DTC identifies as the beneficial owner of the Exchange Notes represented by the global note. In addition, any person having a beneficial interest in a global note or any holder of Old Notes whose Old Notes have been accepted for exchange may, upon request to the trustee or the exchange agent, as the case may be, exchange such beneficial interest or Old Notes for Certificated Notes.

Upon any such issuance, the trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

Neither we nor the trustee shall be liable for any delay by DTC or any particular or indirect participant in identifying the beneficial owners of the related Exchange Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Exchange Notes to be issued).

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of material U.S. federal income tax consequences of the exchange of Old Notes for Exchange Notes pursuant to this Exchange Offer, but does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

This summary is limited to the tax consequences of those persons who are original beneficial owners of the notes, who exchange Old Notes for Exchange Notes in this Exchange Offer and who hold the Old Notes, and that will hold the New Notes, as capital assets within the meaning of Section 1221 of the Code, which we refer to as “Holders.” This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Holders in light of their particular circumstances or status nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, expatriates, banks, real estate investment trusts, regulated investment companies, tax-exempt organizations and persons that have a functional currency other than the U.S. Dollar, or persons in special situations, such as those who have elected to mark securities to market or those who hold notes as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds notes and participates in the Exchange Offer, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the exchange of Old Notes for Exchange Notes pursuant to this Exchange Offer.

This summary is for general information only. Persons considering the exchange of Old Notes for Exchange Notes are urged to consult their independent tax advisors concerning the U.S. federal income taxation and other tax consequences to them of exchanging the notes, as well as the application of state, local and foreign income and other tax laws.

Exchange of an Old Note for an Exchange Note Pursuant to this Exchange Offer

The exchange of the Old Notes for the Exchange Notes in the Exchange Offer described herein will not constitute a significant modification of the terms of the Old Notes and thus will not constitute a taxable exchange for U.S. federal income tax purposes. Rather, the Exchange Notes will be treated as a continuation of the Old Notes. Consequently, a Holder will not recognize gain or loss upon receipt of the Exchange Notes in exchange for the Old Notes in the Exchange Offer, the Holder’s adjusted tax basis in the Exchange Notes received in the Exchange Offer will be the same as its adjusted tax basis in the Old Notes immediately before the exchange, and the Holder’s holding period in the Exchange Notes will include its holding period in the Old Notes.

PLAN OF DISTRIBUTION

Each broker dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market making activities or other trading activities. We have agreed that, if requested in writing by such a broker dealer, for a period of up to 180 days after the consummation of the Exchange Offer, we will make this prospectus, as amended or supplemented, available to any broker dealer for use in connection with any such resale. In addition, until             , all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker dealers. Exchange Notes received by broker dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over the counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker dealer or the purchasers of any such Exchange Notes. Any broker dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The letter of transmittal also states that any holder participating in this Exchange Offer will have no arrangements or understanding with any person to participate in the distribution of the Old Notes or the Exchange Notes within the meaning of the Securities Act.

For a period of up to 180 days after the consummation of the Exchange Offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Old Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any broker dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the Exchange Notes and the validity of the subsidiary guarantees thereof will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP. Certain legal matters relating to the validity of the Utah subsidiary guarantees will be passed upon for us by Jones, Waldo, Holbrooke & McDonough, P.C.

EXPERTS

The consolidated financial statements as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph related to the retrospective adjustment of the 2008, 2007 and 2006 consolidated financial statements for the adoption of FASB Statement No. 160 Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

HUGHES NETWORK SYSTEMS, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers and Members of

Hughes Network Systems, LLC

Germantown, Maryland

We have audited the accompanying consolidated balance sheets of Hughes Network Systems, LLC and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included Schedule II listed in the Index at Item 21. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hughes Network Systems, LLC and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 3 to the consolidated financial statements, in 2009 the Company changed its method of accounting for noncontrolling interests to conform to FASB Statement No. 160 Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, and retrospectively adjusted the 2008, 2007 and 2006 financial statements for the change.

/s/ Deloitte & Touche LLP

Baltimore, Maryland

March 4, 2009 (June 26, 2009 as to Note 21, Note 24 and as to the effects of the adoption of FASB Statement No. 160 Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, described in Note 3)

HUGHES NETWORK SYSTEMS, LLC

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$100,262	$129,227
Marketable securities	—	11,224
Receivables, net	200,259	209,731
Inventories	65,485	65,754
Prepaid expenses and other	20,425	42,131

Total current assets	386,431	458,067
Property, net	507,270	479,976
Capitalized software costs, net	51,454	47,582
Intangible assets, net	19,780	22,513
Goodwill	2,661	—
Other assets	112,511	103,870

Total assets	$1,080,107	$1,112,008

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$80,667	$69,497
Short-term debt	8,252	14,795
Accrued liabilities	156,796	177,136
Due to affiliates	2,619	13,473

Total current liabilities	248,334	274,901
Long-term debt	578,298	577,761
Other long-term liabilities	18,005	6,526

Total liabilities	844,637	859,188

Commitments and contingencies
Equity:
Hughes Network Systems, LLC (“HNS”) equity:
Class A membership interests	177,425	180,655
Class B membership interests	—	—
Retained earnings	80,999	68,903
Accumulated other comprehensive gain (loss):
Foreign currency translation adjustments	(10,215)	3,379
Unrealized loss on hedging instruments	(17,403)	(5,482)
Unrealized gain on securities	32	89

Total HNS’ equity	230,838	247,544

Noncontrolling interest	4,632	5,276

Total equity	235,470	252,820

Total liabilities and equity	$1,080,107	$1,112,008

See accompanying Notes to the Consolidated Financial Statements.

HUGHES NETWORK SYSTEMS, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31,
	2008	2007	2006
Revenues:
Services	$610,785	$537,115	$439,976
Hardware sales	449,106	432,960	418,249

Total revenues	1,059,891	970,075	858,225

Operating costs and expenses:
Cost of services	406,673	356,232	309,583
Cost of hardware products sold	378,264	355,475	327,708
Selling, general and administrative	173,568	145,381	134,058
Research and development	26,833	17,036	23,058
Amortization of intangibles	6,419	6,144	6,144

Total operating costs and expenses	991,757	880,268	800,551

Operating income	68,134	89,807	57,674
Other income (expense):
Interest expense	(51,327)	(43,772)	(46,041)
Interest income	2,978	8,972	8,875
Other income, net	178	193	2,033

Income before income tax expense	19,963	55,200	22,541

Income tax expense	(7,588)	(5,316)	(3,276)

Net income	12,375	49,884	19,265
Net income attributable to noncontrolling interest	(279)	(83)	(163)

Net income attributable to HNS	$12,096	$49,801	$19,102

See accompanying Notes to the Consolidated Financial Statements.

HUGHES NETWORK SYSTEMS, LLC

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In thousands)

	HNS’ Equity			Noncontrolling Interest	Total Equity	Comprehensive Income (Loss)
	Class A Membership Interests	Retained Earnings	Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2006	$180,050	$—	$(2,547)	$5,036	$182,539	—
Net income	—	19,102	—	163	19,265	$19,265
Equity plan compensation	296	—	—	—	296	—
Gain on receipt of investment by subsidiary	—	—	—	(2,098)	(2,098)	—
Other comprehensive income:
Foreign currency translation adjustments	—	—	2,423	523	2,946	2,946
Unrealized gain on securities	—	—	14	—	14	14

Balance at December 31, 2006	180,346	19,102	(110)	3,624	202,962	$22,225

Net income	—	49,801	—	83	49,884	$49,884
Equity plan compensation	309	—	—		309	—
Close-out of a subsidiary	—	—	—	608	608	—
Other comprehensive income (loss):
Foreign currency translation adjustments	—	—	3,491	961	4,452	4,452
Reclassification of hedging instruments	—	—	(252)	—	(252)	(252)
Unrealized loss on hedging instruments	—	—	(5,230)	—	(5,230)	(5,230)
Unrealized gain on securities	—	—	87	—	87	87

Balance at December 31, 2007	180,655	68,903	(2,014)	5,276	252,820	$48,941

Net income	—	12,096	—	279	12,375	$12,375
Equity plan compensation	473	—	—	—	473	—
Bonus unit vesting	(4,150)	—	—	—	(4,150)	—
Issuance of employee stock option plan at subsidiary	447	—	—	—	447	—
Other comprehensive income (loss)
Foreign currency translation adjustments	—	—	(13,594)	(923)	(14,517)	(14,517)
Reclassification of hedging instruments	—	—	2,010	—	2,010	2,010
Unrealized loss on hedging instruments	—	—	(13,931)	—	(13,931)	(13,931)
Unrealized gain on securities	—	—	(57)	—	(57)	(57)

Balance at December 31, 2008	$177,425	$80,999	$(27,586)	$4,632	$235,470	$(14,120)

See accompanying Notes to the Consolidated Financial Statements

HUGHES NETWORK SYSTEMS, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net income	$12,375	$49,884	$19,265
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	68,937	45,860	48,459
Amortization of debt issuance costs	1,424	906	1,056
Gain on receipt of investment by subsidiary	—	—	(1,788)
Equity plan compensation expense	473	309	296
Other	(112)	384	—
Change in other operating assets and liabilities, net of acquisition:
Receivables, net	(2,638)	(23,319)	24,839
Inventories	(2,710)	(3,708)	11,894
Prepaid expenses and other	(10,811)	(9,648)	3,335
Accounts payable	6,985	12,767	(11,286)
Accrued liabilities and other	(3,758)	21,769	(4,337)

Net cash provided by operating activities	70,165	95,204	91,733

Cash flows from investing activities:
Change in restricted cash	3,104	379	(294)
Purchases of marketable securities	—	(22,096)	(89,254)
Proceeds from sales of marketable securities	11,090	114,105	—
Expenditures for property	(81,669)	(233,952)	(77,191)
Expenditures for capitalized software	(14,564)	(14,228)	(16,416)
Proceeds from sale of property	—	516	521
Acquisition of Helius, Inc., net of cash received	(10,543)	—	—

Net cash used in investing activities	(92,582)	(155,276)	(182,634)

Cash flows from financing activities:
Net increase (decrease) in notes and loans payable	223	376	(1,609)
Long-term debt borrowings	3,606	119,731	455,330
Repayment of long-term debt	(13,749)	(24,843)	(364,872)
Debt issuance costs	—	(2,053)	(11,668)

Net cash provided by (used in) financing activities	(9,920)	93,211	77,181

Effect of exchange rate changes on cash and cash equivalents	3,372	(3,010)	(449)

Net increase (decrease) in cash and cash equivalents	(28,965)	30,129	(14,169)
Cash and cash equivalents at beginning of the period	129,227	99,098	113,267

Cash and cash equivalents at end of the period	$100,262	$129,227	$99,098

Supplemental cash flow information:
Cash paid for interest	$54,138	$53,592	$39,714
Cash paid for income taxes	$3,598	$3,357	$3,615
Supplemental non-cash disclosures related to:
95 West capital lease	$5,751	—	—
Acquisition by Hughes Communications, Inc.:
Increase in assets			$51,471
Increase in liabilities			40,118

Increase in net assets			$11,353

See accompanying Notes to the Consolidated Financial Statements.

HUGHES NETWORK SYSTEMS, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1:    Organization

Hughes Network Systems, LLC (“HNS” and, together with its consolidated subsidiaries, the “Company” or “we”) was formed as a Delaware limited liability company on November 12, 2004. The Limited Liability Company Agreement of Hughes Network Systems, LLC, as amended (the “LLC Agreement”) provides for two classes of membership interests. The Class A membership interests, which have voting rights, are purchased by investors in the Company. The Class B membership interests, which do not have voting rights, are available for grant to employees, officers, directors, and consultants of the Company in exchange for the performance of services. Hughes Communications, Inc. (“HCI” or “Parent”) is the sole owner of our Class A membership interests and serves as our managing member, as defined in the LLC Agreement. As of December 31, 2008, there were 95,000 Class A membership interests outstanding and 3,656 Class B membership interests outstanding.

The Company became a wholly-owned subsidiary of HCI on January 1, 2006. The Company’s financial statements from that date forward have been consolidated by HCI, and the Company’s assets and liabilities have been adjusted to reflect HCI’s basis in the Company in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and Emerging Issues Task Force Abstract (“EITF”) D-97, “Push-Down Accounting.” The following summarizes the series of transactions that resulted in the Company becoming a wholly-owned subsidiary of HCI:

•

On April 22, 2005, the Company consummated the transactions contemplated by the Contribution and Membership Interest Purchase Agreement dated December 3, 2004, as amended (the “December 2004 Agreement”), among the Company, SkyTerra Communications, Inc. (“SkyTerra”), The DIRECTV Group, Inc. (“DIRECTV”), and DTV Network Systems, Inc. (“DTV Networks”). Pursuant to the terms of the December 2004 Agreement, DTV Networks contributed to the Company substantially all of the assets and certain liabilities of its very small aperture terminal (“VSAT”), mobile satellite and terrestrial microwave businesses along with certain portions of its investment in SPACEWAY, a satellite-based broadband network system. In return, the Company made payments to DTV Networks totaling approximately $200.7 million, including certain adjustments related to the value of the Company’s working capital (as defined in the December 2004 Agreement).

•

To finance, among other things, the initial $190.7 million payment made to DTV Networks, on April 22, 2005, the Company issued $325.0 million of term indebtedness and obtained a secured $50.0 million revolving credit facility. Immediately following the payment made by the Company, SkyTerra acquired 50% of the Company’s Class A membership interests from DTV Networks for $50.0 million in cash and 300,000 shares of SkyTerra’s common stock. The events of April 22, 2005 are collectively referred to herein as the “April 2005 Transaction.”

•

On November 10, 2005, HCI, then a wholly-owned subsidiary of SkyTerra, entered into the Membership Interest Purchase Agreement (the “November 2005 Agreement”) with DIRECTV to acquire the remaining 50% of the Company’s Class A membership interests for $100.0 million in cash. On December 31, 2005, SkyTerra contributed to HCI the Class A membership interests of the Company it acquired in connection with the April 2005 Transaction. The closing of the transactions contemplated by the November 2005 Agreement occurred on January 1, 2006 (the “January 2006 Transaction”), and the Company became a wholly-owned subsidiary of HCI. Concurrently with the November 2005 Agreement, the parties thereto entered into agreements governing their relationship after the closing.

Note 2:    Description of Business

We are a telecommunications company that primarily provides satellite based communications services and equipment that utilize VSAT to distribute signals via satellite as a means of connecting participants in private and shared data networks. VSAT networks are typically used by enterprises with a large number of geographically

HUGHES NETWORK SYSTEMS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

dispersed locations to provide reliable, scalable, and cost-effective applications, such as credit card verification, inventory tracking and control, and broadcast video. Our broadband satellite network services and systems are provided to the international and domestic enterprise markets, and our satellite Internet access is provided to North American consumers, which we refer to as the Consumer market. We also provide managed services to enterprises that combine the use of satellite and terrestrial alternatives, thus offering solutions that are tailored and cost optimized to the specific customer requirements.

In addition, we provide networking systems solutions to customers for mobile satellite, telematics and wireless backhaul systems. These services are generally provided on a contract or project basis and may involve the use of proprietary products engineered by us.

Note 3:    Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and include the assets, liabilities, results of operations and cash flows of the Company, including its domestic and foreign subsidiaries that are more than 50% owned or for which the Company is deemed to be the primary beneficiary as defined by Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 46R, “Consolidation of Variable Interest Entities”. Entities in which the Company holds at least 20% ownership or in which there are other indicators of significant influence are generally accounted for by the equity method, whereby the Company records its proportionate share of the subsidiary’s results of operations. Entities in which the Company holds less than 20% ownership and does not have the ability to exercise significant influence are generally carried at cost.

All intercompany balances and transactions with subsidiaries and other consolidated entities have been eliminated.

Effective January 1, 2009, the Company adopted SFAS No. 160, “Noncontrolling interests in Consolidated Financial Statements-an amendment of ARB No. 51.” SFAS No. 160 requires that a noncontrolling interest, previously reported as minority interest, be reclassified to equity. SFAS No. 160 also requires that the Company’s net income be adjusted to include the net income attributable to the noncontrolling interest, and a new separate caption for net income attributable to HNS be presented on the consolidated statement of operations. The adoption of SFAS No. 160 did not have a material impact on the Company’s financial condition, results of operations or cash flows. However, it did impact the presentation and disclosure of noncontrolling interests on the Company’s consolidated financial statements. As a result, certain prior period items in these consolidated financial statements have been reclassified to conform to the current period presentation.

Use of Estimates in the Preparation of the Consolidated Financial Statements

The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates.

HUGHES NETWORK SYSTEMS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Market Concentrations and Credit Risk

The Company provides services and extends credit to a number of communications equipment customers, service providers, and a large number of consumers, both in the United States and around the world. The Company monitors its exposure to credit losses and maintains, as necessary, allowances for anticipated losses. No single customer accounted for more than 5% of total annual revenues in any of the periods presented. Financial instruments which potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, and short-term investments. Although the Company maintains cash balances at financial institutions that exceed federally insured limits, these balances are placed with high credit quality financial institutions.

Revenue Recognition

Service revenues and hardware sales, excluding lease revenues described below, are recognized when services are rendered or products are installed or shipped to third-party installers and as title passes to those customers. In situations where customer offerings represent a bundled arrangement for both services and hardware, revenue elements are separated into their relevant components (services or hardware) for revenue recognition purposes. The Company offers a rebate to qualifying new consumer subscribers and records a reduction in revenue in the same period in which the related sale occurs based on an estimate of the number of rebates that will be redeemed. This estimate is based on historical experience and actual sales during the promotion. In September 2008, the Company began to offer our consumer customers the option to rent the equipment with a 24-month service contract. Once the initial contract ends, it becomes a month-to-month contract. Revenue on the rental equipment is recognized on a monthly basis until the customers terminates their contracts with us.

Revenue is also earned from long-term contracts for the sale of mobile satellite communications systems. Sales under these long-term contracts are recognized using the percentage-of-completion (cost-to-cost) method of accounting. Under this method, sales are recorded equivalent to costs incurred plus a portion of the profit expected to be realized, based on the ratio of costs incurred to estimated total costs at completion. Profits expected to be realized on long-term contracts are based on estimates of total sale values and costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profits resulting from such revisions are recorded in the accounting period in which the revisions are made. Estimated losses on contracts are recorded in the period in which they are identified.

Income Taxes

The Company is a limited liability company and has elected to be treated as a partnership for income tax purposes. As such, U.S. federal and state income taxes (in the states which tax limited liability companies as partnerships) are the direct responsibility of its members. Our Parent holds 100% of our Class “A” membership interests. Thus, our activity is reported on our Parent’s tax returns. Under the terms of the December 2004 Agreement, DIRECTV retained the tax benefits from net operating losses of the Company occurring prior to April 23, 2005 and has responsibility for all of the pre-closing domestic and international income tax liabilities of DTV Networks. We have recorded a liability in the balance sheet for the estimated amount we may be required to pay to DIRECTV resulting from prepaid taxes exceeding tax liabilities as of April 22, 2005. Our income tax expense represents taxes associated with our foreign subsidiaries and state taxes in the states which tax limited liability companies as taxable corporations.

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 provides that a tax benefit from an uncertain tax position may

HUGHES NETWORK SYSTEMS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Upon adoption of FIN 48 on January 1, 2007, the Company did not identify any significant unrecognized tax benefits and therefore, did not book any related liability. The Company recognizes interest accrued related to unrecognized tax benefits in operating expenses and penalties in income tax expense within the consolidated statements of operations.

On January 1, 2009, the Company implemented SFAS No. 141(R), which amends the requirements of SFAS No. 109. As a result, the Company may have adjustments to tax expense in lieu of recording an adjustment for valuation allowance to intangible assets recognized in connection with earlier business combinations.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of ninety days or less at the date of investment to be cash equivalents.

Restricted Cash

Cash subject to restrictions expiring within one year is included in Prepaid expenses and other in the accompanying Consolidated Balance Sheets. Cash subject to restrictions expiring beyond one year is included in Other assets in the accompanying Consolidated Balance Sheets. At December 31, 2008 and 2007, the Company had $1.7 million and $4.8 million of restricted cash, respectively, which secures certain of our letters of credit. Restrictions on the cash relating to letters of credit will be released as the letters of credit expire through July 2015.

Marketable Securities

The Company classifies all debt securities with original maturities exceeding ninety days as available-for-sale investments in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Securities classified as available-for-sale securities are carried at fair value with the related unrealized gains and losses reported as a component of accumulated other comprehensive income (loss). Fair value is based on quoted market prices as of the reporting date. The book value of these securities is adjusted for amortization or accretion of premium and discounts method over the contractual lives of the securities, which is included in Interest income in the accompanying Consolidated Statements of Operations.

The Company had no investments classified as trading or held-to-maturity at December 31, 2007 and no investments at December 31, 2008.

Property and Depreciation

Property and equipment are carried at cost and depreciated or amortized on a straight-line basis over their estimated useful lives, generally three to thirty years. In conjunction with the January 2006 Transaction, the Company revalued all of its assets held at January 1, 2006 in accordance with SFAS No. 141 “Business Combinations”, and the historical bases of those assets were adjusted to their estimated fair market value.

HUGHES NETWORK SYSTEMS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation is generally computed using the straight-line method over the estimated useful lives of the assets. Land is carried at cost, and land improvements are depreciated over ten years. Buildings are depreciated over thirty years. Leasehold improvements are amortized over the lesser of their estimated useful lives or lease term.

A significant component of our property and equipment is the capitalized costs associated with the SPACEWAY program, which includes costs associated with the construction of the satellite, launch services, insurance premiums for the satellite launch and the in-orbit testing period, capitalized interest incurred during the construction of the satellite, and other costs directly related to the satellite. Capitalized satellite costs are depreciated on a straight-line basis over the estimated useful life of 15 years. The Company periodically reviews, at least annually, the remaining estimated useful life of the satellite to determine if revisions to the estimated life are necessary.

Capitalized Software Costs

Software development costs are capitalized in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” Capitalized software development costs are amortized using the straight-line method over their estimated useful lives, not in excess of five years. Software program reviews are conducted at least annually, or as events and circumstances warrant such a review, to ensure that capitalized software development costs are not impaired and that costs associated with programs that are no longer generating revenue are expensed. Amortization of software development costs was $11.3 million, $8.3 million and $6.2 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Intangible Assets

Intangible assets acquired in connection with business combinations which have definite lives are amortized over their estimated useful lives. Intangible assets include backlog, customer relationships, patented technology, and trademarks. Intangible assets are amortized on a straight-line basis over their estimated useful lives that are as follows:

Life (Years)
Backlog	4
Customer relationships	8
Patented technology	8
Trademarks	2 - 10

Goodwill

Goodwill is the excess of purchase price over the fair value of identified net assets of businesses acquired. Goodwill is accounted for under SFAS No. 142, “Goodwill and Other Intangible Assets.” Under the provisions of this statement, the Company’s goodwill is tested for impairment on an annual basis during the fourth quarter, or earlier if events and circumstances occur indicating that goodwill might be impaired. During the year ended December 31, 2008, the Company did not recognize any impairment charges.

Debt Issuance Costs

Debt issuance costs are amortized based upon the lives of the associated debt obligations using the effective interest method with such amortization included in Interest expense in the accompanying Consolidated Statements of Operations. For the years ended December 31, 2008, 2007 and 2006, we amortized $1.4 million,

HUGHES NETWORK SYSTEMS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$0.9 million and $1.1 million, respectively, of debt issuance costs related to the senior notes and term loans. At December 31, 2008 and 2007, the Company had $10.3 million and $11.7 million, respectively, of unamortized debt issuance costs included in Other assets in the accompanying Consolidated Balance Sheets.

Subscriber Acquisition Costs (“SAC”)

SAC is an important component of our costs to acquire new consumer subscribers. SAC consists of costs paid to third-party dealers and customer service representative commissions on new installations and, in certain cases, the cost of hardware and installation provided to customers at the inception of service or cost of services for activities related to the consumer rental program, which we began to offer to our consumer customers in September 2008. SAC is deferred when a customer commits to a service agreement, and the deferred SAC is amortized over the commitment period as the related service revenue is earned. Prior to 2007, service agreements were 12 to 15 months in duration. In May 2007, the Company began to offer only 24 month service agreements. Customers who receive hardware and installation under these service agreements have a higher monthly service rate than is charged to customers who purchase their equipment outright at the inception of service. The Company monitors the recoverability of subscriber acquisition costs and is entitled to an early termination fee (secured by customer credit card information) if the subscriber cancels service prior to the end of the commitment period. The recoverability of deferred subscriber acquisition costs is reasonably assured through the increased monthly service fee charged to customers, the ability to recover the equipment, and/or the ability to charge an early termination fee. At December 31, 2008 and 2007, the Company had $43.4 million and $28.6 million of deferred SAC, respectively, included in Other assets in the accompanying Consolidated Balance Sheets.

Valuation of Long-Lived Assets

The Company evaluates the carrying value of long-lived assets to be held and used annually or when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the carrying value of the asset exceeds the aggregate amount of its separately identifiable undiscounted future cash flows. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Changes in estimates of future cash flows could result in a write-down of long-lived assets in a future period.

Foreign Currency

Certain foreign operations have determined the local currency to be their functional currency. Accordingly, these foreign entities translate assets and liabilities from their local currencies to U.S. dollars using period-end exchange rates while income and expense accounts are translated at the average rates in effect during the period. The resulting translation adjustment is recorded in accumulated other comprehensive income (loss) (“OCI”), a separate component of equity. Translation adjustments for foreign currency denominated equity investments are not material and are recorded as part of OCI.

The Company also has foreign operations where the U.S. dollar has been determined as the functional currency. Gains and losses resulting from remeasurement of the foreign currency denominated assets, liabilities and transactions into the U.S. dollar are recognized currently in the statements of operations and were not material in each of the periods presented herein.

Investments and Financial Instruments

The Company maintains investments in equity securities of unaffiliated companies, and such investments are included in Other assets in the accompanying Consolidated Balance Sheets. Non-marketable equity securities

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

are carried at cost. Marketable equity securities are considered available-for-sale and carried at fair value based on quoted market prices with unrealized gains or losses (excluding other-than-temporary losses), reported as part of OCI. The Company continually reviews its investments to determine whether a decline in fair value below the cost basis is “other-than-temporary.” The Company considers, among other factors: the magnitude and duration of the decline; the financial health and business outlook of the investee, including industry and sector performance, changes in technology, and operational and financing cash flow factors; and the Company’s intent and ability to hold the investment. If the decline in fair value is judged to be other-than-temporary, the cost basis of the security is written down to fair value, and the amount is recognized in the statements of operations in other income (expense) and recorded as a reclassification adjustment from OCI.

Investments in which the Company owns at least 20% of the voting securities or has significant influence are accounted for under the equity method of accounting. Equity method investments are recorded at cost and adjusted for the appropriate share of the net earnings or losses of the investee. The carrying value of investments may include a component of goodwill if the cost of our investment exceeds the fair value of the investment, and any such goodwill is subject to an evaluation for impairment pursuant to Accounting Pronouncement Bulletin No. 18—“The Equity Method of Accounting for Investments in Common Stock.” Investee losses are recorded up to the amount of the investment plus advances and loans made to the investee, and financial guarantees made on behalf of the investee. In certain instances, this can result in the Company recognizing investee earnings or losses in excess of its ownership percentage.

At December 31, 2008 and 2007, we have an equity investment of $8.3 million in Escort Motors Ltd. for each period and cost basis investment of $1.2 million and $1.5 million, respectively, in Comat Technologies Ltd.

The carrying value of cash and cash equivalents; receivables, net; other assets; accounts payable; and amounts included in accrued liabilities and other liabilities meeting the definition of a financial instrument and debt approximate fair value at December 31, 2008 and 2007.

The Company carries all derivative financial instruments in the balance sheets at fair value based on quoted market prices. The Company uses derivative contracts to minimize the financial impact of changes in the fair value of recognized assets, liabilities, and unrecognized firm commitments, or the variability of cash flows associated with forecasted transactions in accordance with internal risk management policies. Changes in fair value of designated, qualified, and effective fair value hedges are recognized in earnings as offsets to the changes in fair value of the related hedged items. Changes in fair value of designated, qualified, and effective cash flow hedges are deferred and recorded as a component of OCI until the hedged transactions occur and are recognized in earnings. Changes related to amounts excluded from the effectiveness assessment of a hedging derivative’s change in fair value and the ineffective portion of a hedge is immediately recognized in the statements of operations. Both at the inception of the hedge and on an on-going basis, we assess whether the derivatives are highly effective. Hedge accounting is prospectively discontinued when hedge instruments are no longer highly effective. During each of the periods presented herein there were no material hedge transactions.

The Company enters into interest rate swaps from time to time to manage its interest rate exposure. These derivatives may be designated as cash flow hedges or fair value hedges depending on the nature of the risk being hedged. Derivatives used to hedge risk associated with changes in the fair value of certain fixed rate debt obligations are designated as fair value hedges. Consequently, changes in the fair value of the hedged debt obligations that are attributable to the hedged risk are recognized in the current period earnings.

The Company’s cash flows and earnings are subject to fluctuations resulting from changes in foreign currency exchange rates, interest rates, and changes in the market value of its equity investments. We manage our

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

exposure to these market risks through internally established policies and procedures and, when deemed appropriate, through the use of derivative financial instruments. We enter into derivative instruments only to the extent considered necessary to meet our risk management objectives and do not enter into derivative contracts for speculative purposes.

The Company generally conducts its business in U.S. dollars with some business conducted in a variety of foreign currencies and, therefore, is exposed to fluctuations in foreign currency exchange rates. Our objective in managing our exposure to foreign currency changes is to reduce earnings and cash flow volatility associated with foreign exchange rate fluctuations. Accordingly, we enter into foreign exchange contracts to mitigate risks associated with foreign currency denominated assets, liabilities, commitments and anticipated foreign currency transactions. The gains and losses on derivative foreign exchange contracts offset changes in the value of the related exposures. As of December 31, 2008 and 2007, we had purchased foreign exchange contracts totaling $9.0 million and $3.7 million, respectively, to mitigate foreign currency fluctuation risks associated with short-term U.S. dollar denominated obligations. The differences between the face amount of the foreign exchange contracts and their estimated fair values were not material at December 31, 2008. All of the forward exchange contracts outstanding at December 31, 2008 expire in 2009.

The Company is exposed to credit risk in the event of non-performance by the counterparties to its derivative financial instrument contracts. While the Company believes this risk is remote, credit risk is managed through the periodic monitoring and approval of financially sound counterparties.

New Accounting Pronouncements

In December 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 140-4 and FIN 46(R)-8 (“FSP No. FAS 140-4 and FIN 46R-8”), “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities.” FAS 140-4 and FIN 46R-8 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” and FIN No. 46(R) to require public entities to provide additional disclosures about transfers of financial assets and their involvement with variable interest entities. This FSP is effective for the first reporting period ending after December 15, 2008. The Company is not required to provide any additional disclosure upon the adoption of this FSP.

In October 2008, the FASB issued FSP 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.” FSP 157-3 clarifies the application of SFAS No. 157 in a market that is not active and addresses application issues such as the use of internal assumptions when relevant observable data does not exist, the use of observable market information when the market is not active and the use of market quotes when assessing the relevance of observable and unobservable data. FSP 157-3 is effective for all periods presented in accordance with SFAS No. 157. The guidance in FSP 157-3 is effective immediately and did not have an impact on the Company’s disclosure. See Note 15—Fair Value for information and related disclosures regarding our fair value measurements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of SFAS No. 133.” This Statement, among other things, requires entities to provide more transparent disclosure for derivative instruments and for hedging activities. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company has not yet adopted SFAS No. 161 but does not expect it to have a material impact on its disclosures about derivative instruments and hedging activities.

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In February 2008, the FASB issued FSP No. 157-2, “Effective Date of FASB Statement No. 157,” which delays the effective date of SFAS No. 157, “Fair Value Measurements,” for non-financial assets and liabilities to fiscal years beginning after November 15, 2008. With this deferral, the Company has not applied the provisions of SFAS No. 157 to goodwill and intangible assets. The Company does not expect the adoption of SFAS No. 157 for non-financial assets and liabilities to have a material impact on its consolidated results of operations, financial position, or cash flow.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations, a revision of SFAS No. 141”. SFAS No. 141(R) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for financial statements issued for fiscal years beginning after December 15, 2008. Accordingly, any business combinations we engaged in prior to January 1, 2009 have been completed in accordance with SFAS No. 141.

Note 4:    Acquisition by HCI

Upon the closing of the January 2006 Transaction, the Company became a wholly-owned subsidiary of HCI. In accordance with SFAS No. 141 and EITF D-97, the Company has allocated the total purchase price paid by SkyTerra and HCI in the April 2005 Transaction and the January 2006 Transaction to assets acquired and liabilities assumed at their estimated fair value. Management determined the fair value considering a number of factors. The excess of the fair value of the net assets acquired over the amount paid of approximately $369.0 million has been reflected as a reduction of fair value, on a pro rata basis, of long lived assets in accordance with SFAS No. 141.

The HCI basis allocated to the Company’s net assets was determined as follows (in thousands):

Amount
Cash consideration ($50,000 paid in April 2005, $100,000 paid in January 2006)	$150,000
Equity consideration (300,000 shares of SkyTerra at $17.20 per share)	5,160
Direct acquisition costs	663
HCI equity in earnings of HNS following the April 2005 Transaction through December 31, 2005	20,122

Total	$175,945

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The fair values of the assets acquired, less the excess of fair value over acquisition cost, and liabilities assumed as of January 1, 2006, are summarized as follows (in thousands):

	Fair Market Value of Net Assets	Allocation of Negative Goodwill	Adjusted Net Assets
Current assets	$448,710	$—	$448,710
Property, net	565,762	(295,080)	270,682
Other assets	162,566	(73,963)	88,603

Total assets	1,177,038	(369,043)	807,995

Current liabilities	(245,940)	—	(245,940)
Long-term debt and other liabilities	(379,292)	—	(379,292)
Noncontrolling interests	(6,818)	—	(6,818)

Total liabilities	(632,050)	—	(632,050)

Net assets acquired	$544,988	$(369,043)	$175,945

The fair value of intangible assets was based, in part, on a valuation using an income approach. Intangible assets, after reduction for the pro-rata allocation of negative goodwill are as follows (in thousands):

Amount
Backlog	$13,385
Patented technology	10,994
Customer relationships	7,170
Trademarks	5,258

Total	$36,807

The weighted average amortization period for the intangibles is approximately 6.8 years.

Note 5:    Acquisition of Helius, Inc.

In February 2008, we completed the acquisition of Helius, Inc. pursuant to the merger agreement HCI entered into on December 21, 2007 (the “Merger Agreement”). Pursuant to the Merger Agreement, we paid $10.5 million, after certain adjustments, at the closing of the acquisition. Immediately after the acquisition, Helius, Inc. was converted to a limited liability company, Helius, LLC (“Helius”). We have a remaining contractual obligation for contingent consideration of up to $20.0 million (the “Contingent Payment”). If Helius achieves certain post-closing performance goals (“Performance Goals”) as set forth in the Merger Agreement, we are obligated to pay the Contingent Payment in April 2010 as additional purchase price. Since it is not certain that Helius will achieve the Performance Goals, we have not recognized the liability on the Contingent Payment according to SFAS No. 141, “Business Combinations.” However, if it becomes probable that Helius will achieve the Performance Goals pursuant to the Merger Agreement, we will recognize the Contingent Payment as additional goodwill.

We believe that the goodwill resulting from the Helius acquisition reflects the expected synergies that will generate long-term revenue growth, expansion of customer services and improvement of customer retention rates as we combine Helius’ customer base and skills as a recognized leader in the internet protocol television solutions business with our extensive broadband networking experience and customer base. Due to the nature of Helius’ business activities, its customer base and other similarities with our North America Enterprise business,

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Helius operates within our North America Broadband segment. Helius’ results of operations have been included in our consolidated statement of operations since February 2008. The excess of the total acquisition costs of $10.8 million over the estimated fair value of the net assets acquired has been reflected as goodwill in accordance with SFAS No. 141.

Based on the valuation of Helius’s net assets, the purchase price has been computed as follows (in thousands):

Amount
Cash consideration	$10,500
Direct acquisition costs	305

Total acquisition costs	$10,805

The following table summarizes the fair values of the assets acquired and liabilities assumed at the acquisition date (in thousands):

Amount
Current assets	$1,054
Property, net	658
Intangible assets	7,600
Goodwill	2,661

Total assets	11,973

Current liabilities	(1,168)

Total liabilities	(1,168)

Net assets acquired	$10,805

Based on the valuation of Helius’ intangible assets, using an income approach, the fair values of the intangible assets are as follows (in thousands):

Amount
Customer relationships	$4,260
Patented technology	2,870
Trademarks	470

Total	$7,600

The weighted average amortization period for the intangible assets is approximately 7.6 years. The total amount of goodwill is expected to be deductible for tax purposes.

Other than intangible assets and goodwill, the assets, liabilities and results of operations were not significant to the Company’s consolidated financial statements; therefore, pro forma information is not presented.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 6:    Marketable Securities

There were no available-for-sale marketable securities at December 31, 2008. The amortized cost basis and estimated fair values of available-for-sale marketable securities at December 31, 2007 are summarized as follows (in thousands):

	Cost Basis	Gross Unrealized Gains	Estimated Fair Values
Municipal bonds	$9,139	$56	$9,195
Government agencies	2,027	2	2,029

Total available-for-sale securities	$11,166	$58	$11,224

Note 7:    Receivables, Net

Receivables, net consisted of the following (in thousands):

	December 31,
	2008	2007
Trade receivables	$177,684	$176,835
Contracts in process	30,412	39,656
Other receivables	1,714	2,300

Total receivables	209,810	218,791
Allowance for doubtful accounts	(9,551)	(9,060)

Total receivables, net	$200,259	$209,731

Trade receivables included $6.8 million and $2.7 million of amounts due from affiliates at December 31, 2008 and 2007, respectively. Advances and progress billings offset against contracts in process amounted to $13.9 million and $27.0 million at December 31, 2008 and 2007, respectively.

Note 8:    Inventories

Inventories consisted of the following (in thousands):

	December 31,
	2008	2007
Production materials and supplies	$10,268	$10,926
Work in process	12,445	15,147
Finished goods	42,772	39,681

Total inventories	$65,485	$65,754

Inventories are carried at the lower of cost or market, principally using standard costs adjusted to reflect actual based on variance analyses performed throughout the year. Inventories are adjusted to net realizable value using management’s best estimates of future use. In making its assessment of future use or recovery, management considers the aging and composition of inventory balances, the effects of technological and/or design changes, forecasted future product demand based on firm or near-firm customer orders and alternative means of disposition of excess or obsolete items.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 9:    Property, Net

Property, net consisted of the following (dollars in thousands):

	Estimated Useful Lives (years)	December 31,
		2008	2007
Land and improvements	10	$5,871	$5,909
Buildings and leasehold improvements	2 - 30	28,090	23,450
Satellite related assets	15	380,394	—
Machinery and equipment	1 - 7	134,544	85,807
VSAT operating lease hardware	2 - 5	42,741	43,029
Furniture and fixtures	7	1,092	812
Construction in progress—SPACEWAY		—	360,777
—Other		25,180	19,270

Total property		617,912	539,054
Accumulated depreciation		(110,642)	(59,078)

Total property, net		$507,270	$479,976

Satellite related assets consist primarily of the SPACEWAYTM 3 satellite (“SPACEWAY 3”), a next generation broadband satellite system with a unique architecture for broadband data communications. In April 2008, we placed SPACEWAY 3 into service and began to depreciate its related costs on a straight-line basis over the estimated useful life of 15 years. Satellite related assets include the costs associated with the construction and launch of the satellite, insurance premiums for the satellite launch and the in-orbit testing period, interest incurred during the construction of the satellite, and other costs directly related to the satellite.

We capitalized interest related to the construction of SPACEWAY 3 of $4.8 million and $12.1 million for the years ended December 31, 2008 and 2007, respectively.

VSAT operating lease hardware represents VSAT equipment installed at customer facilities that are subject to an operating lease with the customer and against which we have borrowed funds from third-party financial institutions. Title to the equipment has passed to the financial institutions and they will own the equipment at the end of the term of the customer contract; however, for certain contracts, we retain certain ongoing obligations relating to the equipment. For those contracts, depreciation is recorded in cost of hardware products sold over the term of the operating lease.

During 2008, 2007 and 2006, depreciation expense for property was $51.2 million, $31.5 million and $36.1 million, respectively.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 10:    Intangible Assets, Net

Intangible assets, net consisted of the following (dollars in thousands):

	Estimated Useful Lives (years)	Cost Basis	Accumulated Amortization	Net Basis
December 31,2008:

Backlog and customer relationships	4-8	$22,092	$(12,694)	$9,398
Patented technology and trademarks	2-10	16,393	(6,011)	10,382

Total intangible assets, net		$38,485	$(18,705)	$19,780

December 31,2007:

Backlog and customer relationships	4-8	$19,567	$(8,488)	$11,079
Patented technology and trademarks	8-10	15,234	(3,800)	11,434

Total intangible assets, net		$34,801	$(12,288)	$22,513

We amortize the recorded values of our intangible assets over their estimated useful lives. As a result of the application of SFAS No. 109, “Accounting for Income Taxes,” we reduced the cost basis of our intangible assets for the year ended December 31, 2008 and 2007 by approximately $3.9 million and $2.0 million, respectively, on a pro-rata basis. This reduction related to the reversal of valuation allowances associated with the deferred tax assets of our United Kingdom (“U.K.”) and German subsidiaries acquired in HCI’s acquisition of the Company. Upon the Company’s adoption of SFAS No. 141(R) on January 1, 2009, any benefit realized from the utilization of the U.K. and German net operating loss (“NOL”) carryforwards will be recorded as a reduction to income tax expense. See Note 16—Income Taxes for further discussion. In addition, the cost basis of our intangible assets at December 31, 2008 included $7.6 million resulting from the acquisition of Helius. See Note 5—“Acquisition of Helius, Inc.” for further discussion.

We recorded $6.4 million, $6.1 million and $6.1 million for the years ended December 31, 2008, 2007 and 2006, respectively, of amortization expense related to intangible assets. Estimated future amortization expense at December 31, 2008 was as follows (in thousands):

Amount
Year ending December 31,
2009	$5,541
2010	2,920
2011	2,902
2012	2,902
2013	2,902
Thereafter	2,613

Total estimated future amortization expense	$19,780

Note 11:    Other Assets

Other assets consisted of the following (in thousands):

	December 31,
	2008	2007
Sea Launch deposit	$44,400	$44,400
Subscriber acquisition costs	43,361	28,569
Debt issuance costs	10,312	11,736
Other	14,438	19,165

Total other assets	$112,511	$103,870

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 12:    Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	December 31,
	2008	2007
Accrued and other liabilities	$55,130	$62,155
Progress billings to customers	51,019	53,610
Payroll and other compensation	40,843	31,330
Amount due to DIRECTV	—	20,230
Accrued interest expense	9,804	9,811

Total accrued liabilities	$156,796	$177,136

Note 13:    Short-Term and Long-Term Debt

Short-term and current portion of long-term debt consisted of the following (dollars in thousands):

	Interest Rates	December 31,
		2008	2007
VSAT hardware financing	8.00% - 12.00%	$4,864	$10,883
Revolving bank borrowings	8.25% - 18.00%	2,432	2,897
Term loans	12.25% - 13.75%	206	1,015
Capital lease	6.00%	750	—

Total short term borrowings and current portion of long-term debt		$8,252	$14,795

At December 31, 2008, the Company had outstanding revolving bank borrowings of $2.4 million, which had a weighted average variable interest rate of 14.68% and a fixed rate of 8.25%. These borrowings were obtained by our subsidiaries in India and Europe under revolving lines of credit with several local banks. There is no requirement for compensating balances for these borrowings. The total amount available for borrowing by the Indian and European subsidiaries under the revolving lines of credit was $1.0 million at December 31, 2008.

Long-term debt consisted of the following (dollars in thousands):

	Interest Rates	December 31,
		2008	2007
Senior notes	9.50%	$450,000	$450,000
Term loans	7.62% - 12.25%	115,000	115,254
VSAT hardware financing	8.00% - 12.00%	8,038	12,507
Capital lease	6.00%	5,260	—

Total long-term debt		$578,298	$577,761

On April 13, 2006, we completed an offering of $450 million of 9 1/2% senior notes maturing on April 15, 2014 (the “2006 Senior Notes”). Interest on the 2006 Senior Notes is paid semi-annually in arrears on April 15 and October 15. We used a portion of the proceeds of the 2006 Senior Notes to repay the outstanding borrowings of the existing first and second lien term loans in full. At December 31, 2008 and 2007, interest accrued on the 2006 Senior Notes was $9.0 million for each period.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has a secured $50 million revolving credit facility (the “Revolving Credit Facility”) with Bank of America, which matures on April 22, 2011. The interest rate associated with the Revolving Credit Facility, if any, is based on, at the Company’s option, the ABR rate plus 1.50% or LIBOR plus 2.50%. The Revolving Credit Facility is guaranteed by, subject to certain exceptions, the Company’s direct and indirect wholly-owned domestic subsidiaries and is secured by substantially all of our domestic tangible and intangible assets. For outstanding letters of credit issued under the Revolving Credit Facility, we pay a participation fee of 2.50% per annum and an issuance fee of 0.25% per annum. In addition, the Company is charged a commitment fee of 0.50% per annum for any unused portion of the Revolving Credit Facility.

As of December 31, 2008, we have issued $10.3 million letters of credit, and we had no borrowings under the Revolving Credit Facility during 2008 and 2007. As a result, the available borrowing capacity under the Revolving Credit Facility as of December 31, 2008 was $39.7 million.

In February 2007, we borrowed $115 million from a syndicate of banks (the “Term Loan Facility”). The Term Loan Facility is guaranteed, on a senior unsecured basis, by all of our existing and future subsidiaries that guarantee our existing 2006 Senior Notes and existing Revolving Credit Facility. HNS Finance Corp., a wholly-owned subsidiary of the Company and co-issuer of the 2006 Senior Notes, is a co-borrower under the Term Loan Facility. The interest on the Term Loan Facility is paid quarterly, starting on May 29, 2007, at Adjusted LIBOR (as defined in the Term Loan Facility and existing Revolving Credit Facility) plus 2.50%. The Term Loan Facility is subject to certain mandatory and optional prepayment provisions and contains negative covenants and events of default provisions, in each case, substantially similar to those provisions contained in the indenture governing the 2006 Senior Notes. The maturity date of the Term Loan Facility is April 15, 2014.

To mitigate the variable interest rate risk associated with the Term Loan Facility, we entered into an agreement with Bear Stearns Capital Markets, Inc. (“Bear Stearns”), which was acquired by J.P. Morgan Chase & Co. (“JPM”) in May 2008, to swap the Adjusted LIBOR for a fixed interest rate of 5.12% per annum (the “Swap Agreement”). The Swap Agreement is effective February 28, 2007 and has a termination date of April 15, 2014, which is the maturity date of the Term Loan Facility. As a result, the interest rate for the Term Loan Facility at December 31, 2008 was 7.62%. The security for our interest obligation to JPM, as successor to Bear Stearns, under the Swap Agreement is the same as the security for the Revolving Credit Facility. Interest expense based on the Term Loan Facility and the Swap Agreement was $8.9 million and $7.6 million for the years ended December 31, 2008 and 2007, respectively.

The indenture governing the 2006 Senior Notes, the agreement governing the amended Revolving Credit Facility and the agreement governing the Term Loan Facility require us to comply with certain covenants: (i) in the case of the indenture, for so long as any 2006 Senior Notes are outstanding; (ii) in the case of the amended Revolving Credit Facility, so long as the amended revolving credit agreement is in effect, and (iii) in the case of the Term Loan Facility, for so long as the Term Loan Facility remains outstanding. Negative covenants contained in these agreements include limitations on our ability and/or certain of our subsidiaries’ ability to incur additional indebtedness; issue redeemable stock and subsidiary preferred stock; incur liens; pay dividends or distributions or redeem or repurchase capital stock; prepay, redeem or repurchase debt; make loans and investments; enter into agreements that restrict distributions from our subsidiaries; sell assets and capital stock of our subsidiaries; enter into certain transactions with affiliates; consolidate or merge with or into, or sell substantially all of our assets to, another person; and enter into new lines of business. In addition to these negative covenants, the amended Revolving Credit Facility, the indenture governing the 2006 Senior Notes and/or the agreement governing the Term Loan Facility contain affirmative covenants that require us to: (i) preserve our businesses and properties; (ii) maintain insurance over our assets; (iii) pay and discharge all material taxes when due; and (iv) furnish the lenders’ administrative agent our financial statements for each fiscal quarter and fiscal year, certificates from a

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financial officer certifying that no Event of Default or Default has occurred during the fiscal period being reported, litigation and other notices, compliance with laws, maintenance of records and other such customary covenants. Management believes that the Company was in compliance with all of its debt covenants at December 31, 2008.

Prior to September 2005, we leased certain VSAT hardware under an operating lease with customers which were funded by two financial institutions at the inception of the operating lease for the future operating lease revenues. As part of the agreement, the financial institution received title to the equipment and obtained the residual rights to the equipment after the operating lease with the customer expires and assumed the credit risk associated with non-payment by the customers. However, we retained a continuing obligation to the financing institution to indemnify it from losses we may incur (up to the original value of the hardware) from non-performance of our system (a “Non-Performance Event”). Accordingly, we recognized a liability to the financial institution for the funded amount, We have not provided a reserve for a Non-Performance Event because we believe that the possibility of an occurrence of a Non-Performance Event due to a service outage is remote, given the ability to quickly re-establish customer service at relatively nominal costs.

We entered in a capital lease with 95 West Co., Inc. (“95 West Co.”) and its parent, Miraxis License Holdings, LLC (“MLH”), which are our related parties as discussed in Note 20—Transactions with Related Parties. Pursuant to the capital lease agreement, 95 West Co. and MLH agreed to provide a series of coordination agreements allowing us to operate SPACEWAY 3 at the 95° west longitude orbital slot where 95 West Co. and MLH have higher priority rights. As of December 31, 2008, the net present value of the remaining debt balance under the capital lease was $6.0 million, included in Capital lease in the short-term and long-term debt tables above. The remaining payments under the capital lease are subject to conditions in the agreement including our ability to operate SPACEWAY 3, and are as follows: $0.75 million for each of the years ending December 31, 2009 through 2010 and $1.0 million for each of the years ending December 31, 2011 through 2016.

Principal payments of our debt at December 31, 2008 are as follows (in thousands):

Amount
Year ending December 31,
2009	$8,252
2010	3,940
2011	3,417
2012	2,616
2013	1,065
Thereafter	567,260

Total debt	$586,550

Note 14:    Financial Instruments

Interest Rate Swap

The interest on the Term Loan Facility was at Adjusted LIBOR plus 2.50% per annum. To mitigate the variable interest rate risk associated with the Term Loan Facility, the Company entered into the Swap Agreement with Bear Stearns, which was acquired by JPM in May 2008, to swap the Adjusted LIBOR for a fixed interest rate of 5.12% per annum. The Swap Agreement is effective February 28, 2007 and has a termination date of April 15, 2014, which is the maturity date of the Term Loan Facility. As a result, the interest rate for the Term Loan Facility at December 31, 2008 was 7.62%. For the years ended December 31, 2008 and 2007, the Company

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recorded an unrealized loss of $11.9 million and $5.5 million, respectively, in other comprehensive loss associated with the fair market valuation of the interest rate swap. The net interest payments based on the Swap Agreement and the Term Loan Facility are paid quarterly starting on May 29, 2007 and are estimated to be approximately $8.8 million for each of the years ended December 31, 2009 through 2013 and $3.3 million for the year ended December 31, 2014. For the years ended December 31, 2008 and 2007, we recorded $8.9 million and $7.6 million interest expense on the Term Loan Facility.

Note 15:    Fair Value

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements, but does not require any new fair value measurements.

SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. The principal market, as prescribed by SFAS No. 157, is the market in which the reporting entity would sell the asset or transfer the liability with the greatest volume and level of activity for the asset or liability. If there is no principal market, the most advantageous market is used. This is the market in which the reporting entity would sell the asset or transfer the liability with the price that maximizes the amount that would be received for the asset or minimizes the amount that would be paid to transfer the liability. SFAS No. 157 clarifies that fair value should be based on assumptions market participants would make in pricing the asset or liability. Where available, fair value is based on observable quoted market prices or derived from observable market data. Where observable prices or inputs are not available, valuation models are used (i.e. Black-Scholes or a binomial model).

Effective January 1, 2008, financial assets and financial liabilities recorded at fair value on our consolidated balance sheet were categorized based on the priority of the inputs used in the valuation technique to measure fair value. SFAS No. 157 established a three level fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

As of December 31, 2008, the carrying values of cash and cash equivalents, marketable securities, receivables, net, other assets, accounts payable, and debt, except for the 2006 Senior Notes and the interest rate swap as described below, approximate fair values. The carrying value and the fair value of the 2006 Senior Notes were $450.0 million and $360.0 million, respectively, at December 31, 2008.

Our Term Loan Facility originally had a variable interest rate based on observable interest rates plus 2.50% per annum; however, we entered into the Swap Agreement to swap only the Adjusted LIBOR based

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

interest for a fixed interest rate of 5.12% per annum. The Company adjusts the value of the interest rate swap on a quarterly basis. At December 31, 2008, the fair value of the interest rate swap was a $17.4 million liability and was within Level 2 of the fair value hierarchy.

In February 2008, the FASB issued FASB Staff Position No. 157-2, which delays the effective date of SFAS No. 157 for non-financial assets and liabilities to fiscal years beginning after November 15, 2008. With this deferral, we have not applied the provisions of SFAS No. 157 to goodwill and intangible assets. We do not expect the adoption of SFAS No. 157 for non-financial assets and liabilities to have a material impact on our consolidated results of operations, financial position, or cash flow statements.

Note 16:    Income Taxes

The Company is a limited liability company and has elected to be treated as a partnership for income tax purposes. As such, U.S. federal and state income taxes (in the states which tax limited liability companies as partnerships) are the direct responsibility of its members. As a result of the transactions described in Note 1, our Parent holds 100% of our Class “A” membership interests. Thus, our activity is reported on our Parent’s income tax returns. Under the terms of the December 2004 Agreement, DIRECTV retained the domestic tax benefits of the Company occurring prior to April 23, 2005 and has responsibility for all of the pre-closing domestic and foreign income tax liabilities of DTV Networks.

Our income tax expense represents taxes associated with our foreign subsidiaries and with states that impose income taxes on limited liability companies. Foreign income taxes for our consolidated foreign subsidiaries are reflected in the financial statements. This includes deferred tax assets of $2.7 million and $0.2 million, respectively, from our India and Brazil subsidiaries as of December 31, 2008.

The Company’s German and U.K. subsidiaries have approximately $36.9 million and $39.6 million of NOL carryforwards, respectively. The U.K. subsidiary is treated as a disregarded entity for U.S. income tax purposes; as such, its net income or loss is reported on our partnership income tax return and subsequently allocated to our sole Class A member, HCI. The NOL carryforwards are available to reduce future U.K. taxable income and do not expire. The NOL carryforwards of the German subsidiary are available to reduce future German taxable income and do not expire. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considered the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning in making these assessments.

As the German and U.K. subsidiaries have not met the “more likely than not” criteria of SFAS No. 109, the Company maintained a full valuation allowance on the German and U.K. NOL carryforwards as of December 31, 2008. During 2008, the German and U.K. subsidiaries utilized $3.6 million and $8.2 million, respectively, of their NOL carryforwards to offset taxable income. Furthermore, the U.K. NOL carryforwards were increased by $47.1 million reflecting additional NOL carryforwards available from years prior to April 22, 2005. The German and U.K. NOL carryforwards were translated into U.S. dollars at the year-end exchange rate.

As required by SFAS No. 109, the reversal of the U.K. and German valuation allowance associated with the utilization of their deferred tax assets reduced the basis of our intangible assets by approximately $3.9 million and $2.0 million on a pro-rata basis, for 2008 and 2007, respectively. Upon the Company’s adoption of SFAS No. 141(R), a revision of SFAS No. 141, on January 1, 2009, any benefit realized from the utilization of the German and U.K. deferred tax assets will be recorded as a reduction to income tax expense.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The U.K. income tax rate was reduced to 28% from 30% during the year and is effective beginning April 2008. The U.K. income tax expense and deferred tax asset net of valuation allowance is calculated at this new rate.

The components of income before income tax expense and the corresponding income tax expense are as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006
Components of income before income tax expense:
Domestic	$11,536	$45,273	$13,654
Foreign	8,427	9,927	8,887

Total	$19,963	$55,200	$22,541

Components of income tax expense:
Current income tax expense:
Foreign	$2,373	$2,850	$3,276
State	798	—	—
Federal	—	—	—

Total current income tax expense	3,171	2,850	3,276

Deferred income tax expense:
Foreign	4,417	2,466	—
State	—	—	—
Federal	—	—	—

Total deferred income tax expense	4,417	2,466	—

Total income tax expense	$7,588	$5,316	$3,276

For the years ended December 31, 2008, 2007 and 2006, income tax expense differs from the amounts computed by applying the statutory rates to the Company’s income from continuing operations before income taxes as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006
Income before income tax expense	$19,963	$55,200	$22,541

Federal income tax @ 0%	$—	$—	$—
State taxes, net of federal benefit	798	—	—
Foreign taxes above federal tax rate	6,790	5,316	3,276

Total income tax expense	$7,588	$5,316	$3,276

As the Company is not a taxable entity at the Federal level or in most state jurisdictions, the Company’s effective tax rate is comprised primarily of foreign income taxes.

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes—an interpretation of SFAS No. 109, Accounting for Income Taxes.” The interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. FIN 48 requires increased disclosures and also provides guidance on de-recognition, classification, interest and penalties on income taxes and accounting in interim periods. FIN 48 is effective as of the beginning of an entity’s first fiscal year that starts after December 15, 2006.

At the adoption of FIN 48 on January 1, 2007, the Company did not identify any significant uncertain tax positions and, therefore, did not record any transition adjustments. In addition, the Company did not identify any significant uncertain tax positions during 2008. Furthermore, the Company did not accrue any interest or penalties associated with uncertain tax positions. The Company recognizes interest accrued related to unrecognized tax benefits in operating expenses and penalties in income tax expense within the condensed statements of operations. The Company does not believe that the unrecognized tax benefits will significantly increase or decrease within the next twelve months. Following is a description of the tax years that remain subject to examination by major tax jurisdictions:

United States - Federal	1994 and forward
United States - Various States	1994 and forward
United Kingdom	2005 and forward
Germany	2004 and forward
Italy	2004 and forward
India	1995 and forward
Brazil	2003 and forward

In January 2009, the Internal Revenue Service (“IRS”) contacted the Company to schedule an audit of the Company’s 2006 Income Tax Return.

Note 17:    Employee Share-Based Payments

HCI’s 2006 Equity and Incentive Plan

In January 2006, HCI’s Board of Directors approved the HCI 2006 Equity and Incentive Plan (the “Plan”). The Plan provides for the grant of equity-based awards, including restricted common stock, restricted stock units, stock options, stock appreciation rights and other equity-based awards, as well as cash bonuses and long-term cash awards to directors, officers, other employees, advisors and consultants of HCI and its subsidiaries who are selected by HCI’s Compensation Committee for participation in the Plan. Unless earlier terminated by HCI’s Board of Directors, the Plan will expire on the tenth anniversary of the date of its adoption. Termination of the Plan is not intended to adversely affect any award that is then outstanding without the award holder’s consent. HCI’s Board of Directors may amend the Plan at any time. Plan amendments are not intended to adversely affect any award that is then outstanding without the award holder’s consent, and HCI must obtain stockholder approval of a plan amendment if stockholder approval is required to comply with any applicable law, regulation or stock exchange rule.

The Plan provides for the issuance of up to 2,700,000 shares of HCI’s common stock which may be issued in the form of restricted stock, stock options or stock appreciation rights; provided that the maximum number of shares that may be issued pursuant to the exercise of incentive stock options may not exceed 1,350,000 shares. In accordance with the terms of the Plan, in August 2006, HCI’s Board delegated to the CEO the authority to award, at the CEO’s discretion, up to 250,000 shares in the aggregate of restricted stock to HCI’s and our employees

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(other than Section 16 reporting persons) up to a maximum award of 4,000 shares per employee. The CEO has issued Restricted Stock Awards and Restricted Stock Units to employees, for which 50% of the shares vest on the second anniversary of the issuance date, and an additional 25% of the shares vest on each of the third and fourth anniversaries of the issuance date. The fair value of the shares is calculated based on the market price on the grant date.

HCI also issues shares under the Plan to its directors, officers and key employees and contractors of the Company and its wholly-owned subsidiaries. These awards are issued at their fair market value on the date of grant. In March 2006, HCI issued Restricted Stock Award of 14,000 shares each to four of its officers. These restricted shares vest within two years of the date of issuance.

The Company and HCI account for shares issued in accordance with the provisions of SFAS No. 123(R), “Share-Based Payments, a revision of SFAS No. 123.” The Company records compensation expense for restricted stock awards and restricted stock units on a straight-line basis over their vesting period. The costs of the Plan are allocated from the Company to HCI based upon specific identification of employee costs. For the years ended December 31, 2008, 2007 and 2006, the Company recorded compensation expense related to the restricted stock awards, issued to HCI’s executives and our employees, and restricted stock units, issued only to our international employees, after adjustment for forfeitures, of $2.7 million, $2.9 million and $1.2 million, respectively. As of December 31, 2008, the Company had $5.6 million of unrecognized compensation expense related to the restricted stock awards and restricted stock units, which will be recognized over a weighted average life of 2.23 years. The Company recognized a tax benefit of $1.5 million related to restricted stock awards and restricted stock units for the year ended December 31, 2008. The Company did not recognize any tax benefit in 2007 and 2006.

Summaries of non-vested restricted stock awards and restricted stock units are as follows:

Restricted Stock Awards

	Shares	Weighted- Average Grant-Date Fair Value
Non-vested at December 31, 2007	273,850	$43.46
Issued	12,500	$47.95
Forfeited	(13,525)	$47.31
Vested	(128,725)	$39.08

Non-vested at December 31, 2008	144,100	$47.41

The weighted average grant-date fair value of restricted stock awards granted for the year ended December 31, 2008, 2007 and 2006 were $47.95, $49.86 and $41.47, respectively. The total fair value of shares vested during the year ended December 31, 2008 was $5.0 million. None of the restricted stock awards vested during 2007 and 2006.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Restricted Stock Units

	Shares	Weighted- Average Grant-Date Fair Value
Non-vested at December 31, 2007	10,700	$45.83
Issued	1,500	$43.27
Vested	(3,850)	$44.20

Non-vested at December 31, 2008	8,350	$46.12

The weighted average grant-date fair value of restricted stock units granted for the year ended December 31, 2008, 2007 and 2006 were $43.27, $50.00 and $44.20, respectively. The total fair value of units vested during the year ended December 31, 2008 was $0.2 million. None of the restricted stock units were vested during 2007 and 2006.

Stock Option Program

On April 24, 2008, HCI’s Compensation Committee made stock options awards under the HCI 2006 Equity and Incentive Plan (the “Stock Option Program”), which consisted of the issuance of non-qualified stock options to employees of HCI and its subsidiaries. A total of 700,000 options (the “Option Pool”) have been authorized under the Stock Option Program for option awards during the period of April 24, 2008 to December 31, 2009. The grant and exercise price of the stock options is the closing price of HCI’s common stock on the date of the grant. Any forfeited or cancelled options before exercise will be deposited back into the Option Pool and will become available for award under the Stock Option Program. In accordance with the terms of the Stock Option Program, the Compensation Committee of HCI delegated to our Chief Executive Officer (“CEO”) and President the authority to award options, at his discretion, to the current and future employees of HCI and its subsidiaries. Each grant has a 10 year life and vests 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date. The fair value of each option award was estimated on the date of grant using a Black-Scholes option valuation model based on the assumptions noted in the table below.

Since HCI recently became a public registrant in February 2006 and does not have sufficient history to measure expected volatility using its own stock price history and does not have the history to compute expected term, HCI utilized an average volatility based on a group of companies identified as its peers until such time that HCI has adequate stock history of its own. HCI estimated the expected term of the stock, which is closely aligned with the identified peer group, based upon the current anticipated corporate growth, the currently identified market value of the stock price at issuance and the vesting schedule of the stock options. The risk-free interest rate is based on the published U.S. Treasury Yield Curve as of the grant date for the period of 5 years which most closely correlates to the expected term of the option award. Dividend yield is zero as HCI has not, nor does it currently plan to, issue dividends to its shareholders.

The key assumptions for the option awards are as follows:

Year Ended December 31, 2008
Volatility range	47.60% —55.00%
Weighted-average volatility	47.67%
Expected term	5 years
Risk-free interest rate range	1.50% — 3.15%
Weighted-average risk-free interest rate	3.14%

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Option Shares	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at January 1, 2008	—	$—
Granted	562,400	$53.67
Forfeited or expired	(10,000)	$54.00

Outstanding at December 31, 2008	552,400	$53.67	9.32	$—

Vested and expected to vest at December 31, 2008	497,160	$53.67	9.32	$—

Exercisable at December 31, 2008	—	$—

The compensation expense related to these awards is recognized on a straight-line basis over the four-year vesting period beginning in the second quarter of 2008. The Company recorded $2.0 million compensation expense for the year ended December 31, 2008 and $10.2 million remained unrecognized at December 31, 2008 for non-vested stock options, which is expected to be recognized over a weighted average period of 3.32 years. None of the stock options vested during 2008.

Bonus Unit Plan

In July 2005, the Company adopted an incentive bonus unit plan (the “Bonus Unit Plan”) pursuant to which 4.4 million bonus units representing approximately 4% of the increase in the value of the Company, as defined in the Bonus Unit Plan, were granted to certain of its employees. The bonus units provide for time vesting over five years and are subject to a participant’s continued employment with the Company. Pursuant to the Bonus Unit Plan, if participants are employed by the Company on the predetermined exchange dates, they are entitled to exchange their vested bonus units for shares of HCI’s common stock. The first exchange occurred on July 15, 2008, when approximately 1.9 million bonus units were exchanged for 192,399 shares of HCI’s common stock. The number of shares of HCI common stock to be issued upon each exchange is calculated based upon the fair market value of the vested bonus unit divided by the closing trading price of HCI’s common stock for the 20 business days immediately preceding the date of the exchange. The fair value of the bonus units on the grant date was approximately $1.2 million, after adjustment for a 13% estimated forfeiture rate, based on the estimated increase in the fair market value of the Company’s net equity at the time of the grant which reflected the pending purchase price in connection with the January 2006 Transaction.

On September 19, 2008, the Company issued 310,000 bonus units to certain employees of the Company pursuant to the terms of the Bonus Unit Plan. The fair value of the new issuance of bonus units was determined using a forward pricing model. The total estimated compensation expense for the new issuance of bonus units is $1.7 million, after adjustment for a 10% estimated forfeiture rate.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pursuant to SFAS No. 123(R), the Company amortizes the compensation expense of the Bonus Unit Plan over the vesting period beginning on the date of grant. The Company recognized compensation expense of $0.4 million, $0.2 million and $0.2 million for years ended December 31, 2008, 2007 and 2006, respectively. The following table summarizes changes in bonus units under the Bonus Unit Plan:

	Year Ended December 31,
	2008	2007
Non-vested beginning balance	4,175,000	4,255,000
Issuance of bonus units	310,000	—
Converted to HCI common shares	(1,865,250)	—
Forfeited	(119,750)	(80,000)

Non-vested ending balance	2,500,000	4,175,000

Class B Membership Interests

Class B membership interests in the Company were issued to certain members of our senior management, two of our former senior management and a member of our Board of Managers and HCI’s Board of Directors. The holders of the Class B membership interests are entitled to receive their pro-rata share of any distributions made by the Company after the holders of Class A equity interests have received distributions equaling their capital contributions. However, holders of the Class B membership interests are not entitled to distributions resulting from appreciation of the Company’s assets or income earned by the Company prior to the issuance of the Class B membership interests.

In May 2008, certain members of HCI’s senior management exchanged a portion of their vested Class B membership interests for HCI’s common stock. The number of shares of HCI’s common stock issued upon the exchange was based upon the fair market value of the vested Class B membership interests tendered for exchange divided by the average closing trading price of HCI’s common stock for the 20 business days immediately preceding the date of the exchange. A total of 170,081 shares of HCI’s common stock were issued in connection with the exchange, of which 169,600 shares were sold in connection with HCI’s equity offering.

As of December 31, 2008, there were 3,656 Class B membership interests outstanding, representing approximately 3.7% of the combined outstanding Class A and Class B membership interests. These Class B membership interests are subject to certain vesting requirements, with 50% of the Class B membership interests subject to time vesting over five years and the other 50% vesting based upon certain performance milestones. One-half of the Class B membership interests subject to performance milestones will vest if, following the earlier of April 22, 2010 (January 24, 2011 with respect to 250 Class B membership interests) or a change of control of the Company, and HCI has received a cumulative total return of at least 3.0 times on its investment in the Company. All Class B membership interests subject to performance milestones will vest if, following the earlier of April 22, 2010 (January 24, 2011 with respect to 250 Class B membership interests) or a change of control of the Company, and HCI has received a cumulative total return of at least 5.0 times on its investment in the Company. In each such case, vesting of Class B membership interests subject to performance milestones requires continued employment of the Class B membership holder through the earlier of April 22, 2010 (January 24, 2011 with respect to 250 Class B membership interests) or a change in control of the Company. At the holders’ election, vested Class B membership interests may be exchanged for common stock of HCI. The number of shares of HCI common stock to be issued upon such exchange will be based upon the fair market value of such vested Class B membership interest tendered for exchange divided by the average closing trading price of HCI common stock for the 20 business days immediately preceding the date of such exchange. Pursuant to SFAS No. 123, the Company determined that the Class B membership interests had nominal value at the date of grant, and, accordingly, compensation expensed of $0.1 million was recorded for each of the years ended December 31, 2008, 2007 and 2006.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Summary of Class B membership interests activities is as follows:

	Year Ended December 31,
	2008	2007
Outstanding beginning balance	4,650	4,650
Converted to HCI common shares	(994)	—

Outstanding ending balance	3,656	4,650

Note 18:    Other Benefits

401(k) Plan

The Company has a 401(k) salary deferral program for eligible employees in the United States who have met certain service requirements. Eligible employees may contribute up to 25% (16% for highly compensated employees) of their eligible compensation into the plan on a pre-tax basis each payroll period, subject to a limit of $15,500 in 2008 per the IRS. Employee contributions are immediately vested. The Company will match 100% of employee contributions up to 3% of eligible compensation and 50% of employee contributions on up to an additional 6% of eligible compensation. Matching contributions are 100% vested after eligible employees have completed three years of service. During 2008, 2007 and 2006, the Company matching contributions were $6.7 million, $6.4 million and $6.2 million, respectively.

In addition, set by the IRS, participants who are age 50 or older may make additional contributions (“catch-up contributions”), up to $5,000 in 2008, into the plan. The Company does not match the catch-up contributions. The plan also permits participants to make contributions on an after-tax basis.

Long-Term Cash Incentive Retention Program

In connection with the April 22, 2005 transaction between The DIRECTV Group, Inc. (“DIRECTV”) and SkyTerra, the Company established the Long-Term Cash Incentive Retention Program (the “Retention Program”), a one-time employee retention program, which was designed to retain a select group of employees chosen by the Company’s senior management. The Retention Program provides that participants will receive a cash payout equal to each participant’s individual target bonus amount if (i) the individual remains employed by the Company on the vesting date of April 22, 2009 and (ii) the Company successfully attains its earnings goal for 2008.

In accordance with the Retention Program, the Company established the earnings goal in March 2008, which is equivalent to our planned 2008 Adjusted EBITDA, defined as earnings before interest, tax, depreciation and amortization further adjusted to exclude certain adjustments consistent with the definition used in calculating the Company’s covenant compliance under our credit agreements and the indenture governing the 2006 Senior Notes. As of December 31, 2008, the Company successfully attained 100% of its Adjusted EBITDA goal for 2008. During 2008, the Company recorded an accrued liability of $13.2 million of a maximum payout (if all participants remain employed through the vesting date) of approximately $14.1 million.

Note 19:    Segment Data and Geographic Data

We have four reportable segments, which we operate and manage as strategic business units and organize by products and services. We measure and evaluate our reportable segments based on operating earnings of the respective segments. Our business segments include: (i) the North America Broadband segment; (ii) the International Broadband segment; (iii) the Telecom Systems segment; and (iv) the Corporate segment. The North

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

America Broadband segment consists of the Consumer group, which delivers broadband internet service to consumer customers, and the Enterprise group, which provides satellite communication networks and services to enterprises. The International Broadband segment consists of the Enterprise group, which includes our international service companies. The international Enterprise group provides satellite communication networks and services to enterprise customers worldwide. The Telecom Systems segment consists of the Mobile Satellite Systems group, the Telematics group, and the Terrestrial Microwave group. The Mobile Satellite Systems group provides turnkey satellite ground segment systems to mobile system operators. The Telematics group provides development services and equipment to Hughes Telematics, Inc. (“HTI”) and certain of its customers. The Terrestrial Microwave group provides point-to-multipoint microwave radio network systems that enable mobile operators to connect their cell sites and fixed operators to provide wireless broadband services. The Corporate segment includes our corporate offices and assets not specifically related to another business segment.

There are no intersegment transactions. Selected financial information for our operating segments is as follows (in thousands):

	North America Broadband	International Broadband	Telecom Systems	Corporate	Consolidated
As of or For the Year Ended December 31, 2008
Revenues	$667,665	$237,188	$155,038	$—	$1,059,891
Operating income	$21,339	$21,679	$25,116	$—	$68,134
Depreciation and amortization	$55,868	$9,233	$3,836	$—	$68,937
Assets	$648,603	$197,087	$64,727	$169,690	$1,080,107
Capital expenditures	$71,696	$11,188	$2,223	$11,126	$96,233
As of or For the Year Ended December 31, 2007
Revenues	$615,716	$214,833	$139,526	$—	$970,075
Operating income	$44,259	$19,637	$25,911	$—	$89,807
Depreciation and amortization	$34,970	$7,947	$2,943	$—	$45,860
Assets	$610,950	$214,231	$66,215	$220,612	$1,112,008
Capital expenditures	$216,943	$14,357	$4,093	$12,787	$248,180
As of or For the Year Ended December 31, 2006
Revenues	$573,867	$193,370	$90,988	$—	$858,225
Operating income	$35,625	$3,178	$18,871	$—	$57,674
Depreciation and amortization	$39,224	$6,861	$2,374	$—	$48,459
Assets	$450,671	$185,926	$44,774	$231,019	$912,390
Capital expenditures	$75,786	$8,109	$3,075	$6,637	$93,607

For the years ended December 31, 2008, 2007 and 2006, no single customer accounted for more than 5% of total revenues. Revenues by geographic area are summarized by customers’ location as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006
North America	$803,034	$725,673	$665,304
Europe	115,495	88,366	66,694
Africa, Asia and the Middle East	106,627	125,043	104,873
South America and the Caribbean	34,735	30,993	21,354

Total revenues	$1,059,891	$970,075	$858,225

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Individual countries with significant revenues for the three years ended December 31, 2008 are as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006
United States	$784,887	$717,251	$638,927
United Kingdom	$66,555	$30,568	$20,062

Total property, net by geographic area is summarized by customers’ location as follows (in thousands):

	December 31,
	2008	2007
North America:
United States	$489,284	$461,920
Mexico	2	5

Total North America	489,286	461,925
Africa, Asia and the Middle East	8,300	8,260
South America and the Caribbean	5,344	4,655
Europe	4,340	5,136

Total property, net	$507,270	$479,976

Note 20:    Transactions with Related Parties

In the ordinary course of our operations, we enter into transactions with related parties to purchase and/or sell telecommunications services, equipment and inventory. Related parties include Apollo Management, L.P. and its affiliates (collectively “Apollo”), which includes HCI and other satellite related companies.

Management Agreement with HCI

On March 27, 2006, we entered into a management and advisory services agreement with HCI, our Parent. Under this agreement, HCI provides us, through its officers and employees, general support, advisory, and consulting services in relation to the Company’s business. Pursuant to the agreement, we paid a quarterly fee of $250,000 for these services and reimbursed HCI for out of pocket costs and expenses incurred in connection with the services, including an amount equal to 98% of compensation of certain HCI’s executives plus a 2% service fee. On March 15, 2007, the management and advisory services agreement was amended to eliminate the quarterly fee of $250,000 that the Company paid for the services. All other terms and conditions of the management and advisory services agreement remained unchanged.

Smart & Final, Inc. (“Smart & Final”)

As of December 31, 2008, Apollo owned, directly or indirectly, 95% of Smart & Final. We provide VSAT products and services to Smart & Final.

Hughes Systique Corporation

On October 12, 2005, HCI acquired Series A Preferred Shares from Hughes Systique Corporation (“Hughes Systique”) for $3.0 million. The Company has contracted with Hughes Systique for software development services. The founders of Hughes Systique include Pradman Kaul, our CEO and Chairman and HCI’s CEO and President, and certain former employees of the Company, including Pradeep Kaul, who is the CEO and President of Hughes Systique, our former Executive Vice President and the brother of our CEO and President.

HUGHES NETWORK SYSTEMS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On January 9, 2008, HCI purchased additional Series A Preferred Shares from Hughes Systique. On February 8, 2008, HCI and another significant shareholder of Hughes Systique agreed to make available to Hughes Systique a term loan facility of up to $3.0 million. Under that facility, Hughes Systique may make borrowing requests of at least $1.0 million to be funded equally by HCI and the other shareholder. The loan bears interest at 6%, payable annually, and is convertible into shares of Hughes Systique upon non-payment or an event of default. On February 11, 2008, Hughes Systique made a request for an initial draw of $1.0 million, and HCI funded $0.5 million for our share of the initial draw.

At December 31, 2008, on an undiluted basis, HCI owned approximately 31.8% of the outstanding shares of Hughes Systique, and our CEO and President and his brother owned an aggregate of approximately 17.3% of the outstanding shares of Hughes Systique. In addition, our CEO and President and Jeffrey A. Leddy, a member of our Board of Managers and HCI’s Board of Directors, serve on the board of directors of Hughes Systique.

Intelsat Holdings Limited (“Intelsat”)

We lease satellite transponder capacity from Intelsat. In addition, our Italian subsidiary, Hughes Network Systems, S.r.L., entered into a cooperation agreement with Intelsat, Telespazio and Telecom Italia. Under this agreement, the parties are cooperating to provide broadband satellite services for Italian businesses operating in Eastern Europe and North Africa. Effective February 4, 2008, Apollo divested its entire ownership interest in Intelsat; therefore, Intelsat is no longer a related party to us as of that date.

Agreement with 95 West Co., Inc.

In July 2006, we entered into an agreement with 95 West Co. and its parent, MLH, pursuant to which 95 West Co. and MLH agreed to provide a series of coordination agreements which allow us to operate its SPACEWAY 3 at an orbital position where such parties have higher-priority rights. Jeffrey A. Leddy, a member of our Board of Managers and HCI’s Board of Directors, is the managing director of 95 West Co. and MLH and also owns a small interest in each. Andrew Africk, another member of our Board of Managers and HCI’s Board of Directors, is also a director of MLH. As part of the agreement, we agreed to pay $9.3 million, in annual installments of $0.3 million in 2006, $0.75 million in each year between 2007 and 2010 and $1.0 million in each year between 2011 and 2016 for the use of the orbital position, subject to conditions in the agreement including our ability to operate SPACEWAY 3. During 2008, we paid $0.75 million to 95 West Co. pursuant to the agreement.

Agreement with Hughes Telematics, Inc.

In July 2006, we granted a limited license to HTI, allowing HTI to use the HUGHES trademark. The license is limited in that HTI may use the HUGHES trademark only in connection with its business of automotive telematics and only in combination with the TELEMATICS name. As partial consideration for the license, the agreement provides that we will be HTI’s preferred engineering services provider. The license is royalty-free, except that HTI has agreed to pay a royalty to us in the event HTI no longer has a commercial or affiliated relationship with us. As contemplated by the license terms, we have commenced providing development services and equipment to HTI.

In October 2007, we entered into an agreement with HTI and a customer of HTI, whereby we agreed to assume the rights and performance obligations of HTI in the event that HTI fails to perform its obligations due to a fundamental cause such as bankruptcy or the cessation of its telematics business. In connection with that agreement, the Company and HTI have entered into a letter agreement pursuant to which HTI has agreed to take certain actions to enable us to assume HTI’s obligations in the event that such action is required. Our management does not believe that this agreement with HTI and HTI’s customer, together with the letter agreement with HTI, will have a significant negative impact, if any, on us, and our financial position, results of operations or cash flows.

HUGHES NETWORK SYSTEMS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In January 2008, we entered into an agreement with HTI, pursuant to which we are developing an overall automotive telematics system for HTI, comprising the telematics system hub and the Telematics Control Unit (“TCU”), which will serve as the user appliance in the telematics system. The agreement also provides that, subject to certain specified performance conditions, we will serve as the exclusive manufacturer and supplier of TCUs for HTI.

HTI is controlled by an affiliate of Apollo. Apollo is HCI’s controlling stockholder. A member of our Board of Managers and HCI’ Board of Directors, Jeffrey A. Leddy, is the CEO and a director of HTI and owns approximately 1.0% of HTI’s equity as of December 31, 2008. In addition, another member of our Board of Managers and HCI’s Board of Directors, Andrew Africk, is a director of HTI and a senior partner of Apollo.

Related Party Transactions

Sales and purchase transactions with related parties are as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006
Sales:
HTI	$31,065	$22,301	$1,611
Apollo and affiliates	897	11,512	20,381

Total sales	$31,962	$33,813	$21,992

Purchases:
Intelsat*	$10,074	$119,961	$59,402
Hughes Systique	9,419	5,609	847
HCI	6,605	6,052	3,272
95 West Co.	750	—	—
Apollo and affiliates	—	—	12,345

Total purchases	$26,848	$131,622	$75,866

*	Subsequent to February 4, 2008, Intelsat is no longer a related party.

Assets and liabilities resulting from transactions with related parties are as follows (in thousands):

	December 31,
	2008	2007
Due from related parties:
HTI	$6,734	$2,380
Apollo and affiliates	30	299

Total due from related party	$6,764	$2,679

Due to related parties:
Hughes Systique	$1,507	$310
HCI	1,112	852
Intelsat*	—	12,311

Total due to related party	$2,619	$13,473

*	Subsequent to February 4, 2008, Intelsat is no longer a related party.

HUGHES NETWORK SYSTEMS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 21:    Commitments and Contingencies

Litigation

The Company is periodically involved in litigation in the ordinary course of its business involving claims regarding intellectual property infringement, product liability, property damage, personal injury, contracts, employment and worker’s compensation. We do not believe that there are any such pending or threatened legal proceedings, including ordinary litigation incidental to the conduct of our business and the ownership of our properties that, if adversely determined, would have a material adverse effect on our business, financial condition, results of operations or liquidity.

On June 28, 2007, we initiated an arbitration proceeding against Sea Launch Limited Partnership and Sea Launch Company, LLC (collectively, “Sea Launch”) with the American Arbitration Association seeking a refund of $44.4 million in payments made to Sea Launch under a Launch Services Agreement (“LSA”). This dispute stemmed from the material failure of a Sea Launch rocket that occurred on January 30, 2007. Sea Launch was scheduled to launch our SPACEWAY 3 satellite in May 2007; however, following the January 30, 2007 rocket failure, there was substantial uncertainty about when Sea Launch would return to flight. As a result, we made alternative arrangements with another launch services provider to launch SPACEWAY 3 in August 2007. In accordance with the LSA, we sent a notice of termination to Sea Launch and were entitled to a refund of the $44.4 million in payments made to Sea Launch in anticipation of the SPACEWAY 3 launch. Sea Launch refused to refund our payments and alleged that we breached the LSA by entering into a contract with another launch services provider and that the January 30, 2007 explosion of a Sea Launch rocket constituted an “excusable delay” under the LSA. Our arbitration filing was based on breach of contract. We believed that Sea Launch’s purported justifications for refusing to refund the $44.4 million were without merit and that we were contractually entitled to a full refund of our payments under the express terms of the LSA. We have recorded a prepaid asset in the form of a deposit, included in Other assets in the accompanying audited Consolidated Balance Sheets. The Company evaluates the prepaid asset for impairment in accordance with SFAS No. 144. Sea Launch is a private company and the evaluation has been principally based on available credit information and Sea Launch’s continued operations, including a launch backlog and successful launches.

The arbitration hearings were completed during the third quarter of 2008. In March 2009, the arbitration panel rendered its decision entitling the Company to a refund of the $44.4 million in payments made to Sea Launch, in addition to interest of 10% per annum on the $44.4 million from July 10, 2007 until payment in full of the $44.4 million. In addition, the arbitral award provides that Sea Launch must reimburse the Company for substantially all of the administrative fees and expenses in connection with the arbitration process. Sea Launch has filed for bankruptcy. See Note 24—Subsequent Event for additional information.

On September 29, 2008, the Company received notice of a complaint in a putative class action filed in the United States District Court for the Eastern District of Pennsylvania. The case, captioned Scasta v. HughesNet, et. al. was filed by David Scasta, a former customer of the Company’s consumer broadband internet service. The complaint sought damages of $75 million and alleges, among other things, that the Company failed to deliver the speeds of consumer internet service that it advertises and that the Company filters and blocks Internet content resulting in slower service speeds. On December 29, 2008, Mr. Scasta filed a motion for a voluntary dismissal with the court and the case was dismissed without prejudice.

In October 2008, Hughes Telecommunicacoes do Brasil Ltda. (“HTB”), a wholly owned subsidiary of HNS, received a tax assessment of approximately $4.4 million from the State of Sao Paulo Treasury Department. The tax assessment alleges HTB failed to pay certain import taxes to the State of São Paulo. The Company disputes the State of Sao Paulo’s claims and it intends to vigorously defend itself against these allegations. As such, the Company does not believe the assessment is valid and has not recorded a liability.

HUGHES NETWORK SYSTEMS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

It is the opinion of management that such litigation is not expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Product Warranties

The Company warrants its hardware products over 12 to 24 months, depending on the products sold, following the date of installation. A large portion of its enterprise customers enter into maintenance agreements under which the Company recognizes revenue for providing maintenance services that prolong the life and effectiveness of the installed hardware, thus minimizing the potential for warranty claims or repairs. Warranty reserves are determined based on historical warranty repair experience and an assessment of the number of units remaining under warranty coverage. Long-term contracts for the sale of wireless communications systems may include contractual provisions relating to warranty coverage for fixed terms generally not exceeding five years. Warranty provisions for these contracts are included in the determination of overall contract costs and earnings, based on management’s estimates of the cost of the related coverage. Accrued contract warranty costs are reviewed and adjusted, as appropriate, over the term of the contractual warranty period.

Changes in accrued warranty costs were as follows (in thousands):

	December 31,
	2008	2007
Balance beginning of period	$3,579	$2,827
Warranty costs accrual	3,267	3,881
Warranty costs incurred	(2,937)	(3,129)

Balance at end of period	$3,909	$3,579

Leases

The Company has non-cancelable operating leases having lease terms in excess of one year, primarily for real property. Future minimum payments under such leases at December 31, 2008 are as follows (in thousands):

Amount
Year ending December 31,
2009	$10,128
2010	7,370
2011	5,717
2012	4,618
2013	983
Thereafter	226

Total minimum lease payments	$29,042

Rental expenses under operating leases, net of sublease income, were $12.8 million, $12.6 million and $11.1 million for the years ended December 31, 2008, 2007 and 2006, respectively.

HUGHES NETWORK SYSTEMS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has non-cancelable vendor obligations for acquisition of transponder capacity. Future minimum payments under such obligations at December 31, 2008 are as follows (in thousands):

Amount
Year ending December 31,
2009	$125,050
2010	73,953
2011	30,700
2012	10,569
2013	9,821
Thereafter	24,296

Total minimum lease payments	$274,389

Rental expenses under operating leases for transponder capacity were $193.3 million, $188.5 million and $167.9 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Other

The Company is contingently liable under standby letters of credit and bonds in the aggregate amount of $26.4 million that were undrawn at December 31, 2008. Of this amount, $10.3 million were issued under the Revolving Credit Facility; $1.6 million was secured by restricted cash; $0.9 million related to an insurance bond; and $13.6 million were secured by letters of credit issued under credit arrangements available to our Indian and Brazilian subsidiaries. Certain of the letters of credit issued by our Indian subsidiaries are secured by those entities’ assets. As of December 31, 2008, these obligations were scheduled to expire as follows: $21.1 million in 2009; $1.4 million in 2010; $0.5 million in 2011; and $3.4 million in 2012 and thereafter.

In connection with the acquisition of Helius on February 4, 2008 as described in Note 5, pursuant to the agreement, the Company has a contractual obligation for contingent consideration of up to $20.0 million as additional purchase price, if any, to be payable in April 2010 by us or Helius, as the surviving corporation, subject to Helius achieving the Performance Goal as set forth in the Merger Agreement.

Note 22:    Transfers (to) from the Noncontrolling Interest in Subsidiaries

The following table discloses the effects of changes in our ownership interest in our subsidiaries on our equity (in thousands):

	2008	2007	2006
Net income attributable to HNS	$12,096	$49,801	$19,102

Transfers (to) from the noncontrolling interest:
Gain on receipt of investment by subsidiary	—	—	2,098
Close-out of a subsidiary	—	(608)	—

Net transfers (to) from noncontrolling interest	—	(608)	2,098

Change from net income attributable to HNS and transfers (to) from noncontrolling interest	$12,096	$49,193	$21,200

HUGHES NETWORK SYSTEMS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 23:    Supplemental Guarantor and Non-Guarantor Financial Information

On April 13, 2006, the Company and its wholly-owned subsidiary, HNS Finance Corp., as co-issuer (the “Co-Issuer”), completed an offering of the 2006 Senior Notes. Certain of the Company’s wholly-owned subsidiaries (HNS Real Estate LLC, Hughes Network Systems International Service Company, HNS India VSAT, Inc. and HNS Shanghai, Inc. (together, the “Guarantor Subsidiaries”)) have fully and unconditionally guaranteed, on a joint and several basis, payment of the 2006 Senior Notes.

In lieu of providing separate audited financial statements of the Co-Issuer and the Guarantor Subsidiaries, condensed financial statements prepared in accordance with Rule 3-10 of Regulation S-X are presented below. The column marked “Parent” represents our results of operations. The column marked “Guarantor Subsidiaries” includes the results of the Guarantor Subsidiaries along with the results of the Co-Issuer, a finance subsidiary which is 100% owned by the Company and which had no assets, operations, revenues or cash flows for the periods presented. The column marked “Non-Guarantor Subsidiaries” includes the results of non-guarantor subsidiaries of the Company. Eliminations necessary to arrive at the information for the Company on a consolidated basis for the periods presented are included in the column so labeled. Separate financial statements and other disclosures concerning the Co-Issuer and the Guarantor Subsidiaries are not presented because management has determined that they are not material to investors.

The following represents the supplemental condensed financial statements of the Company, Guarantor Subsidiaries and Non-guarantor Subsidiaries. These condensed financial statements should be read in conjunction with our consolidated financial statements and notes thereto.

HUGHES NETWORK SYSTEMS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidated Balance Sheet as of December 31, 2008

(In thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Assets
Cash and cash equivalents	$75,956	$2,013	$22,293	$—	$100,262
Receivables, net	147,424	2,007	66,109	(15,281)	200,259
Inventories	57,453	666	7,366	—	65,485
Prepaid expenses and other	8,030	284	12,111	—	20,425

Total current assets	288,863	4,970	107,879	(15,281)	386,431
Property, net	459,855	29,600	17,815	—	507,270
Investment in subsidiaries	92,057	—	—	(92,057)	—
Other assets	173,531	10,614	2,261	—	186,406

Total assets	$1,014,306	$45,184	$127,955	$(107,338)	$1,080,107

Liabilities and equity
Accounts payable	$57,488	$3,133	$35,327	$(15,281)	$80,667
Short-term debt	4,391	—	3,861	—	8,252
Accrued liabilities and due to affiliates	128,813	761	29,841	—	159,415

Total current liabilities	190,692	3,894	69,029	(15,281)	248,334
Long-term debt	574,771	—	3,527	—	578,298
Other long-term liabilities	18,005	—	—	—	18,005
Total HNS owners’ equity	230,838	36,658	55,399	(92,057)	230,838
Non-controlling interest	—	4,632	—	—	4,632

Total liabilities and equity	$1,014,306	$45,184	$127,955	$(107,338)	$1,080,107

HUGHES NETWORK SYSTEMS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidated Balance Sheet as of December 31, 2007

(In thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Assets
Cash and cash equivalents	$113,530	$150	$15,547	$—	$129,227
Marketable securities	11,224	—	—	—	11,224
Receivables, net	158,540	15	68,919	(17,743)	209,731
Inventories	59,164	—	6,590	—	65,754
Prepaid expenses and other	26,638	83	15,410	—	42,131

Total current assets	369,096	248	106,466	(17,743)	458,067
Property, net	436,116	25,941	17,919	—	479,976
Investment in subsidiaries	76,631	—	—	(76,631)	—
Other assets	168,084	5,881	—	—	173,965

Total assets	$1,049,927	$32,070	$124,385	$(94,374)	$1,112,008

Liabilities and equity
Accounts payable	$56,638	$11	$30,591	$(17,743)	$69,497
Short-term debt	9,636	—	5,159	—	14,795
Accrued liabilities and due to affiliates	156,460	—	34,149	—	190,609

Total current liabilities	222,734	11	69,899	(17,743)	274,901
Long-term debt	573,836	—	3,925	—	577,761
Other long-term liabilities	5,813	—	713	—	6,526
Total HNS owners’ equity	247,544	26,783	49,848	(76,631)	247,544
Non-controlling interest	—	5,276	—	—	5,276

Total liabilities and equity	$1,049,927	$32,070	$124,385	$(94,374)	$1,112,008

HUGHES NETWORK SYSTEMS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidated Statement of Operations for the Year Ended December 31, 2008

(In thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenues	$894,885	$13,873	$186,728	$(35,595)	$1,059,891

Operating costs and expenses:
Costs of revenues	676,339	5,878	134,476	(31,756)	784,937
Selling, general and administrative	140,747	5,533	31,127	(3,839)	173,568
Research and development	23,931	2,902	—	—	26,833
Amortization of intangibles	5,387	1,032	—	—	6,419

Total operating costs and expenses	846,404	15,345	165,603	(35,595)	991,757

Operating income (loss)	48,481	(1,472)	21,125	—	68,134
Other income (expense):
Interest expense	(49,898)	—	(1,429)	—	(51,327)
Interest and other income (expense), net	2,448	—	708	—	3,156
Equity in earnings of subsidiaries	11,988	—	—	(11,988)	—

Income (loss) before income tax expense	13,019	(1,472)	20,404	(11,988)	19,963
Income tax expense	(923)	—	(6,665)	—	(7,588)

Net income (loss)	12,096	(1,472)	13,739	(11,988)	12,375
Net (income) loss attributable to the noncontrolling interest	—	(381)	102	—	(279)

Net income (loss) attributable to HNS	$12,096	$(1,853)	$13,841	$(11,988)	$12,096

HUGHES NETWORK SYSTEMS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidated Statement of Operations for the Year Ended December 31, 2007

(In thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenues	$845,501	$1,140	$148,128	$(24,694)	$970,075

Operating costs and expenses:
Costs of revenues	627,684	—	104,626	(20,603)	711,707
Selling, general and administrative	116,134	3,295	30,043	(4,091)	145,381
Research and development	17,036	—	—	—	17,036
Amortization of intangibles	6,144	—	—	—	6,144

Total operating costs and expenses	766,998	3,295	134,669	(24,694)	880,268

Operating income (loss)	78,503	(2,155)	13,459	—	89,807
Other income (expense):
Interest expense	(41,962)	—	(1,810)	—	(43,772)
Interest and other income (expense), net	8,690	—	475	—	9,165
Equity in earnings of subsidiaries	4,670	—	—	(4,670)	—

Income (loss) before income tax expense	49,901	(2,155)	12,124	(4,670)	55,200
Income tax expense	(100)	—	(5,216)	—	(5,316)

Net income (loss)	49,801	(2,155)	6,908	(4,670)	49,884
Net (income) loss attributable to the noncontrolling interest	—	(286)	203	—	(83)

Net income (loss) attributable to HNS	$49,801	$(2,441)	$7,111	$(4,670)	$49,801

HUGHES NETWORK SYSTEMS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidated Statement of Operations for the Year Ended December 31, 2006

(In thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenues	$763,675	$969	$114,714	$(21,133)	$858,225

Operating costs and expenses:
Costs of revenues	568,040	—	87,541	(18,290)	637,291
Selling, general and administrative	108,621	2,157	26,113	(2,833)	134,058
Research and development	23,058	—	—	—	23,058
Amortization of intangibles	6,144	—	—	—	6,144

Total operating costs and expenses	705,863	2,157	113,654	(21,123)	800,551

Operating income (loss)	57,812	(1,188)	1,060	(10)	57,674
Other income (expense):
Interest expense	(44,973)	—	(1,224)	156	(46,041)
Interest and other income (expense), net	8,561	—	2,503	(156)	10,908
Equity in loss of subsidiaries	(2,298)	—	—	2,298	—

Income (loss) before income tax expense	19,102	(1,188)	2,339	2,288	22,541
Income tax expense	—	—	(3,276)	—	(3,276)

Net (income) loss	19,102	(1,188)	(937)	2,288	19,265
Net (income) loss attributable to the noncontrolling interest	—	(334)	171	—	(163)

Net income (loss) attributable to HNS	$19,102	$(1,522)	$(766)	$2,288	$19,102

HUGHES NETWORK SYSTEMS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidated Statement of Cash Flows for the Year Ended December 31, 2008

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net income (loss)	$12,096	$(1,472)	$13,739	$(11,988)	$12,375
Adjustments to reconcile net income (loss) to net cash flows from operating activities	40,452	8,174	(2,824)	11,988	57,790

Net cash provided by operating activities	52,548	6,702	10,915	—	70,165

Cash flows from investing activities:
Change in restricted cash	3,577	—	(473)	—	3,104
Proceeds from sales of marketable securities	11,090	—	—	—	11,090
Expenditures for property	(69,535)	(4,839)	(7,295)	—	(81,669)
Expenditures for capitalized software	(14,564)	—	—	—	(14,564)
Proceeds from sale of property	—	—	—	—	—
Acquisition of Helius, net of cash received	(10,543)	—	—	—	(10,543)

Net cash used in investing activities	(79,975)	(4,839)	(7,768)	—	(92,582)

Cash flows from financing activities:
Net increase in notes and loans payable	—	—	223	—	223
Long-term debt borrowings	173	—	3,433	—	3,606
Repayment of long-term debt	(10,320)	—	(3,429)	—	(13,749)

Net cash provided by (used in) financing activities	(10,147)	—	227	—	(9,920)

Effect of exchange rate changes on cash and cash equivalents	—	—	3,372	—	3,372

Net increase (decrease) in cash and cash equivalents	(37,574)	1,863	6,746	—	(28,965)
Cash and cash equivalents at beginning of period	113,530	150	15,547	—	129,227

Cash and cash equivalents at end of period	$75,956	$2,013	$22,293	$—	$100,262

HUGHES NETWORK SYSTEMS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidated Statement of Cash Flows for the Year Ended December 31, 2007

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net income (loss)	$49,801	$(2,155)	$6,908	$(4,670)	$49,884
Adjustments to reconcile net income (loss) to net cash flows from operating activities	21,375	3,420	15,855	4,670	45,320

Net cash provided by operating activities	71,176	1,265	22,763	—	95,204

Cash flows from investing activities:
Change in restricted cash	284	—	95	—	379
Purchases of marketable securities	(22,096)	—	—	—	(22,096)
Proceeds from sales of marketable securities	114,105	—	—	—	114,105
Expenditures for property	(220,451)	(1,195)	(12,306)	—	(233,952)
Expenditures for capitalized software	(14,228)	—	—	—	(14,228)
Proceeds from sale of property	382	—	134	—	516

Net cash used in investing activities	(142,004)	(1,195)	(12,077)	—	(155,276)

Cash flows from financing activities:
Net increase in notes and loans payable	—	—	376	—	376
Long-term debt borrowings	115,000	—	4,731	—	119,731
Repayment of long-term debt	(21,577)	—	(3,266)	—	(24,843)
Debt issuance cost	(2,053)	—	—	—	(2,053)

Net cash provided by financing activities	91,370	—	1,841	—	93,211

Effect of exchange rate changes on cash and cash equivalents	—	—	(3,010)	—	(3,010)

Net increase in cash and cash equivalents	20,542	70	9,517	—	30,129
Cash and cash equivalents at beginning of period	92,988	80	6,030	—	99,098

Cash and cash equivalents at end of period	$113,530	$150	$15,547	$—	$129,227

HUGHES NETWORK SYSTEMS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2006

(In thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net income (loss)	$19,102	$(1,188)	$(937)	$2,288	$19,265
Adjustments to reconcile net income (loss) to net cash flows from operating activities	71,568	1,743	1,445	(2,288)	72,468

Net cash provided by operating activities	90,670	555	508	—	91,733

Cash flows from investing activities:
Change in restricted cash	(124)	—	(170)	—	(294)
Purchases of marketable securities	(89,254)	—	—	—	(89,254)
Expenditures for property	(71,844)	(552)	(4,795)	—	(77,191)
Expenditures for capitalized software	(16,416)	—	—	—	(16,416)
Proceeds from sale of property	—	—	521	—	521

Net cash used in investing activities	(177,638)	(552)	(4,444)	—	(182,634)

Cash flows from financing activities:
Net decrease in notes and loans payable	—	—	(1,609)	—	(1,609)
Long-term debt borrowings	450,000	—	5,330	—	455,330
Repayment of long-term debt	(360,924)	—	(3,948)	—	(364,872)
Debt issuance cost	(11,668)	—	—	—	(11,668)

Net cash provided by (used in) financing activities	77,408	—	(227)	—	77,181

Effect of exchange rate changes on cash and cash equivalents	—	—	(449)	—	(449)

Net increase (decrease) in cash and cash equivalents	(9,560)	3	(4,612)	—	(14,169)
Cash and cash equivalents at beginning of period	102,548	77	10,642	—	113,267

Cash and cash equivalents at end of period	$92,988	$80	$6,030	$—	$99,098

HUGHES NETWORK SYSTEMS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 24:    Subsequent Event

On June 22, 2009, Sea Launch filed a voluntary petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. This is a change in circumstance that indicates the Company’s prepaid asset in the amount of $44.4 million may be impaired. The Company is in the process of performing an evaluation to determine the amount of the impairment, if any. An adjustment for the impairment, if any, will be recorded when the Company completes its evaluation. See Note 16 for further discussion of this matter.

Note 25:    Supplementary Unaudited Quarterly Financial Information

The following table sets forth selected unaudited quarterly financial data, which included all adjustments that are necessary, in the opinion of our management, for a fair presentation of its results of operations for the interim periods (in thousands):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2008:
Revenue	$237,020	$265,490	$271,719	$285,662
Gross margin	$66,019	$66,265	$68,850	$73,820
Net income attributable to HNS	$1,458	$2,634	$3,585	$4,419
Net income	$1,494	$2,668	$3,620	$4,593

2007:
Revenue	$222,731	$234,109	$233,657	$279,578
Gross margin	$55,359	$61,831	$60,870	$80,308
Net income attributable to HNS	$4,308	$11,178	$12,446	$21,869
Net income	$4,016	$11,287	$12,413	$22,168

HUGHES NETWORK SYSTEMS, LLC

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$102,572	$100,262
Receivables, net	174,616	200,259
Inventories	66,389	65,485
Prepaid expenses and other	22,341	20,425

Total current assets	365,918	386,431
Property, net	514,145	507,270
Capitalized software costs, net	52,251	51,454
Intangible assets, net	18,395	19,780
Goodwill	2,661	2,661
Other assets	108,976	112,511

Total assets	$1,062,346	$1,080,107

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$76,362	$80,667
Short-term debt	6,432	8,252
Accrued liabilities	148,134	156,796
Due to affiliates	5,736	2,619

Total current liabilities	236,664	248,334
Long-term debt	577,842	578,298
Other long-term liabilities	13,538	18,005

Total liabilities	828,044	844,637

Commitments and contingencies
Equity:
Hughes Network Systems, LLC (“HNS”) equity:
Class A membership interests	177,645	177,425
Class B membership interests	—	—
Retained earnings	76,145	80,999
Accumulated other comprehensive loss	(24,510)	(27,586)

Total HNS’ equity	229,280	230,838

Noncontrolling interest	5,022	4,632

Total equity	234,302	235,470

Total liabilities and equity	$1,062,346	$1,080,107

HUGHES NETWORK SYSTEMS

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Revenues:
Services revenues	$161,904	$148,757
Hardware sales	77,850	88,263

Total revenues	239,754	237,020

Operating costs and expenses:
Cost of services	106,546	94,203
Cost of hardware products sold	74,205	76,798
Selling, general and administrative	43,797	48,291
Research and development	5,351	6,076
Amortization of intangible assets	1,385	1,608

Total operating costs and expenses	231,284	226,976

Operating income	8,470	10,044
Other income (expense):
Interest expense	(13,829)	(9,308)
Interest income	227	1,356
Other income, net	—	31

Income (loss) before income tax (expense) benefit	(5,132)	2,123
Income tax (expense) benefit	668	(629)

Net income (loss)	(4,464)	1,494
Net income attributable to the noncontrolling interest	(390)	(36)

Net income (loss) attributable to HNS	$(4,854)	$1,458

HUGHES NETWORK SYSTEMS

CONDENSED STATEMENTS OF CHANGES IN EQUITY

(In thousands)

(Unaudited)

	HNS Owners’ Equity			Noncontrolling Interest	Total
	Class A Membership Interests	Retained Earnings	Accumulated Other Comprehensive Loss
Balance at December 31, 2008	$177,425	$80,999	$(27,586)	$4,632	$235,470
Equity plan compensation	220	—	—	—	220
Net income (loss)	—	(4,854)	—	390	(4,464)
Foreign currency translation adjustments	—	—	(1,407)	—	(1,407)
Reclassification of realized loss on hedging instruments	—	—	(854)	—	(854)
Unrealized gain on hedging instruments	—	—	5,337	—	5,337

Balance at March 31, 2009	$177,645	$76,145	$(24,510)	$5,022	$234,302

HUGHES NETWORK SYSTEMS

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$(4,464)	$1,494
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	21,860	10,710
Amortization of debt issuance costs	378	343
Equity plan compensation expense	220	76
Other	(9)	(4)
Change in other operating assets and liabilities, net of acquisition:
Receivables, net	23,683	23,761
Inventories	(1,089)	(10,194)
Prepaid expenses and other	747	(4,268)
Accounts payable	(4,873)	2,444
Accrued liabilities and other	(3,025)	(5,527)

Net cash provided by operating activities	33,428	18,835

Cash flows from investing activities:
Change in restricted cash	94	7
Expenditures for property	(26,625)	(22,948)
Expenditures for capitalized software	(4,391)	(3,382)
Proceeds from sale of property	56	25
Acquisition of Helius, Inc., net of cash received	—	(10,812)

Net cash used in investing activities	(30,866)	(37,110)

Cash flows from financing activities:
Net increase (decrease) in notes and loans payable	(509)	689
Long-term debt borrowings	933	1,654
Repayment of long-term debt	(2,069)	(4,620)

Net cash used in financing activities	(1,645)	(2,277)

Effect of exchange rate changes on cash and cash equivalents	1,393	1,080

Net increase (decrease) in cash and cash equivalents	2,310	(19,472)
Cash and cash equivalents at beginning of the period	100,262	129,227

Cash and cash equivalents at end of the period	$102,572	$109,755

Supplemental cash flow information:
Cash paid for interest	$2,653	$2,832
Cash paid for income taxes	$705	$930

HUGHES NETWORK SYSTEMS, LLC

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1:     Organization, Basis of Presentation and Summary of Significant Accounting Policies

Hughes Network Systems, LLC (“HNS” and, together with its consolidated subsidiaries, the “Company” or “we”) was formed as a Delaware limited liability company on November 12, 2004. The Limited Liability Company Agreement of Hughes Network Systems, LLC, as amended (the “LLC Agreement”) provides for two classes of membership interests. The Class A membership interests, which have voting rights, are purchased by investors in the Company. The Class B membership interests, which do not have voting rights, are available for grant to employees, officers, directors, and consultants of the Company in exchange for the performance of services. Hughes Communications, Inc. (“HCI” or “Parent”) is the sole owner of our Class A membership interests and serves as our managing member, as defined in the LLC Agreement. As of March 31, 2009, there were 95,000 Class A membership interests outstanding and 3,656 Class B membership interests outstanding.

We are a telecommunications company that provides equipment and services to the broadband communications marketplace. We have extensive technical expertise in satellite, wire line and wireless communications which we utilize in a number of product and service offerings. In particular, we offer a spectrum of broadband equipment and services to the managed services market comprised of enterprises with a requirement to connect a large number of geographically dispersed locations with reliable, scalable, and cost-effective applications, such as credit card verification, inventory tracking and control, and broadcast video. Our broadband network services and systems are provided to the international and domestic enterprise markets, and our satellite Internet access is provided to North American consumers, which we refer to as the Consumer market. In addition, we provide networking systems solutions to customers for mobile satellite, telematics and wireless backhaul systems. These services are generally provided on a contract or project basis and may involve the use of proprietary products engineered by us.

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with: (i) generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information; (ii) the instructions to Form 10-Q; and (iii) the guidance of Rule 10-01 of Regulation S-X under the Securities and Exchange Act of 1934, as amended, for financial statements required to be filed with the Securities and Exchange Commission (“SEC”). They include the assets, liabilities, results of operations and cash flows of the Company, including its domestic and foreign subsidiaries that are more than 50% owned or for which the Company is deemed to be the primary beneficiary as defined by Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 46R, “Consolidation of Variable Interest Entities”. Entities in which the Company holds at least 20% ownership or in which there are other indicators of significant influence are generally accounted for by the equity method, whereby the Company records its proportionate share of the entities’ results of operations. Entities in which the Company holds less than 20% ownership and does not have the ability to exercise significant influence are generally carried at cost. As permitted under Rule 10-01 of Regulation S-X, certain notes and other financial information normally required by GAAP have been condensed or omitted. Management believes the accompanying condensed consolidated financial statements reflect all normal and recurring adjustments necessary for a fair presentation of the Company’s financial position, results of operations, and cash flows as of and for the periods presented herein. Our results of operations for the three months ended March 31, 2009 may not be indicative of our future results. These condensed consolidated financial statements are unaudited and should be read in conjunction with our audited consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2008.

All intercompany balances and transactions with subsidiaries and other consolidated entities have been eliminated.

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Use of Estimates in the Preparation of the Condensed Consolidated Financial Statements

The preparation of the condensed consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates.

New Accounting Pronouncements

On April 9, 2009, the FASB issued FASB Staff Position (“FSP”) FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.” This FSP provides additional guidance: 1) for estimating fair value in accordance with SFAS No. 157, “Fair Value Measurements,” when the volume and level of activity for the asset or liability have significantly decreased and 2) on how to identify whether a transaction is distressed or forced. This FSP is effective for reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company does not believe the adoption of this FSP will have a material impact on its results of operations, financial position, or cash flow.

On April 9, 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments.” This FSP is intended to bring greater consistency to the timing of impairment recognition and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This FSP is effective for reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company does not believe the adoption of this FSP will have a material impact on its results of operations, financial position, or cash flow.

On April 9, 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” related to fair value disclosures for any financial instruments that are not currently reflected on the balance sheet at fair value. Prior to issuing this FSP, fair values for these assets and liabilities were only disclosed once a year. The FSP now requires these disclosures on a quarterly basis, providing qualitative and quantitative information about fair value estimates for all those financial instruments not measured on the balance sheet at fair value. This FSP is effective for reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company does not believe the adoption of this FSP will have a material impact on its results of operations, financial position, or cash flow.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of SFAS No. 133.” This Statement, among other things, requires entities to provide more transparent disclosure for derivative instruments and for hedging activities. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The adoption of SFAS No. 161 on January 1, 2009 did not have a material impact on the Company’s disclosures about derivative instruments and hedging activities.

In February 2008, the FASB issued FSP FAS 157-2, “Effective Date of FASB Statement No. 157,” which delayed the effective date of SFAS No. 157, “Fair Value Measurements,” for non-financial assets and liabilities to fiscal years beginning after November 15, 2008. The adoption of SFAS No. 157 on January 1, 2009 did not have a material impact on the Company’s results of operations, financial position, or cash flow.

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51.” The objective of SFAS No. 160 is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements. This Statement applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but affects only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. The Company adopted SFAS No. 160 on January 1, 2009 and provided additional required disclosures relating to our noncontrolling interest pursuant to SFAS No. 160.

Note 2:    Acquisition of Helius, Inc.

In February 2008, we completed the acquisition of Helius, Inc. pursuant to the merger agreement HCI entered into on December 21, 2007 (the “Merger Agreement”). Pursuant to the Merger Agreement, we paid $10.5 million, after certain adjustments, at the closing of the acquisition. Immediately after the acquisition, Helius, Inc. was converted to a limited liability company, Helius, LLC (“Helius”). As part of the Merger Agreement, we have a remaining contractual obligation for contingent consideration of up to $20.0 million (the “Contingent Payment”). If Helius achieves certain post-closing performance goals (the “Performance Goals”) as set forth in the Merger Agreement, we are obligated to pay the Contingent Payment in April 2010 as additional purchase price. Since it is not certain that Helius will achieve the Performance Goals, we have not recognized the liability on the Contingent Payment according to SFAS No. 141, “Business Combinations.” However, if it becomes probable that Helius will achieve the Performance Goals pursuant to the Merger Agreement, we will recognize the Contingent Payment as additional goodwill.

The excess of the total acquisition costs of $10.8 million over the estimated fair value of the net assets acquired from Helius has been reflected as goodwill in accordance with SFAS No. 141. We believe that the goodwill resulting from the Helius acquisition reflects the expected synergies that will generate long-term revenue growth, expansion of customer services and improvement of customer retention rates as we combine Helius’ customer base and skills as a recognized leader in the internet protocol television solutions business with our extensive broadband networking experience and customer base. Due to the nature of Helius’ business activities, its customer base and other similarities with our North America Enterprise business, Helius operates within our North America Broadband segment. Helius’ results of operations have been included in our consolidated statement of operations since February 2008.

The purchase price consisted of the following (in thousands):

Amount
Cash consideration	$10,500
Direct acquisition costs	305

Total acquisition costs	$10,805

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the fair values of the assets acquired and liabilities assumed at the acquisition date (in thousands):

Amount
Current assets	$1,054
Property	658
Intangible assets	7,600
Goodwill	2,661

Total assets	11,973

Current liabilities	(1,168)

Total liabilities	(1,168)

Net assets acquired	$10,805

Based on the valuation of Helius’ intangible assets, using an income approach, the fair values of the intangible assets are as follows (in thousands):

Amount
Customer relationships	$4,260
Patented technology	2,870
Trademarks	470

Total	$7,600

The weighted average amortization period for the intangible assets is approximately 7.6 years. The total amount of goodwill is expected to be deductible for tax purposes. Pro forma financial statements are not presented as Helius’s results of operations were not material to the Company’s consolidated financial statements.

Note 3:    Receivables, Net

Receivables, net consisted of the following (in thousands):

	March 31, 2009	December 31, 2008
Trade receivables	$150,290	$177,684
Contracts in process	31,757	30,412
Other receivables	1,929	1,714

Total receivables	183,976	209,810
Allowance for doubtful accounts	(9,360)	(9,551)

Total receivables, net	$174,616	$200,259

Trade receivables included $1.1 million and $6.8 million of amounts due from affiliates at March 31, 2009 and December 31, 2008, respectively. Advances and progress billings offset against contracts in process amounted to $9.4 million and $13.9 million at March 31, 2009 and December 31, 2008, respectively.

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 4:    Inventories

Inventories consisted of the following (in thousands):

	March 31, 2009	December 31, 2008
Production materials and supplies	$11,273	$10,268
Work in process	15,288	12,445
Finished goods	39,828	42,772

Total inventories	$66,389	$65,485

Inventories are carried at the lower of cost or market, principally using standard costs adjusted to reflect actual based on variance analyses performed throughout the year. Inventories are adjusted to net realizable value using management’s best estimates of future use. In making its assessment of future use or recovery, management considers the aging and composition of inventory balances, the effects of technological and/or design changes, forecasted future product demand based on firm or near-firm customer orders and alternative means of disposition of excess or obsolete items.

Note 5:    Property, Net

Property, net consisted of the following (dollars in thousands):

	Estimated Useful Lives (years)	March 31, 2009	December 31, 2008
Land and improvements	10	$5,863	$5,871
Buildings and leasehold improvements	2 -30	28,239	28,090
Satellite related assets	15	380,394	380,394
Machinery and equipment	1 - 7	166,711	134,544
VSAT operating lease hardware	2 - 5	42,607	42,741
Furniture and fixtures	7	1,285	1,092
Construction in progress		16,263	25,180

Total property		641,362	617,912
Accumulated depreciation		(127,217)	(110,642)

Total property, net		$514,145	$507,270

Satellite related assets consist primarily of SPACEWAYTM 3 (“SPACEWAY 3”), a next generation broadband satellite system with a unique architecture for broadband data communications. In April 2008, we placed SPACEWAY 3 into service and began to depreciate its related costs on a straight-line basis over the estimated useful life of 15 years. Satellite related assets include the costs associated with the construction and launch of the satellite, insurance premiums for the satellite launch and the in-orbit testing period, interest incurred during the construction of the satellite, and other costs directly related to the satellite.

We capitalized interest related to the construction of SPACEWAY 3 of $4.8 million for the three months ended March 31, 2008 and none for the same period in 2009 as we placed the satellite into service in April 2008.

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 6:    Intangible Assets, Net

Intangible assets, net consisted of the following (dollars in thousands):

	Estimated Useful Lives (years)	Cost Basis	Accumulated Amortization	Net Basis
March 31, 2009:
Backlog and customer relationships	4 -8	$22,092	$(13,589)	$8,503
Patented technology and trademarks	2 -10	16,393	(6,501)	9,892

Total intangible assets, net		$38,485	$(20,090)	$18,395

December 31, 2008:
Backlog and customer relationships	4 - 8	$22,092	$(12,694)	$9,398
Patented technology and trademarks	2 -10	16,393	(6,011)	10,382

Total intangible assets, net		$38,485	$(18,705)	$19,780

We amortize the recorded values of our intangible assets over their estimated useful lives. For the three months ended March 31, 2009 and 2008, we recorded $1.4 million and $1.6 million of amortization expense, respectively. Estimated future amortization expense at March 31, 2009 was as follows (in thousands):

Amount
Remaining nine months ending December 31, 2009	$4,156
Year ending December 31,
2010	2,920
2011	2,902
2012	2,902
2013	2,902
2014	1,270
Thereafter	1,343

Total estimated future amortization expense	$18,395

Note 7:    Short-Term and Long-Term Debt

Short-term and current portion of long-term debt consisted of the following (dollars in thousands):

	Interest Rates	March 31, 2009	December 31, 2008
VSAT hardware financing	1.00% -15.00%	$4,047	$4,864
Revolving bank borrowings	8.25% -18.00%	1,980	2,432
Capital lease and other	6.00% -13.75%	405	956

Total short term borrowings and current portion of long-term debt		$6,432	$8,252

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of March 31, 2009, the Company had $2.0 million of outstanding revolving bank borrowings, which were obtained by our subsidiary in India under revolving lines of credit with several local banks and which had a weighted average variable interest rate of 12.45%. There is no requirement for compensating balances for these borrowings. The total amount available for borrowing by the Indian and European subsidiaries under the revolving lines of credit was $1.3 million as of March 31, 2009.

Long-term debt consisted of the following (dollars in thousands):

	Interest Rates	March 31, 2009	December 31, 2008
Senior notes	9.50%	$450,000	$450,000
Term loans	7.62%	115,000	115,000
VSAT hardware financing	2.00% -15.00%	7,496	8,038
Capital lease and other	6.00%	5,346	5,260

Total long-term debt		$577,842	$578,298

The $450 million senior notes (the “2006 Senior Notes”) have a fixed interest rate of 9.50% per annum and mature on April 15, 2014. Interest on the 2006 Senior Notes is paid semi-annually in arrears on April 15 and October 15. As of March 31, 2009 and 2008, interest accrued on the 2006 Senior Notes was $19.7 million.

The Company has a secured $50 million revolving credit facility (the “Revolving Credit Facility”), which matures on April 22, 2011. The interest rate associated with the Revolving Credit Facility is based on, at the Company’s option, the ABR rate plus 1.50% per annum or Adjusted LIBOR plus 2.50% per annum. For the three months ended March 31, 2009 and 2008, there were no borrowings under the Revolving Credit Facility. As of March 31, 2009, the Revolving Credit Facility had total outstanding letters of credit of $3.6 million and an available borrowing capacity of $46.4 million.

In February 2007, we borrowed $115 million from a syndicate of banks (the “Term Loan Facility”), which matures on April 15, 2014. The interest on the Term Loan Facility is paid quarterly at Adjusted LIBOR (as defined in the Term Loan Facility and existing Revolving Credit Facility) plus 2.50% per annum. To mitigate the variable interest rate risk associated with the Term Loan Facility, we entered into a swap agreement to swap the Adjusted LIBOR for a fixed interest rate of 5.12% per annum (the “Swap Agreement”). As a result, the Term Loan Facility has a fixed interest rate of 7.62% per annum. As of March 31, 2009 and 2008, interest accrued based on the Swap Agreement and the Term Loan Facility was $0.8 million.

The indenture governing the 2006 Senior Notes, the agreement governing the amended Revolving Credit Facility and the agreement governing the Term Loan Facility require us to comply with certain affirmative and negative covenants: (i) in the case of the indenture, for so long as any 2006 Senior Notes are outstanding; (ii) in the case of the amended Revolving Credit Facility, so long as the amended Revolving Credit Facility is in effect, and (iii) in the case of the Term Loan Facility, for so long as the Term Loan Facility remains outstanding. Negative covenants contained in these agreements include limitations on our ability and/or certain of our subsidiaries’ ability to incur additional indebtedness; issue redeemable stock and subsidiary preferred stock; incur liens; pay dividends or distributions or redeem or repurchase capital stock; prepay, redeem or repurchase debt; make loans and investments; enter into agreements that restrict distributions from our subsidiaries; sell assets and capital stock of our subsidiaries; enter into certain transactions with affiliates; consolidate or merge with or into, or sell substantially all of our assets to, another person; and enter into new lines of business. In addition to these negative covenants, the amended Revolving Credit Facility, the indenture governing the 2006 Senior Notes and/or the agreement governing the Term Loan Facility contain affirmative covenants that require

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

us to: (i) preserve our businesses and properties; (ii) maintain insurance over our assets; (iii) pay and discharge all material taxes when due; and (iv) furnish the lenders’ administrative agent our financial statements for each fiscal quarter and fiscal year, certificates from a financial officer certifying that no Event of Default or Default has occurred during the fiscal period being reported, litigation and other notices, compliance with laws, maintenance of records and other such customary covenants. Management believes that we were in compliance with all of our debt covenants as of March 31, 2009.

We entered into a capital lease with 95 West Co., Inc. (“95 West Co.”) and its parent, Miraxis License Holdings, LLC (“MLH”), which are our related parties as discussed in Note 13—Transactions with Related Parties. Pursuant to the capital lease agreement, 95 West Co. and MLH agreed to provide a series of coordination agreements allowing us to operate SPACEWAY 3 at the 95° west longitude orbital slot where 95 West Co. and MLH have higher priority rights. As of March 31, 2009, the remaining debt balance under the capital lease was $5.8 million, which was included in Capital lease and other in the short-term and long-term debt tables above. The remaining payments under the capital lease are subject to conditions in the agreement including our ability to operate SPACEWAY 3, and are as follows: $0.75 million for each of the years ending December 31, 2009 and 2010 and $1.0 million for each of the years ending December 31, 2011 through 2016.

Note 8:    Financial Instruments

Interest Rate Swap

The interest on the Term Loan Facility was at Adjusted LIBOR plus 2.50% per annum. To mitigate the variable interest rate risk associated with the Term Loan Facility, the Company entered into the Swap Agreement to swap the Adjusted LIBOR for a fixed interest rate of 5.12% per annum. As a result, the Term Loan Facility has a fixed interest rate of 7.62% per annum. The Company accounts for the Swap Agreement as a cash flow hedge in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” For the three months ended March 31, 2009 and 2008, the Company recorded an unrealized gain of $4.5 million and an unrealized loss of $5.3 million, respectively, in other comprehensive income (loss) associated with the fair market valuation of the interest rate swap. The net interest payments based on the Swap Agreement and the Term Loan Facility are paid quarterly and estimated to be approximately $8.8 million for each of the years ending December 31, 2009 through 2013 and $3.3 million for the year ending December 31, 2014. For each of the three months ended March 31, 2009 and 2008, we recorded $2.2 million interest expense on the Term Loan Facility.

Note 9:    Fair Value

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements, but does not require any new fair value measurements.

SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. The principal market, as prescribed by SFAS No. 157, is the market in which the reporting entity would sell the asset or transfer the liability with the greatest volume and level of activity for the asset or liability. If there is no principal market, the most advantageous market is used. This is the market in which the reporting entity would sell the asset or transfer the liability with the price that maximizes the amount that would be received for the asset or minimizes the amount that would be paid to transfer the liability. SFAS No. 157 clarifies that fair value should be based on assumptions market participants would make in pricing the asset or liability. Where available, fair value is based on observable quoted market prices or derived from observable market data. Where observable prices or inputs are not available, valuation models are used (i.e. Black-Scholes or a binomial model).

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Effective January 1, 2008, financial assets and financial liabilities recorded at fair value on a recurring basis on our unaudited condensed consolidated balance sheet were categorized based on the priority of the inputs used in the valuation technique to measure fair value. SFAS No. 157 established a three level fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on the assumptions market participants would use in pricing the asset or liability based on the best available information.

As of March 31, 2009, the carrying values of cash and cash equivalents, receivables, net, other assets, accounts payable, and debt, except for the 2006 Senior Notes and the interest rate swap on the Term Loan Facility as described below, approximated their respective fair values. The carrying value and the fair value of the 2006 Senior Notes were $450.0 million and $414.0 million, respectively, at March 31, 2009.

Our Term Loan Facility originally had a variable interest rate based on observable interest rates plus 2.50% per annum. To mitigate the variable interest rate risk, we entered into the Swap Agreement to swap the Adjusted LIBOR for a fixed interest rate of 5.12% per annum. As a result, the Term Loan Facility has a fixed interest rate of 7.62% per annum. The Company adjusts the value of the interest rate swap on a quarterly basis. As of March 31, 2009, the fair value of the interest rate swap was a $12.9 million liability, included in Other long-term liabilities in the accompanying unaudited Condensed Consolidated Balance Sheets, and was within Level 2 of the fair value hierarchy.

Effective January 1, 2009, we adopted fair value measurement for non-financial assets and liabilities. We had no non-financial assets or liabilities that were adjusted to fair value during the period ended March 31, 2009.

Note 10:    Income Taxes

The Company is a limited liability company and has elected to be treated as a partnership for income tax purposes. As such, U.S. federal and state income taxes (in the states which tax limited liability companies as partnerships) are the direct responsibility of its members. Our Parent holds 100% of our Class A membership interests; and therefore, our activity is reported on our Parent’s income tax returns. Under the terms of the Contribution and Membership Interest Purchase Agreement dated December 3, 2004, as amended (the “December 2004 Agreement”), among the Company, SkyTerra Communications, Inc. (“SkyTerra”), the DIRECTV Group, Inc. (“DIRECTV”) and DTV Network Systems, Inc. (“DTV Networks”), DIRECTV retained the domestic tax benefits of the Company occurring prior to April 23, 2005 and has responsibility for all of the pre-closing domestic and foreign income tax liabilities of DTV Networks. We have recorded a liability in the balance sheet for the estimated amount we may be required to pay to DIRECTV resulting from prepaid taxes exceeding tax liabilities as of April 22, 2005. Our income tax expense represents taxes associated with our foreign subsidiaries and state taxes in the states that recognize limited liability companies as taxable corporations. For the three months ended March 31, 2009, we recorded a net income tax benefit of $0.7 million, which is attributable to an income tax benefit generated by our Indian subsidiary as a result of being engaged in telecommunications infrastructure development. Indian tax law provides for a deduction of 100% of profits and

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

gains derived from qualifying infrastructure businesses for ten consecutive assessment years. Our income tax expense was $0.6 million for the three months ended March 31, 2008.

For the three months ended March 31, 2009, the Company’s German and U.K. subsidiaries utilized $0.8 million and $0.9 million, respectively, of their net operating loss carry-forwards. Since they have not met the “more likely than not” criteria of SFAS No. 109, they maintain a full valuation allowance on their deferred tax assets as of March 31, 2009. Upon the Company’s adoption of SFAS No. 141 (R) on January 1, 2009, any benefit realized from the reversal of the U.K. and German valuation allowance associated with the utilization of their respective deferred tax assets will be recorded as a reduction to income tax expense.

For the three months ended March 31, 2009, we did not identify any significant uncertain tax positions. As a result, we did not accrue any interest or penalties associated with uncertain tax positions. We recognize interest accrued related to unrecognized tax benefits in operating expenses and penalties in income tax expense in the Condensed Consolidated Statements of Operations. We do not believe that the unrecognized tax benefits will significantly increase or decrease within the next twelve months. Following is a description of the tax years that remain subject to examination by major tax jurisdictions:

United States - Federal	1994 and forward
United States - Various States	1994 and forward
United Kingdom	2005 and forward
Germany	2004 and forward
Italy	2004 and forward
India	1995 and forward
Brazil	2003 and forward

Note 11:    Employee Share-Based Payments

HCI’s 2006 Equity and Incentive Plan

In January 2006, HCI’s Board of Directors approved the HCI 2006 Equity and Incentive Plan (the “Plan”). The Plan provides for the grant of equity-based awards, including restricted common stock, restricted stock units, stock options, stock appreciation rights and other equity-based awards, as well as cash bonuses and long-term cash awards to directors, officers, employees, advisors and consultants of HCI and its subsidiaries who are selected by HCI’s Compensation Committee for participation in the Plan. The Company recorded compensation expense related to the restricted stock awards, issued to HCI’s executives and our employees, and restricted stock units, issued only to our international employees, after adjustment for forfeitures, of $0.6 million and $0.8 million for the three months ended March 31, 2009 and 2008, respectively. As of March 31, 2009, the Company had $5.0 million of unrecognized compensation expense related to the restricted stock awards and restricted stock units, which is recognized over a weighted average life of 2.01 years.

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Summaries of non-vested restricted stock awards, excluding awards issued to HCI’s directors, and restricted stock units are as follows:

Restricted Stock Awards

	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at December 31, 2008	144,100	$47.41
Forfeited	(700)	$45.02
Vested	(350)	$46.00

Non-vested at March 31, 2009	143,050	$47.42

For the three months ended March 31, 2009, no restricted stock awards were granted to our employees. For the three months ended March 31, 2008, the weighted average grant-date fair value of restricted stock awards granted was $48.58 per share. The total fair value of shares vested for the three months ended March 31, 2009 and 2008, were minimal and $1.8 million, respectively.

Restricted Stock Units

	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at December 31, 2008	8,350	$46.12
Issued	4,000	$8.82

Non-vested at March 31, 2009	12,350	$34.04

The weighted average grant-date fair value of restricted stock units granted for the three months ended March 31, 2009 was $8.82 per unit. None of the restricted stock units vested during the three months ended March 31, 2009. None of the restricted stock units were granted or vested during the three months ended March 31, 2008.

Stock Option Program

On April 24, 2008, HCI’s Compensation Committee made awards of stock options under the Plan (the “Stock Option Program”), which consisted of the issuance of non-qualified stock options to employees of HCI and its subsidiaries. A total of 700,000 options (the “Option Pool”) have been authorized under the Stock Option Program for option awards during the period of April 24, 2008 to December 31, 2009. The grant and exercise price of the stock options was the closing price of HCI’s common stock on the date of the grant. Any options forfeited or cancelled before exercise will be deposited back into the Option Pool and will become available for award under the Stock Option Program. In accordance with the terms of the Stock Option Program, the Compensation Committee of HCI delegated to our Chief Executive Officer (“CEO”) and President the authority to award options, at his discretion, to the current and future employees of HCI and its subsidiaries. Each grant has a 10 year life and vests 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date. The fair value of each option award was estimated on the date of grant using a Black-Scholes option valuation model based on the assumptions noted in the table below.

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Since HCI recently became a public registrant in February 2006 and does not have sufficient history to measure expected volatility using its own stock price history and does not have the history to compute the expected term of the stock options, HCI utilized an average volatility based on a group of companies identified as its peers until such time that HCI has adequate stock history of its own. HCI estimated the expected term of the stock, which is closely aligned with the identified peer group, based upon the current anticipated corporate growth, the currently identified market value of the stock price at issuance and the vesting schedule of the stock options. The risk-free interest rate is based on the published U.S. Treasury Yield Curve as of the grant date for the period of 5 years which most closely correlates to the expected term of the option award. Dividend yield is zero as HCI has not, nor does it currently plan to, issue dividends to its shareholders.

The key assumptions for the option awards are as follows:

Three Months Ended March 31, 2009
Volatility range	47.60%—55.00%
Weighted-average volatility	47.67%
Expected term	5 years
Risk-free interest rate range	1.50%—3.15%
Weighted-average risk-free interest rate	3.14%

	Option Shares	Weighted-Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at December 31, 2008	552,400	$53.67	9.32	$—
Forfeited or expired	(500)	$54.00

Outstanding at March 31, 2009	551,900	$53.67	9.07	$—

Vested and expected to vest at March 31, 2009	496,710	$53.67	9.07	$—

Exercisable at March 31, 2009	—	$—

The compensation expense related to stock option awards is recognized on a straight-line basis over the four-year vesting period beginning on the date of grant. The Company recorded $0.8 million of compensation expense for the three months ended March 31, 2009, and $9.3 million remained unrecognized at March 31, 2009 for non-vested stock options, which are expected to be recognized over a weighted average period of 3.07 years. No stock options vested during the current quarter.

Bonus Unit Plan

In July 2005, the Company adopted an incentive bonus unit plan (the “Bonus Unit Plan”), pursuant to which bonus units of the Company were granted to certain employees of the Company. The bonus units provide for time vesting over five years and are subject to a participant’s continued employment with the Company. Pursuant to the Bonus Unit Plan, if participants in the Bonus Unit Plan are employed by the Company at the time of the predetermined exchange dates, they are entitled to exchange their vested bonus units for shares of HCI’s common stock. The first exchange occurred on July 15, 2008, when approximately 1.9 million bonus units were exchanged for 192,399 shares of HCI’s common stock. The number of HCI common stock shares to be issued upon each exchange is calculated based upon the fair market value of the vested bonus unit divided by the average closing trading price of HCI’s common stock for the 20 business days immediately preceding the date of

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the exchange. The fair value of the bonus units on the grant date was approximately $1.2 million, after adjustment for a 13% estimated forfeiture rate, based on the estimated increase in the fair market value of the Company’s net equity at the time of the grant.

On September 19, 2008, the Company issued 310,000 bonus units to certain employees of the Company pursuant to the terms of the Bonus Unit Plan. The fair value of the new issuance of bonus units was determined using a forward pricing model. The total estimated compensation expense for the new issuance of bonus units is $1.7 million, after adjustment for a 10% estimated forfeiture rate. Pursuant to SFAS No. 123(R), the Company amortizes the compensation expense of the Bonus Unit Plan over the vesting period beginning on the date of grant. For the three months ended March 31, 2009, the Company recognized $0.2 million of compensation expense. The Company recognized minimal compensation expense for the three months ended March 31, 2008. There were no bonus units issued or forfeited during the first quarter of 2009. As of March 31, 2009, there were 2.5 million non-vested bonus units outstanding.

Class B Membership Interests

Class B membership interests in the Company were issued to certain members of our senior management, two of our former senior management and a member of our Board of Managers and HCI’s Board of Directors. Pursuant to SFAS No. 123, the Company determined that the Class B membership interests had nominal value at the date of grant, and minimal compensation expense was recorded for each of the three months ended March 31, 2009 and 2008. There were no Class B membership interests issued or forfeited during the first quarter of 2009. As of March 31, 2009, there were 3,656 outstanding Class B membership interests.

Note 12:    Long-Term Cash Incentive Retention Program

In connection with the April 22, 2005 transaction between DIRECTV Group (“DIRECTV”) and SkyTerra Communications, Inc. (“SkyTerra”), the Company established the Long-Term Cash Incentive Retention Program (the “Retention Plan”), a one-time employee retention program, which was designed to retain a select group of employees chosen by the Company’s senior management. The Retention Plan provides that participants will receive a cash payout equal to each participant’s individual target bonus amount if (i) the individual remains employed by the Company on the vesting date of April 22, 2009 and (ii) the Company successfully attains its earnings goal for 2008.

In accordance with the Retention Plan, the Company established the earnings goal in March 2008, which was equivalent to our planned 2008 Adjusted EBITDA, defined as earnings before interest, tax, depreciation and amortization further adjusted to exclude certain adjustments consistent with the definition used in calculating the Company’s covenant compliance under its credit agreements and the indenture governing the 2006 Senior Notes. The Company successfully attained 100% of its Adjusted EBITDA goal for 2008. As of March 31, 2009, the Company accrued the maximum payout under the Retention Plan of $14.1 million, which was paid to participants on April 24, 2009.

Note 13:    Transactions with Related Parties

In the ordinary course of our operations, we enter into transactions with related parties to purchase and/or sell telecommunications services, equipment, and inventory. Related parties include all entities that are controlled by Apollo Management, L.P. and its affiliates (collectively “Apollo”), our Parent’s controlling stockholder.

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Management Agreement with HCI

We have a management and advisory services agreement with HCI, our Parent, pursuant to which HCI agrees to provide us, through its officers and employees, general support, advisory, and consulting services in relation to our business. Pursuant to the agreement, we reimburse HCI for its out of pocket costs and expenses incurred in connection with the services, including an amount equal to 98% of the compensation of certain HCI executives plus a 2% service fee.

Smart & Final, Inc. (“Smart & Final”)

As of March 31, 2009, Apollo owned, directly or indirectly, 95% of Smart & Final. We provide broadband products and services to Smart & Final.

Hughes Systique Corporation (“Hughes Systique”)

We have contracted with Hughes Systique for software development services. The founders of Hughes Systique include Pradman Kaul, our and HCI’s Chief Executive Officer (“CEO”) and President, and certain former employees of the Company, including Pradeep Kaul, who is the CEO and President of Hughes Systique, our former Executive Vice President and the brother of our CEO and President. HCI acquired equity investments in Hughes Systique Series A preferred shares (“HSC Preferred Shares”) of $3.0 million and $1.5 million in October 2005 and January 2008, respectively. As of March 31, 2009, on an undiluted basis, HCI owned approximately 45.23% of Hughes Systique’s outstanding shares, and our CEO and President and his brother, in the aggregate, owned approximately 25.61% of Hughes Systique’s outstanding shares. In addition, our CEO and President and Jeffrey A. Leddy, a member of our Board of Managers and HCI’s Board of Directors, serve on the board of directors of Hughes Systique.

Intelsat Holdings Limited (“Intelsat”)

We lease satellite transponder capacity from Intelsat. In addition, our Italian subsidiary, Hughes Network Systems, S.r.L., entered into a cooperation agreement with Intelsat, Telespazio and Telecom Italia. Under this agreement, the parties are cooperating to provide broadband satellite services for Italian businesses operating in Eastern Europe and North Africa. Effective February 4, 2008, Apollo divested its entire ownership interest in Intelsat, and as a result, Intelsat is no longer a related party.

Agreement with 95 West Co., Inc.

In July 2006, we entered into an agreement with 95 West Co. and its parent, MLH, pursuant to which 95 West Co. and MLH agreed to provide a series of coordination agreements which allow us to operate SPACEWAY 3 at an orbital position where such parties have higher-priority rights. Jeffery A. Leddy, a member of our Board of Managers and HCI’s Board of Directors, is the managing director of 95 West Co. and MLH and also owns a small interest in each. Andrew Africk, another member of our Board of Managers and HCI’s Board of Directors, is also a director of MLH. As part of the agreement, we agreed to pay $9.3 million, in annual installments of $0.3 million in 2006, $0.75 million in each year between 2007 and 2010 and $1.0 million in each year between 2011 and 2016 for the use of the orbital position, subject to conditions in the agreement including our ability to operate SPACEWAY 3. As of March 31, 2009, the remaining debt balance under the capital lease was $5.8 million, which was included in Capital lease and other in the short-term and long-term debt tables included in Note 7.

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Agreement with Hughes Telematics, Inc.

In July 2006, we granted a limited license to Hughes Telematics, Inc. (“HTI”), allowing HTI to use the HUGHES trademark. The license is limited in that HTI may use the HUGHES trademark only in connection with its business of automotive telematics and only in combination with the TELEMATICS name. As partial consideration for the license, the agreement provides that we will be HTI’s preferred engineering services provider. The license is royalty-free, except that HTI has agreed to pay a royalty to us in the event HTI no longer has a commercial or affiliated relationship with us. As contemplated by the license terms, we have commenced providing development services and equipment to HTI.

In October 2007, we entered into an agreement with HTI and a customer of HTI, whereby we agreed to assume the rights and performance obligations of HTI in the event that HTI fails to perform its obligations due to a fundamental cause such as bankruptcy or the cessation of its telematics business. In connection with that agreement, the Company and HTI have entered into a letter agreement pursuant to which HTI has agreed to take certain actions to enable us to assume HTI’s obligations in the event that such action is required. However, as a result of the Merger, as defined and described below, our obligations to HTI and its customer expired when HTI became a public company with an initial market capitalization value greater than $350.0 million.

In January 2008, we entered into an agreement with HTI, pursuant to which we are developing an automotive telematics system for HTI, comprising the telematics system hub and the Telematics Control Unit (“TCU”), which will serve as the user appliance in the telematics system. The agreement also provides that, subject to certain specified performance conditions, we will serve as the exclusive manufacturer and supplier of TCU’s for HTI.

On March 12, 2009, HCI invested $13.0 million in the convertible preferred stock of Hughes Telematics, Inc. (“HTI Preferred Stock”) as part of a $50.0 million private placement of HTI Preferred Stock. In connection with the merger of HTI with Polaris Acquisition Corp. (the “Merger”), which occurred on March 31, 2009, wherein HTI became a publicly traded company, HCI’s outstanding HTI Preferred Stock converted into HTI common stock, subject to a six-month lock-up. As a result of the Merger, HCI’s investment represents approximately 5.4% of HTI’s outstanding common stock, before giving effect to the “earn-out” discussed below. In connection with the Merger, HCI also received certain additional common shares of HTI that are subject to achievement of certain “earn-out” targets by HTI over five years. If the full earn-out is achieved, HCI’s investment could represent approximately 3.8% of HTI’s outstanding, unrestricted common stock. In addition to the risk and valuation fluctuations associated with the “earn-out” target, the carrying value of the investment in HTI may be subject to fair value adjustments in future reporting periods.

HTI is controlled by an affiliate of Apollo. Jeffrey A. Leddy, a member of our Board of Managers and HCI’s Board of Directors, is the CEO and a director of HTI and owns approximately 0.5% of HTI’s equity as of March 31, 2009. In addition, Andrew Africk, another member of our Board of Managers and HCI’s Board of Directors, is a director of HTI and a senior partner of Apollo.

Other

Certain members of our Board of Managers and officers serve on the board of directors of some of our affiliates. In some cases, such Board of Managers have received stock-based compensation from such affiliates for their service. In those cases, the amount of stock-based compensation received by the directors and officers is comparable to stock-based compensation awarded to other non-executive members of the affiliates’ board of directors.

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Related Party Transactions

Sales and purchase transactions with related parties are as follows (in thousands):

	Three Months Ended March 31,
	2009	2008
Sales:
HTI	$7,068	$6,107
Smart & Final	152	207

Total sales	$7,220	$6,314

Purchases:
Hughes Systique	$2,244	$2,031
HCI	2,195	1,737
Intelsat(1)	—	10,074

Total purchases	$4,439	$13,842

(1)	Subsequent to February 4, 2008, Intelsat is no longer a related party.

Assets and liabilities resulting from transactions with related parties are as follows (in thousands):

	March 31, 2009	December 31, 2008
Due from related parties:
HTI	$1,077	$6,734
Smart & Final	44	30

Total due from related parties	$1,121	$6,764

Due to related parties:
HCI	$4,550	$1,112
Hughes Systique	1,186	1,507

Total due to related parties	$5,736	$2,619

Note 14:    Segment Data

We have four reportable segments, which we operate and manage as strategic business units and organize by products and services. We measure and evaluate our reportable segments based on operating earnings of the respective segments. Our business segments include: (i) the North America Broadband segment; (ii) the International Broadband segment; (iii) the Telecom Systems segment; and (iv) the Corporate segment. The North America Broadband segment consists of the Consumer group, which delivers broadband internet service to consumer customers, and the Enterprise group, which provides satellite, wire line and wireless communication networks and services to enterprises. The International Broadband segment consists of the Enterprise group, which includes our international service companies. The international Enterprise group provides satellite, wire line and wireless communication networks and services to enterprise customers worldwide. The Telecom Systems segment consists of the Mobile Satellite Systems group, the Telematics group, and the Terrestrial Microwave group. The Mobile Satellite Systems group provides turnkey satellite ground segment systems to mobile system operators. The Telematics group provides development services and equipment to HTI and certain of its customers. The Terrestrial Microwave group provides point-to-multipoint microwave radio network

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

systems that enable mobile operators to connect their cell sites and fixed operators to provide wireless broadband services. The Corporate segment includes our corporate offices and assets not specifically related to another business segment.

There are no intersegment transactions. Selected financial information for our operating segments is as follows (in thousands):

	North America Broadband	International Broadband	Telecom Systems	Corporate	Consolidated
As of or For the Three Months Ended March 31, 2009
Revenues	$165,608	$44,884	$29,262	$—	$239,754
Operating income	$1,750	$1,231	$5,489	$—	$8,470
Depreciation and amortization	$18,185	$2,708	$967	$—	$21,860
Assets	$641,150	$174,992	$59,684	$186,520	$1,062,346
Capital expenditures	$24,844	$3,324	$457	$2,391	$31,016

As of or For the Three Months Ended March 31, 2008
Revenues	$156,790	$44,596	$35,634	$—	$237,020
Operating income	$5,022	$433	$4,589	$—	$10,044
Depreciation and amortization	$7,677	$2,143	$890	$—	$10,710
Assets	$624,023	$202,899	$66,308	$204,930	$1,098,160
Capital expenditures	$20,146	$3,173	$567	$2,444	$26,330

Note 15:    Comprehensive Loss

Comprehensive loss is as follows (in thousands):

	Three Months Ended March 31,
	2009	2008
Net income (loss)	$(4,464)	$1,494

Other comprehensive income (loss):
Foreign currency translation adjustments	(1,407)	187
Reclassification of realized gain (loss) on hedging instruments	(854)	19
Unrealized gain (loss) on hedging instruments	5,337	(5,236)
Unrealized gains on securities	—	39

Total other comprehensive income (loss)	3,076	(4,991)

Comprehensive loss	(1,388)	(3,497)
Comprehensive loss attributable to the noncontrolling interest	(390)	(36)

Comprehensive loss attributable to HNS	$(1,778)	$(3,533)

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 16:    Commitments and Contingencies

Litigation

The Company is periodically involved in litigation in the ordinary course of its business involving claims regarding intellectual property infringement, product liability, property damage, personal injury, contracts, employment and worker’s compensation. We do not believe that there are any such pending or threatened legal proceedings, including ordinary litigation incidental to the conduct of our business and the ownership of our properties that, if adversely determined, would have a material adverse effect on our business, financial condition, results of operations or liquidity.

On June 28, 2007, we initiated an arbitration proceeding against Sea Launch Limited Partnership and Sea Launch Company, LLC (collectively, “Sea Launch”) with the American Arbitration Association seeking a refund of $44.4 million in payments made to Sea Launch under a Launch Services Agreement (“LSA”). This dispute stemmed from the material failure of a Sea Launch rocket that occurred on January 30, 2007. Sea Launch was scheduled to launch our SPACEWAY 3 satellite in May 2007; however, following the January 30, 2007 rocket failure, there was substantial uncertainty about when Sea Launch would return to flight. As a result, we made alternative arrangements with another launch services provider to launch SPACEWAY 3 in August 2007. In accordance with the LSA, we sent a notice of termination to Sea Launch and were entitled to a refund of the $44.4 million in payments made to Sea Launch in anticipation of the SPACEWAY 3 launch. Sea Launch refused to refund our payments and alleged that we breached the LSA by entering into a contract with another launch services provider and that the January 30, 2007 explosion of a Sea Launch rocket constituted an “excusable delay” under the LSA. Our arbitration filing was based on breach of contract. We believed that Sea Launch’s purported justifications for refusing to refund the $44.4 million were without merit and that we were contractually entitled to a full refund of our payments under the express terms of the LSA. The Company has recorded a prepaid asset in the form of a deposit of $44.4 million in other assets in the accompanying unaudited Condensed Consolidated Balance Sheets. The Company evaluates the prepaid asset for impairment in accordance with SFAS No. 144. Sea Launch is a private company and the evaluation has been principally based on available credit information and Sea Launch’s continued operations, including a launch backlog and successful launches.

The arbitration hearings were completed during the third quarter of 2008. In March 2009, the arbitration panel rendered its decision entitling the Company to a refund of the $44.4 million in payments made to Sea Launch, in addition to interest of 10% per annum on the $44.4 million from July 10, 2007 until payment in full of the $44.4 million. In addition, the arbitral award provides that Sea Launch must reimburse the Company for substantially all of the administrative fees and expenses in connection with the arbitration process. Sea Launch has filed for bankruptcy. See Note 17—Subsequent Event for additional information.

In October 2008, Hughes Telecommunicaçoes do Brasil Ltda. (“HTB”), a wholly-owned subsidiary of ours, received a tax assessment of approximately $4.4 million from the State of São Paulo Treasury Department. The tax assessment alleges that HTB failed to pay certain import taxes to the State of São Paulo. The Company does not believe the assessment is valid and plans to dispute the State of São Paulo’s claims and to defend itself vigorously against these allegations. Therefore, the Company has not recorded a liability. It is the opinion of management that such litigation is not expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Other

The Company is contingently liable under standby letters of credit and bonds in the aggregate amount of $18.6 million that were undrawn at March 31, 2009. Of this amount, $3.6 million were issued under the Revolving Credit Facility; $1.5 million were secured by restricted cash; $0.9 million related to insurance bonds; and $12.6 million were secured by letters of credit issued under credit arrangements available to our Indian and Brazilian subsidiaries. Certain letters of credit issued by our Indian subsidiaries are secured by those entities’

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

assets. As of March 31, 2009, these obligations were scheduled to expire as follows: $9.3 million in 2009; $5.5 million in 2010; $1.3 million in 2011; and $2.5 million in 2012 and thereafter.

Note 17:    Subsequent Event

On March 19, 2009, the Company offered participants in the Stock Option Program the opportunity to exchange (the “Exchange Offer”) all or a portion of their eligible outstanding stock options for new stock options, on a one-for-one basis, through an exchange offer, which expired on April 16, 2009. Each new option (the “New Option”) has an exercise price of $14.47, which was the closing price of our common stock on April 15, 2009, and a new vesting schedule to reflect the new grant date of April 16, 2009.

As a result of the Exchange Offer, which was completed on April 16, 2009, 546,900 outstanding stock options (representing 100% participation) were exchanged, and the estimated fair value of the New Options of $2.3 million was computed using the Black-Scholes option valuation model based on the new grant date. The compensation expense related to the New Options is recognized on a straight-line basis over the four-year vesting period beginning on the date of grant.

On June 22, 2009, Sea Launch filed a voluntary petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. While the Company plans to pursue collection of its arbitral award as part of Sea Launch’s bankruptcy process, this is a change in circumstance that indicates the Company’s prepaid asset in the amount of $44.4 million may be impaired. The Company is in the process of performing an evaluation to determine the amount of the impairment, if any. An adjustment for the impairment, if any, will be recorded when the Company completes its evaluation. See Note 16 for further discussion of this matter.

Note 18:    Supplemental Guarantor and Non-Guarantor Financial Information

On April 13, 2006, the Company and its wholly-owned subsidiary, HNS Finance Corp., as co-issuer (the “Co-Issuer”), completed an offering of the 2006 Senior Notes. Certain of the Company’s wholly-owned subsidiaries (HNS Real Estate LLC, Hughes Network Systems International Service Company, HNS India VSAT, Inc., HNS Shanghai, Inc. and Helius (together, the “Guarantor Subsidiaries”)) have fully and unconditionally guaranteed, on a joint and several basis, payment of the 2006 Senior Notes.

In lieu of providing separate unaudited financial statements of the Co-Issuer and the Guarantor Subsidiaries, condensed financial statements prepared in accordance with Rule 3-10 of Regulation S-X are presented below. The column marked “Parent” represents our results of operations. The column marked “Guarantor Subsidiaries” includes the results of the Guarantor Subsidiaries along with the results of the Co-Issuer, a finance subsidiary which is 100% owned by the Company and which had no assets, operations, revenues or cash flows for the periods presented. The column marked “Non-Guarantor Subsidiaries” includes the results of non-guarantor subsidiaries of the Company. Eliminations necessary to arrive at the information for the Company on a consolidated basis for the periods presented are included in the column so labeled. Separate financial statements and other disclosures concerning the Co-Issuer and the Guarantor Subsidiaries are not presented because management has determined that they are not material to investors.

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following represents the supplemental condensed financial statements of the Company, the Guarantor Subsidiaries and the Non-guarantor Subsidiaries. These condensed financial statements should be read in conjunction with our condensed consolidated financial statements and notes thereto.

Condensed Consolidated Balance Sheet as of March 31, 2009

(In thousands)

(Unaudited)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Assets
Cash and cash equivalents	$86,500	$1,186	$14,886	$—	$102,572
Receivables, net	132,267	952	54,832	(13,435)	174,616
Inventories	57,780	678	7,931	—	66,389
Prepaid expenses and other	7,250	171	14,920	—	22,341

Total current assets	283,797	2,987	92,569	(13,435)	365,918
Property, net	466,317	29,464	18,364	—	514,145
Investment in subsidiaries	95,922	—	—	(95,922)	—
Other assets	161,424	9,899	10,960	—	182,283

Total assets	$1,007,460	$42,350	$121,893	$(109,357)	$1,062,346

Liabilities and equity
Accounts payable	$58,085	$2,061	$29,651	$(13,435)	$76,362
Short-term debt	3,216	—	3,216	—	6,432
Accrued liabilities and due to affiliates	129,133	464	24,273	—	153,870

Total current liabilities	190,434	2,525	57,140	(13,435)	236,664
Long-term debt	574,208	—	3,634	—	577,842
Other long-term liabilities	13,538	—	—	—	13,538
Total HNS owners’ equity	229,280	34,966	60,956	(95,922)	229,280
Noncontrolling interest	—	4,859	163	—	5,022

Total liabilities and equity	$1,007,460	$42,350	$121,893	$(109,357)	$1,062,346

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidated Balance Sheet as of December 31, 2008

(In thousands)

(Unaudited)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Assets
Cash and cash equivalents	$75,956	$2,013	$22,293	$—	$100,262
Receivables, net	147,424	2,007	66,109	(15,281)	200,259
Inventories	57,453	666	7,366	—	65,485
Prepaid expenses and other	8,030	284	12,111	—	20,425

Total current assets	288,863	4,970	107,879	(15,281)	386,431
Property, net	459,855	29,600	17,815	—	507,270
Investment in subsidiaries	92,057	—	—	(92,057)	—
Other assets	173,531	10,614	2,261	—	186,406

Total assets	$1,014,306	$45,184	$127,955	$(107,338)	$1,080,107

Liabilities and equity
Accounts payable	$57,488	$3,133	$35,327	$(15,281)	$80,667
Short-term debt	4,391	—	3,861	—	8,252
Accrued liabilities and due to affiliates	128,813	761	29,841	—	159,415

Total current liabilities	190,692	3,894	69,029	(15,281)	248,334
Long-term debt	574,771	—	3,527	—	578,298
Other long-term liabilities	18,005	—	—	—	18,005
Total HNS owners’ equity	230,838	36,658	55,399	(92,057)	230,838
Noncontrolling interest	—	4,632	—	—	4,632

Total liabilities and equity	$1,014,306	$45,184	$127,955	$(107,338)	$1,080,107

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidated Statement of Operations for the Three Months Ended March 31, 2009

(In thousands)

(Unaudited)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenues	$209,815	$1,832	$33,802	$(5,695)	$239,754

Operating costs and expenses:
Costs of revenues	159,383	665	25,524	(4,821)	180,751
Selling, general and administrative	36,779	1,353	6,539	(874)	43,797
Research and development	4,656	695	—	—	5,351
Amortization of intangible assets	1,103	282	—	—	1,385

Total operating costs and expenses	201,921	2,995	32,063	(5,695)	231,284

Operating income (loss)	7,894	(1,163)	1,739	—	8,470
Other income (expense):
Interest expense	(13,653)	—	(176)	—	(13,829)
Interest and other income (expense), net	147	—	80	—	227
Equity in earnings of subsidiaries	932	—	—	(932)	—

Income (loss) before income tax (expense) benefit	(4,680)	(1,163)	1,643	(932)	(5,132)
Income tax (expense) benefit	(174)	—	842	—	668

Net income (loss)	(4,854)	(1,163)	2,485	(932)	(4,464)
Net (income) loss attributable to the noncontrolling interest	—	(529)	139	—	(390)

Net income (loss) attributable to HNS	$(4,854)	$(1,692)	$2,624	$(932)	$(4,854)

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidated Statement of Operations for the Three Months Ended March 31, 2008

(In thousands)

(Unaudited)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenues	$209,430	$1,830	$34,499	$(8,739)	$237,020

Operating costs and expenses:
Costs of revenues	153,835	653	24,091	(7,578)	171,001
Selling, general and administrative	40,117	1,160	8,175	(1,161)	48,291
Research and development	5,559	517	—	—	6,076
Amortization of intangible assets	1,410	198	—	—	1,608

Total operating costs and expenses	200,921	2,528	32,266	(8,739)	226,976

Operating income (loss)	8,509	(698)	2,233	—	10,044
Other income (expense):
Interest expense	(8,935)	—	(373)	—	(9,308)
Interest and other income, net	1,237	—	150	—	1,387
Equity in earnings of subsidiaries	669	—	—	(669)	—

Income (loss) before income tax expense	1,480	(698)	2,010	(669)	2,123
Income tax expense	(22)	—	(607)	—	(629)

Net income (loss)	1,458	(698)	1,403	(669)	1,494
Net (income) loss attributable to the noncontrolling interest	—	(50)	14	—	(36)

Net income (loss) attributable to HNS	$1,458	$(748)	$1,417	$(669)	$1,458

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidated Statement of Cash Flows for the Three Months Ended March 31, 2009

(In thousands)

(Unaudited)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net income (loss)	$(4,854)	$(1,163)	$2,485	$(932)	$(4,464)
Adjustments to reconcile net income (loss) to net cash flows from operating activities	45,235	550	(8,825)	932	37,892

Net cash provided by (used in) operating activities	40,381	(613)	(6,340)	—	33,428

Cash flows from investing activities:
Change in restricted cash	(1)	—	95	—	94
Expenditures for property	(24,052)	(220)	(2,353)	—	(26,625)
Expenditures for capitalized software	(4,391)	—	—	—	(4,391)
Proceeds from sale of property	—	6	50	—	56

Net cash used in investing activities	(28,444)	(214)	(2,208)	—	(30,866)

Cash flows from financing activities:
Net decrease in notes and loans payable	—	—	(509)	—	(509)
Long-term debt borrowings	87	—	846	—	933
Repayment of long-term debt	(1,480)	—	(589)	—	(2,069)

Net cash used in financing activities	(1,393)	—	(252)	—	(1,645)

Effect of exchange rate changes on cash and cash equivalents	—	—	1,393	—	1,393

Net increase (decrease) in cash and cash equivalents	10,544	(827)	(7,407)	—	2,310
Cash and cash equivalents at beginning of period	75,956	2,013	22,293	—	100,262

Cash and cash equivalents at end of period	$86,500	$1,186	$14,886	$—	$102,572

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidated Statement of Cash Flows for the Three Months Ended March 31, 2008

(In thousands)

(Unaudited)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net income (loss)	$1,458	$(698)	$1,403	$(669)	$1,494
Adjustments to reconcile net income (loss) to net cash flows from operating activities	20,246	1,033	(4,607)	669	17,341

Net cash provided by (used in) operating activities	21,704	335	(3,204)	—	18,835

Cash flows from investing activities:
Change in restricted cash	21	—	(14)	—	7
Expenditures for property	(20,750)	(66)	(2,132)	—	(22,948)
Expenditures for capitalized software	(3,382)	—	—	—	(3,382)
Proceeds from sale of property	14	—	11	—	25
Acquisition of Helius, net of cash received	(10,812)	—	—	—	(10,812)

Net cash used in investing activities	(34,909)	(66)	(2,135)	—	(37,110)

Cash flows from financing activities:
Net increase in notes and loans payable	—	—	689	—	689
Long-term debt borrowings	—	—	1,654	—	1,654
Repayment of long-term debt	(3,839)	—	(781)	—	(4,620)

Net cash provided by (used in) financing activities	(3,839)	—	1,562	—	(2,277)

Effect of exchange rate changes on cash and cash equivalents	—	—	1,080	—	1,080

Net increase (decrease) in cash and cash equivalents	(17,044)	269	(2,697)	—	(19,472)
Cash and cash equivalents at beginning of period	113,530	150	15,547	—	129,227

Cash and cash equivalents at end of period	$96,486	$419	$12,850	$—	$109,755

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The following applies to HNS Finance Corp., Hughes Network Systems International Service Company, HNS-India VSAT, Inc. and HNS Shanghai, Inc. (each a “Delaware Corporate Registrant” and collectively the “Delaware Corporate Registrants”):

Each of the Delaware Corporate Registrants is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

•

to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

•

the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

•

the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used with respect to each of the Delaware Corporate Registrants, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of a Delaware

Corporate Registrant, and whether civil, criminal, administrative, investigative or otherwise. Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of each Delaware Corporate Registrant under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Act”). Each of the Delaware Corporate Registrants may, in its discretion, similarly indemnify its employees and agents.

The Certificate of Incorporation and Bylaws of HNS Finance Corp. provide that HNS Finance Corp. will indemnify a director for breach of fiduciary duty as a director to the fullest extent authorized by the DGCL. HNS Finance Corp. will also indemnify to the fullest extent authorized by the DGCL any person involved in any proceeding by reason of the fact that he or she was or is a director, officer, employee or agent of HNS Finance Corp. However, such person must have acted in good faith and in a manner he or she reasonably believed to be in, or no opposed to, the best interests of HNS Finance Corp. and, with respect to a criminal action, had no reason to believe that his conduct was unlawful. HNS Finance Corp. must advance expenses incurred by each indemnitee upon delivery to HNS Finance Corp. of an undertaking by or on behalf of such indemnitee, to repay all amounts advanced if it is ultimately determined by final judicial decision that such indemnity is not entitled to be indemnified for such expenses.

The Bylaws of Hughes Network Systems International Service Company (“HNSISC”) provide that HNSISC will indemnify and advance expenses to any person involved in any proceeding by reason of the fact that he or she was or is a director, officer, employee or agent of HNSISC. The board of directors of HNSISC may, to the full extent permitted by law, authorize an appropriate officer to purchase and maintain insurance to indemnify HNSISC for any obligation which it incurs as a result of the indemnification of directors, officers, or employees and to indemnify directors, officers and employees in instances in which they may not otherwise be indemnified.

The Bylaws of HNS-India VSAT, Inc. provide that HNS-India VSAT, Inc. will indemnify and advance expenses to any person involved in any proceeding by reason of the fact that he or she was or is a director, officer, or agent of HNS-India VSAT, Inc. HNS-India VSAT, Inc. is not required to indemnify a person in connection with a proceeding initiated by such person if the proceeding was not authorized by the board of directors of HNS-India VSAT, Inc. With respect to employees, the HNS-India VSAT, Inc. may advance expenses in the manner described above. The ultimate determination as to whether an employee is entitled to indemnification will be made by the board of directors or by a committee of the board of directors.

The Certificate of Incorporation of HNS-Shanghai, Inc. provides that no director will be personally liable for monetary damages for breach of fiduciary duty except for breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, under section 174 of the DGCL, or for any transaction from which the director derived an improper personal benefit. The Bylaws of HNS-Shanghai, Inc. provide that HNS-Shanghai, Inc. will indemnify any person involved in any proceeding by reason of the fact that he or she was a director, officer, employee, or agent of HNS-Shanghai, Inc. if such person acted in good faith and in manner he reasonably believed to be in or not opposed to the best interests of HNS-Shanghai, Inc. or, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. HNS-Shanghai, Inc. will also indemnify any person involved in a proceeding by or in the right of HNS-Shanghai, Inc. to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the HNS-Shanghai, Inc. The board of directors may authorize HNS-Shanghai, Inc. to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent against any liability asserted and incurred by him or her in any such capacity.

Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit.

The following applies to Hughes Network Systems, LLC, HNS Real Estate, LLC and Advanced Satellite Research, LLC:

Hughes Network Systems, LLC, HNS Real Estate, LLC and Advanced Satellite Research, LLC are Delaware limited liability companies. Section 108 of the Delaware Limited Liability Company Act (the “LLC Act”) provides that subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The Second Amended and Restated Limited Liability Company Agreement of Hughes Network Systems, LLC (“Hughes Network Systems LLC Agreement”) provides that Hughes Network Systems, LLC may indemnify its members, members of the board of directors, officers or affiliates to the maximum extent permitted by the LLC Act unless the loss or damage for which indemnification is sought is for acts or omissions involving intentional misconduct or a knowing violation of law, or for any transaction from which the person received any improper personal benefit. Hughes Network Systems’ LLC Agreement also provides that expenses incurred in connection with an action or proceeding for which indemnification is sought may be paid by Hughes Network Systems, LLC in advance of the final disposition of such action upon receipt of an undertaking by such, manager, officer, employee or other agent to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by Hughes Network Systems, LLC.

The Amended and Restated Limited Liability Company Agreement of HNS Real Estate, LLC provides that HNS Real Estate, LLC may, to the fullest extent allowed by the LLC Act, indemnify any person or entity involved in a proceeding by reason of the fact that he or she is or was a member of the corporation, or serving as a director, officer, partner, manager, member, trustee, employee or agent of the corporation, against expenses actually or reasonably incurred in connection with such action.

The Operating Agreement of Advanced Satellite Research, LLC provides that neither the sole member nor any officer, director, employee or agent (a “covered person”) of Advanced Satellite Research, LLC nor any employee, representative, agent or affiliate of the sole member is liable to Advanced Satellite Research, LLC or any person bound by the Operating Agreement, and Advanced Satellite Research will indemnify such “covered person” to the fullest extent of the law, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such individual in good faith on behalf of Advanced Satellite Research, LLC and in a manner reasonably believed to be within the scope of the authority conferred on such individual by the Operating Agreement, except for any such loss, damage or claim incurred by reason of such individual’s willful misconduct. Such indemnity is to be provided out of and to the extent of the assets of Advanced Satellite Research, LLC. The Operating Agreement of Advanced Satellite Research, LLC provides that Advanced Satellite Research, LLC will, from time to time, advance expenses incurred by a “covered person” defending any claim, demand, action, suit or proceeding prior to the final disposition of such claim, demand, action, suit or proceeding, provided that the “covered person” undertakes to repay such amount if such “covered person” is not entitled to indemnification.

The following applies to Helius, LLC and Helius Acquisition, LLC:

Helius, LLC and Helius Acquisition, LLC are Utah limited liability companies.

Sections 1801 through 1809 of the Utah Revised Limited Liability Company Act (the “URLLCA”), subject to the limitations and procedures contained therein, provide for mandatory and discretionary indemnification of a limited liability company’s managers, members and other personnel, and related matters.

Section 1802 of the URLLCA provides that a company may indemnify an individual who was, is or is threatened to be made a named defendant or respondent (a “party”) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a “proceeding”), because the individual is or was a manager of a company (an “indemnifiable manager”), against any obligation incurred with respect to a “proceeding,” including any judgment, settlement, penalty, fine

(including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the “proceeding” if: (i) the conduct of the “indemnifiable manager” was in good faith; (ii) the “indemnifiable manager” reasonably believed that the “indemnifiable manager’s” conduct was in, or not opposed to, the best interests of the company; and (iii) in the case of any criminal “proceeding,” the “indemnifiable manager” had no reasonable cause to believe the “indemnifiable manager’s” conduct was unlawful. Section 1802 of the URLLCA further provides, however, that the company may not indemnify an “indemnifiable manager” thereunder: (i) in connection with a “proceeding” by or in the right of the company in which the “indemnifiable manager” was adjudged liable to the company; or (ii) in connection with any other “proceeding” charging improper personal benefit to the “indemnifiable manager,” whether or not in the “indemnifiable manager’s” official capacity, in which the “indemnifiable manager” was adjudged liable on the basis that personal benefit was improperly received by the “indemnifiable manager.”

Further sections of the URLLCA provide that:

•

unless limited by the company’s articles of organization, and to the extent that an “indemnifiable manager” was successful on the merits or otherwise in the defense of any “proceeding,” or in the defense of any claim, issue, or matter in the “proceeding,” to which the “indemnifiable manager” was a “party” because of being an “indemnifiable manager” of the company, such “indemnifiable manager” is indemnified against reasonable expenses, including attorneys’ fees, incurred by the “indemnifiable manager” in connection with the “proceeding” or claim to which the “indemnifiable manager” has been successful;

•

an “indemnifiable manager” of the company who is or was a “party” to a “proceeding” may apply for indemnification to the court or other decision-maker conducting the “proceeding” or to another court of competent jurisdiction;

•

a company may pay for or reimburse the reasonable expenses incurred by an “indemnifiable manager” who is a “party” to a “proceeding” in advance of the final disposition of the “proceeding” if the individual furnishes the company with certain affirmations and undertakings, and the company determines that the facts then known to those making the determination would not preclude indemnification under Sections 1801 through 1809 of the URLLCA;

•

unless limited to the a company’s articles of organization, the indemnification, mandatory indemnification, court-ordered indemnification and expense reimbursement provisions apply to a member, employee, fiduciary or agent of the company to the same extent as an “indemnifiable manager”; and

•

a company may purchase and maintain liability insurance on behalf of an individual who is or was a manager, member, employee, fiduciary, or agent of the company or who, while serving as a manager, member, employee, fiduciary, or agent of the company, is or was serving at the request of the company as a manager, member, director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic limited liability company or other person, or of an employee benefit plan against liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as such, whether or not the company would have power to indemnify the individual against the same liability under Section 1082, 1803 and 1807 of the URLLCA.

The Operating Agreement of Helius, LLC provides that Helius, LLC will indemnify the sole member, any employee or agent of Helius, LLC to the extent that a limited liability company may indemnify any of its members, employees or agents against expenses actually and reasonably incurred by any member, employee or agent in connection with the defense of any action, suit or proceeding, whether civil or criminal, in which any member, employee or agent is made a party.

The Operating Agreement of Helius Acquisition, LLC provides that Helius Acquisition, LLC will indemnify the sole member, any employee or agent of Helius Acquisition, LLC to the extent that a limited liability company may indemnify any of its members, employees or agents against expenses actually and reasonably incurred by any member, employee or agent in connection with the defense of any action, suit or proceeding, whether civil or criminal, in which any member, employee or agent is made a party.

Insurance Arrangements

Hughes Communications currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by our directors and officers and our subsidiaries in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of us or our subsidiaries.

Indemnification Agreements

Certain officers and directors of Hughes Communications, Inc. (the parent of each of the Delaware Corporate Registrants, Hughes Network Systems, LLC and HNS Real Estate, LLC) have signed indemnification agreements (the “Indemnification Agreements”) with Hughes Communications, Inc. which indemnify such officers and directors in their capacity as officers and directors of the applicable subsidiaries of Hughes Communications, Inc. Each of the Indemnification Agreements provides, among other things, that Hughes Communications, Inc. will, to the extent permitted by applicable law, indemnify and hold harmless each indemnitee if, by reason of such indemnitee’s corporate status as a director or officer, such indemnitee was, is or is threatened to be made, a party or a participant (as a witness or otherwise) in any threatened, pending or completed proceeding, whether of a civil, criminal, administrative or investigative nature, against all losses, judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in writing in advance by Hughes Communications, Inc.) and incurred by such indemnitee in connection with such proceeding. In addition, each of the Indemnification Agreements provides for the advancement of expenses incurred by the indemnitee in connection with any proceeding covered by the agreement, subject to certain exceptions. Each of the Indemnification Agreements does not preclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including but not limited to, any rights arising under the Hughes Communications, Inc. corporate governance documents, any other agreement, any vote of the stockholders of Hughes Communications, Inc. and any applicable law.

Item 21.	Exhibits and Financial Statement Schedules

(a) The following exhibits are attached hereto:

Exhibit Number	Description
3.1	Certificate of Formation of Hughes Network Systems, LLC filed in the State of Delaware on November 12, 2004 (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 of Hughes Network Systems, Inc. filed October 16, 2006).

3.2	Second Amended and Restated Limited Liability Company Agreement of Hughes Network Systems, LLC, dated February 28, 2006 (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-4 of Hughes Network Systems, Inc. filed October 16, 2006).

3.3	Certificate of Incorporation of HNS Finance Corp. filed in the State of Delaware on March 27, 2006 (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-4 of Hughes Network Systems, Inc. filed October 16, 2006).

3.4	By-laws of HNS Finance Corp. (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-4 of Hughes Network Systems, Inc. filed October 16, 2006).

3.5	Certificate of Incorporation of Hughes Network Systems International Service Company filed in the State of Delaware on April 27, 1990, including all amendments thereto and as last amended on June 12, 1990 (incorporated by reference to Exhibit 3.5 to the Registration Statement on Form S-4 of Hughes Network Systems, Inc. filed October 16, 2006).

3.6	By-laws of Hughes Network Systems International Service Company (incorporated by reference to Exhibit 3.6 to the Registration Statement on Form S-4 of Hughes Network Systems, Inc. filed October 16, 2006).

Exhibit Number	Description
3.7	Certificate of Formation of HNS Real Estate, LLC filed in the State of Delaware on April 19, 2005 (incorporated by reference to Exhibit 3.7 to the Registration Statement on Form S-4 of Hughes Network Systems, Inc. filed October 16, 2006).

3.8	Amended and Restated Limited Liability Company Agreement of HNS Real Estate, LLC, dated April 22, 2005 (incorporated by reference to Exhibit 3.8 to the Registration Statement on Form S-4 of Hughes Network Systems, Inc. filed October 16, 2006).

3.9	Certificate of Incorporation of HNS-India VSAT, Inc. filed in the State of Delaware on November 15, 1991 (incorporated by reference to Exhibit 3.9 to the Registration Statement on Form S-4 of Hughes Network Systems, Inc. filed October 16, 2006).

3.10	By-laws of HNS-India VSAT, Inc. (incorporated by reference to Exhibit 3.10 to the Registration Statement on Form S-4 of Hughes Network Systems, Inc. filed October 16, 2006).

3.11	Certificate of Incorporation of HNS-Shanghai, Inc. filed in the State of Delaware on October 9, 1990, including all amendments thereto and as last amended on May 23, 1994 (incorporated by reference to Exhibit 3.11 to the Registration Statement on Form S-4 of Hughes Network Systems, Inc. filed October 16, 2006).

3.12	By-laws of HNS-Shanghai, Inc. (incorporated by reference to Exhibit 3.12 to the Registration Statement on Form S-4 of Hughes Network Systems, Inc. filed October 16, 2006).

3.13*	Articles of Conversion of Helius, LLC filed in the State of Utah on February 12, 2008.

3.14*	Second Amended and Restated Operating Agreement of Helius, LLC, dated May 20, 2009.

3.15*	Articles of Organization of Helius Acquisition, LLC filed in the State of Utah on February 12, 2008.

3.16*	Amended and Restated Operating Agreement of Helius Acquisition, LLC, dated May 20, 2009.

3.17*	Certificate of Formation of Advanced Satellite Research, LLC filed in the State of Delaware on June 8, 2007.

3.18*	Limited Liability Company Agreement of Advanced Satellite Research, LLC, dated May 31, 2007.

3.19*	First Amendment to the Limited Liability Company Agreement of Advanced Satellite Research, LLC, dated February 6, 2008.

4.1	Indenture, dated as of April 13, 2006, among Hughes Network Systems, LLC, HNS Finance Corp., each of the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Hughes Communications, Inc. filed April 17, 2006 (File No. 000-51784)).

4.2	Supplemental Indenture No. 1, dated as of May 6, 2008, among Helius, LLC, Helius Acquisition, LLC and Advanced Satellite Research, LLC, Hughes Network Systems, LLC, HNS Finance Corp., the other Guarantors (as defined in the Indenture) and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4 to the Quarterly Report on Form 10-Q of Hughes Network Systems, LLC filed August 7, 2008).

4.3	Registration Rights Agreement, dated as of April 13, 2006, among Hughes Network Systems, LLC, HNS Finance Corp., the guarantors listed on Schedule I thereto, Bear, Stearns & Co., Inc, Morgan Stanley & Co. Incorporated and Banc of America Securities LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Hughes Communications, Inc. filed April 17, 2006 (File No. 000-51784)).

4.4	Form of 9½% Senior Note due 2014 (included in the Indenture filed as Exhibit 4.1 to the Current Report on Form 8-K of Hughes Communications, Inc. filed April 17, 2006 (File No. 000-51784)).

Exhibit Number	Description
4.5*	Indenture, dated as of May 27, 2009, among Hughes Network Systems, LLC, HNS Finance Corp., each of the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

4.6*	Registration Rights Agreement, dated as of May 27, 2009, among Hughes Network Systems, LLC, HNS Finance Corp., the guarantors listed on Schedule I thereto and J.P. Morgan Securities Inc.

4.7*	Form of 9½% Senior Note due 2014 (contained in Exhibit 4.5 hereto).

5.1**	Opinion of Akin Gump Strauss Hauer & Feld LLP.

5.2**	Opinion of Jones, Waldo, Holbrook & McDonough, P.C.

10.1	Employment Agreement, dated as of April 23, 2005, by and between Hughes Network Systems, LLC and Pradman Kaul (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1 of Hughes Communications, Inc. filed December 5, 2005 (File No. 333-130136)).

10.2	Restricted Unit Purchase Agreement, dated as of June 20, 2005, between Hughes Network Systems, LLC and Jeffrey A. Leddy (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 of Hughes Communications, Inc. filed December 5, 2005 (File No. 333-130136)).

10.3	2006 Equity and Incentive Plan (incorporated by reference to Exhibit 10.6 to Amendment No. 3 to the Registration Statement on Form S-1 of Hughes Communications, Inc. filed February 6, 2006 (File No. 333-130136)).

10.4	Investor Rights Agreement, dated as of April 22, 2005, by and among Hughes Network Systems, LLC, Hughes Network Systems, Inc. and SkyTerra Communications, Inc. (incorporated by reference to Exhibit 99.5 to the Current Report on Form 8-K of SkyTerra Communications, Inc. filed April 26, 2005 (File No. 000-13865)).

10.5	Credit Agreement dated as of April 22, 2005, as amended and restated as of June 27, 2005 and as further amended and restated as of April 13, 2006, among Hughes Network Systems, LLC, the lenders party thereto from time to time, Bear Stearns Corporate Lending Inc., as administrative agent, Morgan Stanley Senior Funding, Inc., as syndication agent, and Bear, Stearns & Co. Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint book managers (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Hughes Communications, Inc. filed April 17, 2006 (File No. 000-51784)).

10.6	Contribution and Membership Interest Purchase Agreement, dated December 3, 2004, by and among The DIRECTV Group, Inc., Hughes Network Systems, Inc., SkyTerra Communications, Inc. and Hughes Network Systems, LLC (incorporated by reference to the Current Report on Form 8-K of SkyTerra Communications, Inc. filed December 9, 2004 (File No. 000-13865)).

10.7	Membership Interest Purchase Agreement, dated as of November 10, 2005, by and among SkyTerra Communications, Inc., SkyTerra Holdings, Inc., DIRECTV Group, Inc., DTV Network Systems, Inc. and Hughes Network Systems, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of SkyTerra Communications, Inc. filed November 14, 2005 (File No. 000-13865)).

10.8	Hughes Network Systems, LLC Bonus Unit Plan (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of SkyTerra Communications, Inc. filed August 15, 2005 (File No. 000-13865)).

10.9	Employment Agreement, dated as of April 23, 2005, by and between Hughes Network Systems, LLC and Paul Gaske (incorporated by reference to Exhibit 10.19 to Amendment No. 2 to the Registration Statement on Form S-1 of Hughes Communications, Inc. filed January 26, 2006 (File No. 333-130136)).

Exhibit Number	Description
10.10	Employment Agreement, dated as of April 23, 2005, by and between Hughes Network Systems, LLC and Bahram Pourmand (incorporated by reference to Exhibit 10.20 to Amendment No. 2 to the Registration Statement on Form S-1 of Hughes Communications, Inc. filed January 26, 2006 (File No. 333-130136)).

10.11	Employment Agreement, dated as of April 23, 2005, by and between Hughes Network Systems, LLC and Adrian Morris (incorporated by reference to Exhibit 10.21 to Amendment No. 2 to the Registration Statement on Form S-1 of Hughes Communications, Inc. filed January 26, 2006 (File No. 333-130136)).

10.12	Employment Agreement, dated February 23, 2006, between Hughes Communications, Inc., Hughes Network Systems, LLC and Grant A. Barber (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Hughes Communications, Inc. filed February 27, 2006 (File No. 000-51784)).

10.13	Form of Restricted Stock Agreement for grants to non-management directors pursuant to the Hughes Communications, Inc. 2006 Equity and Incentive Plan (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Hughes Communications, Inc. filed May 15, 2006 (File No. 000-51784)).

10.14	Form of Restricted Stock Agreement for grants to executive officers pursuant to the Hughes Communications, Inc. 2006 Equity and Incentive Plan (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of Hughes Communications, Inc. filed May 15, 2006 (File No. 000-51784)).

10.15	Form of Terms of Stock Option for grants to executive officers pursuant to the Hughes Communications, Inc. 2006 Equity and Incentive Plan (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of Hughes Communications, Inc. filed May 15, 2006 (File No. 000-51784)).

10.16	Management and Advisory Services Agreement dated March 27, 2006 between Hughes Communications, Inc. and Hughes Network Systems, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Hughes Communications, Inc. filed March 29, 2006 (File No. 000-51784)).

10.17	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Hughes Communications, Inc. filed June 22, 2006 (File No. 000-51784)).

10.18	Amendment No. 1 to Restricted Unit Purchase Agreement dated December 15, 2006 between Hughes Network Systems, LLC and Jeffrey A. Leddy (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Hughes Network Systems, LLC filed December 19, 2006)

10.19	Credit Agreement dated as of February 23, 2007, among Hughes Network Systems, LLC and HNS Finance Corp., as co borrowers, the lenders party thereto, Bear Stearns Corporate Lending Inc. and Bear Stearns & Co., Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Hughes Network Systems, LLC filed February 27, 2007).

10.20	First Amendment to Amended and Restated Credit Agreement and First Lien Guarantee and Collateral Agreement, dated as of April 6, 2007, by and among Hughes Network System, LLC, as the Borrower, and Bear Stearns Corporate Lending Inc., as administrative agent (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Hughes Network Systems, LLC filed April 12, 2007).

10.21	Hughes Network System, LLC Long Term Cash Incentive Retention Program (incorporated by reference to Exhibit 10.1 to the Form 10-Q of Hughes Network Systems, LLC filed May 7, 2008).

Exhibit Number	Description

12*	Statement of computation of ratio of earnings to fixed charges.

21.1	List of subsidiaries of Hughes Network Systems, LLC (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K of Hughes Network Systems, LLC filed March 5, 2009).

23.1*	Consent of Deloitte & Touche LLP.

24.1**	Consent of Akin Gump Strauss Hauer & Feld LLP (contained in Exhibit 5.1 hereto).

24.2**	Consent of Jones, Waldo, Holbrook & McDonough, P.C. (contained in Exhibit 5.2 hereto).

24.3*	Powers of Attorney of Directors and Officers of the registrants (included on signature pages hereto).

25.1*	Form T-1 of Wells Fargo Bank, National Association.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Brokers.

99.4*	Form of Letter to Clients.

*	Filed herewith.
**	To be filed by amendment.

(b) Financial Statement Schedules

Schedule II—Valuation and Qualifying Accounts for the Years Ended December 31, 2008, 2007 and 2006

	Beginning Balance	Additional to		Deductions	Ending Balance
Deductions - Descriptions		Costs and Expenses	Other Accounts
	(In thousands)
Reserves and allowances deducted from asset accounts:
Allowances for uncollectible accounts receivable:
Year ended December 31, 2008	$9,060	$15,198	$—	$(14,707)	$9,551
Year ended December 31, 2007	$10,158	$11,405	$—	$(12,503)	$9,060
Year ended December 31, 2006	$12,534	$23,908	$—	$(26,284)	$10,158

Item 22.	Undertakings

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrants hereby undertake to respond to requests for information that is included in the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on the 29th day of June, 2009.

HUGHES NETWORK SYSTEMS, LLC

By:	/s/ PRADMAN P. KAUL
Name:	Pradman P. Kaul
Title:	Chief Executive Officer and Chairman of the Board of Managers

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Grant A. Barber and Dean Manson, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file or cause to be filed the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/S/ PRADMAN P. KAUL Pradman P. Kaul	Chief Executive Officer and Chairman of the Board of Managers (Principal Executive Officer)	June 29, 2009

/S/ GRANT A. BARBER Grant A. Barber	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 29, 2009

/S/ JEFFREY A. LEDDY Jeffrey A. Leddy	Member of the Board of Managers	June 29, 2009

/S/ ANDREW D. AFRICK Andrew D. Africk	Member of the Board of Managers	June 29, 2009

/S/ AARON J. STONE Aaron J. Stone	Member of the Board of Managers	June 29, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on the 29th day of June, 2009.

HNS FINANCE CORP.

By:	/S/ PRADMAN P. KAUL
Name:	Pradman P. Kaul
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Grant A. Barber and Dean Manson, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file or cause to be filed the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/S/ PRADMAN P. KAUL Pradman P. Kaul	President, Chief Executive Officer and Director (Principal Executive Officer)	June 29, 2009

/S/ GRANT A. BARBER Grant A. Barber	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	June 29, 2009

/S/ THOMAS J. MCELROY Thomas J. McElroy	Vice President and Controller (Principal Accounting Officer)	June 29, 2009

/S/ DEAN MANSON Dean Manson	Director	June 29, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on the 29th day of June, 2009.

HUGHES NETWORK SYSTEMS INTERNATIONAL SERVICE COMPANY

By:	/S/ BAHRAM POURMAND
Name:	Bahram Pourmand
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Grant A. Barber and Dean Manson, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file or cause to be filed the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/S/ BAHRAM POURMAND Bahram Pourmand	President (Principal Executive Officer)	June 29, 2009

/S/ GRANT A. BARBER Grant A. Barber	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 29, 2009

/S/ PRADMAN P. KAUL Pradman P. Kaul	Director	June 29, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on the 29th day of June, 2009.1

HNS REAL ESTATE, LLC

By:	HUGHES NETWORK SYSTEMS, LLC,

By:	/S/ PRADMAN P. KAUL
Name:	Pradman P. Kaul
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Grant A. Barber and Dean Manson, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file or cause to be filed the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/S/ PRADMAN P. KAUL Pradman P. Kaul	President (Principal Executive Officer)	June 29, 2009

/S/ GRANT A. BARBER Grant A. Barber	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 29, 2009

[1]	HNS Real Estate, LLC (“HNSRE”) is a single member limited liability company managed by its sole member, Hughes Network Systems, LLC. HNSRE does not have a board of directors or similar body. A separate signature page of Hughes Network Systems, LLC is included elsewhere in this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on the 29th day of June, 2009.

HNS-INDIA VSAT, INC.

By:	/S/ PRADMAN P. KAUL
Name:	Pradman P. Kaul
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Grant A. Barber and Dean Manson, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file or cause to be filed the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/S/ PRADMAN P. KAUL Pradman P. Kaul	President and Director (Principal Executive Officer)	June 29, 2009

/S/ GRANT A. BARBER Grant A. Barber	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 29, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on the 29th day of June, 2009.

HNS-SHANGHAI, INC.

By:	/S/ PRADMAN P. KAUL
Name:	Pradman P. Kaul
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Grant A. Barber and Dean Manson, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file or cause to be filed the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/S/ PRADMAN P. KAUL Pradman P. Kaul	President and Director (Principal Executive Officer)	June 29, 2009

/S/ GRANT A. BARBER Grant A. Barber	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 29, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on the 29th day of June, 2009.

HELIUS, LLC

By:	/S/ T. PAUL GASKE
Name:	T. Paul Gaske
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Grant A. Barber and Dean Manson, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file or cause to be filed the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/S/ T. PAUL GASKE T. Paul Gaske	President and Director (Principal Executive Officer)	June 29, 2009

/S/ GRANT A. BARBER Grant A. Barber	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 29, 2009

/S/ DEAN A. MANSON Dean A. Manson	Secretary and Director	June 29, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on the 29th day of June, 2009.

HELIUS ACQUISITION, LLC

By:	/S/ T. PAUL GASKE
Name:	T. Paul Gaske
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Grant A. Barber and Dean Manson, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file or cause to be filed the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/S/ T. PAUL GASKE T. Paul Gaske	President and Director (Principal Executive Officer)	June 29, 2009

/S/ GRANT A. BARBER Grant A. Barber	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 29, 2009

/S/ DEAN A. MANSON Dean A. Manson	Secretary and Director	June 29, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on the 29th day of June, 2009.

ADVANCED SATELLITE RESEARCH, LLC

By:	/S/ T. PAUL GASKE
Name:	T. Paul Gaske
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Grant A. Barber and Dean Manson, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file or cause to be filed the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/S/ T. PAUL GASKE T. Paul Gaske	President (Principal Executive Officer)	June 29, 2009

/S/ GRANT A. BARBER Grant A. Barber	Treasurer (Principal Financial Officer and Principal Accounting Officer)	June 29, 2009

/S/ DEAN A. MANSON Dean A. Manson	Secretary	June 29, 2009

EXHIBIT INDEX

Exhibit Number	Description
3.1	Certificate of Formation of Hughes Network Systems, LLC filed in the State of Delaware on November 12, 2004 (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 of Hughes Network Systems, Inc. filed October 16, 2006).

3.2	Second Amended and Restated Limited Liability Company Agreement of Hughes Network Systems, LLC, dated February 28, 2006 (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-4 of Hughes Network Systems, Inc. filed October 16, 2006).

3.3	Certificate of Incorporation of HNS Finance Corp. filed in the State of Delaware on March 27, 2006 (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-4 of Hughes Network Systems, Inc. filed October 16, 2006).

3.4	By-laws of HNS Finance Corp. (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-4 of Hughes Network Systems, Inc. filed October 16, 2006).

3.5	Certificate of Incorporation of Hughes Network Systems International Service Company filed in the State of Delaware on April 27, 1990, including all amendments thereto and as last amended on June 12, 1990 (incorporated by reference to Exhibit 3.5 to the Registration Statement on Form S-4 of Hughes Network Systems, Inc. filed October 16, 2006).

3.6	By-laws of Hughes Network Systems International Service Company (incorporated by reference to Exhibit 3.6 to the Registration Statement on Form S-4 of Hughes Network Systems, Inc. filed October 16, 2006).

3.7	Certificate of Formation of HNS Real Estate, LLC filed in the State of Delaware on April 19, 2005 (incorporated by reference to Exhibit 3.7 to the Registration Statement on Form S-4 of Hughes Network Systems, Inc. filed October 16, 2006).

3.8	Amended and Restated Limited Liability Company Agreement of HNS Real Estate, LLC, dated April 22, 2005 (incorporated by reference to Exhibit 3.8 to the Registration Statement on Form S-4 of Hughes Network Systems, Inc. filed October 16, 2006).

3.9	Certificate of Incorporation of HNS-India VSAT, Inc. filed in the State of Delaware on November 15, 1991 (incorporated by reference to Exhibit 3.9 to the Registration Statement on Form S-4 of Hughes Network Systems, Inc. filed October 16, 2006).

3.10	By-laws of HNS-India VSAT, Inc. (incorporated by reference to Exhibit 3.10 to the Registration Statement on Form S-4 of Hughes Network Systems, Inc. filed October 16, 2006).

3.11	Certificate of Incorporation of HNS-Shanghai, Inc. filed in the State of Delaware on October 9, 1990, including all amendments thereto and as last amended on May 23, 1994 (incorporated by reference to Exhibit 3.11 to the Registration Statement on Form S-4 of Hughes Network Systems, Inc. filed October 16, 2006).

3.12	By-laws of HNS-Shanghai, Inc. (incorporated by reference to Exhibit 3.12 to the Registration Statement on Form S-4 of Hughes Network Systems, Inc. filed October 16, 2006).

3.13*	Articles of Conversion of Helius, LLC filed in the State of Utah on February 12, 2008.

3.14*	Second Amended and Restated Operating Agreement of Helius, LLC, dated May 20, 2009.

3.15*	Articles of Organization of Helius Acquisition, LLC filed in the State of Utah on February 12, 2008.

3.16*	Amended and Restated Operating Agreement of Helius Acquisition, LLC, dated May 20, 2009.

3.17*	Certificate of Formation of Advanced Satellite Research, LLC filed in the State of Delaware on June 8, 2007.

3.18*	Limited Liability Company Agreement of Advanced Satellite Research, LLC, dated May 31, 2007.

Exhibit Number	Description
3.19*	First Amendment to the Limited Liability Company Agreement of Advanced Satellite Research, LLC, dated February 6, 2008.

4.1	Indenture, dated as of April 13, 2006, among Hughes Network Systems, LLC, HNS Finance Corp., each of the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Hughes Communications, Inc. filed April 17, 2006 (File No. 000-51784)).

4.2	Supplemental Indenture No. 1, dated as of May 6, 2008, among Helius, LLC, Helius Acquisition, LLC and Advanced Satellite Research, LLC, Hughes Network Systems, LLC, HNS Finance Corp., the other Guarantors (as defined in the Indenture) and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4 to the Quarterly Report on Form 10-Q of Hughes Network Systems, LLC filed August 7, 2008).

4.3	Registration Rights Agreement, dated as of April 13, 2006, among Hughes Network Systems, LLC, HNS Finance Corp., the guarantors listed on Schedule I thereto, Bear, Stearns & Co., Inc, Morgan Stanley & Co. Incorporated and Banc of America Securities LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Hughes Communications, Inc. filed April 17, 2006 (File No. 000-51784)).

4.4	Form of 9 1/2% Senior Note due 2014 (included in the Indenture filed as Exhibit 4.1 to the Current Report on Form 8-K of Hughes Communications, Inc. filed April 17, 2006 (File No. 000-51784)).

4.5*	Indenture, dated as of May 27, 2009, among Hughes Network Systems, LLC, HNS Finance Corp., each of the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

4.6*	Registration Rights Agreement, dated as of May 27, 2009, among Hughes Network Systems, LLC, HNS Finance Corp., the guarantors listed on Schedule I thereto and J.P. Morgan Securities Inc.

4.7*	Form of 9 1/2% Senior Note due 2014 (contained in Exhibit 4.5 hereto).

5.1**	Opinion of Akin Gump Strauss Hauer & Feld LLP.

5.2**	Opinion of Jones, Waldo, Holbrook & McDonough, P.C.

10.1	Employment Agreement, dated as of April 23, 2005, by and between Hughes Network Systems, LLC and Pradman Kaul (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1 of Hughes Communications, Inc. filed December 5, 2005 (File No. 333-130136)).

10.2	Restricted Unit Purchase Agreement, dated as of June 20, 2005, between Hughes Network Systems, LLC and Jeffrey A. Leddy (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 of Hughes Communications, Inc. filed December 5, 2005 (File No. 333-130136)).

10.3	2006 Equity and Incentive Plan (incorporated by reference to Exhibit 10.6 to Amendment No. 3 to the Registration Statement on Form S-1 of Hughes Communications, Inc. filed February 6, 2006 (File No. 333-130136)).

10.4	Investor Rights Agreement, dated as of April 22, 2005, by and among Hughes Network Systems, LLC, Hughes Network Systems, Inc. and SkyTerra Communications, Inc. (incorporated by reference to Exhibit 99.5 to the Current Report on Form 8-K of SkyTerra Communications, Inc. filed April 26, 2005 (File No. 000-13865)).

10.5	Credit Agreement dated as of April 22, 2005, as amended and restated as of June 27, 2005 and as further amended and restated as of April 13, 2006, among Hughes Network Systems, LLC, the lenders party thereto from time to time, Bear Stearns Corporate Lending Inc., as administrative agent, Morgan Stanley Senior Funding, Inc., as syndication agent, and Bear, Stearns & Co. Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint book managers (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Hughes Communications, Inc. filed April 17, 2006 (File No. 000-51784)).

Exhibit Number	Description
10.6	Contribution and Membership Interest Purchase Agreement, dated December 3, 2004, by and among The DIRECTV Group, Inc., Hughes Network Systems, Inc., SkyTerra Communications, Inc. and Hughes Network Systems, LLC (incorporated by reference to the Current Report on Form 8-K of SkyTerra Communications, Inc. filed December 9, 2004 (File No. 000-13865)).

10.7	Membership Interest Purchase Agreement, dated as of November 10, 2005, by and among SkyTerra Communications, Inc., SkyTerra Holdings, Inc., DIRECTV Group, Inc., DTV Network Systems, Inc. and Hughes Network Systems, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of SkyTerra Communications, Inc. filed November 14, 2005 (File No. 000-13865)).

10.8	Hughes Network Systems, LLC Bonus Unit Plan (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of SkyTerra Communications, Inc. filed August 15, 2005 (File No. 000-13865)).

10.9	Employment Agreement, dated as of April 23, 2005, by and between Hughes Network Systems, LLC and Paul Gaske (incorporated by reference to Exhibit 10.19 to Amendment No. 2 to the Registration Statement on Form S-1 of Hughes Communications, Inc. filed January 26, 2006 (File No. 333-130136)).

10.10	Employment Agreement, dated as of April 23, 2005, by and between Hughes Network Systems, LLC and Bahram Pourmand (incorporated by reference to Exhibit 10.20 to Amendment No. 2 to the Registration Statement on Form S-1 of Hughes Communications, Inc. filed January 26, 2006 (File No. 333-130136)).

10.11	Employment Agreement, dated as of April 23, 2005, by and between Hughes Network Systems, LLC and Adrian Morris (incorporated by reference to Exhibit 10.21 to Amendment No. 2 to the Registration Statement on Form S-1 of Hughes Communications, Inc. filed January 26, 2006 (File No. 333-130136)).

10.12	Employment Agreement, dated February 23, 2006, between Hughes Communications, Inc., Hughes Network Systems, LLC and Grant A. Barber (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Hughes Communications, Inc. filed February 27, 2006 (File No. 000-51784)).

10.13	Form of Restricted Stock Agreement for grants to non-management directors pursuant to the Hughes Communications, Inc. 2006 Equity and Incentive Plan (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Hughes Communications, Inc. filed May 15, 2006 (File No. 000-51784)).

10.14	Form of Restricted Stock Agreement for grants to executive officers pursuant to the Hughes Communications, Inc. 2006 Equity and Incentive Plan (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of Hughes Communications, Inc. filed May 15, 2006 (File No. 000-51784)).

10.15	Form of Terms of Stock Option for grants to executive officers pursuant to the Hughes Communications, Inc. 2006 Equity and Incentive Plan (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of Hughes Communications, Inc. filed May 15, 2006 (File No. 000-51784)).

10.16	Management and Advisory Services Agreement dated March 27, 2006 between Hughes Communications, Inc. and Hughes Network Systems, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Hughes Communications, Inc. filed March 29, 2006 (File No. 000-51784)).

10.17	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Hughes Communications, Inc. filed June 22, 2006 (File No. 000-51784)).

Exhibit Number	Description
10.18	Amendment No. 1 to Restricted Unit Purchase Agreement dated December 15, 2006 between Hughes Network Systems, LLC and Jeffrey A. Leddy (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Hughes Network Systems, LLC filed December 19, 2006)

10.19	Credit Agreement dated as of February 23, 2007, among Hughes Network Systems, LLC and HNS Finance Corp., as co borrowers, the lenders party thereto, Bear Stearns Corporate Lending Inc. and Bear Stearns & Co., Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Hughes Network Systems, LLC filed February 27, 2007).

10.20	First Amendment to Amended and Restated Credit Agreement and First Lien Guarantee and Collateral Agreement, dated as of April 6, 2007, by and among Hughes Network System, LLC, as the Borrower, and Bear Stearns Corporate Lending Inc., as administrative agent (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Hughes Network System, LLC filed April 12, 2007).

10.21	Hughes Network System, LLC Long Term Cash Incentive Retention Program (incorporated by reference to Exhibit 10.1 to the Form 10-Q of Hughes Network Systems, LLC filed May 7, 2008).

12*	Statement of computation of ratio of earnings to fixed charges.

21.1	List of subsidiaries of Hughes Network Systems, LLC (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K of Hughes Network Systems, LLC filed March 5, 2009).

23.1*	Consent of Deloitte & Touche LLP.

24.1**	Consent of Akin Gump Strauss Hauer & Feld LLP (contained in Exhibit 5.1 hereto).

24.2**	Consent of Jones, Waldo, Holbrook & McDonough, P.C. (contained in Exhibit 5.2 hereto).

24.3*	Powers of Attorney of Directors and Officers of the registrants (included on signature pages hereto).

25.1*	Form T-1 of Wells Fargo Bank, National Association.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Brokers.

99.4*	Form of Letter to Clients.

*	Filed herewith
**	To be filed by amendment